  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 2, 1996
                                                      REGISTRATION NO. 333-5109
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                            AMENDMENT NO. 2 TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                              WIRELESS ONE, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                ---------------

         DELAWARE                 72-1300837                    4841
     (STATE OR OTHER (I.R.S. EMPLOYER IDENTIFICATION NO.)
     JURISDICTION OF                                     (PRIMARY STANDARD
     INCORPORATION OR                                INDUSTRIAL CLASSIFICATION
      ORGANIZATION)                                         CODE NUMBER)

                         11301 INDUSTRIPLEX BOULEVARD
                                    SUITE 4
                       BATON ROUGE, LOUISIANA 70809-4115
                            TELEPHONE: 504-293-5000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                             MR. HANS J. STERNBERG
                             CHAIRMAN OF THE BOARD
                              WIRELESS ONE, INC.
                         11301 INDUSTRIPLEX BOULEVARD
                                    SUITE 4
                       BATON ROUGE, LOUISIANA 70809-4115
                            TELEPHONE: 504-293-5000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                ---------------
                                  COPIES TO:
          LANCE C. BALK, ESQ.               JEREMIAH L. THOMAS III, ESQ.
           KIRKLAND & ELLIS                  SIMPSON THACHER & BARTLETT
         153 EAST 53RD STREET                   425 LEXINGTON AVENUE
       NEW YORK, NEW YORK 10022               NEW YORK, NEW YORK 10017
        TELEPHONE: 212-446-4800                TELEPHONE: 212-455-2000

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

                     CALCULATION OF REGISTRATION FEE

                                                PROPOSED
                                                MAXIMUM         AMOUNT OF
          TITLE OF EACH CLASS OF           AGGREGATE OFFERING REGISTRATION
        SECURITIES TO BE REGISTERED             PRICE(1)           FEE
- ---------------------------------------------------------------------------
  Units(2)                                    $125,000,000    $43,103.45(3)
- ---------------------------------------------------------------------------
  Senior Discount Notes due 2006                   --              --   (4)
- ---------------------------------------------------------------------------
  Warrants to Purchase Common Stock                --              --   (4)
- ---------------------------------------------------------------------------
  Common Stock, par value $0.01 per share     $ 14,452,100    $ 4,983.48(5)

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457.

(2) Each Unit will consist of $1,000 principal amount of Senior Discount Notes due 2006 and Warrants to purchase shares of Common Stock. The Senior Discount Notes and Warrants will be offered only in Units.

(3) Previously paid.

(4) Such securities will be issued at no additional cost. As a result no registration fee is required with respect thereto.

(5) Calculated in accordance with Rule 457(g). This amount has been previously paid.
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS      SUBJECT TO COMPLETION, DATED AUGUST 2, 1996

WIRELESS ONE/SM/

WIRELESS ONE, INC.

    UNITS CONSISTING OF

$

    % SENIOR DISCOUNT NOTES DUE 2006

 AND WARRANTS TO PURCHASE SHARES OF COMMON STOCK

Wireless One, Inc. (the "Company") is offering (the "Offering" or "Unit Offering") units (collectively, the "Units"), each consisting of $1,000
principal amount of   % Senior Discount Notes due 2006 (collectively, the
"Notes") and one warrant (the "Warrants") to purchase     shares of common
stock, $0.01 par value per share (the "Common Stock") of the Company. The Notes and the Warrants will not be separately transferable until the Separation Date, which will be no later than 90 days from the date of issuance. The Notes will be issued at a discount to their aggregate principal amount to generate gross proceeds to the Company of approximately $125 million. The Notes will accrete in value until August 1, 2001 at a rate of % per annum, compounded semi-
annually, to an aggregate principal amount of $    million. Cash interest will
not accrue on the Notes prior to August 1, 2001. Thereafter, interest on the Notes will accrue at a rate of % per annum and will be payable in cash semi-
annually on       and       of each year, commencing      , 2002. The Notes
will be redeemable at the option of the Company, in whole or in part, at any
time on or after      , 2001 at the redemption prices set forth herein,
together with accrued and unpaid interest, if any, to the date of redemption.
In addition, in the event of a sale by the Company prior to      , 1999 of at
least $25 million of its Capital Stock or Qualified Subordinated Indebtedness (each as defined) to a Strategic Investor (as defined), up to a maximum of 30% of the aggregate principal amount originally issued of the Notes may be redeemed at the election of the Company; provided that at least 70% of the aggregate principal amount of the Notes originally issued remains outstanding after the occurrence of such redemption. See "Description of Notes--Optional Redemption."

Upon the occurrence of a Change of Control (as defined), each holder of Notes may require the Company to repurchase all or a portion of such holder's Notes at 101% of the Accreted Value (as defined) thereof, or, in the case of any such purchase on or after August 1, 2001, at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date. See "Description of Notes--Certain Covenants--Purchase of Notes upon a Change of Control."

The Notes will be senior obligations of the Company ranking pari passu in right of payment to all existing and future Indebtedness (as defined) of the Company, other than Indebtedness that is expressly subordinated to the Notes. However, subject to certain limitations set forth in the Indenture, the Company and its Subsidiaries (as defined) may incur other senior Indebtedness, including Indebtedness that is secured by the assets of the Company and its Subsidiaries. IN ADDITION, ALTHOUGH THE NOTES ARE TITLED "SENIOR," THE COMPANY IS A HOLDING COMPANY THAT CONDUCTS SUBSTANTIALLY ALL OF ITS BUSINESS THROUGH SUBSIDIARIES, AND THE NOTES WILL BE EFFECTIVELY SUBORDINATED TO ALL LIABILITIES OF THE COMPANY'S SUBSIDIARIES, INCLUDING TRADE PAYABLES. As of March 31, 1996, after giving effect to the Pro Forma Events (as defined) and the Offering, the Company would have had $296.6 million of Indebtedness. The outstanding Indebtedness and trade payables of the Company's Subsidiaries as of March 31, 1996 (on a pro forma basis giving effect to the Pro Forma Events) would have been approximately $17.4 million. See "Description of Notes."

Each Warrant will entitle the holder to purchase     shares of Common Stock at
$   per share, subject to adjustment under certain circumstances. Warrant holders may exercise the Warrants at any time after the first anniversary of the consummation of the Unit Offering and on or prior to the fifth anniversary of the consummation of the Unit Offering. Upon the consummation of the Unit Offering, the Warrants will entitle the holders thereof initially to purchase, in the aggregate, 361,540 shares of Common Stock of the Company or approximately 2% of the outstanding Common Stock on a fully-diluted basis as of the date hereof. The exercise price of the Warrants will be 110% of the last reported sales price on the date a price is established for the Units. On August 1, 1996, the last reported sales price of the Common Stock on the Nasdaq National Market (which is quoted under the symbol "WIRL") was $15.50 per share.

On July 26, 1996, the Company received the consent of the holders of its 13% Senior Notes due 2003 (the "Existing Notes") to amend the indenture relating thereto to permit the consummation of the TruVision Transaction (as defined herein) and certain other amendments.

                     -------------------------------------

SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING AN INVESTMENT IN THE UNITS, THE NOTES AND THE WARRANTS.

                     -------------------------------------

THE UNITS, THE NOTES AND THE WARRANTS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
                PRICE TO                 UNDERWRITING                PROCEEDS TO
                PUBLIC (/1/)             DISCOUNTS (/2/)             COMPANY (/1/)(/3/)
- ---------------------------------------------------------------------------------------
PER UNIT        $                        $                           $
TOTAL           $                        $                           $

- --------------------------------------------------------------------------------
(1) Plus accretion, if any, from       , 1996.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deducting expenses payable by the Company estimated at $2,000,000.
                     -------------------------------------

The Units are being offered by Chase Securities Inc. ("CSI"), BT Securities Corporation ("BTSC"), Gerard Klauer Mattison & Co., LLC ("GKM") and Prudential Securities Incorporated ("Prudential" and, together with CSI, BTSC, and GKM, the "Underwriters"), subject to prior sale, when, as and if issued by the Company and delivered to and accepted by the Underwriters, and subject to certain other conditions. It is expected that delivery of the Units will be made in book-entry form through the facilities of The Depository Trust Company
on or about      , 1996.

This Prospectus may be used by the Underwriters in connection with offers and sales related to secondary market transactions in the Units, the Notes and the Warrants. CSI may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale. No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus does not constitute an offer to sell any of the Units, the Notes and the Warrants offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

CHASE SECURITIES INC.
          BT SECURITIES CORPORATION
                 GERARD KLAUER MATTISON & CO., LLC
                                              PRUDENTIAL SECURITIES INCORPORATED

     , 1996

                               WIRELESS ONE/SM/
                                     [MAP]

The Company's Intended Service Area includes (i) areas that are presently served, (ii) areas where systems are not presently in operation but where the Company intends to commence operations and (iii) areas where service may be provided by signal repeaters or, in some cases, pursuant to FCC applications.

- -------------------------------------------------------------------------------

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVERALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE UNITS, THE NOTES OR THE WARRANTS AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZATION, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus. On July 29, 1996, the Company and TruVision Wireless, Inc. ("TruVision") completed a merger of a subsidiary of the Company with TruVision (the "TruVision Transaction"), whereupon TruVision became a subsidiary of the Company. Unless otherwise indicated, all information contained in this Prospectus (i) reflects consummation of the TruVision Transaction and (ii) assumes consummation of all other pending acquisitions (the "Acquisitions") more fully detailed under "Acquisitions." Unless the context otherwise requires, references to the "Company" mean Wireless One, Inc., its subsidiaries (including TruVision) and predecessors.

                                  THE COMPANY

  The Company acquires, develops, owns and operates wireless cable television systems, primarily in small to mid-size markets located in the southeastern United States. The Company's 80 markets (including 10 through a limited liability company which is 50% owned by the Company) are located in Texas, Louisiana, Mississippi, Tennessee, Kentucky, Alabama, Georgia, Arkansas, North Carolina, South Carolina and Florida and represent approximately 9.6 million households (including households in markets held through such limited liability company). The Company believes that approximately 7.3 million households (1.1 million of which are in markets held through such limited liability company) can be served by line-of-sight ("LOS") transmissions. LOS transmissions generally require a direct, unobstructed transmission path from the central transmitting antenna to an antenna at the subscriber's location. The Company believes that certain of its Louisiana, Mississippi, Tennessee, Alabama, Georgia and Florida markets comprise one of the largest contiguous geographic cluster in the wireless cable industry, covering approximately 204,000 square miles.

  The Company operates in and targets small to mid-size markets with a significant number of LOS households that are unpassed by traditional hard-wire cable. The Company estimates that approximately 25% of its LOS households are unpassed by traditional hard-wire cable. By comparison, in the 20 largest hard-wire cable markets in the United States, only approximately 2% of all households are unpassed by traditional hard-wire cable. Many of the households in the Company's Markets (as defined), particularly in rural areas, have limited access to local off-air VHF/UHF programming from ABC, NBC, CBS and Fox affiliates, and typically do not have access to subscription television service except via satellite television operators, whose equipment and subscription fees generally are more costly than those of wireless cable, and which are unable to retransmit local off-air channels. In many of the Company's rural Markets, the Company believes a significant number of households passed by cable are served by local cable operators with lower quality service and limited reception and channel lineups. As a result, the Company believes that its wireless cable television service is an attractive alternative to existing television choices for both passed and unpassed households.

  The Company's markets include (i) 24 markets in which the Company has systems in operation (the "Operating Systems"), (ii) 9 markets in which the Company's systems are currently under construction and in which the Company expects to begin operations by the end of November 1996 (the "Systems Under Construction"), (iii) 17 markets in which the Company believes that it has obtained sufficient wireless cable channel rights to launch commercially viable systems (the "Near-Term Launch Markets"), and (iv) 20 markets in which the Company believes that it has obtained sufficient wireless cable channel rights to launch commercially viable systems subject to the receipt of certain FCC approvals and third party consents (the "Long-Term Launch Markets" and, together with the Operating Systems, the Systems Under Construction, and the Near-Term Launch Markets, the "Markets"). In addition, the Company owns a 50% interest in a limited liability company which holds channel rights to serve 10 markets in North Carolina. See "Risk Factors--Need for Additional Financing for Growth; Certain Covenants", "--Uncertainty of Ability to Obtain FCC Authorizations" and "Use of Proceeds." During the six months ended June 30, 1996, the Company increased its aggregate number of subscribers through internal growth and new system launches from approximately 23,725 to 40,253, representing a 139% annualized growth rate and a penetration rate of approximately 1.8% of the LOS households in the Operating Systems at June 30, 1996.

  While none of the Company's Operating Systems currently generate operating income or positive cash flow from operations, three of the Company's Operating Systems, Delta and Jackson, Mississippi, and Huntsville, Alabama currently generate positive System EBITDA (as defined in "Management's Discussion and Analysis of Financial Condition and Results of Operations"). EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. EBITDA is not intended to represent cash flows, as determined in accordance with generally accepted accounting principles, nor has it been presented as an alternative to operating income or cash flow from operations or as an indicator of operating performance and should not be considered as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. Based on its brief operating history, the Company believes that its Operating Systems, which are summarized below, will generate positive System EBITDA upon the achievement of 2,500 to 3,000 subscribers. However, there can be no assurance that the achievement of this level of subscribers will result in a system generating positive System EBITDA. As of June 30, 1996, the Company had 40,253 subscribers in its 24 Operating Systems.

                                                                                             AVERAGE MONTHLY
                                        CURRENT    ESTIMATED                   APPROXIMATE     REVENUE PER
                                        CHANNELS     TOTAL     ESTIMATED LOS  SUBSCRIBERS AT SUBSCRIBER FOR
   OPERATING SYSTEMS     DATE OF LAUNCH   (1)    HOUSEHOLDS(2) HOUSEHOLDS (3) JUNE 30, 1996     JUNE 1996
   -----------------     -------------- -------- ------------- -------------- -------------- ---------------
Brenham, TX............. February 1996     20         39,500        32,100           857         $33.69
Bryan/College Station,
 TX..................... May 1995          32        102,700        65,600         2,899          33.66
Milano, TX(4)........... October 1995      20         40,900        36,800         1,659          32.34
Wharton, TX............. June 1994         21        102,300        92,000         2,114          34.28
Bunkie, LA.............. December 1995     20         94,700        81,600         1,498          33.17
Lafayette, LA(5)........ January 1994      11        180,300       153,200           697          23.15
Lake Charles, LA........ April 1994        17        111,600        92,500           555          30.66
Monroe, LA(4)........... October 1995      23        114,100        89,600         1,806          30.64
Jackson, MS............. June 1994         29        211,500       176,900        10,745          30.06
Delta, MS(6)............ July 1995         31        100,800        92,800         4,096          28.97
Gulf Coast, MS(7)....... January 1996      24        132,300       121,700         1,672          21.59
Natchez,MS.............. June 1996         20         76,500        60,000             2            --
Oxford, MS.............. June 1996         20         60,100        53,500            23            --
Bucks, AL............... April 1996        20        150,800       113,700           454          33.32
Demopolis, AL........... April 1996        28         17,500        15,600           266          20.25
Dothan, AL.............. June 1996         23        100,500        81,200             1            --
Huntsville, AL(8)....... February 1991     27        196,800       181,900         4,014          31.25
Fort Walton Beach, FL... May 1996          15         64,200        54,600            70            --
Gainesville, FL(9)...... January 1996      24        138,700       115,200           986          26.56
Panama City, FL......... September 1995    23        108,300        83,300         1,751          30.08
Pensacola, FL........... July 1995         28        217,400       157,900         2,041          35.88
Jeffersonville, GA...... March 1996        20        189,300       147,000           247          32.35
Lawrenceburg, TN(8)..... June 1995         20         76,400        44,100           397          30.08
Tullahoma, TN........... November 1995     20        109,600        73,600         1,403          31.36
                                                   ---------     ---------        ------
TOTAL...................                           2,736,800     2,216,400        40,253
                                                   =========     =========        ======

- --------
(1) Includes wireless cable channels and, where applicable, local off-air VHF/UHF channels that are not retransmitted by the Company via wireless cable frequencies.
(2) Estimated Total Households represents the Company's estimate of the total number of households that are within the Company's Intended Service Area. Intended Service Area includes (i) areas that are presently served,

  (ii) areas where systems are not presently in operation but where the Company intends to commence operations and (iii) areas where service may be provided by signal repeaters or, in some cases, pursuant to FCC applications.
(3) Estimated LOS Households represents the Company's estimate of the number of households that can receive an adequate signal from the Company in its Intended Service Area (determined by applying a discount to the Estimated Total Households in order to account for those homes that the Company estimates will be unable to receive service due to certain characteristics of the particular market). The calculation of Estimated LOS Households assumes (i) the grant of pending applications for new licenses or for modifications of existing licenses and (ii) the grant of applications for new licenses and license modification applications which have not yet been filed with the FCC.
(4) Acquired from Heartland Division in October 1995 as part of the Heartland Transaction (as defined). The Milano System was acquired by Heartland Division in December 1994. The Monroe System was constructed in March 1993. The systems were not actively marketed until being acquired by the Company as part of the Heartland Transaction.
(5) The Company is not actively marketing, and does not currently intend to actively market, its service in the Lafayette Market until an increase in the number of channels is achieved, which the Company expects to occur within 12 months from the date hereof.

(6) Eight channels currently utilized in the Delta System are operated under special temporary FCC authorization.
(7) Four channels currently utilized in the Gulf Coast System were granted by the FCC without acting on an objection filed by a third party.
(8) The Company has entered into an acquisition agreement with respect to this Market. There can be no assurance that the Company will consummate such transaction. See "Risk Factors--Inability to Consummate the Pending Acquisitions" and "Acquisitions."

(9) Ten channels currently utilized in the Gainesville System are operated under special temporary FCC authorization.

                               BUSINESS STRATEGY

  The Company's primary business objective is to acquire, develop, own and operate wireless cable television systems in rural markets in which the Company believes it can achieve positive System EBITDA upon achieving 2,500 to 3,000 subscribers. The Company intends to accomplish this business objective through implementation of the following operating strategies.

  Rural market focus. The Company obtains wireless cable channel rights and locates operations in geographic clusters of small to mid-size markets that have a significant number of households not currently passed by traditional hard-wire cable. The Company believes that such markets have less competition from alternative forms of entertainment and are characterized by a relatively high number of "value conscious" consumers, and that its low-priced service is the most economical subscription television alternative for many of these consumers. Further, the Company believes that its Markets typically have a stable base of subscribers which have allowed it to maintain an average churn rate below 2.5% per month for the six months ended June 30, 1996, as compared to a churn rate of approximately 3% per month typically experienced by traditional hard-wire cable operators, resulting in reduced installation and marketing expenses.

  Contiguous geographic cluster. The Company believes that through its large contiguous geographic cluster it is able to achieve significant cost savings through centralization of operations. The Company further believes that its contiguous cluster simplifies its market launch program by facilitating the movement of skilled personnel from one launch market to another. The Company also believes that a contiguous cluster is more attractive to regional advertisers and offers greater opportunities for telecommunications and other sources of revenue.

  Low cost structure. Wireless cable systems typically cost significantly less to build and operate than traditional hard-wire cable systems because, unlike traditional hard-wire cable systems, they do not require an extensive network of coaxial or fiber optic cable, amplifiers and related equipment (the "Cable Plant") for the transmission of programming. Once the Company constructs a headend for a system, the Company estimates that each additional subscriber requires a capital expenditure of approximately $375 to $475, consisting of, on average, $240 to $340 of equipment and $135 of installation labor and overhead charges. The Company also believes that its cost structure compares favorably with that of direct broadcast satellite ("DBS") operators, which must incur (i) the fixed cost of a satellite and (ii) the variable cost of subscriber receive site equipment, that is typically twice the cost of the Company's receive site equipment.

  Focused operating strategy. The Company attempts to manage subscriber growth in order to make the most efficient use of its assets, assure customer satisfaction and minimize churn. Within a Market, the Company initially targets selected geographic sub-markets characterized by a significant number of households that are unpassed by cable or are served by smaller independent hard-wire cable operators and focuses marketing on such sub-markets so that subscribers generally wait no more than ten days from initial inquiry to commencement of service. The Company seeks to maintain high levels of customer satisfaction in installation, maintenance and customer service and to minimize churn by charging up-front installation fees and performing credit checks on potential subscribers.

  Experienced management team. The Company intends to capitalize on its experienced management to implement its business strategy. The Company's top four senior managers have an average of 12 years of senior management experience in both hard-wire and wireless cable systems.

                                   OWNERSHIP

  Principal shareholders of the Company include (i) affiliates of The Chase Manhattan Corporation ("Chase"), (ii) Heartland Wireless Communications, Inc. ("Heartland") and (iii) Mississippi Wireless T.V., L.P. ("MWTV"). Chase Manhattan Capital Corporation ("CMCC"), an indirect subsidiary of Chase, presently owns approximately 10.7% of the Company's common stock, $.01 par value (the "Common Stock") on a fully diluted basis. Chase Venture Capital Associates, L.P. ("CVCA"), an affiliate of CMCC by virtue of the merger of Chase with and into Chemical Banking Corporation, which was renamed The Chase Manhattan Corporation, owns 8.5% of the Company's Common Stock on a fully diluted basis. In addition, Chase Capital Partners ("CCP"), which is the general partner of CVCA, has voting discretion with respect to the 2.1% of the Common Stock of the Company on a fully diluted basis owned by Baseball Partners. In total, affiliates of Chase own 21.3% of the outstanding Common Stock on a fully diluted basis.

  Also as a result of the TruVision Transaction, by virtue of its previous investment in TruVision, MWTV owns approximately 10.5% of the Company's Common Stock on a fully diluted basis. Wireless TV, Inc. ("WTV"), a corporation controlled by Henry Burkhalter, a Director of the Company who became the Company's President and Vice Chairman upon the consummation of the TruVision Transaction on July 29, 1996, is the general partner of MWTV. In addition, Heartland presently owns approximately 18.1% of the Company's Common Stock on a fully diluted basis as a result of the transaction in October 1995 in which the Company acquired the wireless cable assets and all related liabilities of Heartland with respect to certain of Heartland's markets in exchange for approximately 3.5 million shares of the Company's Common Stock (the "Heartland Transaction"). By virtue of the Company's initial public offering of Common Stock in October 1995, the public owns approximately 18.6% of the Company's Common Stock on a fully diluted basis.

                              RECENT DEVELOPMENTS

  TruVision Transaction. On April 25, 1996, the Company entered into the TruVision Transaction. Under the terms of the transaction, which was consummated on July 29, 1996, a subsidiary of the Company exchanged approximately 3.4 million shares of the Company's Common Stock for all of TruVision's outstanding shares and merged with and into TruVision, upon which time TruVision became a wholly-owned subsidiary of the Company. The TruVision Transaction and certain acquisitions described below have added and will add 21 Markets representing approximately 1.9 million LOS households to the Company's portfolio of wireless cable markets. See "Acquisitions" and "The TruVision Transaction." Of these Markets, eight are currently in operation with 21,215 subscribers as of June 30, 1996.

  BTA Auction. The Company and TruVision participated in an auction (the "BTA Auction") conducted by the Federal Communications Commission ("FCC") for the right to apply for available Multipoint Distribution Services ("MDS") commercial channels in certain designated Basic Trading Areas ("BTAs"). Winning bidders for any of the BTA authorizations received the exclusive right to apply for additional MDS channels in such BTAs, subject to compliance with the FCC's interference standards and other rules. The Company and TruVision were the winning bidders for FCC authorizations in 66 BTA markets (the "BTA Markets") and such authorizations, which primarily increase the number of expected channels in the Company's Markets upon FCC approval, are reflected in the information set forth in this Prospectus. Subsequent to the BTA Auction and consistent with FCC rules, the Company filed applications for authorizations in each BTA Market. There can be no assurance that the FCC will approve these applications. See "Risk Factors--Uncertainty of Ability to Obtain FCC Authorizations." The Company's winning bids in the BTA Auction aggregated approximately $30.3 million (net of a small business bidding credit), 80% of which will be financed through indebtedness provided to the Company by the United States government. See "Description of Certain Indebtedness-- Indebtedness to U.S. Government" and "Wireless Cable Industry--Regulatory Environment--Licensing Procedures."

  Applied Video Acquisition. On May 15, 1996, the Company acquired 100% of the stock of Applied Video Technologies (the "Applied Video Acquisition") for a total purchase price of approximately $6.5 million in cash. The Applied Video Acquisition added wireless cable rights covering one Operating System (Dothan, Alabama), one System Under Construction (Albany, Georgia) and one Near-Term Launch Market (Montgomery, Alabama). These three Markets cover approximately 263,100 LOS households.

  For a description of certain pending and recently completed acquisitions, see "Acquisitions."

  On July 26, 1996, the Company received the consent of the holders of its 13% Senior Notes due 2003 to amend the indenture relating thereto to permit the consummation of the TruVision Transaction and certain other amendments.

                               THE FINANCING PLAN

  The net proceeds from this Offering (after deduction of discounts, commissions and estimated expenses of the Offering payable by the Company) are expected to be approximately $118.6 million. The Company currently intends to apply the proceeds of the Offering to repay $18.0 million of indebtedness of TruVision and finance the launch and initial development of the Markets with the $100.6 million of remaining net proceeds. The Company will require additional financing to finance the launch and initial development of all of the Markets described in this Prospectus and to continue to add subscribers to the Markets in accordance with its current business plan. The Company may elect to invest its capital in building subscriber levels in certain Markets prior to investing capital in the launch of systems in each of the Markets described in this Prospectus. The Company reserves the right to reallocate the net proceeds to different business purposes, as permitted by the Indentures (as defined) as opportunities arise and business conditions change. See "Use of Proceeds", "Description of Notes--Certain Covenants--Activities of the Company" and "-- Limitation on Restricted Payments."

  The Company's executive offices are located at 11301 Industriplex Boulevard, Suite 4, Baton Rouge, Louisiana 70809-4115, and its telephone number at such address is (504) 293-5000.

                             THE UNIT OFFERING

THE UNITS:


Securities Offered.........           Units consisting of $          aggregate
                                  principal amount of  % Senior Discount Notes
                                  due 2006 and one Warrant to purchase
                                  shares of Common Stock, representing, in the
                                  aggregate, 361,540 shares of Common Stock of
                                  the Company or approximately 2% of the
                                  outstanding Common Stock on a fully diluted
                                  basis as of the date hereof. Each Unit
                                  consists of a $1,000 principal amount Note
                                  and     Warrants to purchase         shares
                                  of Common Stock. The exercise price of the Warrants will be 110% of the last reported sales price on the date a price is established for the Units. On August 1, 1996, the last reported sales price of the Common Stock on the Nasdaq National Market (which is quoted under the symbol "WIRL") was $15.50 per share.

Separability...............       The Notes and Warrants will not trade
                                  separately until the earlier of (i) 90 days from the date of issuance and (ii) such date as the Underwriters may, in their discretion, deem appropriate (such date, the "Separation
                                  Date").

Use of Proceeds............       The net proceeds to the Company from the Unit
                                  Offering will be approximately $   million.
                                  The Company intends to use the net proceeds to repay $18.0 million of Indebtedness of TruVision, and, to the extent not used for the foregoing purpose, to finance the launch and initial development and expansion of the Company's Markets.

THE NOTES:

Maturity Date...................       , 2006.

Principal Amount at Maturity....  $

Interest Rate and Payment         The Notes will accrete in value until August
Dates...........................  1, 2001 at a rate of  % per annum, compounded semi-annually. Cash interest will not accrue
                                  on the Notes prior to August 1, 2001.
                                  Thereafter, interest on the Notes will accrue
                                  at a rate of  % per annum and will be payable
                                  in cash semi-annually on      and      of
                                  each year, commencing      , 2002.

Optional Redemption.............  The Notes will be redeemable at the option of the Company, in whole or in part, at any time
                                  on or after      , 2001 at the redemption
                                  prices set forth herein, together with
                                  accrued and unpaid interest, if any, to the date of redemption.

                                  In addition, at any time or from time to time
                                  prior to      , 1999, up to 30% of the
                                  aggregate principal amount originally issued of the Notes will be redeemable at the option of the Company with the Net Cash Proceeds (as defined) from a sale to a Strategic Investor of the Company's Capital Stock (other than Redeemable

                                  Capital Stock (as defined)) or Qualified
                                  Subordinated Indebtedness in a single
                                  transaction or a series of related
                                  transactions for an aggregate purchase price equal to or exceeding $25 million at a redemption price equal to % of the Accreted Value of the Notes to the date of redemption of the Notes; provided, that after giving effect to any such redemption, at least 70% of the aggregate principal amount of the Notes originally issued remains outstanding thereafter.

Change of Control...............
                                  Upon the occurrence of a Change of Control, each holder of Notes will have the option to require the Company to repurchase all or a portion of such holder's Notes at 101% of the Accreted Value thereof, or, in the case of any such purchase on or after August 1, 2001, at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date. However, certain highly leveraged transactions may not be deemed to be a Change of Control, including, without limitation, transactions with affiliates that comply with the other covenants included in the Indenture. See "Description of Notes." Additionally, there can be no assurance that the Company will have the financial resources necessary to repurchase the Notes upon a Change of Control. See "Risk Factors--Change of Control" and "Description of Notes-- Certain Covenants--Purchase of Notes Upon a Change of Control."

Ranking.........................
                                  The Notes will be senior obligations of the Company ranking pari passu in right of payment to all existing and future Indebtedness of the Company, other than Indebtedness that is expressly subordinated to the Notes. However subject to certain limitations, which may not limit the Company's ability to engage in certain highly leveraged transactions, set forth in the Indenture, between the Company and United States Trust Company of New York dated August
                                    , 1996 (the "Indenture"), the Company and
                                  its Subsidiaries may incur other senior
                                  Indebtedness, including Indebtedness that is secured by the assets of the Company and its Subsidiaries. In addition, the Company is a holding company that conducts substantially all of its business operations through its Subsidiaries, and, therefore, the Notes will be effectively subordinated to all existing and future Indebtedness and other liabilities and commitments of such Subsidiaries, including trade payables. As of March 31, 1996, after giving effect to the Pro Forma Events and the Offering, the Company would have had $296.6 million of Indebtedness. The outstanding Indebtedness and trade payables of the Company's Subsidiaries as of March 31, 1996 (on a pro forma basis giving effect to the Pro Forma Events), would have been approximately $17.4 million. See "Description of Notes."

Certain Covenants...............  The Indenture will contain certain covenants, including limitations on the incurrence of Indebtedness, the making of restricted payments, transactions with affiliates, sale and leaseback transactions, the existence and creation of liens, the disposition of proceeds of asset sales, the making of guarantees and pledges by Restricted Subsidiaries, transfers and issuances of stock of Subsidiaries, issuance of preferred stock by Restricted Subsidiaries, the imposition of certain payment restrictions on Restricted Subsidiaries, investments in Unrestricted Subsidiaries, the conduct of the Company's business and certain mergers, consolidations and sales of assets. See "Description of Notes--Certain Covenants."

Original Issue Discount.........  The Notes will be issued with original issue discount for Federal income tax purposes.
                                  Thus, although cash interest will not accrue
                                  on the Notes prior to August 1, 2001 and
                                  there will be no periodic payments of
                                  interest on the Notes prior to      , 2002,
                                  original issue discount (that is, the
                                  difference between the stated redemption price at maturity and the issue price of the Notes) will accrue from the issue date of a Note to August 1, 2001 and will be includable as interest income for each day during each taxable year in which the Note is held by a holder in such holder's gross income for Federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See "United States Federal Income Tax Matters."

THE WARRANTS:


Warrants Issued............
                                          Warrants, which, when exercised, will
                                  entitle the holders thereof to acquire
                                  361,540 shares of Common Stock (the "Warrant
                                  Shares"), representing approximately 2% of the outstanding Common Stock on a fully-diluted basis as of the date hereof.


Registration Rights........
                                  The Company has agreed that for a period of four years commencing on the first anniversary of the date of issuance of the Warrants it will maintain the effectiveness of a registration statement with respect to the issuance of the Common Stock from time to time upon exercise of the Warrants.


Exercise...................
                                  Each Warrant will entitle the holder thereof
                                  to purchase     shares of Common Stock at an
                                  exercise price of $     per share. The
                                  exercise price of the Warrants will be 110% of the last reported sales price on the date a price is established for the Units.The Warrants will be exercisable at any time on or after the first anniversary of the date of this Unit Offering. The number of shares of Common Stock for which, and the price per share at which, a Warrant is exercisable are subject to adjustment upon the occurrence of certain events, as provided in the warrant agreement relating to the Warrants (the "Warrant Agreement"). The Common Stock issued upon the exercise of the Warrants will be registered under the Securities Act of 1933, as amended (the "Securities Act"). A Warrant does not entitle the holder to receive any dividends paid on the Common Stock. See "Description of Warrants."


Expiration of Warrants.....
                                  The Warrants will expire on the fifth
                                  anniversary of the date of the closing of this offering (the "Expiration Date"). The Company will give notice of expiration not less than 90 nor more than 120 days prior to the Expiration Date to the registered holders of the then outstanding Warrants. If the Company does not give such notice, the Warrants will still terminate and become void on the Expiration Date.

  For additional information concerning the Units, the Notes and the Warrants and the definitions of certain capitalized terms used above, see "Description of Units," "Description of Notes" and "Description of Warrants."

                                  RISK FACTORS

  See "Risk Factors" for a discussion of certain factors that should be considered in evaluating an investment in the Units, the Notes and the Warrants including, but not limited to, risks related to the substantial indebtedness of the Company and the insufficiency of its earnings to cover its fixed charges; the Company's limited operating history, its lack of profitable operations, its negative cash flow and the early stage of the Company's development; the Company's need for additional financing; the holding company structure of the Company and its dependence on its subsidiaries for the repayment of the Notes; the ranking of the Notes; the Company's need to manage its growth and successfully integrate TruVision; the possible inability of the Company to consummate its pending acquisitions and the uncertainty of the Company's ability to obtain certain FCC authorizations.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

  The following table sets forth summary consolidated historical and pro forma financial and operating data of the Company. The summary consolidated historical statement of operations data for the period from February 4, 1993 (inception) to December 31, 1993 and the years ended December 31, 1994 and 1995 were derived from the consolidated financial statements of the Company which were audited by KPMG Peat Marwick LLP, independent certified public accountants, and which are included elsewhere in this Prospectus. The summary consolidated historical statement of operations for the three months ended March 31, 1995 and 1996 and balance sheet data as of March 31, 1996 were derived from the unaudited consolidated financial statements of the Company, which are included elsewhere in this Prospectus and which, in the opinion of management of the Company, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of such unaudited interim periods. The statement of operations data for interim periods are not necessarily indicative of results for subsequent periods or for the full year.

  The summary unaudited pro forma combined statement of operations data gives effect to (each as defined) (i) the completed offerings by the Company in October 1995 of (A) 150,000 Units consisting of $150 million aggregate principal amount of its 13% Senior Notes due 2003 and 450,000 warrants to purchase an equal number of shares of Common Stock (the "Old Warrants") and (B) 3,450,000 shares of Common Stock (collectively, the "Old Offerings"), (ii) the Heartland Transaction, (iii) the TruVision Transaction, (iv) the Madison Purchase, (v) the BarTel Purchase, (vi) the Shoals Purchase and (vii) the conversion of the TruVision convertible preferred stock into TruVision common stock, in each case as if such transactions had occurred on January 1, 1995. The summary unaudited pro forma combined balance sheet data gives effect to (i) the TruVision Transaction, (ii) the Madison Purchase, (iii) the Shoals Purchase, (iv) the conversion of the TruVision convertible preferred stock into TruVision common stock, (v) the AWS Purchase, (vi) the Flippin Purchase, (vii) the Jacksonville Purchase, (viii) the Chattanooga Purchase, (ix) the Gadsden Purchase, (x) the SkyView Purchase, (xi) the Applied Video Acquisition, and
(xii) the channel rights to be purchased by the Company via the BTA Auction and the incurrence of associated indebtedness, as if all such transactions occurred as of March 31, 1996 (collectively, the "Pro Forma Events"). In addition, each of the summary unaudited pro forma combined statement of operations data and the summary unaudited pro forma balance sheet data are adjusted to give effect to the Offering as if the Offering had occured on March 31, 1996. The information contained in this table should be read in conjunction with "Formation of the Company", "The TruVision Transaction", "Acquisitions", "Unaudited Pro Forma Condensed Combined Financial Information", "Selected Historical Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements (including the notes thereto) appearing elsewhere in this Prospectus.


                          PERIOD FROM
                          FEBRUARY 4,         YEAR ENDED DECEMBER 31,                 THREE MONTHS ENDED MARCH 31,
                             1993     ------------------------------------------ ----------------------------------------
                          (INCEPTION)                              PRO FORMA                                PRO FORMA
                          TO DECEMBER                             COMBINED AS                              COMBINED AS
                           31, 1993      1994         1995      ADJUSTED 1995(1)   1995        1996      ADJUSTED 1996(1)
                          ----------- -----------  -----------  ---------------- ---------  -----------  ----------------
STATEMENT OF OPERATIONS DATA:
Revenues................   $     --   $   380,077  $ 1,343,969    $  6,387,670   $ 238,825  $   940,777    $ 2,510,702
Total operating
 expenses...............     162,199    2,489,430    7,056,724      16,944,381     830,629    4,157,500      7,429,836
Operating loss..........    (162,199)  (2,109,353)  (5,712,755)    (10,556,711)   (591,804)  (3,216,723)    (4,919,134)
Interest expense and
 other, net.............        (411)    (152,460)  (1,979,719)     (4,326,804)   (111,488)  (2,863,109)    (3,437,713)
Net loss................    (162,610)  (2,261,813)  (7,692,474)     (9,865,128)   (703,292)  (6,079,832)    (5,479,666)
Net loss applicable to
 common stock...........    (162,610)  (2,261,813)  (8,478,863)     (9,865,128)   (703,292)  (6,079,832)    (5,479,666)
OTHER DATA:
EBITDA (2)..............   $(134,710) $(1,695,529) $(3,929,689)   $ (5,404,662)  $(392,285) $(2,252,718)   $(2,821,263)
Depreciation and
 amortization...........      27,489      413,824    1,783,066       5,152,049     199,519      964,005      2,097,871
Capital expenditures....     442,977    8,116,896   16,567,472      73,256,958     674,847   11,181,673     12,852,351
Deficiency of earnings
 to fixed charges (3)...     162,610    2,261,813    8,478,863      14,883,515     703,292    6,079,832      8,356,847
OPERATING DATA AT END OF PERIOD:
Number of Operating
 Systems ...............         --             3           10              14           3           13             18
Estimated LOS households
 in Operating Systems...         --       337,700      926,100       1,421,800     337,700    1,220,400      1,837,800
Subscribers in Operating
 Systems................         --         2,504        7,525          23,725       2,610       12,289         30,908

                                          MARCH 31, 1996
                              --------------------------------------
                                                         PRO FORMA
                                            PRO FORMA     COMBINED
                               HISTORICAL    COMBINED   AS ADJUSTED
                              ------------ ------------ ------------
BALANCE SHEET DATA:
Working capital, excluding
 restricted cash............. $ 87,773,899 $ 39,435,746 $158,060,746
Restricted cash(4)...........   53,681,589   53,681,589   53,681,589
Total assets.................  213,294,099  308,350,436  423,265,542
Current portion of long-term
 debt........................      384,366   10,469,260      384,366
Long-term debt...............  150,993,259  174,706,139  296,255,322
Total stockholders' equity...   49,569,855  100,586,609  104,037,426

- --------

(1) The summary pro forma combined as adjusted statement of operations data gives effect to the issuance of the Notes and the related interest expense only to the extent proceeds therefrom are to be used to repay $10.1 million of TruVision indebtedness outstanding as of March 31, 1996. At the time of the consummation of the TruVision Transaction, there was $18.0 million of TruVision indebtedness outstanding. No pro forma interest expense has been reflected on indebtedness incurred to acquire channel rights in the BTA Auction. Giving full effect to (i) the issuance of the Existing Notes and amortization of the related debt issuance costs, (ii) the issuance of the Notes at an assumed rate of 13.25% and amortization of the related debt issuance costs and amortization of the debt discount resulting from the issue price allocated to the Warrants and (iii) the incurrence of BTA Auction indebtedness as if such indebtedness had been incurred, and the Existing Notes and the Notes had been issued, on January 1, 1995, interest expense on a pro forma basis would have been $42.1 million and $10.9 million, respectively, for the year ended December 31, 1995 and for the three months ended March 31, 1996.
(2) "EBITDA" represents operating loss before depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA should not be considered as an alternative to net income as a measure of operating results or cash flows as a measure of liquidity.
(3) In calculating the deficiency of earnings to fixed charges, earnings consist of net losses prior to income taxes and fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs and one-third of rental payments on operating leases (such amount having been deemed by the Company to represent the interest portion of such payments).
(4) Represents a portion of net proceeds realized from the issuance of the Existing Notes sufficient to pay interest expense on the Existing Notes through October 15, 1998, which was deposited by the Company into an escrow account for the benefit of the holders of the Existing Notes.

                                 RISK FACTORS

  Prospective investors should carefully consider the following factors, in addition to other information contained in this Prospectus, regarding an investment in the Units, the Notes and the Warrants offered hereby.

SUBSTANTIAL INDEBTEDNESS OF THE COMPANY; INSUFFICIENT EARNINGS TO COVER FIXED CHARGES

  After giving effect to the Pro Forma Events and the Unit Offering, the Company will have approximately $296.6 million of consolidated indebtedness. The indenture relating to the Existing Notes (the "Old Indenture") and the Indenture (together, the Old Indenture and the Indenture are referred to as the "Indentures") limit, but do not prohibit, the incurrence of additional Indebtedness, secured and unsecured, by the Company and its Subsidiaries. Subject to the restrictions set forth in the Indentures, the Company expects that it and its Subsidiaries will incur substantial additional indebtedness in the future. The Notes will be senior obligations of the Company ranking pari passu in right of payment to all existing and future indebtedness of the Company, other than Indebtedness that is expressly subordinated to the Notes. However, subject to certain limitations set forth in the Indenture, the Company and its Subsidiaries may incur other senior Indebtedness, including Indebtedness that is secured by the assets of the Company and its Subsidiaries. The ability of the Company to make payments of principal and interest will be largely dependent upon its future performance. On a combined basis, since inception the Company has sustained substantial net losses and therefore has been unable to cover fixed charges. The Company does not anticipate being able to generate net income until after 2001, and there can be no assurance that other factors, such as, but not limited to, economic conditions, inability to raise additional financing or disruption in operations, will not result in additional time elapsing prior to the Company generating positive net income. Losses may increase as operations in additional Markets are commenced or acquired. See "Selected Historical Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Many factors, some of which will be beyond the Company's control (such as prevailing economic conditions), may affect its performance. Once the proceeds of the escrow arrangement relating to the Existing Notes have been fully applied in October 1998, a substantial portion of the Company's cash flow will be devoted to debt service on the
Existing Notes and on and after     , 2002, will also be devoted to debt
service on the Notes. If the Company is unable to meet interest and principal payments in the future, it may, depending upon the circumstances which then exist, seek additional equity or debt financing, attempt to refinance its existing indebtedness or sell all or part of its business or assets to raise funds to repay its indebtedness. There can be no assurance that sufficient equity or debt financing will be available at all or on terms acceptable to the Company, that the Company will be able to refinance its existing indebtedness or the Notes or that sufficient funds could be raised through the sale of all or a part of the Company's business or assets. If no such refinancing or additional financing or funds were available, the Company could be forced to default on the Notes and, as an ultimate remedy, seek protection under the federal bankruptcy laws. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

LIMITED OPERATING HISTORY; LACK OF PROFITABLE OPERATIONS; NEGATIVE CASH FLOW; EARLY STAGE COMPANY

  Other than the Company's limited operating history with the Operating Systems, it has no wireless cable operations in the Markets where it intends to operate wireless cable systems. Prospective investors, therefore, have limited historical financial information about the Company upon which to base an evaluation of the Company's performance and an investment in the Units, the Notes and the Warrants offered hereby. Since inception, the Company has sustained substantial net losses and negative consolidated EBITDA, due primarily to start-up costs, interest expense and charges for depreciation and amortization arising from the development of its wireless cable systems. After adjusting for the Pro Forma Events, the Company's accumulated deficit as of March 31, 1996 was $16.2 million. The Company currently has only three Operating Systems which generate positive System EBITDA. The Company expects to continue to experience negative consolidated EBITDA through at least the third quarter of 1998, and may continue to do so thereafter while it develops and expands its wireless cable systems, even if additional individual systems of the Company become profitable and generate positive System EBITDA. Prospective investors should be aware of the difficulties encountered by enterprises in the early stages of development, particularly in light of the intense competition characteristic of the subscription television industry. There can be no assurance that realization of the Company's business plan, including an increase in the number of subscribers or the launch of additional wireless cable systems, will result in profitability or positive consolidated EBITDA for the Company in future years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and "Wireless Cable Industry."

NEED FOR ADDITIONAL FINANCING; CERTAIN COVENANTS

  In order to finance capital expenditures and related expenses for subscriber growth and system development, the Company will require substantial investment on a continuing basis. The Company will need to obtain additional financing in 1998 in order to continue to complete the launch of Markets and add subscribers in its new and existing Markets and to cover ongoing operating losses and debt service requirements. The amount and timing of the Company's future capital requirements will depend upon a number of factors, many of which are not within the Company's control, including programming costs, capital costs, marketing expenses, staffing levels, subscriber growth, churn and competitive conditions. There can be no assurance that the Company's future capital requirements will not increase as a result of unexpected developments with respect to its Markets. For example, the Company's capital costs may increase due to a need to implement digital technology in certain Markets to meet competitive demands. There can be no assurance that the Company's future capital requirements will be met or will not increase as a result of future acquisitions, if any. The Indentures restrict the amount of additional Indebtedness the Company may incur. Failure to obtain any required additional financing could adversely affect the growth of the Company and, ultimately, could have a material adverse effect on the Company. See "-- Substantial Indebtedness of the Company; Insufficient Earnings to Cover Fixed Charges," "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

HOLDING COMPANY STRUCTURE; DEPENDENCE OF COMPANY ON SUBSIDIARIES FOR REPAYMENT OF NOTES

  The operations of the Company are conducted principally through its direct and indirect subsidiaries and, as a result, the Company's cash flow and, consequently, its ability to service debt, including the Notes, is dependent upon the cash flow of its subsidiaries and the payment of funds by those subsidiaries to the Company in the form of loans, dividends or otherwise. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes or to make any funds available therefor, whether in the form of loans, dividends or otherwise. In addition, certain of the Company's subsidiaries may become parties to credit agreements that contain limitations on the ability of such subsidiaries to pay dividends or to make loans or advances to the Company. The Indentures limit in certain respects the ability of the Company to create or permit additional restrictions on dividends and other payments by its Subsidiaries. See "Description of Notes--Certain Covenants--Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries."

  Because the Company is a holding company that conducts its business through its direct and indirect subsidiaries, all existing and future liabilities of the Company's subsidiaries, including trade payables, will be effectively senior to the Notes. As of March 31, 1996, on a pro forma basis, the Company's consolidated subsidiaries had aggregate liabilities, including trade payables, of approximately $17.4 million.

RANKING OF NOTES

  The Notes are not secured by any of the assets of the Company and are senior unsecured obligations of the Company. Under the terms of the Indenture, the Company and its Subsidiaries will be permitted to incur additional indebtedness, including indebtedness secured by the assets of the Company and its Subsidiaries. See "Description of Notes--Certain Covenants--Limitation on Indebtedness" and "--Limitation on Liens." In the event of any distribution or payment of the assets of the Company in any foreclosure, dissolution, winding-up, liquidation or reorganization, holders of secured indebtedness will have a secured prior claim to the assets of the Company which constitute their collateral. In the event of bankruptcy, liquidation or reorganization of the Company, holders of the Notes will participate ratably with all holders of indebtedness of the Company which is unsecured, including the Existing Notes, and all other general creditors of the Company, based upon the respective amounts owed to each holder or creditor in the remaining assets of the Company, and there may not be sufficient assets to pay amounts due on the Notes.

NEED TO MANAGE GROWTH AND ABILITY TO SUCCESSFULLY INTEGRATE TRUVISION

  Successful implementation of the Company's business plan will require management of rapid growth, which will result in an increase in the level of responsibility for management personnel. To manage its growth effectively, the Company will be required to continue to implement and improve its operating and financial systems and controls and to expand, train and manage its employee base. There can be no assurance that the management, systems and controls currently in place or to be implemented will be adequate for such growth or that any steps taken to hire personnel or to improve such systems and controls will be sufficient. Additionally, there can be no assurance that the Company will be able to integrate the properties from TruVision successfully with its existing and contemplated operations.

INABILITY TO CONSUMMATE THE PENDING ACQUISITIONS

  The description of the Company included in this Prospectus assumes the consummation of transactions related to acquisition agreements more fully described in "Acquisitions." The consummation of each of these pending acquisitions is subject to certain conditions the satisfaction of which, in some cases, is beyond the Company's control, including obtaining FCC approvals and third-party consents. In particular, consummation of the Company's acquisition of (i) the Jackson and Lawrenceburg, Tennessee Markets, (ii) the Auburn and Huntsville, Alabama Markets, (iii) the Jacksonville, North Carolina Market, (iv) certain channel rights in the Valdosta and Vidalia, Georgia Markets and (v) the Hot Springs, Arkansas Market, are conditioned upon obtaining consents of channel lessors. Consummation of the acquisition of (i) the Jackson and Chattanooga, Tennessee Markets and (ii) the Huntsville, Alabama Market and (iii) the BTAs subject to the Wireless Ventures Transaction (as defined) are contingent upon the Company being able to obtain certain consents from the FCC and the acquisition of the Huntsville, Alabama Market is contingent upon the Company obtaining a waiver of and exemption from FCC regulations that prohibit operation by a single operator of both wireless and hard-wire cable television systems in a single market. There can be no assurance that the Company will be able to obtain such approvals and consents, and failure to do so could have a material adverse effect on the Company's ability to consummate the pending acquisitions or on the Company's operations in the affected Markets. In addition, there can be no assurance that the FCC will approve the pending applications relating to the lease rights that the Company is acquiring in the Acquisitions, although the approval of such applications is not a condition to completing the Acquisitions. The Offering is not conditioned upon consummation of the pending Acquisitions and there can be no assurance that, in the case of Valdosta and Vidalia, Georgia and certain BTA authorizations to be acquired in the Wireless Ventures Transaction, binding agreements will be entered into, or that in the case of purchase and sale agreements, such transactions will be consummated. See "--Uncertainty of Ability to Obtain FCC Authorizations."

UNCERTAINTY OF ABILITY TO OBTAIN FCC AUTHORIZATIONS

  Wireless cable systems transmit programming over some or all of the 33 MDS and instructional television fixed service ("ITFS") channels that are licensed by the FCC. Generally, the Company believes that a minimum of 12 wireless cable channels is necessary to offer a commercially viable wireless cable service in its Markets. All of the channels comprising a wireless cable system must operate from the same transmitter site so that subscribers may receive a clear picture on all channels offered. In some of its Markets, the Company does not currently have the right to operate a sufficient number of channels from the same transmitter site, and in certain other Markets, the Company contemplates relocating all of its channels to a new transmitter site. In these Markets, the Company is dependent upon (i) the grant of pending applications for new licenses or for modification of existing licenses, and
(ii) the grant of applications for new licenses and license modification applications which have not yet been filed with the FCC. Certain pending applications cannot be granted by the FCC until interference agreements with nearby license holders are secured. Eight of the ITFS applications for the Gadsden Market, sixteen of the ITFS applications for the Baton Rouge Market and twelve of the ITFS applications for the Natchitoches Market are the subject of competing applications. There can be no assurance that any or all of these applications will be granted by the FCC. Although the Company does not believe that the denial of any single application will adversely affect the Company, the denial of several of such applications, particularly if concentrated in one or a few of the Company's Markets, could have a material adverse effect on the ability of the Company to serve such Market or Markets. See "Wireless Cable Industry--Regulatory Environment--Licensing Procedures."

  In certain cases, FCC approval may be dependent upon the Company's ability to engineer its use of a wireless cable channel to avoid interference with the reception of another channel that has been licensed or for which an application is pending. In addition, intervening license grants and/or auctions of MDS channels may adversely affect some of the Company's planned applications due to interference considerations. No assurance can be given that the Company will be able to engineer all of its channels so as to avoid interference. See "--Interference Issues."

  In addition, there is no limit on the time that may elapse between the filing of an application with the FCC for a modification or a new license and action thereon by the FCC. Delay by the FCC in processing applications could delay or materially adversely affect the Company's plans with respect to one or more of its Markets. If modification of an unbuilt station license is anticipated, it is frequently necessary to obtain from the FCC an extension of the period specified in the license for construction of the station. In such case, absent FCC grant of such an extension, the license will expire. There can be no assurance that the FCC will grant an extension in any particular instance. In addition, FCC licenses must be renewed every ten years and, while such renewals generally have been granted on a routine basis in the past, there is no assurance that licenses will continue to be renewed routinely in the future. The failure of the Company's channel lessors to renew their respective licenses or of the FCC to grant such extensions could have a material adverse effect on the Company.

  The FCC recently concluded an auction for each of 493 BTAs. Auction winners obtained the exclusive right to apply for all available MDS channels in such BTAs, subject to compliance with interference standards and other rules. The Company filed initial applications for a BTA authorization for channel rights in each BTA Market by May 10, 1996. Such applications are not subject to competing applications. As is the case with other MDS and ITFS applications, in some of the BTA Markets the Company presently lacks the right to use a site for the location of a transmission facility. In some instances, it may be necessary for the Company to obtain the consent of other parties to the acceptance of interference. There can be no assurance that the Company will be able to secure a transmission site, obtain all necessary interference consents or secure FCC approval of its applications. See "--Interference Issues."

  Furthermore, even though the Company was the successful bidder in the BTA Markets, the Company may not acquire sufficient channel rights to have a viable system in each of those Markets.

GOVERNMENT REGULATION

  The wireless cable industry is extensively regulated by the FCC. The FCC governs, among other things, the issuance, renewal, assignment and modification of licenses necessary for wireless cable systems to operate and the time afforded license holders to construct their facilities. The FCC imposes fees for certain applications and licenses, and mandates that certain amounts of educational, instructional or cultural programming be transmitted over certain of the channels used by the Company's existing and proposed wireless cable systems. The FCC also has the authority, in certain circumstances, to revoke and cancel licenses and impose monetary fines for violations of its rules. No assurance can be given that new regulations will not be imposed or that existing regulations will not be changed in a manner that could have a material adverse effect on the wireless cable industry as a whole and on the Company in particular. See "Wireless Cable Industry-- Regulatory Environment." In addition, wireless cable operators and channel license holders are subject to regulation by the Federal Aviation Administration ("FAA") with respect to construction, marking and lighting of transmission towers and to certain local zoning regulations affecting construction of towers and other facilities. There also may be restrictions imposed by local authorities, neighborhood associations and other similar organizations limiting the use of certain types of reception equipment used by the Company and new taxes imposed by state and local authorities. Certain states, including Florida, have legislated that no resident of a multiple dwelling unit ("MDU") should be denied access to programming provided by hard-wire cable systems, notwithstanding the fact that the MDU entered into an exclusive agreement with a non-hard-wire cable video program distributor. It is possible that such laws will be enacted in other states in the future. In several courts, mandatory access laws have been held unconstitutional. Such laws could increase the competition for subscribers in MDUs. Future changes in the foregoing regulations or any other regulations applicable to the Company could have a material adverse effect on the Company's results of operations and financial condition. See "Wireless Cable Industry--Regulatory Environment--Other Regulations."

INTERFERENCE ISSUES

  Under current FCC regulations, a wireless cable operator may install receive-site equipment and serve any point where its signal can be received. Interference from other wireless cable systems can limit the ability of a wireless cable system to serve any particular point. In licensing ITFS and MDS stations, a primary concern of the FCC is avoiding situations where proposed station signals are predicted to cause interference to the reception of previously proposed station signals. The Company's business plan involves moving the authorized transmitter sites of various of its MDS and ITFS licensed stations and obtaining the grant of licenses for new stations that the Company will use in its wireless cable systems. The FCC's interference protection standards may make one or more of those proposed relocations or new grants unavailable. In that event, it may be necessary to negotiate interference agreements with the licensees of the stations which would otherwise block such relocations or grants. There can be no assurance that the Company will be able to obtain all necessary interference agreements with terms acceptable to the Company. In the event that the Company cannot obtain interference agreements required to implement the Company's plans for a Market, the Company may have to curtail or modify operations in the Market, which could have a material adverse effect on the growth of the Company. In addition, while the Company's leases with MDS and ITFS licensees require their cooperation, it is possible that one or more of the Company's channel lessors may hinder or delay the Company's efforts to use the channels in accordance with the Company's plans for the particular Market.

COMPETITION

  The subscription television industry is highly competitive. Wireless cable systems face or may face competition from several sources, such as traditional hard-wire cable systems, DBS systems, satellite master antenna television ("SMATV") systems, other wireless cable systems and other alternative methods of distributing and receiving video programming. Further, premium movie services offered by cable television systems have encountered significant competition from the home video cassette recorder ("VCR") industry. In areas where several local off-air VHF/UHF broadcast channels can be received without the benefit of subscription television, hard-wire and wireless cable systems also have experienced competition from the availability of broadcast signals generally and have found market penetration to be more difficult. In addition, within each market, the Company must compete with others to acquire, from the limited number of wireless cable channel licenses issued or issuable, rights to a minimum number of wireless cable channels needed to establish a commercially viable system. Legislative, regulatory and technological developments may result in additional and significant competition, including competition from a proposed new wireless service known as local multipoint distribution service ("LMDS"). In some areas, exchange telephone companies offer video programming services via radio communications without regulation of rates or services, offer hardwire or fiber optic cable service for hire by video programmers and provide traditional cable service subject to local franchising requirements.

  In the Operating Systems, the Company has targeted its marketing to households that are unpassed by traditional hard-wire cable and that have limited access to local off-air VHF/UHF programming. Certain of the hard-wire cable companies operating in the Company's Markets currently offer a greater number of channels to their customers than the Company offers. DBS providers currently offer a substantially greater number of channels than hard-wire or wireless cable providers with a high picture quality. Aggressive price competition or the passing of a substantial number of presently unpassed households by any existing or new subscription television service could have a material adverse effect on the Company's results of operations and financial condition.

  New and advanced technologies for the subscription television industry, such as DBS, LMDS, digital compression and fiber optic networks, are in operation or are in various stages of development. As they are developed, these new technologies could have a material adverse effect on the demand for wireless cable services. Many actual and potential competitors have greater financial, marketing and other resources than the Company. There can be no assurance that the Company will be able to compete successfully with existing competitors or new entrants in the market for subscription television services.

DEPENDENCE ON CHANNEL LEASES; NEED FOR LICENSE EXTENSIONS; LOSS OF LICENSES BY LESSORS

  The Company is dependent on leases with unaffiliated third parties for substantially all of its wireless cable channel rights. The use of wireless cable channels by the license holders is subject to regulation by the FCC and the Company is dependent upon the continuing compliance by channel license holders with applicable regulations, including the requirement that ITFS license holders must meet certain educational use requirements in order to lease transmission capacity to wireless cable operators.

  The Company's channel leases typically cover four ITFS channels and/or one to four MDS channels each. Under a policy adopted by the FCC, the term of the Company's ITFS channel leases cannot exceed ten years from the time the lessee begins using the channel. The remaining initial terms of most of the Company's
ITFS channel leases are approximately five to ten years. There is n     o
restriction on the length of MDS channel leases, which frequently extend beyond the term of the underlying MDS license. However, in the event an MDS license is not renewed or is otherwise terminated, the authorization will no longer be valid and the Company will have no rights under its lease to transmit on channels that are subject to such nonrenewed or terminated license.

  ITFS licenses generally are granted for a term of ten years and are subject to renewal by the FCC. Existing MDS licenses generally will expire on May 1, 2001 unless renewed. BTA authorizations expire ten years from the grant thereof, unless renewed. FCC licenses also specify construction deadlines which, if not met, could result in the loss of the license. Requests for additional time to construct a channel may be filed and are subject to review pursuant to FCC rules. Certain of the Company's channel rights are subject to pending extension requests and it is anticipated that additional extensions will be required. There can be no assurance that the FCC will grant any particular extension request or license renewal request. The termination or non-renewal of a channel lease or of a channel license, or the failure to grant an application for an extension of the time to construct an authorized station, would result in the Company being unable to deliver programming on the channels authorized pursuant thereto.

  TruVision contracts with Mississippi EdNet Institute, Inc. ("EdNet") for the commercial use of 20 ITFS channels in each of its Markets in the state of Mississippi (the "EdNet Agreement"). The term of the EdNet Agreement is 10 years from the date of issuance of certain construction permits, each of which was granted in 1992. The Company anticipates that, pursuant to the EdNet Agreement, the lease term will terminate on or about April 1, 2002, unless renewed prior thereto. The commercial use of these channels represents the majority of the Company's channels in Mississippi and the termination of, or inability to renew, the EdNet Agreement would have a material adverse effect on the Company's operations in its Mississippi markets. Under the EdNet Agreement, the Company must, at its sole expense, (i) install, operate and maintain a system sufficient to serve 95% of the population of the licensed geographic area of Mississippi, (ii) provide, install and maintain up to 1,100 standard receive sites, up to 11 studio transmitter links, up to 11 electronic classrooms (each at a cost of up to $20,000) and pay up to $1.5 million for 11 duplex, two-channel links, (iii) acquire and install a minimum of five 10-watt transmitters per transmit site and (iv) apply for CARS Band microwave authorizations for EdNet use, among other obligations. To date, the Company has built out five of the required transmit sites, installed a studio-to-transmitter link connecting the EdNet studio with the Company's transmit facility in the Jackson System and has begun to install receive-site equipment. The Company must complete and have operational such system by July 1, 1998. The Company has granted EdNet a security interest in all of its Mississippi equipment, transmitters and rights to use certain wireless cable channels (the "EdNet System") in order to secure the Company's performance under the EdNet Agreement. In the event of a default by the Company under the EdNet Agreement, EdNet will have the right to operate the EdNet System and derive all income from its operation. If EdNet assumes the operation of the EdNet System, the Company will be required to assign its interest in the EdNet Agreement and the EdNet System or to forfeit its interests in such assets. Although the Company does not believe that the termination of or failure to renew a single channel lease, other than that with EdNet, would materially adversely affect the Company, several of such terminations or failures to renew in one or more Markets that the Company actively serves could have a material adverse effect on the Company. In addition, the termination, forfeiture, revocation or failure to renew or extend an authorization or license held by the Company's lessors could have a material adverse effect on the Company.

DEPENDENCE ON PROGRAM SUPPLIERS

  In connection with its distribution of television programming, the Company is dependent on fixed-term contracts with various program suppliers such as CNN, ESPN and HBO. Although the Company has no reason to believe that any such contracts will be canceled or will not be renewed upon expiration, if such contracts are canceled or not renewed, the Company will have to seek program material from other sources. There can be no assurance that other program material will be available to the Company on acceptable terms or at all or, if so available, that such material will be acceptable to the Company's subscribers. The likelihood that program material will be unavailable to the Company is significantly mitigated by the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") and various FCC regulations issued thereunder which, among other things, impose limits on exclusive programming contracts and generally prohibit cable programmers in which a cable operator has an attributable interest (a "vertically integrated cable operator") from discriminating against cable competitors with respect to the price, terms and conditions of the sale of programming. Only a few of the major cable television programming services carried by the Company are not directly or indirectly owned by a vertically integrated cable operator. The program access provisions of the 1992 Cable Act are the subject of a legal challenge and, if the challenged provisions were found to be unconstitutional or unlawful, program suppliers might raise their prices or make their program material unavailable to the Company. See "Wireless Cable Industry--Availability of Programming."

DIFFICULTIES AND UNCERTAINTIES OF A NEW INDUSTRY

  Wireless cable is a new industry with a short operating history. Potential investors should be aware of the difficulties and uncertainties that are normally associated with new industries, such as lack of consumer acceptance, difficulty in obtaining financing, increasing competition, advances in technology and changes in laws and regulations. There can be no assurance that the wireless cable industry will develop or continue as a viable or profitable industry.

PHYSICAL LIMITATIONS OF WIRELESS CABLE TRANSMISSION

  Wireless cable programming is transmitted via microwave frequencies from a headend to a small receive-site antenna at each subscriber's location. Reception of wireless cable programming generally requires a direct, unobstructed LOS from the headend to the subscriber's receive-site antenna. Therefore, in communities with tall trees, hilly terrain, tall buildings or other obstructions in the transmission path, wireless cable transmission can be difficult or impossible to receive at certain locations. Consequently, the Company may not be able to supply service to certain potential subscribers. While the Company intends to employ low power repeaters to overcome LOS obstructions, there can be no assurance that it will be able to secure the necessary FCC authorizations. Based on the Company's installation and operating experience, the Company believes that its signal can be received directly by approximately 80% of the households within the Company's signal pattern in the Markets served by the Operating Systems. The Company also estimates that its signals in its other Markets will be receivable by an average of approximately 70% of the households within the Company's expected signal patterns for such Markets. The terrain in most of the Company's Markets is generally conducive to wireless cable transmission. In addition to limitations resulting from terrain, in limited circumstances extremely adverse weather can damage transmission and receive-site antennas, as well as other transmission equipment.

DEPENDENCE ON EXISTING MANAGEMENT

  The Company is dependent in large part on the experience and knowledge of existing management. The loss of the services of one or more of the Company's current executive officers could have a material adverse effect upon the Company. The Company has employment agreements with and is dependent on certain senior managers. Such employment agreements provide, among other things, that the executive will not compete with the Company or its subsidiaries within a specified area during the period of employment and for two years thereafter. See "Management--Employment Agreements." The Company has recently added new members to its management team. See "Management--Executive Officers and Directors." The Company believes that it will require additional management personnel as it commences operations in new Markets. The failure of the Company to attract and retain such personnel could have a material adverse effect on the Company.

CHANGE OF CONTROL

  In the event of a Change of Control, each holder of Notes will have the option to require that the Company repurchase (subject to compliance with the requirements of Rules 13e-4 and 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) all or a portion of such holder's Notes at 101% of the Accreted Value thereof, or, in the case of any such purchase on or after August 1, 2001, at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date. However, certain highly leveraged transactions may not be deemed to be a Change of Control, including, without limitation, transactions with affiliates that comply with the other covenants included in the Indenture. See "Description of Notes." Additionally, there can be no assurance that the Company will have the financial resources necessary to repurchase the Notes upon a Change of Control. See "Description of Notes--Certain Covenants-- Purchase of Notes Upon a Change of Control."

ABSENCE OF PUBLIC MARKET FOR THE UNITS, THE NOTES AND THE WARRANTS

  There is no existing trading market for the Units, the Notes or the Warrants. The Company does not intend to apply for listing of the Units, the Notes or the Warrants on a securities exchange or to seek approval for quotation through an automated quotation system. The Underwriters have advised the Company that they currently intend to make a market in the Units, the Notes or the Warrants, but they are not obligated to do so and they may discontinue such market making at any time without notice. Accordingly, no assurance can be given that an active trading market for the Units, the Notes or the Warrants will develop, or as to the liquidity thereof. If a trading market develops for the Units, the Notes or the Warrants, the future trading prices thereof will depend on many factors including, among other things, the Company's result of operations, prevailing interest rates, the market for securities with similar terms and the market for securities of other companies in similar businesses.

ORIGINAL ISSUE DISCOUNT

  The Notes will be issued at a substantial discount from their principal amount at maturity. Consequently, the purchasers of the Notes generally will be required to include amounts in gross income for Federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See "United States Federal Income Tax Matters" for a more detailed discussion of the Federal income tax consequences to the holders of the Notes resulting from the purchase, ownership and disposition of the Notes. If a bankruptcy case is commenced by or against the Company under Federal bankruptcy law after the issuance of the Notes, the claim of a holder of the Notes with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the initial public offering price of the Notes and (ii) that portion of the original issue discount which is not deemed to constitute "unmatured interest" for the purposes of Federal bankruptcy law. Any original issue discount that was not accreted as of such bankruptcy filing would constitute "unmatured interest."

CONTROL BY PRINCIPAL STOCKHOLDERS

  Affiliates of The Chase Manhattan Corporation, Heartland and MWTV collectively beneficially own 49.9% of the outstanding Common Stock. In connection with the Heartland Transaction, CMCC, Baseball Partners, Premier Venture Capital Corporation ("PVCC"), affiliates of Advantage Capital Corporation ("ACC"), Mr. Sternberg and Mr. Reilly, each of whom was a former stockholder of Old Wireless One, and Heartland and certain of its subsidiaries entered into a stockholders agreement (the "Initial Stockholders Agreement"). The Initial Stockholders Agreement was amended and restated in connection with the execution of the TruVision Merger Agreement, with CVCA, VanCom, Inc., MWTV and Messrs. Burkhalter, Byer, Eilers and Woolhiser (Messrs. Eilers and Woolhiser are members of TruVision's management team) (collectively "Former TruVision Stockholders") becoming parties thereto. In such amended and restated agreement (the "New Stockholders Agreement"), the parties thereto, among other things, agreed to vote their Common Stock so that the Board of Directors of the Company will have up to nine members, up to three of whom will be designated by Heartland

(at least one of whom must be independent of the parties to the Initial Stockholders Agreement), up to three of whom will be designated by a majority of the Old Wireless One stockholders who are parties to the New Stockholders Agreement other than CMCC and Baseball Partners (at least one of whom must be independent of the parties to the Initial Stockholders Agreement), up to two of whom will be designated by CMCC, Baseball Partners and CVCA, collectively, and one of whom may be designated by the Former TruVision Stockholders other than CVCA. As a result, such stockholders will be able to control the election of the Company's Board of Directors and to generally exercise control over the Company's affairs. Such concentration of ownership could also have the effect of delaying, deterring or preventing a change in control of the Company that might otherwise be beneficial to stockholders. See "Formation of the Company," "Management--Stockholders Agreement" and "Principal Stockholders."

POSSIBLE VOLATILITY OF COMMON STOCK PRICE

  The trading price of the Common Stock for which the Warrants are exercisable could be subject to wide fluctuations in response to variations in the Company's quarterly operating results, changes in earnings estimates by analysts, conditions in the wireless cable industry, regulatory trends or general market or economic conditions. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. These fluctuations have had a substantial effect on the market prices for many emerging growth companies, often unrelated to the operating performance of the specific companies. Such market fluctuations could adversely affect the market price for the Common Stock and the Warrants.

EXPIRATION OF WARRANTS

  The Warrants are not exercisable prior to the first anniversary of the issue date and terminate and become void on the Expiration Date. The Company will give notice not less than 90 nor more than 120 days prior to the Expiration Date to the registered holders of then outstanding Warrants to the effect that the Warrants will terminate and become void as of the close of business on the Expiration Date. If the Company fails to give such notice, the Warrants will nonetheless terminate and become void as of the close of business on the Expiration Date. See "Description of Warrants."

SHARES ELIGIBLE FOR FUTURE SALE

  The Company has a total of 17,052,085 shares of Common Stock outstanding (assuming the exercise of the Old Warrants, GKM Warrants, the Warrants and certain management and employee options). Of these shares, 3,498,752 shares are freely transferable by persons other than affiliates of the Company without restriction or registration under the Securities Act. The remaining shares are "restricted securities" as that term is defined by Rule 144 under the Securities Act and may not be sold other than pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from such registration requirement. None of such shares of Common Stock will be eligible for sale under Rule 144 for two years following the date of issuance. All such shares will be entitled to demand and piggyback registration rights. See "Description of Capital Stock--Registration Rights." Sales of restricted securities under Rule 144 following such two-year period will be subject to the conditions of Rule 144. The Warrants will be exercisable at any time on or after the first anniversary of the date of issuance thereof through the fifth anniversary of the date of issuance. During such period, the Company has agreed to maintain the effectiveness of a registration statement, and, as a result, the Common Stock issuable upon exercise of such Warrants will be freely transferable by the holders thereof (other than affiliates of the Company). Sales of a substantial number of shares of Common Stock in the public market or under Rule 144 or otherwise, or the perception that such sales could occur, could adversely affect the prevailing market price of the Common Stock. The Company has agreed not to issue any securities or file a registration statement under the Securities Act, subject to certain exceptions, for a period of 180 days following the date of the prospectus relating to the Unit

Offering without the prior written consent of the Underwriters. See "Shares Eligible for Future Sale" and "Underwriting."

DILUTION

  On a pro forma combined basis, at March 31, 1996, the net tangible book value of the Common Stock was $(1.95) per share. After giving effect to the Unit Offering and assuming that all Warrants offered hereby were exercised at an assumed exercise price per share of $17.05, the adjusted pro forma net tangible book value per share would have been $(1.38) as of that date. Accordingly, holders of Common Stock issuable upon the exercise of the Warrants offered hereby would experience immediate dilution in net tangible book value of $18.43 per share. See "Dilution."

FRAUDULENT TRANSFER CONSIDERATIONS

  Under applicable provisions of the United States Bankruptcy Code or comparable provisions of state fraudulent transfer or conveyance law, if the Company, at the time it issued the Notes, (a) incurred such indebtedness with the intent to hinder, delay or defraud creditors, or (b)(i) received less than reasonably equivalent value or fair consideration and (ii)(A) was insolvent at the time of such incurrence, (B) was rendered insolvent by reason of such incurrence (and the application of the proceeds thereof), (C) was engaged or was about to engage in a business or transaction for which the assets remaining with the Company constituted unreasonably small capital to carry on its business, or (D) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature, then, in each such case, a court of competent jurisdiction could avoid, in whole or in part, the Notes or, in the alternative, subordinate the Notes to existing and future indebtedness of the Company. The measure of insolvency for purposes of the foregoing would likely vary depending upon the law applied in such case. Generally, however, the Company would be considered insolvent if the sum of its debts, including contingent liabilities, was greater than all of its assets at a fair valuation, or if the present fair saleable value of its assets was less than the amount that would be required to pay the probable liabilities on its existing debts, including contingent liabilities, as such debts become absolute and matured. The Company believes that, for purposes of the United States Bankruptcy Code and state fraudulent transfer or conveyance laws, the Notes are being issued without the intent to hinder, delay or defraud creditors and for proper purposes and in good faith, and that the Company will receive reasonably equivalent value or fair consideration therefor, and that after the issuance of the Notes and the application of the net proceeds therefrom, the Company will be solvent, will have sufficient capital for carrying on its business and will be able to pay its debts as they mature. However, there can be no assurance that a court passing on such issues would agree with the determination of the Company.

CERTAIN PROVISIONS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BY-LAWS AND THE DGCL

  The Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and By-laws (the "By-laws") and the Delaware General Corporation Law (the "DGCL") contain provisions which may have the effect of delaying, deterring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the Company's Board of Directors. Such provisions may also render the removal of directors and management more difficult. The Company's Certificate of Incorporation and By-laws provide for, among other things, a classified Board of Directors serving staggered terms of three years, removal of directors only for cause and only by the affirmative vote of the holders of a majority of the voting power of the then outstanding voting capital stock of the Company, voting together as a single class, exclusive authority of the Board of Directors to fill vacancies on the Board of Directors (other than in certain limited circumstances), certain advance notice requirements for stockholder nominations of candidates for election to the Board of Directors and certain other stockholder proposals, restrictions on who may call a special meeting of stockholders and a prohibition on stockholder action by written consent. Amendments to certain provisions in the Certificate of Incorporation require the affirmative vote of the holders of at least 80% of the total votes eligible to be cast in the election of directors, voting together as a single class. In addition, the Company's Board of Directors has the ability to authorize the issuance of up to 10,000,000 shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and relative, participating, optional and other special rights and qualifications, limitations or restrictions thereof without stockholder approval. The DGCL also contains provisions preventing certain stockholders from engaging in business combinations with the Company, subject to certain exceptions. See "Description of Capital Stock."

FORWARD-LOOKING STATEMENTS

  This Prospectus contains certain forward-looking statements concerning the Company's operations, economic performance and financial condition, including in particular, the integration of the Company's recent and pending acquisitions into the Company's existing operations. Such statement are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including those identified under "Risk Factors" and elsewhere in this Prospectus.

                           FORMATION OF THE COMPANY

  The Company's predecessor, (together with its subsidiaries, "Old Wireless One"), was formed on December 23, 1993 in conjunction with a merger with its predecessor, Wireless One, L.L.C., a limited liability company. Wireless One, L.L.C. was formed on February 4, 1993 with six members including Hans J. Sternberg, Chairman of the Company, and William C. Norris, Senior Vice President--System Launches and Secretary of the Company. In January 1994, Old Wireless One completed a private placement of common stock with a group of investors that included 12 independent telephone companies, certain of which are based in the Company's targeted Markets, for cash commitments and other consideration totaling approximately $10 million. Proceeds from that offering were used primarily to construct the Lafayette, Lake Charles and Wharton Systems and to purchase additional wireless cable channel rights.

  In April 1995, certain investors including CMCC, PVCC, affiliates of ACC, and certain members of Mr. Sternberg's immediate family purchased redeemable convertible preferred stock and warrants to acquire common stock of Old Wireless One in a private placement resulting in net proceeds of approximately $14 million to Old Wireless One. All such preferred shares and warrants to purchase shares of common stock were converted into shares of Common Stock of the Company in the Heartland Transaction (defined below). Concurrent with the closing of that private placement, Old Wireless One purchased channel rights from Heartland in one Texas and four Louisiana markets for approximately $2.8 million. The Company was incorporated in June 1995 for the purpose of effecting the Heartland Transaction.

  In October 1995, Heartland and all the stockholders of Old Wireless One consummated the Heartland Transaction, whereby the Company acquired (i) all of the outstanding capital stock of Old Wireless One (which retained all of its assets and liabilities except its wireless cable television assets and certain related liabilities with respect to the Springfield, Missouri market which Heartland acquired) through the merger of a subsidiary of the Company with Old Wireless One and (ii) the wireless cable television assets and all related liabilities of certain subsidiaries of Heartland with respect to certain of Heartland's markets located in Texas, Louisiana, Alabama, Georgia and Florida (the "Heartland Division"). In connection with the Heartland Transaction, the contributing subsidiaries of Heartland and the stockholders of Old Wireless One received an aggregate of approximately 3.5 million and approximately 6.5 million shares of Common Stock, respectively, with an aggregate of 200,000 of such shares of Common Stock placed in escrow to be distributed to either the Old Wireless One stockholders or the contributing subsidiaries of Heartland, but not to the Company.

  Also in October 1995, the Company consummated an initial public offering of 3,450,000 shares of its Common Stock and a concurrent offering of 150,000 units consisting of $150 million aggregate principal amount of Existing Notes and 450,000 warrants to purchase an equal number of shares of Common Stock.

                            FORMATION OF TRUVISION

  In August 1993, Vision Communications, Inc. ("VCI"), a Mississippi corporation controlled by Henry M. Burkhalter entered into the EdNet Agreement with EdNet. Subsequently, VCI assigned its rights under the EdNet Agreement with respect to certain markets to MWTV. In December 1993, VanCom, Inc. ("VanCom"), a Mississippi corporation controlled by William J. Van Devender, who became a Director of the Company upon the consummation of the TruVision Transaction, invested approximately $1.1 million in MWTV in exchange for a limited partnership interest. In June 1994, MWTV commenced commercial operation of the Jackson System (as defined). TruVision was formed in April 1994 and, in August 1994, (i) MWTV contributed all of its assets, including the Jackson System and other assets, to TruVision in exchange for shares of common stock of TruVision, (ii) VCI assigned to TruVision its rights under the EdNet Agreement with respect to certain other markets, principally in exchange for TruVision's agreement to pay $4.5 million upon consummation of an initial public offering by TruVision in the event development of such markets had not commenced by the time of such offering (the "Phase II Payment") and (iii) CVCA made an $8.0 million investment in TruVision in exchange for shares of TruVision convertible preferred stock. The terms of the Phase II Payment to VCI were subsequently amended in connection with the TruVision Transaction. See "The TruVision Transaction." In October 1995, CVCA and VanCom invested $3.0 million in cash in TruVision pursuant to a prior commitment in exchange for additional shares of TruVision convertible preferred stock. In February 1996, CVCA provided TruVision with an interim financing facility of up to $12.0 million (the "Interim Facility").

                           THE TRUVISION TRANSACTION

  TruVision acquires, develops, owns and operates wireless cable television systems within the southeastern United States. TruVision (i) operates wireless cable systems in six Markets located in Jackson, Mississippi, Delta, Natchez, Oxford and the Gulf Coast regions of Mississippi and Demopolis, Alabama,
(ii) holds wireless cable channel rights for other areas of Mississippi, for Memphis and Flippin, Tennessee and for Gadsden and Tuscaloosa, Alabama and
(iii) has acquisition transactions pending in a number of additional Markets including Jackson and Lawrenceburg, Tennessee; Huntsville, Alabama; Hot Springs, Arkansas; and Jacksonville, North Carolina.

  On April 25, 1996, pursuant to an Agreement and Plan of Merger among the Company, TruVision and Wireless One MergerSub, Inc. (the "TruVision Merger Agreement"), the Company agreed to acquire all of the outstanding capital stock of TruVision through the merger of a subsidiary of the Company with and into TruVision, with TruVision becoming a wholly-owned subsidiary of the Company. Upon consummation of the TruVision Transaction, the Company issued to the then TruVision shareholders 3,553,333 shares of Common Stock, subject to certain adjustments and escrow arrangements relating to TruVision's ownership of certain assets and the closing of TruVision's pending acquisition transactions. See "Acquisitions". Shares of Common Stock placed in escrow and not distributed to the then TruVision shareholders will be returned to the Company.

  In connection with the consummation of the TruVision Transaction, the Company issued to VCI 180,000 shares of Common Stock, and paid to VCI $1.8 million in cash, in each case in satisfaction of the Phase II Payment. Upon the consummation of the TruVision Transaction, the Company entered into employment agreements with Mr. Burkhalter and Bill R. Byer, Jr., the former Executive Vice President and Chief Operating Officer of TruVision who became Executive Vice President--Operations of the Company. In addition, upon the consummation of the TruVision Transaction, the Company assumed the non-qualified stock options issued by TruVision. As assumed by the Company, such options covered the following number of shares of Common Stock at the weighted average exercise prices indicated: Mr. Burkhalter--78,105 shares of Common Stock, $6.82 per share; Mr. Byer--62,411 shares of Common Stock, $6.82 per share; all other persons--36,467 shares of Common Stock, $6.82 per share. All such options are fully vested. The then shareholders of TruVision, the persons who received such options, and VCI are collectively referred to as the "TruVision Stockholders."

                                 ACQUISITIONS

  TruVision has entered into several definitive agreements with holders of wireless cable channel rights to expand the Company's markets in the southeastern United States from Mississippi to western Tennessee and portions of Alabama and Arkansas. The agreements relating to the Acquisitions include
(i) a purchase and sale agreement with Madison Communications, Inc. and Beasley Communications, Inc. to acquire a wireless cable system and a hard-wire cable system currently operating in the Huntsville, Alabama Market (the "Madison Purchase") for approximately $3.0 million in cash plus a $3.0 million five-year promissory note, (ii) a purchase and sale agreement with SkyView Wireless Cable, Inc. to acquire rights to 22 wireless cable channels and a substantially completed transmission facility in the Jackson, Tennessee Market for approximately $2.7 million in cash and to acquire rights to 20 wireless cable channels in the Hot Springs, Arkansas Market for approximately $1.5 million in cash (the "SkyView Purchase"), (iii) a purchase and sale agreement with Arden Cable, Ltd. ("Arden") to acquire rights to 16 wireless cable channels in the Jacksonville, North Carolina Market for approximately $820,000 in cash (the "Jacksonville Purchase") and (iv) a purchase and sale agreement with Arden to acquire rights to 12 wireless cable channels in the Chattanooga, Tennessee Market for $517,000 in cash (the "Chattanooga Purchase").

  In addition, TruVision recently consummated the acquisition of (i) rights to 20 wireless cable channels in the Gadsden, Alabama Market for aggregate consideration of approximately $950,000 in cash (the "Gadsden Purchase"), which acquisition closed on July 10, 1996, (ii) rights to wireless cable channels and equipment in the Memphis, Tennessee Market for aggregate consideration of $3.9 million in cash (the "AWS Purchase"), which acquisition closed on May 6, 1996, (iii) wireless cable channels and certain other related assets in the Flippin, Tennessee Market, for aggregate consideration of $1.5 million in cash (the "Flippin Purchase"), which acquisition closed on May 6, 1996, (iv) all the outstanding shares of BarTel, Inc., ("BarTel") which held rights to wireless cable channels in the Demopolis, Alabama and Tuscaloosa, Alabama Markets for aggregate consideration of $1.7 million in cash and a $652,000 five-year 8% per annum promissory note (the "BarTel Purchase"), which acquisition closed on February 20, 1996 and (v) all of the outstanding shares of Shoals Wireless, Inc. ("Shoals"), whose principal asset is a wireless cable system in the Lawrenceburg, Tennessee Market, for approximately $1.2 million in cash and a note (the "Shoals Purchase").

  The Company has entered into several agreements with holders of wireless cable channel rights, including (i) a letter of intent with Wireless Ventures, L.L.C. ("Wireless Ventures") to acquire a fifty percent interest in Wireless Ventures, which holds BTA authorizations in certain markets in Georgia for approximately $1.0 million in cash ("Wireless Ventures Transaction") and (ii) a letter of intent with a court appointed receiver to acquire rights to 11 MDS channels and filings for 20 ITFS licenses and related transmission tower leases and approvals in Auburn/Opelika, Alabama for $0.6 million. In addition, the Company has consummated the acquisition of (i) rights to 11 wireless cable channels in the Macon, Georgia Market for aggregate consideration of approximately $0.6 million and (ii) rights to eight wireless cable channels in the Bowling Green, Kentucky Market for aggregate consideration of $0.3 million.

  There can be no assurance that the pending transactions described above will be completed, or when such transactions will be completed. See "Risk Factors-- Inability to Consummate Pending Acquisitions."

                                USE OF PROCEEDS

  The net proceeds to the Company from the Offering will be approximately $118.6 million after deducting discounts and commissions and estimated expenses of the Offering payable by the Company. The Company currently intends to use the net proceeds of the Offering as follows:

                                                                 (IN MILLIONS)
Repayment of Interim Facility(1)................................    $ 12.0
Repayment of amounts outstanding under the Revolving Credit Fa-
 cility(2)......................................................       6.0
Finance launch, initial development and expansion of Markets....     100.6
                                                                    ------
  Total.........................................................    $118.6
                                                                    ======

- --------
(1) In February 1996, CVCA provided the Interim Facility in order to fund certain operating and acquisition costs. Such borrowing is payable by the Company on demand after June 30, 1996 for the principal sum thereof, plus accrued and unpaid interest thereon at the rate of 10% per annum. See "Formation of TruVision," "Certain Transactions" and "Underwriting." The Company used the borrowings under the Interim Facility to (i) pay a $350,000 deposit in connection with the acquisition of the Huntsville System, (ii) pay the $1.7 million cash portion of the purchase price for the Demopolis and Tuscaloosa Systems, (iii) pay a deposit made in connection with the BTA Auction and (iv) finance the launch and additional development of Markets.
(2) On June 11, 1996, the Company entered into the revolving credit facility with Deposit Guaranty National Bank ("DGNB") in the amount of $6.0 million (the "Revolving Credit Facility"). The Revolving Credit Facility bears interest at the DGNB prime floating rate and matured on the consummation of the TruVision Transaction. The Revolving Credit Facility was cancelled upon repayment.

  The Company expects that under its current plans it will have capital expenditures of $45.1 million for the last three quarters of 1996 for subscriber additions, system construction, development, launch, installation labor and expansion activities. The Company expects to incur $99.5 million and $96.7 million of capital expenditures in 1997 and 1998, respectively, in connection with subscriber additions, system construction, development, launch and expansion activities, including the launch of 20 to 24 additional systems in 1997 and the remaining 9 to 13 systems in 1998.

  The Company will need to obtain additional financing to begin operations in all the Markets and continue to add subscribers to its new and existing Markets. The Company may elect to invest its capital in building subscriber levels in certain Markets prior to investing capital in the launch of systems in each of the Markets described in the Prospectus. The Company reserves the right to reallocate the net proceeds to different business purposes, as permitted by the Indenture, as opportunities arise and business conditions change. There can be no assurance that the Company will obtain the required additional financing to complete its current business plan or that its future capital requirements will not increase as the result of future acquisitions, if any.

                DIVIDENDS AND PRICE RANGE OF COMMON STOCK

  The Common Stock began trading on the Nasdaq National Market in October 1995 under the symbol of "WIRL" at a price of $10.50 per share. The following table sets forth the high and low sales prices of the Common Stock on the Nasdaq National Market.

                                                                  MARKET PRICE
                                                                 ---------------
FISCAL PERIOD                                                     HIGH     LOW
- -------------                                                    ------- -------
1995:
Fourth Quarter (from October 18, 1995).......................... $17 1/4 $11 3/4
1996:
First Quarter................................................... $16 3/4 $13 3/4
Second Quarter.................................................. $20 1/4 $13
Third Quarter (through August 1, 1996).......................... $18     $14 1/2

  The Company has never declared or paid any cash dividends on the Common Stock and does not presently intend to pay cash dividends on the Common Stock in the foreseeable future. The Company intends to retain future earnings for reinvestment in its business. In addition, the Company's ability to declare or pay cash dividends is affected by the ability of the Company's present and future subsidiaries to declare and pay dividends or otherwise transfer funds to the Company since the Company conducts its operations entirely through its subsidiaries. The Indenture will significantly restrict the Company's ability to pay dividends on the Common Stock. See "Description of Notes." Future loan facilities, if any, obtained by the Company or its subsidiaries may prohibit or restrict the payment of dividends or other distributions by the Company to its stockholders and the payment of dividends or other distributions by the Company's subsidiaries to the Company. Subject to such limitations, the payment of cash dividends on the Common Stock will be within the discretion of the Company's Board of Directors and will depend upon the earnings of the Company, the Company's capital requirements, applicable requirements of the DGCL and other factors that are considered relevant by the Company's Board of Directors.

                                 DILUTION

  On a pro forma combined basis after giving effect to the consummation of the TruVision Transaction, the net tangible book value of the Company at March 31, 1996 would have been $(34.6 million), or $(1.95) per share of Common Stock. "Net tangible book value per share" represents the amount of the Company's total tangible assets less the Company's total liabilities (excluding deferred tax liabilities) divided by the number of shares of Common Stock outstanding. After giving effect to (i) the sale by the Company of the Units offered hereby and the initial application of the net proceeds therefrom and (ii) the exercise of all Warrants offered hereby at an assumed exercise price of $17.05 per share (notwithstanding that the Warrants may not be exercised for one year from the date of issuance), the pro forma net tangible book value of the Company at March 31, 1996 would have been $(24.9 million) or $(1.38) per share, representing an immediate increase in net tangible book value of $0.57 per share to existing stockholders and an immediate, substantial dilution of $18.43 per share to investors exercising Warrants purchased in this offering. Dilution in net tangible book value represents the difference between the price per share to be paid by purchasers of Units upon exercise of the Warrants and the pro forma combined net tangible book value as of March 31, 1996.

                                CAPITALIZATION

  The following table sets forth (i) the cash and the historical capitalization of the Company at March 31, 1996, (ii) the pro forma combined cash and capitalization of the Company at March 31, 1996 and (iii) the pro forma combined cash and capitalization of the Company at March 31, 1996 as adjusted to give effect to the Unit Offering. This table should be read in conjunction with the financial statements of the Company, the Heartland Division, TruVision, Madison Communications, Inc., Beasley Communications, Inc. and BarTel (including the notes thereto) appearing elsewhere in this Prospectus. See "Unaudited Pro Forma Condensed Combined Financial Information" and "Index to Financial Statements."

                                                  MARCH 31, 1996
                                      ----------------------------------------
                                                                   PRO FORMA
                                                     PRO FORMA      COMBINED
                                       HISTORICAL     COMBINED    AS ADJUSTED
                                      ------------  ------------  ------------
Cash and cash equivalents, excluding
 restricted cash....................  $ 98,964,157  $ 63,627,348  $172,167,454
Restricted cash(1)..................    53,681,589    53,681,589    53,681,589
                                      ------------  ------------  ------------
  Total cash and cash equivalents...  $152,645,746  $117,308,937  $225,849,043
                                      ============  ============  ============
Short-term debt.....................  $    384,366  $ 10,469,260  $    384,366
                                      ------------  ------------  ------------
Long-term debt:
Notes offered hereby (2)............           --            --    121,549,183
Existing Notes(3)...................   148,207,847   148,207,847   148,207,847
Other(4)............................     2,785,412    26,498,292    26,498,292
                                      ------------  ------------  ------------
  Total long-term debt..............   150,993,259   174,706,139   296,255,322
                                      ------------  ------------  ------------
Common stock, $.01 par value;
 50,000,000 shares authorized;
13,498,752 issued and outstanding on
 a
 historical basis...................       134,988           --            --
17,052,085 issued and outstanding
 pro forma as adjusted(5)...........           --        170,521       170,521
Additional paid-in capital..........    65,631,596   116,612,817   116,612,817
Warrants(2).........................           --            --      3,450,817
Accumulated deficit.................   (16,196,729)  (16,196,729)  (16,196,729)
                                      ------------  ------------  ------------
  Total stockholders' equity........    49,569,855   100,586,609   104,037,426
                                      ------------  ------------  ------------
   Total capitalization.............  $200,947,480  $285,762,008  $400,677,114
                                      ============  ============  ============

- --------

(1) Represents a portion of the net proceeds realized from the sale of the Existing Notes that was placed in escrow to pay interest on the Existing Notes through October 1998.

(2) Gives effect to Warrants, which have been valued at $3.5 million.

(3) Net of unamortized discount.

(4) On a pro forma basis, includes $23,712,880 of BTA Auction indebtedness to the U.S. Government.

(5) Excludes (i) 1,400,000 shares of Common Stock reserved for issuance upon the exercise of stock options available for grant under the Company's stock option plans (the "Stock Option Plans"), as to which options covering 810,178 shares of Common Stock have been granted and are outstanding on the date hereof, (ii) 300,000 shares of Common Stock issuable upon exercise of warrants (the "GKM Warrants") delivered to GKM upon consummation of the Heartland Transaction, (iii) 450,000 shares of Common Stock issuable upon exercise of the Old Warrants, and (iv) 195,226 shares of Common Stock relating to options assumed by the Company in the TruVision Transaction. See "Management--Stock Option Plans."

         UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

  The following unaudited pro forma condensed combined financial information consists of an Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 1996 and Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 1995 and the three months ended March 31, 1996 (collectively, the "Pro Forma Statements"). The Unaudited Pro Forma Condensed Combined Statements of Operations give effect to (i) the Old Offerings and the Heartland Transaction, (ii) the TruVision Transaction, (iii) the Madison Purchase, (iv) the BarTel Purchase, (v) the Shoals Purchase and
(vi) the conversion of the TruVision convertible preferred stock into TruVision common stock, in each case as if such transactions had occurred on January 1, 1995. The Unaudited Pro Forma Condensed Combined Balance Sheet gives effect to (i) the TruVision Transaction, (ii) the Madison Purchase,
(iii) the Shoals Purchase, (iv) the conversion of the TruVision convertible preferred stock into TruVision common stock, (v) the AWS Purchase, (vi) the Flippin Purchase, (vii) the Jacksonville Purchase, (viii) the Chattanooga Purchase, (ix) the Gadsden Purchase, (x) the SkyView Purchase, (xi) the Applied Video Acquisition, and (xii) the channel rights to be purchased by the Company via the BTA Auction and the incurrence of associated indebtedness. All transactions are accounted for under the purchase method of accounting.

  The Unaudited Pro Forma Condensed Combined Statements of Operations give effect to the issuance of the Notes to the extent proceeds therefrom are to be used to repay $10.1 million of TruVision indebtedness outstanding on March 31, 1996. At the time of the consummation of the TruVision Transaction, there was $18.0 million of TruVision indebtedness. No pro forma interest expense has been reflected on indebtedness incurred to acquire channel rights in the BTA Auction. Giving full effect to (i) the issuance of the Existing Notes and amortization of the related debt issuance costs, (ii) the issuance of the Notes at an assumed rate of 13.25% and amortization of the related debt issuance costs and amortization of the debt discount resulting from the issue price allocated to the Warrants, and (iii) the incurrence of BTA Auction indebtedness as if such indebtedness had been incurred, and the Existing Notes and Notes had been issued, on January 1, 1995, interest expense on a pro forma basis would have been $42.1 million and $10.9 million, respectively, for the year ended December 31, 1995 and for the three months ended March 31, 1996.

  The Pro Forma Statements and accompanying notes should be read in conjunction with the Company's consolidated financial statements, Heartland Division's financial statements, TruVision's financial statements, Madison Communications, Inc. and Beasley Communications, Inc.'s combined financial statements and BarTel, Inc.'s financial statements, in each case, including the notes thereto, appearing elsewhere in this Prospectus. The Pro Forma Statements do not purport to represent what the Company's results of operations or financial position would actually have been if the aforementioned transactions or events occurred on the dates specified or to project the Company's results of operations or financial position for any future periods or at any future date. The pro forma adjustments are based upon available information and certain adjustments that the Company believes are reasonable. In the opinion of the Company, all adjustments have been made that are necessary to present fairly the Pro Forma Statements.

                              WIRELESS ONE, INC.

             UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                MARCH 31, 1996

                                                                                    ADJUSTMENTS FOR
                                                                                     ACQUISITIONS,
                                                                     TRUVISION        LICENSE AND
                  WIRELESS ONE   TRUVISION    MADISON      SHOALS    PRO FORMA      CHANNEL RIGHTS      PRO FORMA
                   HISTORICAL   HISTORICAL   HISTORICAL  HISTORICAL ADJUSTMENTS        PURCHASES         COMBINED
                  ------------  -----------  ----------  ---------- -----------     ---------------    ------------
Current assets:
 Cash and cash
 equivalents      $ 98,964,157  $   536,411  $   63,946   $    --   $(6,495,000)(1)  $(29,378,220)(3)  $ 63,627,348
                                                                                          (63,946)(4)
 Marketable
 investment
 securities-
 restricted         17,735,150          --          --         --           --                --         17,735,150
 Other current
 assets              1,540,727      380,577       6,818        630          --             32,000 (5)     1,960,752
                  ------------  -----------  ----------   --------  -----------      ------------      ------------
 Total current
 assets            118,240,034      916,988      70,764        630   (6,495,000)      (29,410,166)       83,323,250
Property and
equipment, net      22,912,095   11,862,038   1,147,827    390,000                        580,000 (5)    36,891,960
Intangibles         28,491,658    2,447,387      65,000     21,107   35,853,096 (1)    68,268,443 (5)   142,052,025
                                                                      6,905,334 (2)
Marketable
investment
securities -
restricted          35,946,439          --          --         --           --                --         35,946,439
Other assets         7,703,873    4,525,240       1,835        --      (744,186)(1)    (1,350,000)(6)    10,136,762
                  ------------  -----------  ----------   --------  -----------      ------------      ------------
Total assets      $213,294,099  $19,751,653  $1,285,426   $411,737  $35,519,244      $ 38,088,277      $308,350,436
                  ============  ===========  ==========   ========  ===========      ============      ============
Current
liabilities:
 Short-term debt  $    384,366  $10,084,894  $  100,000   $    --   $       --       $   (100,000)(4)  $ 10,469,260
 Other current
 liabilities        12,346,619    3,336,475     345,245     53,028          --           (398,273)(4)    15,683,094
                  ------------  -----------  ----------   --------  -----------      ------------      ------------
 Total current
 liabilities        12,730,985   13,421,369     445,245     53,028          --           (498,273)       26,152,354
Deferred income
taxes                      --           --          --         --     6,905,334 (2)           --          6,905,334
Long-term debt     150,993,259          --          --     432,089                       (432,089)(4)   174,706,139
                                                                                       23,712,880 (6)
Stockholders'
equity:
 Preferred stock           --        11,000         --         --       (11,000)(1)           --                --
 Common stock          134,988       24,000       1,000        300       24,053 (1)        11,480 (7)       170,521
                                                                        (24,000)(1)        (1,300)(7)
 Additional
 paid-in capital    65,631,596   10,698,679   2,475,192     17,604   33,650,049 (1)    16,061,080 (7)   116,612,817
                                                                    (10,698,679)(1)    (2,492,796)(7)
                                                                      1,270,092 (1)
 Warrants                  --           --          --         --           --                --                --
 Accumulated
 deficit           (16,196,729)  (4,403,395) (1,636,011)   (91,284)   4,403,395 (1)     1,727,295 (7)   (16,196,729)
                  ------------  -----------  ----------   --------  -----------      ------------      ------------
 Total
 stockholders'
 equity             49,569,855    6,330,284     840,181    (73,380)  28,613,910        15,305,759       100,586,609
                  ------------  -----------  ----------   --------  -----------      ------------      ------------
 Total
 liabilities and
 stockholders'
 equity           $213,294,099  $19,751,653  $1,285,426   $411,737  $35,519,244      $ 38,088,277      $308,350,436
                  ============  ===========  ==========   ========  ===========      ============      ============
                                    PRO FORMA
                    OFFERING         COMBINED
                  ADJUSTMENTS      AS ADJUSTED
                  ---------------- -------------
Current assets:
 Cash and cash
 equivalents      $118,625,000     $172,167,454
                   (10,084,894)(8)
 Marketable
 investment
 securities-
 restricted                --        17,735,150
 Other current
 assets                    --         1,960,752
                  ---------------- -------------
 Total current
 assets            108,540,106      191,863,356
Property and
equipment, net             --        36,891,960
Intangibles                --       142,052,025
Marketable
investment
securities -
restricted                 --        35,946,439
Other assets         6,375,000 (8)   16,511,762
                  ---------------- -------------
Total assets      $114,915,106     $423,265,542
                  ================ =============
Current
liabilities:
 Short-term debt  $(10,084,894)(8) $    384,366
 Other current
 liabilities               --        15,683,094
                  ---------------- -------------
 Total current
 liabilities       (10,084,894)(8)   16,067,460
Deferred income
taxes                                 6,905,334
Long-term debt     121,549,183 (8)  296,255,322
Stockholders'
equity:
 Preferred stock           --               --
 Common stock              --           170,521
 Additional
 paid-in capital           --       116,612,817
 Warrants            3,450,817        3,450,817
 Accumulated
 deficit                   --       (16,196,729)
                  ---------------- -------------
 Total
 stockholders'
 equity              3,450,817      104,037,426
                  ---------------- -------------
 Total
 liabilities and
 stockholders'
 equity           $114,915,106     $423,265,542
                  ================ =============

         NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(1) Represents the elimination of TruVision's historical equity and the issuance of 2,405,293 shares (excludes the 1,148,040 shares of Common Stock described in Note 7 below) of Common Stock, at $14 per share, by the Company for the purchase of all outstanding common stock of TruVision, including the payment of $1,800,000 to VCI and other expenses related to the merger including but not limited to bond holder consent fees with respect to certain amendments to the Old Indenture. The Company issued options to certain TruVision employees in exchange for the TruVision options as set forth in the TruVision Merger Agreement. A value of $1,270,092 has been assigned to these options. For purposes of the Pro Forma Statements the Company has tentatively considered the fair value of the acquired tangible assets to approximate their historical carrying value, with the excess acquisition costs being attributable to channel rights and license agreements. It is the Company's intention, subsequent to the acquisition, to more fully evaluate the acquired assets and, as a result, the allocation of the acquisition costs among tangible and intangible assets acquired may change.

(2) Reflects the recognition of deferred income taxes at an estimated 35% effective tax rate on the excess of book value over tax basis relating to the TruVision net assets. The related increase in intangibles will be amortized over an estimated useful life of 20 years.

(3) Reflects cash to be paid in the Madison Purchase ($5.7 million), Shoals Purchase ($1.2 million), Applied Video Acquisition ($6.5 million) and the TruVision Transaction, including the AWS Purchase ($3.9 million), the SkyView Purchase ($4.2 million), the Flippin Purchase ($1.5 million), the Gadsden Purchase ($1.0 million) and the Jacksonville Purchase ($0.8 million), and the cash portion of the purchase price for rights to be obtained via the BTA Auction ($4.6 million).

(4) Reflects the elimination of certain assets and liabilities that the Company will not acquire as part of the Madison Purchase and the Shoals Purchase as set forth in the respective agreements.

(5) This adjustment represents the estimated fair value of the equipment and the other assets acquired, and the excess of cost over tangible assets acquired, as part of the TruVision Transaction ($10.8 million), the Applied Video Acquisition ($6.5 million), the Madison Purchase and Shoals Purchase ($7.0 million), the Gadsden Purchase, SkyView Purchase and AWS Purchase (collectively $14.4 million), and the acquisition of other channel and license rights primarily through the BTA Auction ($29.6 million). For purposes of the Pro Forma Statements, the Company has tentatively considered the fair value of the acquired tangible assets to approximate their historical carrying value, with the excess acquisition costs being attributable to channel rights and license agreements. It is the Company's intention, subsequent to the acquisition, to more fully evaluate the acquired assets and, as a result, the allocation of the acquisition costs among tangible and intangible assets acquired may change.

(6) Represents debt to the United States government to finance $23,712,880 of the purchase price of, and the utilization of $1,350,000 of deposits for, the channel rights to be purchased via the BTA Auction.

(7) Represents the elimination of Madison's and Shoals' historical equity and the issuance of 1,148,040 shares of Common Stock, at $14 per share to be issued in connection with the Madison Purchase, Shoals Purchase and certain other license and channel rights purchases.

(8) Reflects the issuance of the Units, net of estimated debt issuance costs of $6.4 million, and the application of $10.1 million of the proceeds therefrom to repay TruVision indebtedness outstanding on March 31, 1996. At the time of the consummation of the TruVision Transaction, there was $18.0 million of TruVision indebtedness. The Warrants have been valued at $3.5 million.

                              WIRELESS ONE, INC.

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                         YEAR ENDED DECEMBER 31, 1995

                                                                                               HEARTLAND
                                                                                              TRANSACTION
                      WIRELESS    HEARTLAND                                                   AND THE OLD
                         ONE       DIVISION    TRUVISION    MADISON      BARTEL     SHOALS     OFFERINGS      TRUVISION
                     HISTORICAL   HISTORICAL  HISTORICAL   HISTORICAL  HISTORICAL HISTORICAL  ADJUSTMENTS    ADJUSTMENTS
                     -----------  ----------  -----------  ----------  ---------- ----------  -----------    -----------
Revenues...........  $ 1,343,969  $ 632,173   $ 3,081,614  $1,582,147   $150,000  $  83,867    $     --      $ (486,100)(5)
Operating expenses:
 Systems
  operations.......      841,819    397,574     2,103,053     888,707     67,720     53,015      194,541 (1)   (134,787)(5)
 Selling, general
  and
  administrative...    4,431,839    348,447     2,086,200     404,804     59,485     49,915          --             --
 Depreciation and
  amortization.....    1,783,066    193,962     1,266,301     577,240         42     61,306          --         (35,131)(6)
                                                                                                                421,354 (7)
                                                                                                                545,267 (8)
                     -----------  ---------   -----------  ----------   --------  ---------    ---------     ----------
   Total operating
    expenses.......    7,056,724    939,983     5,455,554   1,870,751    127,247    164,236      194,541        796,702
                     -----------  ---------   -----------  ----------   --------  ---------    ---------     ----------
Operating income
 (loss)............   (5,712,755)  (307,810)   (2,373,940)   (288,604)    22,753    (80,369)    (194,541)    (1,282,803)
                     -----------  ---------   -----------  ----------   --------  ---------    ---------     ----------
Interest income....    2,024,116        --         15,063         --         --         --           --             --
Interest expense...   (4,070,184)       --       (143,505)    (17,440)       --     (35,137)    (668,427)(2)        --
Other..............       66,349        --            --       36,271        --         --           --             --
                     -----------  ---------   -----------  ----------   --------  ---------    ---------     ----------
 Income (loss)
  before income
  taxes............   (7,692,474)  (307,810)   (2,502,382)   (269,773)    22,753   (115,506)    (862,968)    (1,282,803)
 Income tax
  (expense)
  benefit..........          --     113,890           --          --      (5,039)       --      (113,890)(3)  4,481,520(11)
                     -----------  ---------   -----------  ----------   --------  ---------    ---------     ----------
 Net income
  (loss)...........   (7,692,474)  (193,920)   (2,502,382)   (269,773)    17,714   (115,506)    (976,858)     3,198,717
Preferred stock
 dividends and
 discount
 accretion.........     (786,389)       --       (687,000)        --         --         --       786,389(4)     687,000 (9)
                     -----------  ---------   -----------  ----------   --------  ---------    ---------     ----------
 Net income (loss)
  applicable to
  common stock.....  $(8,478,863) $(193,920)  $(3,189,382) $ (269,773)  $ 17,714  $(115,506)   $(190,469)    $3,885,717
                     ===========  =========   ===========  ==========   ========  =========    =========     ==========
 Net loss per
  common share.....  $    (2.02)
                     ===========
 Weighted average
  common shares
  outstanding......    4,187,736                                                                              2,405,293
                     ===========                                                                             ==========
                        ADJUSTMENTS
                     FOR ACQUISITIONS,
                        LICENSE AND                     ADJUSTMENTS       PRO FORMA
                      CHANNEL RIGHTS     PRO FORMA          FOR           COMBINED
                         PURCHASES       COMBINED        OFFERING        AS ADJUSTED
                     ------------------ --------------- ---------------- ------------
Revenues...........     $      --       $ 6,387,670     $      --        $ 6,387,670
Operating expenses:
 Systems
  operations.......            --         4,411,642            --          4,411,642
 Selling, general
  and
  administrative...            --         7,380,690            --          7,380,690
 Depreciation and
  amortization.....        338,642 (7)    5,152,049            --          5,152,049
                     ------------------ --------------- ---------------- ------------
   Total operating
    expenses.......        338,642       16,944,381            --         16,944,381
                     ------------------ --------------- ---------------- ------------
Operating income
 (loss)............       (338,642)     (10,556,711)           --        (10,556,711)
                     ------------------ --------------- ---------------- ------------
Interest income....            --         2,039,179            --          2,039,179
Interest expense...            --        (4,934,693)    (1,533,910)(10)   (6,468,603)
Other..............            --           102,620            --            102,620
                     ------------------ --------------- ---------------- ------------
 Income (loss)
  before income
  taxes............       (338,642)     (13,349,605)    (1,533,910)      (14,883,515)
 Income tax
  (expense)
  benefit..........          5,039(3)     4,481,520(11)    536,867(11)     5,018,387
                     ------------------ --------------- ---------------- ------------
 Net income
  (loss)...........       (333,603)      (8,868,085)      (997,043)       (9,865,128)
Preferred stock
 dividends and
 discount
 accretion.........            --               --             --                --
                     ------------------ --------------- ---------------- ------------
 Net income (loss)
  applicable to
  common stock.....     $(333,603)      $(8,868,085)    $ (997,043)      $(9,865,128)
                     ================== =============== ================ ============
 Net loss per
  common share.....                     $     (1.15)                     $     (1.27)
                                        ===============                  ============
 Weighted average
  common shares
  outstanding......      1,148,040        7,741,069                        7,741,069
                     ================== ===============                  ============

                              WIRELESS ONE, INC.

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                       THREE MONTHS ENDED MARCH 31, 1996

                                                                                                   ADJUSTMENTS
                                                                                                FOR ACQUISITIONS,
                      WIRELESS                                                                     LICENSE AND
                         ONE       TRUVISION    MADISON     BARTEL     SHOALS    TRUVISION       CHANNEL RIGHTS    PROFORMA
                     HISTORICAL   HISTORICAL   HISTORICAL HISTORICAL HISTORICAL ADJUSTMENTS         PURCHASES      COMBINED
                     -----------  -----------  ---------- ---------- ---------- -----------     ----------------- -----------
Revenues...........  $   940,777  $ 1,286,026   $392,629   $ 8,500    $ 20,967  $ (138,197)(5)      $     --      $ 2,510,702
Operating expenses:
 Systems
  operations.......      555,942      885,711    152,554     5,090      13,254     (36,668)(5)            --        1,575,883
 Selling, general
  and
  administrative...    2,637,553      911,024    191,675     3,351      12,479         --                 --        3,756,082
 Depreciation and
  amortization.....      964,005      584,544    129,134        17      15,327     (17,566)(6)         84,662 (7)   2,097,871
                                                                                   201,431 (7)
                                                                                   136,317 (8)
                     -----------  -----------   --------   -------    --------  ----------          ---------     -----------
   Total operating
    expenses.......    4,157,500    2,381,279    473,363     8,458      41,060     283,514             84,662       7,429,836
                     -----------  -----------   --------   -------    --------  ----------          ---------     -----------
Operating income
 (loss)............   (3,216,723)  (1,095,253)   (80,734)       42     (20,093)   (421,711)           (84,662)     (4,919,134)
                     -----------  -----------   --------   -------    --------  ----------          ---------     -----------
Interest income....    2,126,360          --         --        --          --          --                 --        2,126,360
Interest expense...   (5,009,893)    (163,998)    (2,910)      --       (8,784)        --                 --       (5,185,585)
Other..............       20,424          --      19,703       --          --          --                 --           40,127
                     -----------  -----------   --------   -------    --------  ----------          ---------     -----------
 Income (loss)
  before income
  taxes............   (6,079,832)  (1,259,251)   (63,941)       42     (28,877)   (421,711)           (84,662)     (7,938,232)
 Income tax
  benefit..........          --           --         --        --          --    2,730,670(11)            --        2,730,670
                     -----------  -----------   --------   -------    --------  ----------          ---------     -----------
 Net income
  (loss)...........   (6,079,832)  (1,259,251)   (63,941)       42     (28,877)  2,308,959            (84,662)     (5,207,562)
Preferred stock
 dividends and
 discount
 accretion.........          --      (220,000)       --        --          --      220,000(9)             --              --
                     -----------  -----------   --------   -------    --------  ----------          ---------     -----------
 Net income (loss)
  applicable to
  common stock.....  $(6,079,832) $(1,479,251)  $(63,941)  $    42    $(28,877) $2,528,959           $(84,662)    $(5,207,562)
                     ===========  ===========   ========   =======    ========  ==========          =========     ===========
 Net loss per
  common share.....  $     (0.45)                                                                                 $     (0.31)
                     ===========                                                                                  ===========
 Weighted average
  common shares
  outstanding......   13,498,752                                                 2,405,293          1,148,040      17,052,085
                     ===========                                                ==========          =========     ===========
                     ADJUSTMENTS      PROFORMA
                         FOR          COMBINED
                      OFFERING       AS ADJUSTED
                     --------------- ------------
Revenues...........   $     --       $ 2,510,702
Operating expenses:
 Systems
  operations.......         --         1,575,883
 Selling, general
  and
  administrative...         --         3,756,082
 Depreciation and
  amortization.....         --         2,097,871
                     --------------- ------------
   Total operating
    expenses.......         --         7,429,836
                     --------------- ------------
Operating income
 (loss)............         --        (4,919,134)
                     --------------- ------------
Interest income....         --         2,126,360
Interest expense...    (418,615)(10)  (5,604,200)
Other..............         --            40,127
                     --------------- ------------
 Income (loss)
  before income
  taxes............    (418,615)      (8,356,847)
 Income tax
  benefit..........     146,511(11)    2,877,181
                     --------------- ------------
 Net income
  (loss)...........    (272,104)      (5,479,666)
Preferred stock
 dividends and
 discount
 accretion.........         --               --
                     --------------- ------------
 Net income (loss)
  applicable to
  common stock.....   $(272,104)     $(5,479,666)
                     =============== ============
 Net loss per
  common share.....                  $     (0.32)
                                     ============
 Weighted average
  common shares
  outstanding......                   17,052,085
                                     ============

   NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

 (1) Reflects the additional channel lease expense associated with the Heartland Transaction.

 (2) Reflects additional interest expense on the Existing Notes at a rate of 13%, amortization of debt issuance costs and amortization of debt discount associated solely with the portion of the proceeds of the Old Offerings utilized to pay $7 million of notes payable to Heartland.

 (3) Reflects the adjustment of income tax benefit as a result of the Heartland Transaction and the BarTel Purchase.

 (4) Reflects the elimination of the preferred stock dividends and discount accretion related to the redeemable convertible preferred stock of Old Wireless One which was converted to Common Stock at the time of the Old Offerings.

 (5) Reflects the elimination of TruVision's, Madison's and Shoals' installation revenue and direct commissions from the statement of operations in order to conform accounting policies for the capitalized costs of subscriber installations to the Company's accounting policies.

 (6) Reflects the reduction in depreciation expense as a result of the conforming adjustments in Note 5 above.

 (7) Reflects the amortization of the intangible assets acquired in the TruVision Transaction, Madison Purchase, Shoals Purchase, and certain other channel rights purchases. For purposes of these Pro Forma Statements, lives of 20 years have been used for licenses and channel rights. Amortization of intangible assets has only been recorded in those Markets acquired which are Operating Systems.

 (8) Reflects the amortization of excess purchase price over the fair value of net identifiable assets acquired in the TruVision Transaction over 20 years.

 (9) Reflects the elimination of the preferred dividend requirements as a result of the conversion of TruVision's convertible preferred stock into TruVision common stock.

(10) Reflects additional interest expense on the Notes at an assumed rate of 13.25% and amortization of debt issuance costs and amortization of debt discount resulting from the issue price allocated to the Warrants associated solely with the portion of the proceeds from the Offering used to repay $10.1 million of TruVision indebtedness. A 0.125% difference in the stated rate on the Notes would impact interest expense for the year ended December 31, 1995 and the three months ended March 31, 1996 by $13,400 and $4,000, respectively. Giving full effect to (i) the issuance of the Existing Notes and amortization of the related debt issuance cost,
     (ii) the issuance of the Notes at an assumed rate of 13.25% and amortization of the related debt issuance costs, and (iii) the incurrence of BTA Auction indebtedness as if such indebtedness had been incurred, and the Existing Notes and the Notes had been issued, on January 1, 1995, interest expense on a pro forma basis would have been $42.1 million and $10.9 million, respectively, for the year ended December 31, 1995 and the three months ended March 31, 1996.

(11) Reflects adjustment to income tax benefit related to the pro forma adjustments. Income tax benefit reflects the recognition of deferred tax assets to the extent such assets can be realized through reversals of existing taxable temporary differences.

                      SELECTED HISTORICAL FINANCIAL DATA

WIRELESS ONE

  The selected consolidated historical financial data presented below as of December 31, 1994 and 1995 and for the period from February 4, 1993 (inception) to December 31, 1993 and the years ended December 31, 1994 and 1995 were derived from the consolidated financial statements of the Company which were audited by KPMG Peat Marwick LLP, independent certified public accountants, and which are included elsewhere in this Prospectus. The selected historical consolidated financial data presented below as of March 31, 1996 and for the three months ended March 31, 1995 and 1996 were derived from the unaudited consolidated financial statements of the Company, which are included elsewhere in this Prospectus and which, in the opinion of the Company include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for such unaudited interim periods. The statement of operations data for interim periods are not necessarily indicative of results for subsequent periods or for the full year. This selected consolidated historical financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements (including the notes thereto) of Wireless One, Inc., contained elsewhere in this Prospectus. See "Index to Financial Statements".


                                                              YEAR ENDED                 THREE MONTHS
                                   PERIOD FROM               DECEMBER 31,               ENDED MARCH 31,
                          FEBRUARY 4, 1993 (INCEPTION)  ------------------------  ----------------------------
                              TO DECEMBER 31, 1993         1994         1995          1995           1996
                          ----------------------------- -----------  -----------  ------------  --------------
STATEMENT OF OPERATIONS
 DATA:
Revenues................            $     --            $   380,077  $ 1,343,969  $    238,825   $    940,777
Operating expenses:
 Systems operations.....               24,429               274,886      841,819       169,981        555,942
 Selling, general and
  administrative........              110,281             1,800,720    4,431,839       461,129      2,637,553
 Depreciation and amor-
  tization..............               27,489               413,824    1,783,066       199,519        964,005
                                    ---------           -----------  -----------  ------------   ------------
Total operating ex-
 penses.................              162,199             2,489,430    7,056,724       830,629      4,157,500
                                    ---------           -----------  -----------  ------------   ------------
Operating loss..........             (162,199)           (2,109,353)  (5,712,755)     (591,804)    (3,216,723)
Interest expense, net...                 (411)             (152,460)  (1,979,719)     (111,488)    (2,863,109)
                                    ---------           -----------  -----------  ------------   ------------
Net loss                             (162,610)           (2,261,813)  (7,692,474)     (703,292)    (6,079,832)
Preferred stock divi-
 dends and
 discount accretion.....                  --                    --      (786,389)          --             --
                                    ---------           -----------  -----------  ------------   ------------
Net loss applicable to
 common stock...........            $(162,610)          $(2,261,813) $(8,478,863) $   (703,292)  $ (6,079,832)
                                    =========           ===========  ===========  ============   ============
Deficiency of earnings
 to fixed charges.......            $ 162,610           $ 2,261,813  $ 8,478,863  $    703,292   $  6,079,832
                                    =========           ===========  ===========  ============   ============
Net loss per share......            $   (0.30)          $     (1.21) $     (2.02) $      (0.35)  $      (0.45)
                                    =========           ===========  ===========  ============   ============
Shares used in computing
 net loss per share.....              538,127             1,863,512    4,187,736     2,013,950     13,498,752
                                    =========           ===========  ===========  ============   ============
                                                                           DECEMBER 31,
                                                                     -------------------------
                                                                        1994          1995      MARCH 31, 1996
                                                                     -----------  ------------  --------------
BALANCE SHEET DATA:
Working capital (deficit), excluding restricted cash..............   $(1,537,244) $104,446,672   $ 87,773,899
Restricted cash...................................................           --     53,393,344     53,681,589
Total assets......................................................     8,914,224   213,799,874    213,294,099
Current portion of long-term debt.................................     1,457,295       376,780        384,366
Long-term debt....................................................     2,839,602   150,871,267    150,993,259
Total stockholders' equity........................................     4,343,713    55,649,687     49,569,855

HEARTLAND DIVISION

  The selected financial data presented below as of December 31, 1993 and 1994 and for the year ended December 31, 1993, the period from January 1, 1994 to August 18, 1994 and the period from August 19, 1994 to December 31, 1994 were derived from the financial statements of Heartland Division, which were audited by KPMG Peat Marwick LLP, independent certified public accountants, and which are included elsewhere in this Prospectus. The selected financial data presented below as of September 30, 1995 and for the period from August 19, 1994 to September 30, 1994 and the nine months ended September 30, 1995 were derived from the unaudited financial statements of Heartland Division, which are included elsewhere in this Prospectus and which, in the opinion of the management of Heartland, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for such unaudited interim periods. The statement of operations data for interim periods are not necessarily indicative of results for subsequent periods or for the full year. On August 19, 1994, a new cost basis was established for certain assets comprising a portion of Heartland Division due to a business combination accounted for as a purchase. As a result of such acquisition, financial information of Heartland Division for periods after August 18, 1994 is presented on a different cost basis than that for periods before August 18, 1994 and, therefore, such information is not comparable. This selected financial data should be read in conjunction with the financial statements (including the notes thereto) of Heartland Division contained elsewhere in this Prospectus. See "Index to Financial Statements."

                                                                          JANUARY
                                                                          1, 1994    AUGUST 19,   AUGUST 19,    NINE MONTHS
                                                             YEAR ENDED  TO AUGUST    1994 TO       1994 TO        ENDED
                                                            DECEMBER 31,    18,     DECEMBER 31, SEPTEMBER 30, SEPTEMBER 30,
                                                                1993       1994         1994         1994          1995
                                                            ------------ ---------  ------------ ------------- -------------
STATEMENT OF OPERATIONS DATA:
Revenue....................................................  $  850,167  $ 616,223   $ 291,012     $ 80,095      $ 632,173
Operating expenses:
 Systems operations........................................     397,503    340,539     197,429       54,601        397,574
 Selling, general and administrative.......................     557,466    320,701     184,859       50,065        348,447
 Depreciation and amortization.............................     211,464    166,358      77,995       22,659        193,962
                                                             ----------  ---------   ---------     --------      ---------
Total operating expenses...................................   1,166,433    827,598     460,283      127,325        939,983
                                                             ----------  ---------   ---------     --------      ---------
Operating loss.............................................    (316,266)  (211,375)   (169,271)     (47,230)      (307,810)
Income tax benefit.........................................         --         --       62,630       17,475        113,890
                                                             ----------  ---------   ---------     --------      ---------
Net loss...................................................  $ (316,266) $(211,375)  $(106,641)    $(29,755)     $(193,920)
                                                             ==========  =========   =========     ========      =========
Deficiency of earnings to fixed charges....................  $  316,266  $ 211,375   $ 169,271     $ 47,230      $ 307,810
- --------------------------------------------------
                                                             ==========  =========   =========     ========      =========

                                         DECEMBER 31, DECEMBER 31, SEPTEMBER 30,
                                             1993         1994         1995
                                         ------------ ------------ -------------
BALANCE SHEET DATA:
Working capital.................          $   20,830   $   62,810   $   240,457
Total assets....................           2,400,573    9,179,806    14,256,367
Division equity.................           2,302,227    8,857,709    14,044,155

TRUVISION

  The selected financial data presented below as of August 24, 1994 and for the period January 1, 1994 through August 24, 1994 were derived from the financial statements of MWTV, and the selected financial data presented below as of December 31, 1994 and December 31, 1995 and for the period August 25, 1994 through December 31, 1994 and the year ended December 31, 1995 were derived from the financial statements of TruVision, which in each case were audited by Arthur Andersen LLP, independent certified public accountants, and which are included elsewhere in this Prospectus. The selected financial data presented below as of March 31, 1996 were derived from the unaudited consolidated financial statements of TruVision, which are included elsewhere in this Prospectus and which, in the opinion of management of TruVision, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for such unaudited interim periods. The statement of operations data for interim periods are not necessarily indicative of results for subsequent periods or for the full year. This selected financial data should be read in conjunction with the financial statements (including the notes thereto) of TruVision contained elsewhere in this Prospectus. See "Index to Financial Statements."

                               MWTV                           TRUVISION
                          --------------- --------------------------------------------------
                          JANUARY 1, 1994  AUGUST 25, 1994                     THREE MONTHS
                                TO               TO            YEAR ENDED         ENDED
                          AUGUST 24, 1994 DECEMBER 31, 1994 DECEMBER 31, 1995 MARCH 31, 1996
                          --------------- ----------------- ----------------- --------------
RESULTS OF OPERATIONS:
Total revenues..........    $    73,370      $  430,534       $  3,081,614     $  1,286,026
 System operating ex-
  penses................        278,000         425,603          2,103,053          885,712
 Selling, general and
  administrative........        668,009         534,431          2,086,200          911,024
 Depreciation and amor-
  tization..............         82,196         167,990          1,266,301          584,544
                            -----------      ----------       ------------     ------------
Total operating
 expenses...............      1,028,205       1,128,024          5,455,554        2,381,280
                            -----------      ----------       ------------     ------------
Operating loss..........       (954,835)       (697,490)        (2,373,940)      (1,095,254)
Interest income
 (expense), net.........          6,632          55,728           (128,442)        (163,997)
                            -----------      ----------       ------------     ------------
Net loss................    $  (948,203)     $ (641,762)      $ (2,502,382)    $ (1,259,251)
                            ===========      ==========       ============     ============
                          AUGUST 24, 1994 DECEMBER 31, 1994 DECEMBER 31, 1995 MARCH 31, 1996
                          --------------- ----------------- ----------------- --------------
BALANCE SHEET DATA:
Working capital
 (deficit)..............    $(2,696,905)     $1,948,892       $ (4,770,468)    $(12,504,381)
Total assets............      4,252,144       7,983,059         12,877,217       19,751,653
Current portion of long-
 term debt..............      3,308,000             --           4,531,464       10,084,894
Long-term debt..........            --              --                 --               --
Convertible preferred
 stock..................            --            8,000             11,000           11,000
Total stockholders'
 equity.................        495,040       7,091,917          7,589,535        6,330,284

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with the financial statements (including the notes thereto) included elsewhere in this Prospectus. See "Index to Financial Statements."

                                  THE COMPANY

  The Company acquires, develops, owns and operates wireless cable television systems. The Company has targeted small to mid-size markets, located in Texas, Louisiana, Mississippi, Tennessee, Kentucky, Alabama, North Carolina, South Carolina, Georgia, Arkansas and Florida, with approximately 25% of the households not currently passed by traditional hard-wire cable systems. In addition, the Company has Operating Systems located in Brenham, Bryan/College Station, Milano and Wharton, Texas; Bunkie, Lafayette, Monroe and Lake Charles, Louisiana; Jackson, Delta, Gulf Coast, Natchez and Oxford, Mississippi; Bucks, Demopolis, Dothan and Huntsville, Alabama; Ft. Walton Beach, Gainesville, Panama City and Pensacola, Florida; Jeffersonville, Georgia and Tullahoma and Lawrenceburg, Tennessee.

  EXCEPT FOR THE PRECEDING PARAGRAPH AND "--PRO FORMA RESULTS OF OPERATIONS," THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS SOLELY REFLECTS THE HISTORICAL RESULTS OF THE COMPANY AND DOES NOT GIVE EFFECT TO ANY OF THE PRO FORMA EVENTS, INCLUDING, WITHOUT LIMITATION, THE TRUVISION TRANSACTION AND THE ACQUISITIONS. DUE TO THE LIMITED OPERATING HISTORY, STARTUP NATURE AND RAPID GROWTH OF THE COMPANY, PERIOD-TO-PERIOD COMPARISONS OF FINANCIAL DATA ARE NOT NECESSARILY INDICATIVE OF RESULTS FOR SUBSEQUENT PERIODS AND SHOULD NOT BE RELIED UPON AS AN INDICATOR OF THE FUTURE PERFORMANCE OF THE COMPANY.

OVERVIEW

  Since inception, the Company has sustained substantial net losses, due primarily to start-up costs, interest expense and charges for depreciation and amortization, and has experienced negative consolidated EBITDA. At December 31, 1995, none of the Operating Systems had positive cash flow from operations, primarily as a result of their early stages of development. There can be no assurance that any system or the Company as a whole will generate positive cash flow. The Company expects to continue to experience negative consolidated EBITDA through at least the third quarter of 1998, and may continue to do so thereafter while it develops and expands its wireless cable systems, even if individual systems of the Company generate positive System EBITDA. As the Company continues to develop systems, positive cash flow from more mature systems is expected to be partially or completely offset by operating losses from less developed systems and from development costs associated with establishing systems in new markets. This trend is expected to continue until the Company has a sufficiently large subscriber base to absorb operating and development costs of recently launched systems. The Company does not anticipate being able to generate positive net income until after 2001, and there can be no assurance that other factors, such as, but not limited to, economic conditions, its inability to raise additional financing or disruptions in its operations, will not result in additional time elapsing prior to the Company operating on a profitable basis. Losses may increase as operations in additional systems are commenced or acquired. See "Risk Factors--Limited Operating History; Lack of Profitable Operations; Negative Cash Flow; Early Stage Company."

  "System EBITDA" means net income (loss) plus interest expense, income tax expense, depreciation and amortization expense and all other non-cash charges, less any non-cash items which have the effect of increasing net income or decreasing net loss, for a system and includes all selling, general and administrative expenses attributable to employees employed in that system. For the periods presented there are no such non-cash items. Information with respect to EBITDA is included herein because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. EBITDA is not intended to represent cash flows, as determined in accordance with generally accepted accounting principles, nor has it been presented as an alternative to operating income or as an indicator of operating performance and should not be considered as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

THREE MONTHS ENDED MARCH 31, 1996 COMPARED TO THE SAME PERIOD ENDED 1995

  The table below sets forth for each of the Operating Systems the later of the date of launch or acquisition by the Company and the approximate number of subscribers at March 31, 1995 and March 31, 1996.

                                                   APPROXIMATE    APPROXIMATE
                                    LAUNCH OR     SUBSCRIBERS AT SUBSCRIBERS AT
MARKET                           ACQUISITION DATE MARCH 31, 1995 MARCH 31, 1996
- ------                           ---------------- -------------- --------------
Brenham, TX ....................  February 1996         --              268
Bryan/College Station, TX ......  May 1995              --            2,080
Milano, TX .....................  October 1995          --            1,501
Wharton, TX ....................  June 1994           1,601           1,881
Bunkie, LA .....................  December 1995         --              667
Lafayette, LA ..................  January 1994          436             625
Lake Charles, LA ...............  April 1994            573             490
Monroe, LA .....................  October 1995          --            1,206
Gainesville, FL ................  January 1996          --              261
Panama City, FL ................  September 1995        --            1,362
Pensacola, FL ..................  July 1995             --            1,287
Jeffersonville, GA (1)..........  March 1996            --              --
Tullahoma, TN ..................  November 1995         --              661
                                                      -----          ------
  TOTAL.........................                      2,610          12,289
                                                      =====          ======

- --------
(1) System launched at the end of March 1996.

REVENUE INFORMATION

                                        FOR THE THREE MONTHS     APPROXIMATE
                                           ENDED MARCH 31,     AVERAGE REVENUE
                                        --------------------- PER SUBSCRIBER FOR
                                           1995       1996        MARCH 1996
                                        ---------- ---------- ------------------
SUBSCRIPTION REVENUES:
Brenham, TX............................ $      --  $    8,526       $33.83
Bryan/College Station, TX .............        --     171,891        34.88
Milano, TX ............................        --     140,578        32.24
Wharton, TX ...........................    167,062    178,988        35.69
Bunkie, LA ............................        --      34,686        33.10
Lafayette, LA .........................     23,475     41,207        23.22
Lake Charles, LA ......................     48,288     42,408        29.86
Monroe, LA ............................        --      89,861        30.17
Gainesville, FL .......................        --       6,009        27.72
Panama City, FL .......................        --      82,456        31.40
Pensacola, FL .........................        --     110,282        38.87
Jeffersonville, GA (1).................        --         --           --
Tullahoma, TN .........................        --      33,885        33.41
                                        ---------- ----------
  TOTAL................................ $  238,825 $  940,777
                                        ========== ==========

- --------
(1) System launched at the end of March 1996.

  Revenues. Revenues consist primarily of subscription revenues which principally consist of monthly fees paid by subscribers for the basic programming package and for premium programming services. Subscription revenues for the three months ended March 31, 1996 were $940,777 as compared to $238,825 for the comparable period of 1995, an increase of $701,952 or 294%. This increase is principally attributable to the increase in the average number of subscribers for the three months ended March 31, 1996 compared to the same period in 1995. The increase in the average number of subscribers is due to the launch of eight new systems during the remaining nine months of 1995 and during the first quarter of 1996. In addition, the contributions of two Operating Systems from Heartland in October 1995, are part of this increase in the average number of subscribers for the first three months of 1996.

  Systems Operations Expense. Systems operations expense includes programming costs, channel lease payments, tower site rentals, and repairs and maintenance. Programming costs and channel lease payments (with the exception of minimum payments) are variable expenses which increase as the number of subscribers increases. Systems operations expense for the three months ended March 31, 1996 was $555,942 as compared to $169,981 for the same period of 1995, reflecting an increase of $385,961 or 227%. This increase is attributable primarily to the increase in the number of subscribers for such period in 1996 compared to such period in 1995 as a result of the new Markets launched as described above.

  Selling, General and Administrative Expense. Selling, general and administrative ("SG&A") expense for the three months ended March 31, 1996 was $2,637,553 compared to $461,129 for the same period of 1995, an increase of $2,176,424 or 471%. The Company has experienced increasing selling, general and administrative expenses as a result of its increased wireless cable activities and associated administrative costs including costs related to opening and maintaining additional offices and additional compensation expense. The increase is due primarily to increases in personnel costs, advertising and marketing expenses and other overhead expenses required to support the expansion of the Company's operations. The Company believes such selling, general and administrative costs will not stabilize until 1998 when all systems are expected to be launched. At that time, administrative expenses should remain constant with selling and general expense stabilizing when desired penetration rates are achieved. In order for such stabilization to occur within this time period, however, the current system launch schedule must be met and desired penetration rates must be achieved. There can be no assurance that the Company will meet the current launch schedule or that desired penetration rates will be achieved or consequently that such selling, general and administrative expenses will stabilize within this time period.

  Depreciation and Amortization Expense. Depreciation and amortization expense includes depreciation of systems and equipment and amortization of channel rights and organizational costs. Depreciation and amortization expense for the three months ended March 31, 1996 was $964,005 versus $199,519 for the same period of 1995, an increase of $764,486 or 383%. This increase is due to additional amortization of channel rights from systems launched plus amortization of amounts related to systems acquired from Heartland. In addition, depreciation increased due to costs associated with the increase in subscribers and purchase of equipment for newly launched markets.

  Interest Expense. Interest expense increased to $5,009,893 from $114,090 as compared to the same period ended in 1995. This large increase in interest expense is due to the issuance in October 1995 of the Existing Notes.

  Interest Income. Interest income includes amounts earned on the Company's cash equivalents and the escrowed funds required to cover the first three years' interest payments as required by the terms of the Old Indenture relating to the Existing Notes. Interest income of $2,126,360 consists of interest earned on the proceeds from the Old Offerings.

RESULTS OF OPERATIONS SINCE INCEPTION

  The results of operations for the years ended December 31, 1993, 1994 and 1995 were prepared based on the historical results of the Company for the period from February 4, 1993 (inception) to December 31, 1993 and the years ended December 31, 1994 and 1995. On October 18, 1995, the Company acquired the Heartland Division in exchange for approximately 3.5 million shares of Common Stock and $10 million in notes, which were repaid from the proceeds of the Old Offerings. As a result, the results of operations for the year ended December 31, 1995 includes the operating results of the Company for the period from January 1, 1995 through October 18, 1995 and the combined operating results of the Company and the Heartland Division for the period from October 19, 1995 through December 31, 1995. Period-to-period comparisons of the Company's financial results are not necessarily meaningful and should not be relied upon as an indication of future performance due to the acquisition of the Heartland Division and the development of the Company's business and system launches during the periods presented.

  Historically, the Company subscribers have been located in single-family homes. The number of subscribers located in multiple-dwelling units ("MDUs") in the Operating Systems increased as a percentage of total subscribers from approximately 1.5% at December 31, 1994 to approximately 1.9% at December 31, 1995. MDU subscribers typically generate lower per subscriber revenue than single-family units.

  The table below sets forth for each of the Operating Systems, the later of the date of launch or acquisition by the Company and the approximate number of subscribers at December 31, 1994 and 1995 and February 29, 1996.

                                             APPROXIMATE       APPROXIMATE       APPROXIMATE
                            LAUNCH OR      SUBSCRIBERS AT    SUBSCRIBERS AT    SUBSCRIBERS AT
MARKET                   ACQUISITION DATE DECEMBER 31, 1994 DECEMBER 31, 1995 FEBRUARY 29, 1996
- ------                   ---------------- ----------------- ----------------- -----------------
Brenham, TX.............   February 1996          --                --                126
Bryan/College Station,
 TX.....................        May 1995          --              1,445             1,809
Milano, TX(1)...........    October 1995          --              1,297             1,428
Wharton, TX.............       June 1994        1,401             1,579             1,768
Bunkie, LA..............   December 1995          --                 62               463
Lafayette, LA(2)........    January 1994          500               593               610
Lake Charles, LA(3).....      April 1994          603               487               476
Monroe, LA(4)...........    October 1995          --                829             1,045
Gainesville, FL.........    January 1996          --                --                100
Panama City, FL.........  September 1995          --                442             1,039
Pensacola, FL...........       July 1995          --                658             1,086
Jeffersonville, GA......      March 1996          --                --                --
Tullahoma, TN...........   November 1995          --                133               422
                                                -----             -----            ------
  TOTAL.................                        2,504             7,525            10,372
                                                =====             =====            ======

- --------
(1) The Milano System was acquired by the Company from Heartland in October
    1995.
(2) The Company is not actively marketing, and does not currently intend to actively market, its service in the Lafayette Market until an increase in the channel offering is achieved, which the Company expects to occur within twelve months from the date hereof.
(3) The Company expects to commence marketing the Lake Charles System in August 1996.
(4) The Monroe System was acquired by the Company from Heartland in October
    1995.

REVENUE INFORMATION

                                                                 APPROXIMATE
                                     YEAR ENDED DECEMBER 31,   AVERAGE REVENUE
                                     ------------------------ PER SUBSCRIBER FOR
                                     1993   1994      1995      DECEMBER 1995
                                     ---- -------- ---------- ------------------
SUBSCRIPTION REVENUES:
  Brenham, TX....................... $--  $    --  $      --        $  -- (1)
  Bryan/College Station, TX.........  --       --     185,195        33.70
  Milano, TX........................  --       --      89,798        31.40
  Wharton, TX.......................  --   159,507    620,650        35.90
  Bunkie, LA........................  --       --         554          -- (2)
  Lafayette, LA.....................  --    46,057    125,727        22.60
  Lake Charles, LA..................  --    48,739    182,760        30.10
  Monroe, LA........................  --       --      66,124        27.40
  Gainesville, FL...................  --       --         --           -- (1)
  Panama City, FL...................  --       --      11,644        31.90
  Pensacola, FL.....................  --       --      59,814        37.50
  Jeffersonville, GA................  --       --         --           -- (1)
  Tullahoma, TN.....................  --       --       1,703          -- (2)
                                     ---- -------- ----------
    TOTAL........................... $--  $254,303 $1,343,969
                                     ==== ======== ==========

- --------
(1) Operating System not launched at December 31, 1995.
(2) Number not meaningful due to timing of subscribers being put on service.

  Revenues. The Company had no operating revenues for the period from February 4, 1993 (inception) through December 31, 1993. The Company revenues for the year ended December 31, 1994 were $380,077. Subscription revenues from new subscribers totaled $254,303 or 67% of revenues. Equipment sales and other revenues accounted for $103,837 and $21,937, respectively, in 1994. All revenues were related to the Lafayette, Lake Charles and Wharton Systems, each of which was launched during 1994.

  For the year ended December 31, 1995 revenues, which were all subscription revenues, were $1,343,969. The increase in subscription revenues of $1,089,666 or 428% over 1994 was primarily attributable to the acquisition of the Heartland Division in October 1995, the launch of the Bryan/College Station and Pensacola Systems and the increase in revenues in the Company's existing Operating Systems. This increase in revenues from existing Operating Systems was primarily due to the Wharton and Lake Charles Systems being operational for 12 months in 1995 versus seven and eight months, respectively, for 1994, and an increase in average monthly subscribers in 1995 over 1994 for the Lafayette System.

  Systems Operations Expense. The Company incurred $24,429 of systems operations expense during 1993, primarily representing channel lease expense. For 1994, the Company incurred $274,886 of systems operations expense. The increase from 1993 to 1994 is attributable to 11 additional months of operation in 1994.

  For the year ended December 31, 1995, systems operations expense amounted to $841,819 as compared to $274,886 for the prior-year period. The increase was primarily attributable to the increase in the number of subscribers and new market launches.

  Selling General and Administrative Expense. The Company has experienced increasing selling, general, and administrative expense since its inception as a result of its increasing wireless cable activities and associated administrative costs, including costs related to opening and maintaining additional offices and additional compensation expense. The Company believes such selling, general and administrative costs will not stabilize until 1998 when all systems are expected to be launched. At that time, administrative expenses should remain constant with selling and general expense stabilizing when desired penetration rates are achieved. In order for such stabilization to occur within this time period, however, the current system launch schedule must be met and desired penetration rates must be achieved. There can be no assurance that the Company will meet the current launch schedules or that desired penetration rates will be achieved or consequently that such selling, general and administrative expenses will stabilize within this time period. SG&A increased from $110,281 in 1993 to $1,800,720 in 1994, primarily due to a longer operating period in 1994. For the year ended December 31, 1995, SG&A was $4,431,839 as compared to $1,800,720 for the prior period. The $2,631,119 increase is due primarily to increases in personnel costs, advertising and marketing expenses and other overhead expenses required to support the expansion of the Company's operations.

  Depreciation and Amortization Expense. Depreciation and amortization expense for 1994 amounted to $413,824 as compared to the partial year 1993 of $27,489.

  For the year ended December 31, 1995, depreciation and amortization expense totaled $1,783,066 compared to $413,824 for the same period in 1994. The increase was primarily attributable to additional costs incurred by the Company through its acquisition of the Heartland Division and development and implementation of the Company's operating plan.

  Interest Income. For the year ended December 31, 1995, the Company earned $1,473,432 on its cash equivalents and $550,684 from the escrowed funds.

  Interest Expense. Interest expense incurred during 1993 and 1994 amounted to $411 and $171,702, respectively. During 1994, the Company established a $3.0 million revolving credit facility from a bank secured by subscription receivables. The revolving credit facility accounted for $52,485 of interest expense in 1994. The outstanding balance on the facility at December 31, 1994 amounted to $1.1 million. Additionally, the Company has two discount notes that relate to the acquisition of channel rights in Pensacola and Panama City, Florida. The discount notes have a face value of $3.7 million and are due in installments through 1997. Interest expense related to the notes during 1994 amounted to $104,767. Finally, the subsidiary of the Company that owns and operates the Bryan/College Station System has outstanding a $150,000 convertible debenture that bears interest at the prime rate. The debenture is convertible at the option of the holder into a 20% minority interest in such subsidiary and is callable at a fixed price.

  On an aggregate basis, for the year ended December 31, 1995, interest expense totaled $4,070,184. The revolving credit facility was repaid in full from the proceeds of the private placement of redeemable convertible preferred stock in April 1995. Interest expense of $41,858 was incurred in 1995 for this revolving credit facility. In October 1995, the Company issued the Existing Notes with an aggregate principal amount of $150,000,000. At December 31, 1995, interest expense of $3,683,333 had been accrued for the Senior Notes. Interest expense for the two discount notes described above was $289,170 for the year ended December 31, 1995. Interest expense on the convertible debenture described above related to the Bryan/College Station System was $13,046 for the year ended December 31, 1995.

  Net Loss. During 1993, the Company had no revenues and incurred a loss of $162,610, primarily due to SG&A. During 1994, the Company had total revenues of $380,077 and an operating loss of $2,109,353. The net loss for the Company during 1994 amounted to $2,261,813. For the year ended December 31, 1995, the Company had an operating loss of $5,712,755 on total revenues of $1,343,969. The net loss for the Company during 1995 amounted to $7,692,474.

LIQUIDITY AND CAPITAL RESOURCES

  The wireless cable television business is a capital intensive business. The Company's operations require substantial amounts of capital for (i) the installation of equipment at subscribers' locations, (ii) the construction of additional transmission and headend facilities and related equipment purchases, (iii) the funding of start-up losses and other working capital requirements, (iv) the acquisition of additional wireless cable channel rights and systems and (v) investments in, and, maintenance of, vehicles and administrative offices. Since inception, the Company has expended funds to lease or otherwise acquire channel rights in various Markets, to construct or acquire its Operating Systems, to commence construction of operating systems in different Markets and to finance initial operating losses.

  In order to finance the expansion of its Operating Systems and finance the launch of additional Markets, in October 1995 the Company consummated its initial public offering of 3,450,000 shares of Common Stock at $10.50 per share (the "Common Stock Offering"). The Company received approximately $32.3 million in net proceeds from the Common Stock Offering. Concurrent with the Common Stock Offering, the Company issued 150,000 units (the "Old Units") consisting of $150 million aggregate principal amount of Existing Notes and 450,000 warrants to purchase an equal number of shares of Common Stock at an exercise price of $11.55 per share to the initial purchasers. The Company placed approximately $53.2 million of the approximately $143.8 million of net proceeds realized from the sale of the Old Units into an escrow account to cover the first three years' interest payments as required by terms of the Old Indenture. Additionally, in April 1995, the Company completed a private placement of 14,781.75 shares of redeemable convertible preferred stock, receiving net proceeds of approximately $13.8 million. Such preferred stock was converted into Common Stock at the time of the Heartland Transaction.

  The Old Indenture pursuant to which the Existing Notes were issued contains representations and warranties, affirmative and negative covenants and events of default customary for financing of this type. As of March 31, 1996, the Company was in compliance in all material respects with all covenants in the Old Indenture.

  At March 31, 1996, the Company had commitments to purchase approximately $6.2 million in equipment for existing and future Markets, primarily for set-top converters and head end equipment.

  The Company has experienced negative cash flow from operations in each year since its formation, and the Company expects to continue to experience negative consolidated EBITDA due to operating costs associated with system development and costs associated with expansion and acquisition activities. Until sufficient cash flow is generated from operations, the Company will be required to utilize its current capital resources or external sources of funding to satisfy its capital needs. The Company currently believes that the aggregate net proceeds from the Company's Old Offerings and this Offering will be sufficient to meet its expected capital needs at least over the next twelve months.

  The Company does not anticipate immediate reductions in SG&A, including reductions in its number of employees, as a consequence of the TruVision Transaction.

  Subject to the limitations relating to the Existing Notes and the Notes, in order to accelerate its growth rate and to finance general corporate activities and the launch or build-out of additional systems, the Company may supplement its existing sources of funding with financing arrangements at the operating system level or through additional borrowings, the sale of additional debt or equity securities, including a sale to a strategic investor, joint ventures or other arrangements, if such financing is available to the Company on satisfactory terms.

  As a result of the Old Offering and the Offering, and the possible incurrence of additional indebtedness, the Company will be required to satisfy certain debt service requirements. Following the disbursement in October 1998 of all of the funds in the escrow account established in connection with the Old Indenture, a substantial portion of the Company's cash flow will be devoted to debt service on the Existing Notes and
on and after      , 2002, on the Notes offered in this Offering, and the
ability of the Company to make payments of principal and interest will be largely dependent upon its future performance. Many factors, some of which will be beyond the Company's control (such as prevailing economic conditions), may affect its performance. There can be no assurance that the Company will be able to generate sufficient cash flow to cover required interest and principal payments when due on the Existing Notes, the Notes, or other indebtedness of the Company, including $23,712,880 of indebtedness to be incurred to the federal government in connection with the Company's winning bids in the BTA Auction. If the Company is unable to make interest and principal payments in the future, it may, depending upon the circumstances which then exist, seek additional equity or debt financing, attempt to refinance its existing indebtedness or sell all or part of its business or assets to raise funds to repay its indebtedness. The incurrence of additional indebtedness is restricted by the Indentures.

  In managing its wireless cable assets, the Company may, at its option, exchange or trade existing wireless cable channel rights for channel rights in Markets that have a greater strategic value to the Company. The Company continually evaluates opportunities to acquire, either directly or indirectly through the acquisition of other entities, wireless cable channel rights. There is no assurance that the Company will not pursue any such opportunities that may utilize capital currently expected to be available for its current Markets.

  For the three months ended March 31, 1995, cash used in operating activities was $0.14 million consisting primarily of a net loss of $0.7 million, offset by an increase in accounts payable and accrued expenses of $0.27 million, non-cash expenses of $0.07 million and depreciation and amortization of $0.2 million. For the three months ended March 31, 1995, cash used in investing activities was $0.7 million, consisting primarily of capital expenditures and payments for licenses and organizational costs of approximately $0.68 million and $0.02 million, respectively. These capital expenditures were principally related to the construction of new markets and certain license and organization costs. For the three months ended March 31, 1995 cash provided by financing activities was $1.1 million, consisting primarily of $1.0 million in proceeds from the subscription of Common Stock and $0.04 million in proceeds from the issuance of long-term debt.

  For the three months ended March 31, 1996, cash used in operating activities was $0.02 million consisting primarily of a net loss of $6 million and an increase in receivables and prepaid expenses of $0.2 million, offset by an increase in accounts payable and accrued expenses of $5.4 million, depreciation and amortization of $0.96 million, non-cash income of $0.29 million and non-cash expenses of $0.15 million. For the three months ended March 31, 1996, cash used in investing activities was $11.4 million, consisting primarily of capital expenditures and payments for licenses and organizational costs of approximately $9.4 million and $1.9 million, respectively. These investing activities were principally related to the acquisition of equipment in certain of the Company's Operating Systems, as well as those Systems Under Construction or Near-Term Launch Markets and certain license and organization costs related to those Markets. For the three months ended March 31, 1996, cash used in financing activities was $0.001 million, consisting of $0.001 million from the repayments of long-term debt.

  For the year ended December 31, 1993, cash used in operating activities was $0.11 million, consisting primarily of a net loss of $0.16 million and an increase in prepaid expenses of $0.01 million, offset by an increase in accounts payable and accrued expenses of $0.04 million and depreciation and amortization of $0.03 million. For the year ended December 31, 1993, cash used in investing activities was $0.44 million, consisting primarily of capital expenditures and payments for licenses and organizational costs of approximately $0.28 million and $0.15 million, respectively. These capital expenditures principally related to the construction of new Markets and certain license and organization costs related to those Markets. For the year ended December 31, 1993 cash provided by financing activities was $0.63 million, consisting primarily of the proceeds from the issuance of 538,127 shares of Common Stock upon the Company's merger with Wireless One, L.L.C., and proceeds from the issuance of long-term debt.

  For the year ended December 31, 1994, cash used in operating activities was $1.7 million consisting primarily of a net loss of $2.3 million and an increase in receivables and prepaid expenses of $0.2 million, offset by an increase in accounts payable and accrued expenses of $0.2 million, depreciation and amortization of $0.4 million, and non-cash expenses of $0.16 million. For the year ended December 31, 1994, cash used in investing activities was $8.2 million, consisting primarily of capital expenditures and payments for licenses and organizational costs of approximately $3.0 million and $5.1 million, respectively. These investing activities principally related to the acquisition of equipment in certain of the Company's Operating Systems, as well as Systems Under Construction or Near-Term Launch Markets and certain license and organization costs related to those Markets. For the year ended December 31, 1994, cash provided by financing activities was $9.8 million, consisting primarily of $5.6 million from the issuance of 1,475,823 shares of Common Stock and $4.3 million from the issuance of long-term debt associated with license acquisition costs in Near-Term Launch Markets.

  For the year ended December 31, 1995, cash used in operating activities was $0.6 million, consisting primarily of a net loss of $7.7 million and increases in receivables and prepaid expenses of $0.6 million and $0.5 million, respectively, offset by an increase in accounts payable and accrued expenses of $6 million, an increase in depreciation and amortization of $1.8 million, and net non-cash expenses of $0.3 million. For the year ended December 31, 1995, cash used in investing activities was $71.3 million, consisting primarily of $53.1 million applied to purchase marketable investment securities to establish the escrow account relating to the Existing Notes and capital expenditures and payments for licenses and organizational costs of approximately $9.8 million and $6.8 million, respectively. The capital expenditures and acquisition costs principally related to the purchase of equipment in certain of the Company's Operating Systems, as well as Systems Under Construction or Near-Term Launch Markets and certain license and organizational costs related to those Markets. For the year ended December 31, 1995, cash flows provided by financing activities was $182.3 million. These financing activities are described in detail in the second paragraph of this discussion on liquidity and capital resources.

PRO FORMA RESULTS OF OPERATIONS

  The results of operations for the year ended December 31, 1995 and for the three months ended March 31, 1996 were prepared based on the Unaudited Pro Forma Condensed Combined Statements of Operations and reflect the pro forma adjustments made therein. See "Unaudited Pro Forma Condensed Combined Financial Information." As a result, the pro forma results of operations for the year ended December 31, 1995 and the three months ended March 31, 1996 are not directly comparable with the actual results experienced in such periods. The pro forma results of operations do not purport to represent what the Company's results of operations or financial position would actually have been if the aforementioned transactions or events had occurred on the dates specified or to project the Company's results of operations or financial position for any future periods or at any future date.

 Three Months Ended March 31, 1996

  Revenues. For the three months ended March 31, 1996, revenues were $2,510,702. Subscription revenues from subscribers accounted for $2,331,951, or approximately 93% of total revenues.

  Systems Operations Expense. The Company incurred $1,575,883 of systems operations expense.

  SG&A Expense. The Company recorded SG&A expense in the amount of $3,576,082 for the three months ended March 31, 1996.

  Depreciation and Amortization Expense. Depreciation and amortization expense totaled $2,097,871 for the period.

  Interest Income. For the three month period, the Company earned $1,451,035 on its cash equivalents and $675,325 from the escrowed funds.

  Interest Expense. Interest expense incurred during the period amounted to $5,604,200. This amount gives pro forma effect to the issuance of the Existing Notes and the Notes offered hereby only to the extent that the net proceeds of such offerings were used to repay indebtedness of the Company. No pro forma interest expense has been reflected on indebtedness incurred to acquire channel rights in the BTA Auction. Giving full effect to (i) the issuance of the Existing Notes and amortization of the related debt issuance costs, (ii) the issuance of the Notes at an assumed rate of 13.25% and amortization of the related debt issuance costs and amortization of the debt discount resulting from the issue price allocated to the Warrants, and (iii) the incurrence of BTA Auction indebtedness as if such indebtedness had been incurred, and the Existing Notes and Notes had been issued, on January 1, 1995, interest expense on a pro forma basis would have been $10.9 million for the three months ended March 31, 1996.

  Net Loss. As a result of the excess of expenses over revenues detailed above, the Company incurred a net loss of $5,479,666 for the three months ended March 31, 1996.

 Twelve Months Ended December 31, 1995

  Revenues. For the twelve months ended December 31, 1995, revenues were $6,387,670. Subscription revenues from new subscribers accounted for $5,901,370, or approximately 92% of total revenues.

  Systems Operations Expense. The Company incurred $4,411,642 of systems operating expenses, primarily related to channel lease payments.

  SG&A Expense. The Company recorded SG&A expense in the amount of $7,380,690 for the twelve months ended December 31, 1995.

  Depreciation and Amortization Expense. Depreciation and amortization expense totaled $5,152,049 for the period.

  Interest Income. For the twelve months ended December 31, 1995, the Company earned $1,488,495 on its cash equivalents and $550,684 from the escrowed funds.

  Interest Expense. Interest expense incurred during the period amounted to $6,468,603. This amount gives pro forma effect to the issuance of the Existing Notes and the Notes offered hereby only to the extent that the net proceeds of such offerings were used to repay indebtedness of the Company. No pro forma interest expense has been reflected on indebtedness incurred to acquire channel rights in the BTA Auction. Giving full effect to (i) the issuance of the Existing Notes and amortization of the related debt issuance costs, (ii) the issuance of the Notes at an assumed rate of 13.25% and amortization of the related debt issuance costs and amortization of the debt discount resulting from the issue price allocated to the Warrants, and (iii) the incurrence of BTA Auction indebtedness as if such indebtedness had been incurred, and the Existing Notes and Notes had been issued, on January 1, 1995, interest expense on a pro forma basis would have been $42.1 million for the year ended December 31, 1995.

  Net Loss. As a result of the excess of expenses over revenues detailed above, the Company incurred a net loss of $9,865,128 for the twelve months ended December 31, 1995.

                                   BUSINESS

  The Company acquires, develops, owns and operates wireless cable television systems, primarily in small to mid-size markets located in the southeastern United States. The Company's 80 markets (including 10 through a limited liability company which is 50% owned by the Company) are located in Texas, Louisiana, Mississippi, Tennessee, Kentucky, Alabama, Georgia, Arkansas, North Carolina, South Carolina and Florida and represent approximately 9.6 million households (including households in markets held through such limited liability company). The Company believes that approximately 7.3 million (1.1 million of which are in markets held through such limited liability company) can be served by LOS transmissions. LOS transmissions generally require a direct, unobstructed transmission path from the central transmitting antenna to an antenna at the subscriber's location. The Company believes that certain of its Mississippi, Tennessee, Alabama, Louisiana, Georgia and Florida markets comprise one of the largest contiguous geographic cluster in the wireless cable industry, covering approximately 204,000 square miles.

  The Company operates in and targets small to mid-size markets with a significant number of LOS households that are unpassed by traditional hard-wire cable. The Company estimates that approximately 25% of its LOS households are unpassed by traditional hard-wire cable. By comparison, in the 20 largest hard-wire cable markets in the United States, only approximately 2% of all households are unpassed by traditional hard-wire cable. Many of the households in the Company's Markets, particularly in rural areas, have limited access to local off-air VHF/UHF programming from ABC, NBC, CBS and Fox affiliates, and typically do not have access to subscription television service except via satellite television operators, whose equipment and subscription fees generally are more costly than those of wireless cable, and which are unable to retransmit local off-air channels. In many of the Company's rural Markets, the Company believes a significant number of households passed by cable are served by local cable operators with lower quality service and limited reception and channel lineups. As a result, the Company believes that its wireless cable television service is an attractive alternative to existing television choices for both passed and unpassed households.

  The Company's markets include (i) 24 Operating Systems, (ii) 9 Systems Under Construction, (iii) 17 Near-Term Launch Markets, and (iv) 20 Long-Term Launch Markets. In addition, the Company owns a 50% interest in a limited liability company which holds channel rights to serve 10 markets in North Carolina. See "Risk Factors--Need for Additional Financing for Growth; Certain Covenants", "--Uncertainty of Ability to Obtain FCC Authorizations", "Wireless Cable Industry--Government Regulation" and "Use of Proceeds." During the six months ended June 30, 1996, the Company increased its aggregate number of subscribers through internal growth and new system launches from approximately 23,725 to 40,253, representing a 139% annualized growth rate and a penetration rate of approximately 1.8% of the LOS households in the Operating Systems at June 30, 1996.

  While none of the Company's Operating Systems currently generate operating income or positive cash flow from operations, three of the Company's Operating Systems, Delta and Jackson, Mississippi, and Huntsville, Alabama currently generate positive System EBITDA. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. EBITDA is not intended to represent cash flows, as determined in accordance with generally accepted accounting principles, nor has it been presented as an alternative to operating income or cash flow from operations as an indicator of operating performance and should not be considered as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. Based on its brief operating history, the Company believes that its Operating Systems, which are summarized below, will generate positive System EBITDA upon the achievement of 2,500 to 3,000 subscribers. However, there can be no assurance that the achievement of this level of subscribers will result in a system generating positive System EBITDA. As of June 30, 1996, the Company had 40,253 subscribers in its 24 Operating Systems.

OPERATING SYSTEMS AND THE COMPANY'S MARKETS

  The table below provides information regarding the Company's Markets. "Estimated Total Households" represents the Company's estimate of the total number of households that are within the Company's Intended Service Area. "Intended Service Area" includes (i) areas that are presently served, (ii) areas where systems are not presently in operation but where the Company intends to commence operations and (iii) areas where service may be provided by signal repeaters or, in some cases, pursuant to FCC applications. "Estimated LOS Households" represents the Company's estimate of the number of households that can receive an adequate signal from the Company in its Intended Service Area (determined by applying a discount to the Estimated Total Households in order to account for those homes that the Company estimates will be unable to receive service due to certain characteristics of the particular market). The calculation of Estimated LOS Households assumes
(i) the grant of pending applications for new licenses or for modifications of existing licenses and (ii) the grant of applications for new licenses and license modification applications which have not yet been filed with the FCC.

  The Company holds few FCC channel licenses directly. For a majority of its channel rights, the Company has acquired the right to transmit over those channels under leases with holders of channel licenses and applicants for channel licenses. Although the Company has obtained or anticipates that it will be able to obtain access to a sufficient number of channels to operate commercially viable wireless cable systems in its Markets, if a significant number of the Company's channel leases are terminated or not renewed, a significant number of pending FCC applications in which the Company has rights are not granted or the FCC terminates, revokes or fails to extend or renew the authorizations held by the Company's channel lessors, the Company may be unable to provide a commercially viable programming package to customers in some or all of its Markets. In addition, with the cooperation of the Company, certain channel lessors may file applications with the FCC to modify certain channel licenses in the Company's Markets to allow for the relocation of some channels from their currently authorized transmission site. While the Company's leases with such licensees require their cooperation, it is possible that one or more of such lessors may hinder or delay the Company's efforts to use the channels in accordance with the Company's plans for the particular market. Further, FCC interference protection requirements may impact efforts to modify licenses.

                           ESTIMATED     ESTIMATED                                              APPROXIMATE
                             TOTAL          LOS          LAUNCH       CURRENT      EXPECTED    SUBSCRIBERS AT
                         HOUSEHOLDS(1) HOUSEHOLDS(2)      DATE      CHANNELS(3) CHANNELS(3)(4) JUNE 30, 1996
                         ------------- ------------- -------------- ----------- -------------- --------------
OPERATING SYSTEMS(5):
Brenham, TX.............      39,500        32,100   February 1996       20           32              857
Bryan/College
 Station, TX............     102,700        65,600   May 1995            32           32            2,899
Milano, TX(6)...........      40,900        36,800   October 1995        20           32            1,659
Wharton, TX ............     102,300        92,000   June 1994           21           24            2,114
Bunkie, LA..............      94,700        81,600   December 1995       20           20            1,498
Lafayette, LA(7)........     180,300       153,200   January 1994        11           26              697
Lake Charles, LA........     111,600        92,500   April 1994          17           31              555
Monroe, LA(6)...........     114,100        89,600   October 1995        17           30            1,806
Jackson, MS.............     211,500       176,900   June 1994           29           32           10,745
Delta, MS(8)............     100,800        92,800   July 1995           31           32            4,096
Gulf Coast, MS(9).......     132,300       121,700   January 1996        24           32            1,672
Natchez, MS.............      76,500        60,000   June 1996           20           31                2
Oxford, MS..............      60,100        53,500   June 1996           20           32               23
Bucks, AL...............     150,800       113,700   April 1996          20           25              454
Demopolis, AL...........      17,500        15,600   April 1996          28           31              266
Dothan, AL..............     100,500        81,200   June 1996           23           27                1
Huntsville, AL(10)......     196,800       181,900   February 1991       27           28            4,014
Fort Walton Beach, FL...      64,200        54,600   May 1996            15           31               70
Gainesville, FL(11).....     138,700       115,200   January 1996        24           28              986
Panama City, FL ........     108,300        83,300   September 1995      23           31            1,751
Pensacola, FL...........     217,400       157,900   July 1995           28           29            2,041
Jeffersonville, GA......     189,300       147,000   March 1996          20           32              247
Lawrenceburg, TN(10)....      76,400        44,100   June 1995           20           32              397
Tullahoma, TN ..........     109,600        73,600   November 1995       20           20            1,403
                           ---------     ---------                                                 ------
  Total Operating
   Systems..............   2,736,800     2,216,400                                                 40,253
                           ---------     ---------                                                 ======

                                   ESTIMATED TOTAL ESTIMATED LOS    EXPECTED
                                    HOUSEHOLDS(1)  HOUSEHOLDS(2) CHANNELS(3)(4)
                                   --------------- ------------- --------------
SYSTEMS UNDER CONSTRUCTION(12):
Florence, AL .....................       62,000        55,800          24
Albany, GA........................       92,900        67,600          21
Ocala, FL(13).....................      275,500       186,200          24
Alexandria, LA....................       31,700        26,900          28
Houma, LA.........................       81,700        69,500          26
Meridian, MS......................       73,300        44,800          31
Starkville, MS....................       84,100        65,200          32
Tupelo, MS........................      130,900        90,600          30
Chattanooga, TN ..................      276,100       200,600          31
                                      ---------       -------
  Total Systems Under
   Construction...................    1,108,200       807,200
                                      ---------       -------

                                    ESTIMATED TOTAL ESTIMATED LOS    EXPECTED
                                     HOUSEHOLDS(1)  HOUSEHOLDS(2) CHANNELS(3)(4)
                                    --------------- ------------- --------------
NEAR-TERM LAUNCH MARKETS(14):
Bedias/Huntsville, TX..............       89,000         50,200         32
Freeport, TX.......................      192,700        173,400         29
Hattiesburg, MS....................      121,400         88,800         32
Flippin, TN .......................       56,700         49,600         20
Jackson, TN........................      123,900         86,400         22
Memphis, TN........................      433,200        382,200         23
Bankston, AL.......................       64,800         41,300         20
Gadsden, AL(13)....................      198,100        133,300         29
Montgomery, AL.....................      149,200        114,300         27
Selma, AL..........................       35,700         26,000         32
Charing, GA........................       41,100         38,400         31
Groveland, GA(15)..................      172,800        136,000         20
Hoggards Mill, GA .................       22,600         13,000         20
Matthews, GA.......................      193,600        158,700         31
Tarboro, GA........................       81,500         65,200         20
Valdosta, GA(16)...................      103,200         81,300         29
Marianna, FL.......................       56,700         44,900         24
                                       ---------      ---------
  Total Near-Term Launch Markets...    2,136,200      1,683,000
                                       ---------      ---------
LONG-TERM LAUNCH MARKETS(17):
Auburn, AL(18).....................       62,200         47,700         27
Birmingham, AL ....................      308,400        276,900         28
Mobile, AL (13)(19)................       66,100         40,400         21
Six Mile, AL ......................       32,600         27,000         20
Tuscaloosa, AL.....................       87,100         69,600         28
Woodville, AL .....................       29,700         25,000         17
Hot Springs, AR....................      103,800         71,200         16
Pine Bluff, AR(20).................       86,300         57,900         16
Tallahassee, FL ...................      129,800        115,000         29
Columbus, GA.......................      160,100        116,500         32
Vidalia, GA(21)....................       50,800         34,500         24
Bowling Green, KY(22)..............      126,900         68,300         20
Abita Springs, LA..................      217,300        116,800         20
Amite, LA..........................       50,100         34,400         20
Baton Rouge, LA(13)(19)............      261,700        235,500         20
Leesville, LA......................       43,500         26,700         28
Natchitoches, LA(13)...............       30,600         24,800         25
Ruston, LA.........................       44,700         24,300         22
Tallulah, LA.......................       19,500         17,600         20
Moorehead City, NC.................       82,700         55,900         16
                                       ---------      ---------
  Total Long-Term Launch Markets...    1,993,900      1,486,000
                                       ---------      ---------
    COMPANY TOTALS.................    7,975,100      6,192,600
                                       =========      =========

- -------

 (1) Estimated Total Households represents the Company's estimate of the total number of households that are within the Company's Intended Service Area. Intended Service Area includes (i) areas that are presently served, (ii) areas where systems are not presently in operation but where the Company intends to commence operations and (iii) areas where service may be provided by signal repeaters or, in some cases, pursuant to FCC applications.
 (2) Estimated LOS Households represents the Company's estimate of the number of households that can receive an adequate signal from the Company in its Intended Service Area (determined by applying a discount to the Estimated Total Households in order to account for those homes that the Company estimates will be unable to receive service due to certain characteristics of the particular market). The calculation of Estimated LOS Households assumes (i) the grant of pending applications for new licenses or for modification of existing licenses and (ii) the grant of applications for new licenses and license modification applications which have not yet been filed with the FCC.
 (3) Includes wireless cable channels and, where applicable, local off-air VHF/UHF channels that are not retransmitted by the Company via wireless cable frequencies.
 (4) Expected Channels include (i) Current Channels (see note 3 above) and
     (ii) channels with respect to which the Company has a lease with a channel license holder or applicant for a channel license or which the Company has the exclusive right to apply for as a result of being the high bidder at the BTA Auction. Certain licenses cannot be issued until interference agreements with nearby licensees or applicants can be secured. There can be no assurance that such interference agreements will be secured or that applications for channel licenses will be granted. See "Prospectus Summary--BTA Auction" and "Risk Factors--Uncertainty of Ability to Obtain FCC Authorizations."
 (5) Operating Systems include markets in which the Company is providing commercial wireless cable service. The Jackson System, Delta System, Gulf Coast System, Natchez System, Oxford System, Huntsville System, Demopolis System and Lawrenceburg System are part of the TruVision Transaction and pending acquisitions. See "The TruVision Transaction" and "Acquisitions".
 (6) Acquired from Heartland Division in October 1995 as part of the Heartland Transaction. The Milano System was acquired by Heartland Division in December 1994. The Monroe System was constructed in March 1993. The Systems were not actively marketed until being acquired by the Company as part of the Heartland Transaction.
 (7) The Company is not actively marketing, and does not currently intend to actively market, its service in the Lafayette Market until an increase in the channel offering is achieved, which the Company expects to occur within 12 months from the date hereof.
 (8) Eight channels currently utilized in the Delta System are operated under special temporary FCC authorization.
 (9) Four channels currently utilized in the Gulf Coast System were granted by the FCC without acting on an objection filed by a third party.
(10) The Company has entered into an acquisition agreement with respect to this system. There can be no assurance that the Company will consummate such transaction. See "Risk Factors--Inability to Consummate the Pending Acquisitions" and "Acquisitions."
(11) Ten channels currently utilized in the Gainesville, Florida System are operated under special temporary FCC authorization.
(12) Systems Under Construction include Markets in which the system headend is under construction and in which the Company expects to complete construction and begin commercial operations by the end of November 1996. The Tupelo, Meridian and Starkville, Mississippi Markets are part of the TruVision Transaction. See "The TruVision Transaction."

(13) Four of the ITFS channels for the Ocala Market, four of the ITFS channels for the Mobile Market, four of the ITFS channels for the Gadsden Market, sixteen of the ITFS channels for the Baton Rouge Market and twelve of the ITFS channels for the Natchitoches Market are subject to comparative disposition with competing applications. The outcome of these dispositions cannot be reliably projected at this time.
(14) Near-Term Launch Markets include Markets in which the Company believes that it has obtained rights to use a sufficient number of wireless cable channels to launch commercially viable systems. The Hattiesburg, Mississippi market, the Flippin, Jackson and Memphis, Tennessee markets and the Gadsden, Alabama market are part of the TruVision Transaction. See "The TruVision Transaction." The Jackson, Tennessee market, which is also part of the TruVision Transaction, is the subject of a pending acquisition. See "Acquisitions."

(15) Objections to the Company's lessors' requests for extension of time to construct twelve channels are pending before the FCC. The outcome of these matters cannot be determined.

(16) The Company has entered into a letter of intent to acquire rights to 9 channels in Valdosta, Georgia. There can be no assurance that the Company will enter into a definitive agreement with respect to such channels. See "Risk Factors--Inability to Consummate the Pending Transactions" and "Acquisitions."

(17) Long-Term Launch Markets include Markets in which the Company believes that it has obtained or expects to obtain, subject to the receipt of necessary FCC approvals and third party consents, rights to use a sufficient number of wireless cable channels to launch commercially viable systems. The Tuscaloosa, Alabama and Hot Springs and Pine Bluff, Arkansas markets are part of the TruVision Transaction. The Hot Springs, Arkansas Market which is also part of the TruVision Transaction is the subject of a pending acquisition. See "Acquisitions."

(18) The Company has entered into a letter of intent to acquire rights to 11 MDS channels and 20 ITFS channels and related transmission tower leases and approvals in Auburn/Opelika, Alabama. There can be no assurance that the Company will enter into a definitive agreement with respect to such channels. See "Risk Factors--Inability to Consummate the Pending Transactions" and "Acquisitions."

(19) An existing wireless cable operator is serving approximately 300 subscribers in this market with an 11 channel MDS system.

(20) The Company believes that another entity has leased rights to 20 other channels that are the subject of pending ITFS applications.

(21) The Company has entered into a letter of intent to acquire rights to 20 channels in Vidalia, Georgia. There can be no assurance that the Company will enter into a definitive agreement with respect to such channels. See "Risk Factors--Inability to Consummate the Pending Transactions" and "Acquisitions."

(22) The Company currently leases eight channels in the Bowling Green Market, and has filed applications for 12 commercial channels pursuant to the BTA Auction which cannot be granted until interference agreements with unaffiliated third parties in nearby markets can be secured. There can be no assurance that such interference agreements can be secured or that applications for these 12 channels will be granted. See "Prospectus Summary--BTA Auction" and "Risk Factors--Uncertainty of Ability to Obtain FCC Authorizations."

OPERATING SYSTEMS

  The following discussion does not reflect channel rights attributable to the BTA Auction.

  Brenham System. The Company launched service in the Brenham, Texas System in February 1996. The Brenham System serves portions of Washington, Austin, Waller, Burleson, Lee, Fayette and Colorado counties in Texas. The Brenham System had approximately 857 subscribers on June 30, 1996.

  The Company leases 20 of the wireless cable channels available for the Brenham market. The Company transmits on all 20 channels. The Brenham System currently offers an 18 channel basic package, including five local off-air VHF/UHF channels which are being retransmitted, for $19.95 per month. In addition, a subscriber may purchase one premium service channel, HBO, for $9.95. The Brenham System also offers one pay-per-view channel. The Brenham System transmits at 10 watts of power from the 665 foot level of a 709 foot tower, located 0.2 miles southwest of Brenham, Texas. The Brenham System's signal pattern covers a radius of approximately 40 miles, encompassing approximately 39,500 households, of which the Company believes approximately 32,100 can be served by LOS transmissions. The principal hard-wire cable competitor in the city of Brenham is Northland Cable TV.

  Bryan/College Station System. The Company launched service in the Bryan/College Station, Texas System in May 1995. The Bryan/College Station System serves all of Brazos, Grimes and Burleson counties and parts of Washington, Madison, Robertson, Milano and Lee counties in Texas. The Bryan/College Station System had approximately 2,899 subscribers on June 30, 1996, primarily in single-family homes.

  The Company leases 32 of the wireless cable channels available for the Bryan/College Station market. The Company transmits on all 32 of these channels. The Bryan/College Station System currently offers a 27 channel basic package, including five local off-air VHF/UHF channels which are being retransmitted, for $19.95 per month. In addition, a subscriber may purchase four premium service channels, HBO, The Disney Channel, Showtime and Starz, for $9.95, $5.95, $6.95 and $4.95 per month, respectively. The Bryan/College Station System also offers one pay-per-view channel. The Bryan/College Station System transmits at 10 watts of power from the 484 foot level of a 499 foot tower, three miles southwest of Bryan/College Station. The Bryan/College Station System's signal pattern covers a radius of approximately 40 miles, encompassing approximately 102,700 households, of which the Company believes approximately 65,600 can be served by LOS transmissions. The principal hard-wire cable competitor in the city of Bryan/College Station is TCA Cable TV, Inc.

  Milano System. The Company acquired the Milano, Texas System in October 1995. Prior thereto, the Milano System was operated by Heartland since December 1994. The Milano System serves all of the Milano area and parts of Milan, Burleson, Bell and Brazos counties. The Milano System had approximately 1,659 subscribers on June 30, 1996, primarily in single-family homes.

  The Company leases 20 of the wireless cable channels available for the Milano market. The Company transmits on all 20 of these channels. The Milano System currently offers an 18 channel basic package, including five local off-air VHF/UHF channels which are being retransmitted, for $19.95 per month. In addition, a subscriber may purchase one premium service channel, HBO, for $9.95 per month. The Milano System also offers one pay-per-view channel. The Milano System transmits at 10 watts of power from the 695 foot level of a 700 foot tower, two miles northeast of Milano. The Milano signal pattern covers a radius of approximately 39 miles, encompassing approximately 40,900 households, of which the Company believes approximately 36,800 can be served by LOS transmissions. The principal hard-wire cable competitor in the city of Milano is Cable Video Enterprises.

  Wharton System. The Company launched service in the Wharton, Texas System in June 1994. The Wharton System serves all of Wharton county and parts of Fort Bend, Matagorda, Brazoria and Colorado counties. The Wharton System had approximately 2,114 subscribers on June 30, 1996, primarily in single-family homes.

  The Company leases 21 of the wireless cable channels available for the Wharton market. The Company transmits on all 21 of these channels. The Wharton System currently offers an 18 channel basic package, including five local off-air VHF/UHF channels which are being retransmitted, for $19.95 per month. In addition, a subscriber may purchase two premium service channels, HBO and Showtime, for $10.95 and $6.95 per month, respectively. The Wharton System also offers one pay-per-view channel. The Wharton System transmits at 50 watts of power from the 436 foot level of a 440 foot tower, 4.2 miles southeast of Wharton. The Wharton System's signal pattern covers a radius of approximately 39 miles, encompassing approximately 102,300 households, of which the Company believes approximately 92,000 can be served by LOS transmissions. The principal hard-wire cable competitor in the city of Wharton is Falcon Cable.

  Bunkie System. The Company launched service in the Bunkie, Louisiana System in December 1995. The Bunkie System serves all of Evangeline parish and parts of Acadia, Allen, Avoyelles, Point Coupee, Rapides and St. Landry parishes in Louisiana. The Bunkie System had approximately 1,498 subscribers on June 30, 1996, primarily in single-family homes.

  The Company leases 20 of the wireless cable channels available for the Bunkie market. The Bunkie System currently offers an 18 channel basic package, including five local off-air VHF/UHF channels which are being retransmitted, for $19.95 per month. In addition, a subscriber may purchase one premium service channel, HBO, for $9.95 per month. The Bunkie System also offers one pay-per-view. The Bunkie System transmits at 50 watts of power from the 705 foot level of a 709 foot tower, located 3.1 miles east of Bunkie, Louisiana. The Bunkie System's signal pattern covers a radius of approximately 40 miles, encompassing approximately 94,700 households, of which the Company believes approximately 81,600 can be served by LOS transmissions. The principal hard-wire competitor is the City of Bunkie's Laribay Cablevision Limited.

  Lafayette System. The Company launched service in the Lafayette, Louisiana System in January 1994. The Lafayette System serves all of Lafayette, St. Martin, Iberia, Vermillion and Acadia parishes, and parts of St. Landry and St. Mary parishes in Louisiana. The Lafayette System had approximately 697 subscribers on June 30, 1996, primarily in single-family homes.

  The Company leases 26 of the wireless cable channels available for the Lafayette market. The Company transmits on six of these channels. Co-location applications were recently granted for four channels. Co-location applications are pending for eight additional channels. New station applications are pending for eight channels. The Lafayette System currently offers an 11 channel basic package, consisting of six wireless cable channels and five local off-air VHF/UHF channels, for $15.95 per month. The Lafayette System transmits at 10 watts of power from the 220 foot level of a 228 foot tower,
2.8 miles west of Lafayette. The Company has filed and anticipates approval of modification applications to increase to 50 watts of power, to transmit at the 588 foot level of a 604 foot tower and to move 8.6 miles south of Lafayette. Upon such modifications, the Lafayette System's signal pattern will cover a radius of approximately 38 miles, encompassing approximately 180,300 households, of which the Company believes approximately 153,200 can be served by LOS transmissions. These LOS household counts do not differ materially from the Company's present transmission site. The principal hard-wire cable competitor in the city of Lafayette is TCA Cable TV, Inc.

  Lake Charles System. The Company launched service in the Lake Charles, Louisiana System in April 1994. The Lake Charles System serves all of Calcasieu, Jefferson Davis and Cameron parishes, and parts of Beauregard and Allen parishes in Louisiana. The Lake Charles System had approximately 555 subscribers on June 30, 1996, primarily in single-family homes.

  The Company leases 31 of the wireless cable channels available for the Lake Charles market. The Company transmits on nine of these channels. Co-location applications were recently granted for two channels. Co-location applications were recently granted for four channels and new station applications were recently granted for the remaining sixteen channels. The Lake Charles System currently offers a 16 channel basic package, consisting of eight wireless cable channels and eight local off-air VHF/UHF channels, for $19.95 per month. In addition, a subscriber may purchase one premium service channel, HBO, for $9.95 per month. The Lake Charles System transmits at 50 watts of power from the 407 foot level of a 411 foot tower, 5.5 miles west of Lake Charles. Applications have been filed to operate the remaining 20 channels at 50 watts of power from the same tower. The Lake Charles System's signal pattern covers a radius of approximately 38 miles, encompassing approximately 111,600 households, of which the Company believes approximately 92,500 can be served by LOS transmissions. The principal hard-wire cable competitor in the city of Lake Charles is TCI Cable TV, Inc.

  Monroe System. The Company acquired the Monroe System in October 1995. Heartland completed construction of the Monroe System in March 1993. The Monroe System had approximately 1,806 subscribers on June 30, 1996, primarily in single-family homes.

  The Company leases 30 of the wireless cable channels available for the Monroe market. The Company transmits on 17 of these channels. A co-location application is pending for one channel and new station applications are pending for the remaining 12 channels. Four of these channels also are subject to an administrative petition that, if granted, could result in the loss of the license therefor. The Monroe System currently offers a 21 channel basic package, consisting of 15 wireless cable channels and six local off-air VHF/UHF broadcast channels, for $19.95 per month. In addition, a subscriber may purchase one premium service channel, HBO, for $9.95 per month. The Monroe System also offers one pay-per-view channel. The Monroe System transmits at 50 watts of power from the 650 foot level of a 906 foot tower, located ten miles north of Monroe. The Monroe System's signal pattern covers a radius of approximately 39 miles, encompassing approximately 114,100 households, of which the Company believes approximately 89,600 can be served by LOS transmissions. The principal hard-wire cable competitor in the city of Monroe is Louisiana Cablevision.

  Jackson System. The Company launched service in the Jackson, Mississippi System in June 1994. The Jackson System serves all of the metropolitan area of Jackson, Mississippi, including all or parts of Rankin, Hinds, Madison, Copiah, Simpson, Scott, Yazoo, Warren and Claiborne counties. The Jackson System had approximately 10,745 subscribers on June 30, 1996, primarily in single-family homes.

  The Company leases 29 of the 32 wireless cable channels available for the Jackson market. The Jackson System currently offers a 26 channel basic package, including five local off-air VHF/UHF channels which are being retransmitted, for $19.95 per month. In addition, a subscriber may purchase HBO and Showtime for $8.95 each per month and The Disney Channel for $4.95 per month. In the Jackson System, the Company also offers its subscribers event pay-per-view service on one channel shared with WMVT, a local independent television station. The Jackson System began to generate positive System EBITDA in March 1995, approximately 10 months after commencement of service. The Jackson System transmits at 50 watts of power from a height of 1,040 feet above ground level. The Jackson System's signal pattern covers a radius of approximately 40 miles, encompassing approximately 211,500 households, of which the Company believes approximately 176,900 can be served by LOS transmissions. The principal hard-wire cable competitor in the city of Jackson is Capitol Cablevision, a Time Warner Cable affiliate.

  Delta System. The Company launched service in the Delta, Mississippi System in July 1995. The Delta System serves that portion of the Delta region which includes all or parts of Humphreys, Holmes, Sunflower, Washington and Yazoo counties in Mississippi. The Delta System had approximately 4,096 subscribers on June 30, 1996, primarily in single-family homes.

  The Company leases 20 of the 32 wireless cable channels available for use in the Delta market, owns three of the channels, and operates an additional eight channels pursuant to a special temporary FCC authorization. The Delta System currently offers a 27 channel basic package, including five local off-air VHF/UHF channels which are being retransmitted, for $19.95 per month. In addition, a subscriber may purchase HBO and Showtime for $8.95 each per month and The Disney Channel for $4.95 per month. In the Delta System, the Company also offers its subscribers an event pay-per-view channel and intends to offer its subscribers a full-time pay-per-view channel beginning in the fourth quarter of 1996. The Delta System began to generate positive System EBITDA in February 1996, seven months after commencement of service. The Delta System transmits at 50 watts of power from a height of 805 feet above ground level. The Delta System's signal pattern covers a radius of approximately 40 miles, encompassing approximately 100,800 households, of which the Company believes approximately 92,800 can be served by LOS transmissions. The hard-wire cable competitors in the Delta region are generally smaller operators, unaffiliated with large multiple system cable operators ("MSOs").

  Gulf Coast System. The Company launched service in the Gulf Coast, Mississippi System in January 1996. The Gulf Coast System serves the entire Gulf Coast region of Mississippi, including all or parts of Harrison, Hancock, Jackson, Stone and Pearl River counties. The Gulf Coast System had approximately 1,672 subscribers on June 30, 1996, primarily in single family homes.

  The Company leases 24 of the 32 wireless cable channels available for the Gulf Coast market. The Gulf Coast System currently offers a 22 channel basic package, including five local off-air VHF/UHF channels which are being retransmitted, for $19.95 per month. In addition, a subscriber may purchase two premium service channels, HBO and The Disney Channel, for $8.95 and $4.95 per month, respectively. The Gulf Coast System transmits at 50 watts of power from a height of 1,285 feet above ground level. The Gulf Coast System's cardioid or heart-shaped signal pattern, designed to maximize coverage of the population densities along the coast, encompasses approximately 132,300 households, of which the Company believes approximately 121,700 can be served by LOS transmissions. The principal hard-wire cable competitor in the Gulf Coast region is Post-Newsweek Cable, Inc.

  Natchez System. The Company launched service in the Natchez, Mississippi System in June 1996. The Natchez System serves all or parts of Franklin, Adams, Amite, Pike, Lincoln, Jefferson, Wilkinson, Claiborne and Copiah counties. The Natchez System had approximately 2 subscribers on June 30, 1996.

  The Company currently leases 20 of the wireless cable channels available for the Natchez, Mississippi market. All 20 channels are granted and co-located. The Natchez System currently offers an 18 channel basic package, including five local off-air VHF/UHF channels which are being retransmitted, for $19.95 per month. In addition, a subscriber may purchase two premium service channels, HBO and the Disney Channel, for $8.95 and $4.95 per month, respectively. The Company is currently authorized to transmit 50 watts of power using a dual antenna system mounted at the 805 and 795 foot levels of a 1,066 foot tower located 8.3 miles southeast of Bude, Mississippi. The Company has filed modification applications to increase the centerline height of each antenna 100 feet, to change the omnidirectional antenna to a similar model with additional gain and change the polarization of the directional parabolic antenna to vertical. Upon such modification, the Natchez system's signal pattern will cover a radius of approximately 40 miles, encompassing approximately 76,500 households, of which the Company believes approximately 60,000 can be served by LOS transmissions. The principal hard-wire cable competitor in the area of Natchez, Mississippi is Marcus Cable.

  Oxford System. The Company launched service in the Oxford, Mississippi System in June 1996. The Oxford System serves all or parts of Lafayette, Yalobusha, Union, Pontotac, Marshall, Panola,

Tate and Tallahatchie counties. The Oxford System had approximately 23 subscribers on June 30, 1996.

  The Company currently leases 20 of the wireless cable channels available for the Oxford, Mississippi market. All 20 channels are granted and co-located. The Oxford System currently offers an 18 channel basic package, including five local off-air VHF/UHF channels which are being retransmitted, for $19.95 per month. In addition, a subscriber may purchase two premium service channels, HBO and the Disney Channel, for $8.95 and $4.95 per month, respectively. The Company is currently authorized to transmit 50 watts of power using a dual antenna system mounted at the 1,055 and 1,045 foot levels of a 1,304 foot tower located 7.0 miles west northwest of Taylor, Mississippi. The Company has filed modification applications to increase the centerline height of each antenna 145 feet, to change the omnidirectional antenna to a similar model with additional gain and change the polarization of the directional parabolic antenna to vertical. Upon such modification, the Oxford System's signal pattern will cover a radius of approximately 40 miles, encompassing approximately 60,100 households, of which the Company believes approximately 53,500 can be served by LOS transmissions. The principal hard-wire cable competitor in the area of Oxford, Mississippi is TCI of North Mississippi.

  Bucks System. The Company launched service in the Bucks, Alabama System in April 1996. The Bucks System serves parts of Washington, Mobile, Baldwin and Clarke counties in Alabama. The Bucks System had approximately 454 subscribers on June 30, 1996.

  The Company currently leases 20 of the wireless cable channels available for the Bucks, Alabama market. The Company transmits on all 20 of these channels. The Bucks System currently offers an 18 channel basic package, consisting of 13 wireless cable channels and five local off-air VHF/UHF channels for $19.95 per month. In addition, a subscriber may purchase one premium service channel, HBO, for $10.95 per month. The Bucks System transmits at 10 watts of power from the 853 foot level of an 859 foot tower, located 9.6 miles northwest of Bucks, Alabama. Modification applications to increase power to 50 watts are pending before the FCC. Upon such modification, the Bucks System's signal pattern will cover a radius of approximately 36 miles, encompassing 150,800 households, of which the Company believes approximately 113,700 can be served by LOS transmissions. The principal hard-wire cable competitor in the area of Bucks is Cablevision.

  Demopolis System. The Company commenced commercial operations of the Demopolis System, a wireless cable system in the Demopolis, Alabama area, in April 1996. The Demopolis System serves Marengo, Sumter, and Hale counties and portions of Perry, Choctow, Green, Dallas, and Wilcox counties. As a result of the signal testing conducted earlier in 1996, the Demopolis System had approximately 266 subscribers on June 30, 1996, primarily in single-family homes.

  The Company leases 28 of the wireless cable channels available for the Demopolis market. The Demopolis System offers a 25 channel basic package, including five local off-air VHF/UHF channels which are being retransmitted, for $19.95 per month. In addition, the Company expects that a subscriber may purchase HBO and Showtime for $8.95 each per month and The Disney Channel for $4.95 per month. The Demopolis System transmits at 25 watts of power from a height of 943 feet above ground level. The Demopolis System's signal pattern covers a radius of approximately 40 miles, encompassing approximately 17,500 households, of which the Company believes approximately 15,600 can be served by LOS transmissions. The Demopolis region is currently served by several relatively small hard-wire cable franchise operators each serving less than 2,000 subscribers.

  Dothan System. The Company launched service in the Dothan, Alabama System in June 1996. The Dothan System serves parts of Early, Miller, Geneva, Holmes, Barbour, Clay, Calhoun and Jackson Counties in Alabama and all of Dale, Henry and Houston Counties in Alabama. The Dothan System had approximately 1 subscriber on June 30, 1996.

  The Company currently leases 23 of the wireless cable channels available for the Dothan, Alabama market. All 23 channels are granted and co-located.

  The Company transmits 10 watts of power from the 900 foot level of a 1,021 foot tower, located 5.5 miles northeast of Dothan, Alabama. The Company has filed and anticipates approval of modification applications to increase to 50 watts of power. Upon such modifications, the Dothan System's signal pattern will cover a radius of approximately 35 miles, encompassing approximately 100,500 households, of which the Company believes approximately 81,200 can be served by LOS transmissions. The principal hard-wire cable competitor in the area of Dothan, Alabama is Comcast Cablevision of Dothan, Inc.

  Huntsville System. The Company anticipates that it will acquire an operating wireless cable system (the "Huntsville Wireless System") , in the third quarter of 1996 (by which time the Company expects to receive the necessary FCC consents and waivers), together with an operating hard-wire system (the "Huntsville Wired System"), and operate it thereafter. The Huntsville Wireless System had approximately 2,577 subscribers on June 30, 1996, and the Huntsville Wired System had approximately 1,437 subscribers on June 30, 1996.

  The Company intends to lease 24 and acquire three of the wireless cable channels available for the Huntsville market. The Huntsville Wireless System offers a 27 channel package, including five local off-air VHF/UHF channels which are being retransmitted and three premium service channels (The Movie Channel, The Disney Channel and Showtime) for $29.95 per month. The Huntsville System transmits at 10 watts of power from a height of approximately 350 feet above ground level and has been authorized to transmit at 50 watts of power. The Huntsville System's signal pattern covers a radius of approximately 40 miles, encompassing approximately 196,800 households, of which the Company believes approximately 181,900 can be served by LOS transmissions. The principal hard-wire cable competitor in the Huntsville region is Comcast Cablevision.

  Fort Walton Beach System. The Company launched service in the Fort Walton Beach, Florida System in May 1996. The Fort Walton Beach System serves parts of Okaloosa and Walton counties in Florida. The Fort Walton Beach System had approximately 70 subscribers on June 30, 1996 primarily in single family homes.

  The Company currently leases 23 of the channels available for the Fort Walton, Florida market. The Company transmits on 15 of these channels. New station applications are pending for the remaining eight channels. The Fort Walton System currently offers a 13 channel basic package, consisting of eight wireless cable channels and five local off-air VHF/UHF channels for $15.95 per month. In addition, a subscriber may purchase one premium service channel, HBO, for $10.95 per month. The Fort Walton System also offers one pay-per view channel. The Fort Walton System transmits at 50 watts of power from the 276 foot level of a 279 foot tower, located four miles northeast of Fort Walton Beach, Florida. The Fort Walton Beach System's signal pattern covers a radius of approximately 39 miles, encompassing 64,200 households, of which the Company believes approximately 54,600 can be served by LOS transmissions. The principal hard-wire cable competitor in the area of Fort Walton Beach is Emerald Coast Cable.

  Gainesville System. The Company launched service in the Gainesville, Florida System in January 1996. The Gainesville System serves parts of Clay, Duval, Gilchrist, Dixie, Levy, Lafayette, Putnam, Swannee, Hamilton and Marion and all of Alachua, Bradford, Baker, Columbia and Union counties in Florida. The Gainesville System had approximately 986 subscribers on June 30, 1996, primarily in single family homes.

  The Company leases 28 of the wireless cable channels available for the Gainesville, Florida market. The Company transmits on 24 of these channels. Modification applications are pending for the remaining four channels and for ten channels operating pursuant to special temporary authorization. The Gainesville System currently offers a 22 channel basic package, including four local off-air VHF/UHF channels which are being retransmitted, for $19.95 per month. In addition, a subscriber may purchase HBO and Showtime for $9.95 and $6.95 per month, respectively. The Gainesville System transmits at 50 watts of power from the 706 foot level of a 709 foot tower, located 24.0 miles southeast of Lake City, Florida. The Gainesville System's signal pattern covers a radius of approximately 40 miles, encompassing approximately 138,700 households, of which the Company believes approximately 115,200 can be served by LOS transmissions. The principal hard-wire cable competitor in the area of Gainesville is Warner Cable.

  Panama City System. The Company launched service in the Panama City, Florida System in September 1995. The Panama City System serves all of Bay County and parts of Calhoun, Gulf, Holmes, Jackson, Walton and Washington counties in Florida. The Panama City System had approximately 1,751 subscribers on June 30, 1996, primarily in single-family homes.

  The Company leases 27 of the wireless cable channels available for the Panama City market. The Company transmits on 23 of these channels. The Panama City System currently offers a 21 channel basic package, including five off-air VHF/UHF channels which are being retransmitted, for $19.95 per month. In addition, a subscriber may purchase HBO for $9.95 per month and Showtime for $6.95 per month. The Panama City System transmits at 50 watts of power from the 450 foot level of a 500 foot tower, located 9.7 miles north of Panama City. The Panama City System's signal pattern covers a radius of approximately 40 miles, encompassing approximately 108,300 households, of which the Company believes approximately 83,300 can be served by LOS transmissions. The principal hard-wire cable competitor in the city of Panama City is Comcast.

  Pensacola System. The Company launched service in the Pensacola, Florida System in July 1995. The Pensacola System serves all of Escambia and Santa Rosa counties in Florida, and parts of Okaloosa and Baldwin counties in Alabama. The Pensacola System had approximately 2,041 subscribers on June 30, 1996, primarily in single-family homes.

  The Company leases 28 of the wireless cable channels available for the Pensacola market. The Company transmits on all 28 of these channels. The Pensacola System currently offers a 22 channel basic package, including six local off-air VHF/UHF channels which are being retransmitted, for $19.95 per month. In addition, a subscriber may purchase HBO and a five channel Showtime package, for $9.95 and $10.95 per month, respectively. The Pensacola System transmits at 50 watts of power from the 493 foot level of a 499 foot tower, located 11.0 miles north of Pensacola. The Pensacola System's signal pattern covers a radius of approximately 38 miles, encompassing approximately 217,400 households, of which the Company believes approximately 157,900 can be served by LOS transmissions. The principal hard-wire cable competitor in the city of Pensacola is Cox Cable Communications.

  Jeffersonville System. The Company launched service in the Jeffersonville, Georgia System in March 1996. The Jeffersonville System serves portions of Laurens, Pulaski, Peach, Macon, Crawford, Monroe, Jones, Baldwin and Johnson and all of Beckly, Wilkinson, Houston, Twiggs and Bibb counties in Georgia. The Jeffersonville System had approximately 247 subscribers on June 30, 1996.

  The Company leases 20 of the wireless cable channels available for the Jeffersonville, Georgia market. The Company transmits on all 20 channels. The Jeffersonville System currently offers an 18 channel basic package, including five local off-air VHF/UHF channels which are being retransmitted, for $19.95 per month. In addition, a subscriber may purchase one premium service channel, HBO, for $10.95. The Jeffersonville System also offers one pay-per-view channel. The Jeffersonville System transmits at 50 watts of power from the 706 foot level of a 709 foot tower, located 3.3 miles northeast of Jeffersonville, Georgia. The Jeffersonville System's signal pattern covers a radius of approximately 39 miles, encompassing 189,300 households, of which the Company believes approximately 147,000 can be served by LOS transmissions. The principal hard-wire cable competitor in the area of Jeffersonville is Cox Cable.

  Lawrenceburg System. On August 2, 1996, the Company acquired all of the outstanding capital stock of Shoals, whose principal asset is the Lawrenceburg System, a wireless cable system currently operating in the Lawrenceburg, Tennessee area with approximately 397 subscribers as of June 30, 1996. See "Acquisitions."

  The Company leases 20 of the wireless cable channels available for the Lawrenceburg market. The Lawrenceburg System offers a 20 channel package, including five local off-air VHF/UHF channels which are being retransmitted and one premium service channel (Showtime) for $29.95 per month. The Lawrenceburg System transmits at 10 watts of power from a height of approximately 469 feet above ground level. The Lawrenceburg System's signal pattern covers a radius of approximately 40 miles, encompassing approximately 76,400 households, of which the Company believes approximately 44,100 can be served by LOS transmissions. The principal hard-wire cable competitor in the Lawrenceburg region is Rifkin Cable.

  Tullahoma System. The Company launched service in the Tullahoma, Tennessee System in November 1995. The Tullahoma System serves parts of Coffee, Cannon, Bedford, Moore, Franklin, Grundy and Warren counties in Tennessee. The Tullahoma System had approximately 1,403 subscribers on June 30, 1996, primarily in single-family homes.

  The Company leases 20 of the wireless cable channels available for the Tullahoma, Tennessee market. The Company transmits on all 20 channels. The Tullahoma System currently offers an 18 channel basic package, including five local off-air VHF/UHF channels which are being retransmitted, for $19.95 per month. In addition, a subscriber may purchase one premium service channel, HBO, for $9.95. The Tullahoma System also offers one pay-per-view channel. The Company transmits at 10 watts of power from the 751 foot level of a 755 foot tower, located 7.5 miles east of Tullahoma, Tennessee. The Tullahoma System's signal pattern covers a radius of approximately 40 miles, encompassing approximately 109,600 households, of which the Company believes approximately 73,600 can be served by LOS transmissions. The principal hard-wire cable competitor in the city of Tullahoma is Tullahoma Cablevision.

 Systems Under Construction

  The Company currently has nine additional systems under construction, which are located in Florence, Alabama; Albany, Georgia; Ocala, Florida; Alexandria and Houma, Louisiana; Meridian, Starkville and Tupelo, Mississippi; and Chattanooga, Tennessee. In each of the systems, the Company expects to begin to transmit on its channels in such Markets by November 30, 1996. The following discussion does not reflect channel rights attributable to the BTA Auction.

  Florence System. The Company currently leases 20 of the wireless cable channels available for the Florence, Alabama market. Four channels are granted and co-located. New station applications are pending for the remaining 16 channels. The Company expects to launch this system by September 30, 1996. The Company will transmit at 10 watts of power from the 671 foot level of a 820 foot tower, located four miles east of Florence, Alabama. The Florence System's signal pattern covers a radius of approximately 40 miles, encompassing 62,000 households, of which the Company believes approximately 55,800 can be served by LOS transmissions.

  The Company will serve parts of Lawrence, Limestone, Marion, Morgan and Winston counties in Alabama, parts of Itawanba and Tishomingo counties in Mississippi, parts of Hardin, Lawrence and Wayne Counties in Tennessee, and all of Colbert, Franklin and Lauderdale counties in Alabama. The principal hard-wire cable competitor in the area of Florence, Alabama is Comcast Cable of the Shoals, Inc.

  Albany System. The Company currently leases 21 of the wireless cable channels available for the Albany, Georgia market. Seventeen of the 21 channels are granted and co-located. The Company expects to launch this system by July 31, 1996. The Company will transmit at 50 watts of power from the 453 foot level of a 520 foot tower, located four miles north of Albany, Georgia. The Albany System's signal pattern covers a radius of approximately 35 miles, encompassing 92,900 households, of which the Company believes approximately 67,600 can be served by LOS transmissions. The Company will serve parts of Stewart, Webster, Sumter, Dooly, Calhoun, Early, Randolph, Crisp, Baker, Turner, Miller, Mitchell and Colovett counties in Georgia, and all of Terrell, Lee, Dougherty and Worth counties in Georgia. The principal hard-wire cable competitor in the area of Albany, Georgia is TCI of Georgia.

  Ocala System. The Company currently leases 24 of the wireless cable channels available for the Ocala, Florida market. Of these, 8 channels are in the process of being modified to co-locate, and 12 channels are granted and co-located. A new station application is pending for the remaining 4 channels. The Company expects to launch this system by September 30, 1996. The Company will serve parts of Citrus, Sumpter, Putnam, Alachua, and Lake Counties in Florida and all of Marion County in Florida. The Company will transmit at 10 watts of power from the 296 foot level of a 299 foot tower, located in Ocala, Florida. The Ocala System's signal pattern covers a radius of approximately 39 miles, encompassing 275,500 households, of which the Company believes approximately 186,200 can be served by LOS transmissions. The principal hard-wire cable competitor in the area of Ocala, Florida is Cox Cable.

  Alexandria System. The Company currently leases 27 of the wireless cable channels available for the Alexandria, Louisiana market. Of these, 15 channels are subject to pending modification applications and four channels are granted and co-located. New station applications are pending for the remaining 8 channels. The Company expects to launch this System by August 31, 1996. The Company will transmit at 50 watts of power from the 750 foot level of a 1,329 foot tower, located 18 miles northwest of Alexandria, Louisiana. The Alexandria System's signal pattern covers a radius of approximately 40 miles, encompassing 31,700 households, of which the Company believes approximately 26,900 can be served by LOS transmissions. The principal hard-wire cable competitor in the area of Alexandria, Louisiana is Time Warner Cable.

  Meridian System. The Company currently leases 20 of the wireless cable channels available for the Meridian, Mississippi market. All 20 channels are granted and co-located. The Company expects to launch this system by September 1996. The Company is licensed to transmit at 50 watts of power from the 805 foot level. A modification is pending FCC approval to move the 20 ITFS channels. Consent letters from surrounding licensees have been received and submitted to the FCC. A tower lease is currently under negotiation at a tower site in the Meridian area. Upon completion of these negotiations and FCC approval, the Meridian System's signal pattern will cover a radius of approximately 40 miles, encompassing 73,300 households, of which the Company believes approximately 44,800 households can be served by LOS transmissions. The principal hard-wire cable competitor in the Meridian, Mississippi area is TV Selection Systems, Inc., an affiliate of Comcast Corp.

  Starkville System. The Company currently leases 20 of the wireless cable channels available for the Starkville, Mississippi market. All 20 channels are granted and co-located. The Company expects to launch this system by October 1996. The Company is licensed to transmit at 20 watts of power from the 280 foot level. Modifications are pending FCC approval to move the stations closer to the population center, increase antenna height to 680 feet and increase output power to 50 watts. A tower lease is currently under negotiation at a tower site in the Starkville area. Upon completion of these negotiations and FCC approval, the Starkville System's signal pattern will cover a radius of approximately 40 miles, encompassing 84,100 households, of which the Company believes approximately 65,200 households can be served by LOS transmissions. The principal hard-wire cable competitor in the Starkville, Mississippi area is Northland Cable TV.

  Tupelo System. The Company currently leases 20 of the wireless cable channels available for the Tupelo, Mississippi market. All 20 channels are granted and co-located. The Company expects to launch this System by October 1996. The Company is licensed to transmit at 50 watts of power from the 320 foot level. The Tupelo System's signal pattern covers a radius of approximately 40 miles, encompassing 130,900 households, of which the Company believes approximately 90,600 households can be served by LOS transmissions. The principal hard-wire cable competitor in the Tupelo, Mississippi area is Comcast Cablevision of Tupelo.

  Houma System. The Company currently leases 26 of the wireless cable channels available for the Houma, Louisiana market. Eighteen of these channels are granted and co-located. New station applications are pending for the remaining eight channels. The Company expects to launch this system by August 31, 1996. The Company will transmit at 10 watts of power from the 496 foot level of a 500 foot tower, located 19.5 miles northwest of Houma, Louisiana. The Houma system's signal pattern covers a radius of approximately 40 miles, encompassing 81,700 households, of which the Company believes approximately 69,500 can be served by LOS transmissions. The principal hard-wire cable competitor in the area of Houma, Louisiana is Time Warner Cable.

  Chattanooga System. The Company currently leases 31 of the wireless cable channels available for the Chattanooga, Tennessee market. Of these channels, 15 are granted and co-located and eight are subject to pending modification applications. New station applications are pending for the remaining 12 channels. The Company expects to launch this system by September 1996. The Company will transmit at 50 watts of power from the 309 foot level of a 579 foot tower, located 12.0 miles north of Chattanooga, Tennessee. The Chattanooga System's signal pattern covers a radius of approximately 40 miles, encompassing 276,100 households, of which the Company believes approximately 200,600 can be served by LOS transmissions. The Company will serve parts of DeKalb, Jackson, Catoosa, Dade and Walker counties. The principal hard-wire cable competitor in the area of Chattanooga, Tennessee is Chattanooga Cable T.V., Inc.

 Near-Term and Long-Term Launch Markets

  In these Markets, the Company has obtained or expects to obtain, subject to necessary FCC approvals, the rights to a sufficient number of wireless cable channels to launch commercially viable systems. In the Near-Term Launch Markets, the Company believes that it has obtained such wireless cable channel rights. Many of the Company's channel rights in the Long-Term Launch Markets are in the form of lease agreements with qualified, non-profit educational organizations that have licenses for channels which must be modified by the FCC to be utilized by the Company as planned, that have pending applications for ITFS channels that have not yet been granted or for which application to the FCC has yet to be made. The Company is considering modifying certain channel licenses in Near-Term Launch Markets and Long-Term Launch Markets to allow for the relocation of some channels from their currently authorized or proposed transmission sites. While the Company believes that the relocation would increase the total number of potential subscribers in those systems, the Company does not intend to delay construction of a new system if the modifications are not approved by the FCC.

  Currently, the FCC will not accept applications for new ITFS licenses or "major" modifications of ITFS licenses which affects channel rights in several of the Company's Long-Term Launch Markets. The most recent five-day window for filing ITFS applications was completed on October 20, 1995, in which the Company's lessors filed the majority of the applications required to effectuate its long-term launch plans. The Company's currently pending ITFS applications are expected to undergo review by FCC engineers and staff attorneys over the next 24 months. If the FCC staff determines that an application meets certain basic technical and legal qualifications, the staff will then determine whether the application proposes facilities that would result in signal interference to facilities proposed in other pending applications. If so, the conflicting applications undergo a comparative selection process. The FCC's ITFS application selection process is based on a set of comparative criteria that includes whether an applicant is located in the community to be served and is an accredited educator proposing to serve its own students. Historically, the outcome of the selection process when two or more qualified applicants are competing for the same channels has been somewhat predictable based on the particular facts and circumstances. A small number of the Company's lease agreements involve applications for channel licenses for which competing applications have been filed. The Company therefore anticipates that a substantial number of the pending applications will be granted. However, no assurance can be given as to the precise number of applications that will be granted. The failure of the Company to obtain a sufficient number of channel rights in a particular Market could have a material adverse effect on the growth of the Company.

  The Company currently expects to construct and to begin operations in the Near-Term Launch Markets by November 30, 1996 and 20 to 24 Long-Term Launch Markets in 1997. Construction will entail the construction of a transmission building near a transmission tower and the installation of transmission equipment and, in certain cases, the construction of the transmission tower. The construction of the transmission facility will enable the Company to launch wireless cable service in such Markets. For the remaining Markets, the Company expects to begin operations by the end of 1998. The Company is analyzing the appropriate construction schedule for the remaining Long-Term Launch Markets. This analysis is being performed based upon multiple factors including, but not limited to, the expiration dates of channel leases and FCC construction authorizations, the number of potential subscribers in each Market, the availability of capital and the proximity of a market to Operating Systems and other Markets ready for construction. In managing its wireless cable channel assets, the Company may, at its option, trade or exchange existing channel rights in order to acquire, directly or indirectly, channel rights in Markets that have a greater strategic value to the Company.

WIRELESS ONE OF NORTH CAROLINA, L.L.C.

  On October 10, 1995, the Company entered into a Limited Liability Company Agreement with CT Wireless Cable, Inc., a North Carolina corporation, and O. Gene Gabbard, for the purpose of forming Wireless One of North Carolina, L.L.C., a Delaware limited liability company ("WONC"), to (i) develop and operate wireless cable systems in the state of North Carolina and in the markets encompassing Greenville and Spartanburg, South Carolina, (ii) enter into lease agreements with various educational organizations for the use of ITFS wireless cable channels, (iii) bid for, purchase, or otherwise acquire the use of licenses for commercial wireless cable channels, and (iv) develop and operate wireless cable systems using the leased ITFS and acquired commercial wireless cable channels. The Company holds a 50% interest in WONC, CT Wireless Cable, Inc. holds a 48% interest in WONC, and O. Gene Gabbard holds a 2% interest in WONC.

  Based on WONC's ITFS filings and channel acquisitions, the TruVision Transaction and BTA Auction high bids, the Company believes that WONC will have sufficient channel capacity to launch wireless cable systems in the following markets:

                                                        ESTIMATED
                                                          TOTAL    ESTIMATED LOS
MARKET                                                  HOUSEHOLDS  HOUSEHOLDS
- ------                                                  ---------- -------------
Asheville, NC..........................................   246,700       93,300
Fayetteville, NC.......................................   245,300      179,700
Greenville, NC.........................................    99,200       57,500
Hickory, NC............................................   376,800      162,700
Jacksonville, NC.......................................   136,700      116,200
Rocky Mount, NC........................................   199,100      178,900
Roanoke Rapids, NC.....................................    44,700       38,000
Wilmington, NC.........................................   136,900      123,400
Rockingham, NC.........................................    93,200       86,600
Elizabeth City, NC.....................................    63,800       35,500
                                                        ---------    ---------
  Total................................................ 1,642,300    1,071,700
                                                        =========    =========

  WONC has also filed for ITFS channels and has agreements to acquire channels in Charlotte, Greensboro and Raleigh, North Carolina and Spartanburg, South Carolina; however, the Company does not believe that WONC has sufficient channel capacity to launch systems in these four markets.

SYSTEM COSTS

  The Company estimates that the current cost per market for transmission (or headend) equipment and a headend build-out in a typical 20 channel system will be approximately $570,000. In addition, the Company expects to spend approximately $2.8 million on beam benders in 1996 and 1997. Beam benders permit reception of the Company's signal in areas which would otherwise be unable to receive transmission due to terrain or other obstacles. The additional cost to expand a system to a full 32 channels is approximately $180,000. The Company estimates that, as of December 31, 1995, each additional wireless cable subscriber with a single set-top converter required an incremental capital expenditure of approximately $375 to $475, consisting of, on average, $240 to $340 of materials and $135 of installation labor and overhead charges.

  The operating costs for wireless cable systems are generally lower than those for comparable traditional hard-wire systems. This is attributable to lower system network maintenance and depreciation expense. Programming is generally available to traditional hard-wire and wireless cable operators on comparable terms, although operators that have a smaller number of subscribers often are required to pay higher per subscriber fees. Accordingly, operators in the initial operating stage generally pay higher programming fees on a per subscriber basis. The Company believes that its Markets typically have a stable base of subscribers which have allowed it to maintain an average churn rate below 2.5% per month for the six months ended June 30, 1996, as compared to a churn rate of approximately 3% per month typically experienced by traditional hard-wire cable operators, resulting in reduced installation and marketing expenses. By locating its operations in geographic clusters, the Company believes that it can further contain costs by taking advantage of economies of scale in management, sales and customer service. For each Operating System, the Company employs a general manager, salespersons and installation and repair personnel. All other functions are centralized, including engineering, marketing, billing, customer service, finance and administration.

PROGRAMMING

  The Company seeks to offer popular programming at affordable prices. The Company's typical channel offering includes 20 to 31 channels, which include 19 to 26 basic channels, up to three premium channels (HBO, The Disney Channel and Showtime) and up to one full-time pay-per-view channel. Local news programs are broadcast over the VHF/UHF channels which in turn are retransmitted over the Company's wireless cable channels. Thus subscribers to the Company's services have access to local news, including weather news. The Company believes that being able to provide such access gives it an important competitive advantage over DBS competitors, which do not rebroadcast such programming.

  The following chart depicts the Company's current programming line-up in a typical Market.

                           COMPANY CHANNEL OFFERINGS

BASIC

ABC (local network affiliate)             The Learning Channel (education)
AMC (classic movies)                      Mind Extension University
                                          (education)
Black Entertainment Television
(special interest)
CBS (local network affiliate)             The Nashville Network (music)
Country Music Television                  NBC (local network affiliate)
CNN (news)                                Nickelodeon (children's)
C-SPAN (public affairs)                   PBS (education, general interest)
Discovery (science)                       SportSouth (southeast U.S. sports)
The Disney Channel (/1/)                  TBS Superstation (sports, movies)
ESPN (sports)                             TNT (sports, movies)
The Family Channel (family entertainment) USA (general interest)
Fox (local network affiliate)             The Weather Channel (weather)


PREMIUM                                   PAY-PER-VIEW
Home Box Office                           Viewer's Choice
Showtime
The Disney Channel (/1/)

(/1/The)Disney Channel is part of the basic package except in the Company's
    Mississippi Markets and certain other Markets where it is offered as a premium channel.

OPERATIONS

  Installation. Once a potential subscriber has requested service, a pre-survey to determine the feasibility of LOS transmission at such subscriber's location is carried out and the potential subscriber is informed the day of the survey if service can be provided at the subscriber's location. Assuming service can be provided, an installation is then scheduled. The Company provides two installation options. One installation option features a standard rooftop mount linked to a down converter located at the subscriber's location. For cases where the subscriber's location is surrounded by trees which would normally render LOS reception impossible, or upon subscriber request, the Company has developed a tree mount, which consists of a 20 foot mast which is bracketed to the upper part of a tree. A wire is then run from the mast to the ground and back to the subscriber's location. Each installation option includes grounding of the receiving antenna in accordance with national electrical codes. The installation process is completed, and service commences, typically within ten days of the initial request.

  Billing. The Company believes that its billing procedures are an integral part of its strategy to minimize churn. Subscribers are billed on the first day of the month for that month's service with payment due on the fifteenth of the month. The Company seeks to encourage delinquent accounts to pay by disconnecting either premium or full service after a period of non-payment coupled with a calling program by customer service representatives to encourage delinquent accounts to pay and continue receiving service.

  Marketing. Prior to commencing operations in a new system, the Company develops a plan designed to manage subscriber growth by maintaining a manageable backlog of installations (so that subscribers generally wait no more than ten days from initial inquiry to commencement of service) which ensures that the quality of installations and customer service remains high. The Company prioritizes areas of the market according to the number of unpassed homes, the relative strength of any traditional hard-wire competitors, the existence of terrain or obstructions that would impede LOS transmissions, the economic demographics of the area, and the percentage of single family homes. On the basis of such analysis the market is divided into sub-markets of approximately 5,000 households and the sub-markets are prioritized on the basis of their attractiveness to the Company.

  In each sub-market, the Company's marketing staff develops a targeted marketing plan that typically includes direct mailings, telemarketing follow-up calls and selected door-to-door sales. In certain markets, the Company uses television and newspaper advertisements. A separate marketing team focuses on adding commercial subscribers (such as restaurants, business offices and auto dealers) and MDU contracts.

  The Company markets its wireless cable service by highlighting four major competitive advantages over traditional hard-wire cable services and other subscription television alternatives: customer service, picture quality and reliability, programming features and price.

  Customer Service. The Company has established the goal of maintaining high levels of customer satisfaction. In furtherance of that goal, the Company emphasizes responsive customer service and convenient installation scheduling. The Company has established customer retention and referral programs in an effort to obtain and retain new subscribers. Because traditional hard-wire cable companies enjoyed virtual monopolies in the past, few have had an incentive to provide as high levels of customer service as the Company provides. The regulations promulgated under the 1992 Cable Act require traditional hard-wire cable companies to provide improved customer service which may decrease the Company's competitive advantage in this area.

  Picture Quality and Reliability. Wireless cable subscribers enjoy substantially outage-free, highly reliable picture quality because there is no Cable Plant between the headend and the subscriber's location, as in the case of traditional hard-wire cable. Within the signal range of the Operating Systems, the picture quality of the Company's service is generally equal or better in quality to that typically received by traditional hard-wire cable subscribers because, absent any LOS obstruction, there is less opportunity for signal degradation between the Company's headend and the subscriber.

  Programming Features. In the Operating Systems and Systems Under Construction, the Company believes that it has assembled sufficient channel rights and programming agreements to provide a programming package competitive with those offered by traditional hard-wire cable operators. Additionally, the Company uses equipment which (when channel availability is sufficient) enables it to offer pay-per-view programming and addressability not currently offered by many of the rural hard-wire cable operators with which it competes.

  Price. The Company offers its subscribers a programming package consisting of basic service, enhanced basic service and premium programs. The Company can offer a price to its subscribers for basic service and enhanced basic service that is typically lower than prices for the same services offered by traditional rural hard-wire cable operators because of lower operating costs. The rates charged by cable operators for their programming services are regulated pursuant to the 1992 Cable Act, as modified by the 1996 Act. The Company is unable to predict precisely what effect FCC rate regulations will have on the rates charged by traditional hard-wire cable operators. Notwithstanding the regulations, however, the Company believes it will continue to be price competitive with traditional hard-wire cable operators with respect to comparable programming.

EDNET AGREEMENT

  The EdNet Agreement provides exclusive rights to use all excess airtime (that portion of a channel's airtime available for commercial programming under FCC rules and policies) for the 20 ITFS channels located in each of the Company's Mississippi Markets. The Company believes that the EdNet Agreement presents the Company with a number of strategic benefits. The Company's rights under the agreement to the available commercial use of 20 of the 32 available wireless frequencies throughout Mississippi provide it with the critical mass of channels necessary to operate in each of its Mississippi Markets and create a significant competitive advantage relative to other potential wireless cable operators in such Markets. The large contiguous nature of the cluster of Markets encompassing Mississippi will allow the Company to centralize operations and achieve substantial economies of scale in Mississippi and surrounding Markets. The Company believes its transmission of programming involving job training, literacy projects and other continuing education programs enjoys the support of the Mississippi state authorities and will generate substantial goodwill in the community and enhance the Company's identity as a local provider of subscription television service.

EMPLOYEES

  As of March 31, 1996, the Company had a total of 507 employees. None of the Company's employees is subject to a collective bargaining agreement. The Company has experienced no work stoppages and believes that it has good relations with its employees. The Company also utilizes the services of unaffiliated independent contractors to build and install its wireless cable systems and to market its service.

PROPERTIES

  The Company leases approximately 15,746 square feet of office space for its corporate headquarters in Baton Rouge, Louisiana under a lease that expires on April 23, 2001. The Company pays approximately $131,500 per annum for such space. The Company currently leases approximately 10,400 square feet for its administrative and regional offices in Jackson, Mississippi, which lease expires on April 30, 1998. The Company currently does and will, in the future, purchase or lease additional office space in other locations where it launches additional systems. In addition to office space, the Company also leases space on transmission towers located in its various markets. The Company believes that office space and space on transmission towers is readily available on acceptable terms in the Markets.

LEGAL PROCEEDINGS

  The Company is not a party to any litigation that would have a material adverse effect on its business, results of operations, or financial condition.

TRADEMARKS

  The Company owns certain trademarks; however, the Company believes that its business is not materially dependent upon its ownership of any single trademark or group of trademarks.

                            WIRELESS CABLE INDUSTRY

SUBSCRIPTION TELEVISION INDUSTRY

  The subscription television industry began in the late 1940s to serve the needs of residents of predominantly rural areas having limited access to local off-air VHF/UHF channels. The industry subsequently expanded to metropolitan areas because its systems were able to offer better reception and more programming than local off-air VHF/UHF channels, among other reasons. Currently,

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subscription television systems typically offer a variety of services including basic service, enhanced basic service, premium service and, in some instances, pay-per-view service.

  Typically, subscription television providers charge customers an installation fee plus a fixed monthly fee for basic service. The monthly fee for basic service is based on the number of channels provided, operating and capital costs of the provider, and competition within the market, among other factors. Subscribers who purchase enhanced basic service or premium services usually are charged additional monthly fees corresponding thereto. Monthly fees for basic, enhanced basic and premium services constitute the major source of revenue for subscription television providers. Subscribers normally may discontinue service at any time. Converter rentals, remote control rentals, installation charges and reconnect charges for subscribers who were previously disconnected also comprise a portion of a subscription television provider's revenues, but generally do not comprise a major component of revenues.

TRADITIONAL HARD-WIRE CABLE TECHNOLOGY

  Most subscription television systems are hard-wire cable systems which currently use coaxial cable to transmit television signals, although many have upgraded or are considering upgrading to fiber optic cable with greater channel capacity than coaxial cable. Traditional hard-wire systems have headends which receive signals for programming services, such as CBS, NBC, ABC, HBO, Cinemax, CNN, etc., which signals have been transmitted to the headend by local broadcast or satellite transmissions. A headend consists of signal reception, decryption, retransmission, encoding and related equipment. The operator then delivers the signal from the headend to customers via a Cable Plant. The use of a network of coaxial cable inherently results in signal degradation and increases the possibility of outages. Specifically, signals can be transmitted via coaxial cable only a relatively short distance without amplification. However, each time a television signal passes through an amplifier, some measure of noise is added. A series or "cascade" of amplifiers between the headend and a customer leads to progressively greater noise and for some viewers, a degraded picture. Also, an amplifier must be properly balanced or the signal may be improperly amplified. Failure of any one amplifier in the chain of a Cable Plant will black out the transmission signal from the failed amplifier to the end of the cascade. Regular system maintenance is required due to water ingress, temperature changes and other equipment problems, all of which may affect the quality of a signal. Some hard-wire cable companies have begun installing fiber optic networks, which will substantially reduce the transmission and reception problems currently experienced by traditional hard-wire cable systems and will expand the channel capacity of their systems. However, the installation of such networks will require a substantial investment by hard-wire cable operators.

WIRELESS CABLE DEVELOPMENT

  Although regulatory and other obstacles impeded the growth of the wireless cable industry through the 1980s, during the 1990s several developments have facilitated the growth of the wireless cable industry, including (i) regulatory reforms by the FCC to encourage the growth of the wireless cable industry and its ability to compete with hard-wire cable operators, (ii) Congressional scrutiny of the rates and practices of the hard-wire cable industry, (iii) the increasing availability of programming for wireless cable systems on non-discriminatory terms, (iv) consumer demand for alternatives to hard-wire cable service, (v) the aggregation by wireless cable operators of a sufficient number of channels in certain markets to create a competitive service; and (vi) the increased availability of capital to wireless cable operators in the public and private markets. According to the 1995 Cable TV Financial Data Book, published by Paul Kagan Associates, Inc. ("Kagan"), approximately 150 wireless cable systems presently operate in the United States, with wireless cable serving approximately 400,000 customers at the end of 1993 and approximately 600,000 customers at the end of 1994. In addition, the 1995 Wireless Cable Databook estimates that wireless cable would be serving approximately 950,000 customers at the end of 1995.

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  Like a traditional hard-wire cable system, a wireless cable system receives programming at a headend. Unlike traditional hard-wire cable systems, however, programming then is retransmitted by microwave transmitters operating in the 2150-2162 MHz and 2500-2686 MHz portions of the electromagnetic radio spectrum from antennas located on a tower or building to a small receiving antenna located at a subscriber's premises. At the subscriber's location, the signals are descrambled, converted to frequencies that can be viewed on a television set and relayed to a subscriber's television set by coaxial cable. Because the microwave frequencies used will not pass through trees, hills, buildings or other obstructions, wireless cable systems require a clear LOS from the headend to a subscriber's receiving antenna. To ensure the clearest LOS possible, in the Company's markets, the Company has placed, and plans to place, its transmitting antennas on towers and/or tall buildings. There exists, in each of the Company's operating and targeted markets, a number of acceptable locations for the placement of its towers, and the Company does not believe that the failure to secure any one location for such placement in any single market will materially affect the Company's operation in such market. Additionally, many LOS obstructions can be overcome with the use of signal repeaters which retransmit an otherwise blocked signal over a limited area. Because wireless cable systems do not require an extensive network of coaxial cable and amplifiers, wireless cable operators can provide subscribers with a reliable signal having few transmission disruptions resulting in a television signal of a quality comparable or superior to, and at a significantly lower system capital cost per installed subscriber than, traditional hard-wire cable systems.

REGULATORY ENVIRONMENT

  General. The wireless cable industry is subject to regulation by the FCC pursuant to the Communications Act of 1934, as amended (the "Communications Act"). The Communications Act empowers the FCC, among other things, to issue, revoke, modify and renew licenses within the spectrum available to wireless cable; to approve the assignment and/or transfer of control of such licenses; to approve the location of wireless cable systems; to regulate the kind, configuration and operation of equipment used by wireless cable systems; and to impose certain equal employment opportunity and reporting requirements on channel license holders and wireless cable operators.

  The FCC has determined that wireless systems are not "cable systems" for purposes of the Communications Act. Accordingly, a wireless cable system does not require a local franchise and is subject to fewer local regulations than a hard-wire cable system. All transmission and reception equipment for a wireless cable system can be located on private property; hence, there is no need to make use of utility poles or dedicated easements or other public rights of way. Although wireless cable operators typically must lease from the holders of channel licenses the right to use wireless cable channels, unlike hard-wire cable operators they do not have to pay local franchise fees. Recently, legislation has been introduced in several states to authorize state and local authorities to impose on all video program distributors (including wireless cable operators) a tax on such distributors' gross receipts comparable to the franchise fees that hard-wire cable operators must pay. Similar legislation might be enacted in states where the Company does business or intends to do business. Efforts are underway by the Wireless Cable Association International, Inc. to have Congress preempt the imposition of such taxes through enacting new federal legislation. In addition, the industry is opposing the state bills as they are introduced. However, it is not possible to predict whether or not new state laws will be enacted which impose new taxes on wireless cable operators.

  Channels Available for Wireless Cable. The FCC licenses and regulates the use of channels used by channel license holders and wireless cable operators to transmit video programming and other services. In 50 large markets in the U.S., 33 analog channels are available for wireless cable (in addition to any local off-air VHF/UHF broadcast channels that are not retransmitted over wireless cable channels). In each other market, 32 analog channels are available for wireless cable (in addition to any local off-air VHF/UHF broadcast channels that are not retransmitted over wireless cable channels). The

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

actual number of wireless cable channels available for licensing in any market is determined by the FCC's interference protection and channel allocation rules. Except in limited circumstances, 20 ITFS channels in each geographic area are generally licensed to qualified educational organizations. In general, each of these channels must be used an average of at least 20 hours per week for educational programming. The educational requirement may be satisfied by such programming as the Discovery Channel, PBS and C-SPAN. The remaining airtime ("excess air time") on each ITFS channel may be leased to wireless cable operators for commercial use, without further restrictions (other than the right of the ITFS license holder, at its option, to recapture up to an additional 20 hours of air time per week for educational programming). Lessees of ITFS excess air time, including the Company, generally have the right to transmit to their customers at no incremental cost the educational programming provided by the lessor on one or more of its ITFS channels, thereby providing wireless cable operators leasing such channels, including the Company, with greater flexibility in their use of ITFS channels. The remaining MDS channels available in most of the Company's operating and targeted markets are made available by the FCC for full-time commercial usage without educational programming requirements. ITFS excess capacity leases generally cannot exceed terms of 10 years. The FCC does not impose any restrictions on the terms of MDS channel leases, other than the requirement that the licensee maintain effective control of its MDS station. The same FCC control requirement applies to ITFS licensees. In addition, ITFS excess capacity leases cannot exceed a term of 10 years from the time that the lessee begins using the channel capacity. The Company's ITFS leases generally grant the Company a right of first refusal to match any new lease offer after the end of the lease term and require the parties to negotiate in good faith to renew the lease.

  Licensing Procedures. The FCC awards ITFS and MDS licenses based upon applications demonstrating that the applicant is legally, technically and financially qualified to hold the license and that the operation of the proposed station will not cause impermissible interference to other stations or proposed stations entitled to interference protection.

  The FCC accepts applications for new ITFS stations or major modifications to authorized ITFS stations in designated filing "windows." Where two or more ITFS applicants file for the same channels and the proposed facilities cannot be operated without impermissible interference, the FCC employs a set of comparative criteria to select from among the competing applicants.

  Recently, the FCC adopted a competitive bidding mechanism under which initial MDS licenses for 493 designated BTAs were auctioned to the highest bidder. The BTA Auction concluded on March 28, 1996 after 181 rounds of bidding. High bidders were required to submit specified down payments to the FCC by April 5, 1996. The Company was the high bidder for the BTA Markets, and timely tendered the required down payment. BTA Auction winners obtain the exclusive right to apply for available MDS channels within such BTA, subject to compliance with FCC interference protection, construction and other rules. The Company timely filed applications for MDS channels in the BTA Markets, and such applications are pending before the FCC. Financing is available to certain qualified entities from the United States government for rights purchased in the BTA Auction. See "Description of Certain Indebtedness."

  Construction of ITFS stations generally must be completed within 18 months of the date of grant of the authorization. Construction of MDS stations licensed pursuant to initial applications filed before the implementation of the BTA Auction rules generally must be completed within 12 months. If construction of MDS or ITFS stations is not completed within the authorized construction period, the licensee must file an application with the FCC seeking additional time to construct the station, and demonstrate therein compliance with certain FCC standards. If the extension application is not filed or is not granted, the license will be deemed forfeited. FCC rules prohibit the sale for profit of a conditional commercial license or of a controlling interest in the conditional license holder prior to construction of the station or, in certain instances, prior to the completion of one year of operation. However, the FCC does permit the leasing of 100% of a commercial license holder's spectrum capacity to a wireless

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

cable operator and the granting of options to purchase a controlling interest in a license even before such holding period has lapsed. The construction requirements applicable to MDS stations licensed pursuant to the BTA Auction are substantially different. The licensee must build stations covering two-thirds of the area within its control in the BTA within five years.

  ITFS and commercial licenses generally have terms of 10 years. Applications for renewal of MDS and ITFS licenses must be filed within a certain period prior to expiration of the license term, and petitions to deny applications for renewal may be filed during certain periods following the filing of such applications. Licenses are subject to revocation or cancellation for violation of the Communications Act or the FCC's rules and policies. Conviction of certain criminal offenses may also render a licensee or applicant unqualified to obtain renewal of a license. The Company's lease agreements with license holders typically require the license holders, at the Company's expense, to use their best efforts, in cooperation with the Company, to make various required filings with the FCC in connection with the maintenance and renewal of licenses. The Company believes that such a requirement reduces the likelihood that a license would be revoked, cancelled or not renewed by the FCC.

  Wireless cable transmissions are subject to FCC regulations governing interference and transmission quality. Other than a limited number of experimental and developmental systems, wireless cable systems transmit in a standard analog format. On July 11, 1996, acting on a request of the Company and numerous other wireless cable operators, educators and equipment manufacturers, the FCC adopted interim guidelines for the implementation of certain digital transmission formats. These guidelines are intended to facilitate the rapid implementation of digital wireless cable systems capable of providing more programming sources on the same channel bandwidth and improving signal quality.

  The FCC also regulates transmitter locations and signal strength. The operation of a wireless cable television system requires the co-location of a commercially viable number of transmitting antennas and operations with common technical characteristics (such as power and polarity). In order to commence the operations of certain of the Company's Markets, applications have been filed or must be filed with the FCC to relocate and modify authorized transmission facilities.

  Under current FCC regulations, a wireless cable operator generally may serve any location within the LOS of its transmission facility, provided that it complies with the FCC's interference protection standards. An MDS station generally is entitled to interference protection within a 35-mile radius around its transmitter site. Generally, an ITFS facility is entitled to the same 35-mile protected area during excess capacity use by a wireless cable operator, as well as interference protection for all of its FCC-registered receive-sites. In launching or upgrading a system, the Company may wish to relocate its transmission facility, or increase its height or signal power in order to serve one or more of its targeted markets. If such changes would result in interference to any previously proposed station, the consent of such station must be obtained before the FCC will grant the proposed modification. There can be no assurance that any necessary consents will be received. In addition, such modifications will be subject to the interference protection rights of BTA Auction winners.

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

  The 1992 Cable Act. The 1992 Cable Act imposed additional regulation on traditional hard-wire cable operators and permits regulation of hard-wire cable rates in markets in which there is no "effective competition." The 1992 Cable Act, among other things, directed the FCC to adopt comprehensive new federal standards for local regulation of certain rates charged by traditional hard-wire cable operators. The 1992 Cable Act also deregulated traditional hard-wire cable in a given market once other subscription television providers serve, in the aggregate, at least 15% of the cable franchise area. Rates charged by wireless cable operators, typically already lower than traditional hard-wire cable rates, are not subject to regulation under the 1992 Cable Act. Pursuant to the 1992 Cable Act, the FCC has required traditional hard-wire cable operators to implement rate reductions.

  The 1996 Act. The Telecommunications Act of 1996 became law on February 8, 1996. A principal focus of the 1996 Act is freeing local telephone companies and long distance telephone companies from barriers to competing in each other's lines of business, and preempting State restrictions on competition in the provision of local telephone service. In addition, the 1996 Act contains provisions which amend the 1992 Cable Act and which affect wireless cable operators.

  A significant potential effect on the Company of the 1996 Act may result from its provisions exempting traditional hardwire cable systems from rate regulation. In particular, the 1996 Act will end rate regulation of all but basic cable service by 1999, and immediately removes virtually all rate regulation of "small cable operators" -- those cable systems not owned by MSOs and serving 50,000 or fewer subscribers. The Company believes that cable systems in many of the Company's Markets will qualify for small system rate deregulation. The Company anticipates that some number of such cable systems will raise their rates, although the Company cannot predict the number of its cable system competitors which will raise service rates, the timing of the rate increases or the amounts of the rate increases. The Company regards the 1996 Act's rate deregulation of cable systems as generally positive because it can be expected to improve the Company's price advantages over competing traditional hard-wire cable services.

  The 1996 Act also contains provisions allowing local exchange telephone companies to offer cable service within their telephone service areas. Under the 1992 Cable Act, exchange telephone companies were free to offer wireless cable service anywhere, but could offer wired cable service only outside of their exchange telephone areas or solely as common carriers, subject to FCC authorization. The 1996 Act allows exchange telephone companies to offer video programming services via radio communications (such as wireless cable) without regulation of rates or services, to offer hard-wire or fiber cable service channels for hire by video programmers, to offer their own hardwire or fiber cable service over networks with channels also available for use by other video program services providers under a modified regulatory scheme, and to provide traditional cable service subject to local franchising requirements. It is difficult to predict the impact (if any) of final FCC regulations with regard to local exchange telephone companies in these respects on the Company.

  FCC rules generally prohibit hard-wire cable operators from providing wireless cable service in areas where the hard-wire cable franchise area overlaps with the 35-mile protected service area of a wireless cable system. In certain circumstances, the FCC may grant waivers of such restriction, or the common ownership of hard-wire and wireless cable systems may otherwise be exempt. Rules adopted by the FCC pursuant to the 1996 Act permit cable operators to offer wireless cable service in such overlap areas where the cable company is subject to "effective competition." Telephone companies are not subject to any such cross-ownership restrictions.

  The 1996 Act offers wireless cable operators and satellite programmers relief from private and local governmentally-imposed restrictions on the placement of receive-site antennas. In some instances, wireless cable operators have been unable to serve areas due to laws, zoning ordinances, homeowner association rules or restrictive property covenants banning the erection of antennas on or near homes. The FCC has initiated proceedings to promulgate rules implementing Congress' intent and such rules are expected to be adopted by August 8, 1996. The Company cannot predict if any

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

FCC rules ultimately adopted will materially improve the Company's access to homes subject to receive-site antenna placement restrictions.

  Finally, the 1996 Act requires wireless cable companies and traditional hardwire cable companies to "scramble" or encrypt channels which ordinarily carry indecent or sexually explicit adult programming. The Company does not anticipate any adverse impact from that provision.

  Other Regulations. Wireless cable license holders are subject to regulation by the Federal Aviation Administration with respect to the construction, marking and lighting of transmission towers and to certain local zoning regulations affecting construction of towers, receive-site antennas and other facilities. There may also be restrictions imposed by local authorities and private covenants. There can be no assurance that the Company will not be required to incur additional costs in complying with such regulations and restrictions.

  Due to the regulated nature of the subscription television industry, the Company's growth and operations may be adversely impacted by the adoption of new, or changes to existing, laws or regulations or the interpretations thereof.

AVAILABILITY OF PROGRAMMING

  Once a wireless cable operator has obtained the right to transmit programming over specified frequencies, the operator must then obtain the right to use the programming to be transmitted.

  General. Currently, with the exception of the retransmission of VHF/UHF broadcast signals, programming is made available to wireless cable operators in accordance with contracts with program suppliers under which the system operator generally pays a royalty based on the number of customers receiving service each month. Individual program pricing varies from supplier to supplier; however, more favorable pricing for programming is generally afforded to operators with larger customer bases. The likelihood that program material will be unavailable to the Company has been significantly mitigated by the 1992 Cable Act and various FCC regulations issued thereunder which, among other things, impose limits on exclusive programming contracts and prohibit vertically integrated cable operators from discriminating against cable competitors with respect to the price, terms and conditions of the sale of programming. Only a few of the major cable television programming services carried by the Company are not currently directly or indirectly owned or controlled by vertically integrated cable operators and the Company historically has not had difficulty in arranging satisfactory contracts for these services. The Company believes that it will have access to sufficient programming to enable it to provide full channel lineups in its markets through 1996 and for the foreseeable future. Current fair access to programming rules imposed by the 1992 Cable Act and the 1996 Act only apply to programming that is owned or controlled by a cable company or common carrier and is delivered by satellite. The basic programming package offered by the Company's operating systems is comparable to that offered by the local hard-wire cable operators with respect to the most widely watched channels. However, several of such local hard-wire cable operators may, because of their greater channel capacity, currently offer more basic, enhanced basic, premium, pay-per-view and public access channels than the Company. Certain hard-wire cable companies competing in the Company's markets currently offer a greater number of channels to their customers, compared to between 24 to 31 wireless cable channels offered by the Company in its Operating Systems. The Company's programming is supplied by numerous separate distributors.

  Copyright. Under the federal copyright laws, permission from the copyright holder generally must be secured before a video program subject to such copyright may be retransmitted. Under Section 111 of the Copyright Act, certain "cable systems" are entitled to engage in the secondary transmission of programming without the prior permission of the holders of copyrights in the programming. In order to do so, a cable system must secure a compulsory copyright license. Such a license may be obtained

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

by filing certain reports with and paying certain fees to the U.S. Copyright Office. In 1994, Congress enacted the Satellite Home Viewers Act of 1994 which clarified that wireless cable operators may rely on the cable compulsory license provisions of Section 111 of the Copyright Act. The Company relies on
Section 111 to retransmit two superstations and five local off-air broadcast signals.

  Retransmission Consent. Under the retransmission provisions of the 1992 Cable Act, wireless cable and hard-wire cable operators seeking to retransmit certain commercial broadcast signals must first obtain the permission of the broadcast station. The FCC has exempted wireless cable operators from the transmission consent rules, if the receive-site antenna is either owned by the subscriber or within the subscriber's control and available for purchase by the subscriber upon the termination of service. In all other cases, wireless cable operators must obtain consent to retransmit local broadcast signals. The Company has obtained such consents with respect to the Operating Systems where it is retransmitting local VHF/UHF channels. Although there can be no assurances that the Company will be able to obtain requisite broadcaster consents, the Company is of the view that in most cases it will be able to do so for little or no additional cost.

SUBSCRIPTION TELEVISION INDUSTRY TRENDS

  The Company's business will be affected by subscription television industry trends and, in order to maintain and increase its customer base in the years ahead, the Company will need to adapt rapidly to industry trends to remain competitive.

  Addressability and Pay-Per-View. "Addressability" means the ability to implement specific orders from or send other communications to each subscriber without having to modify a subscriber's equipment. While the Company, like many wireless cable operators, provides all subscribers with addressable convertors, only approximately 35% of traditional hard-wire cable operators use addressability. Without addressability, a traditional hard-wire cable customer not subscribing to a premium channel must make two trips to the traditional hard-wire cable operator's offices, once to obtain the descrambling device and once to return it. A customer subscribing to a premium channel must telephone the traditional hard-wire cable operator in advance. The Company believes this lack of convenience has hindered pay-per-view sales. Pay-per-view is expected to become more popular as additional exclusive events become available for distribution on pay-per-view. Digital compression technology will greatly expand the channel capacity available for such programming. The Company believes that traditional hard-wire cable operators will incur significant expenditures to upgrade their systems to be able to offer addressability.

  Digital Compression. Several equipment manufacturers are developing digital compression technology which would allow several programs to be carried within the same bandwidth which presently can accommodate only one program without digital compression technology. Manufacturers have projected varying compression ratios for future equipment, ranging from four-to-one to ten-to-one, which would increase the channels available to be carried on a wireless cable system using digital compression technology from 31 to between 124 and 310 channels.

  Interactivity. Certain traditional hard-wire cable operators have announced their intentions to develop interactive features for use by their customers. Interactivity would allow customers to utilize their televisions for two-way communications such as video games, home shopping and video-on-demand. Extensive use of interactivity will likely require the development and utilization of digital compression and cellularization. Wireless cable operators may be able to utilize return paths which the FCC has made available for interactive communications. At this time, the Company believes that the widespread commercial availability of many interactive products is at least several years away.

  Advertising. Local and national advertising continues to grow as a source of revenue for hard-wire and wireless cable operators. The Company recently began generating advertising revenue and

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expects to increase this amount over time as its systems mature. The Company believes its regional cluster strategy should benefit its efforts in this regard because of its ability to deliver advertising throughout its entire region and not just isolated markets.

COMPETITION

  In addition to competition from traditional hard-wire cable television systems, wireless cable television operators face competition from a number of other sources, including potential competition from emerging trends and technologies in the subscription television industry, some of which are described below.

  Direct-to-Home ("DTH"). DTH satellite television services originally were available via satellite receivers which generally were seven to 12 foot dishes mounted in the yards of homes to receive television signals from orbiting satellites. Until the implementation of encryption, these dishes enabled reception of any and all signals without the payment of fees. Having to purchase decoders and to pay for programming has reduced the popularity of DTH, although the Company will compete to some degree with these systems in marketing its services.

  DBS. DBS involves the transmission of an encoded signal directly from a satellite to the customer's premises. Because the signal is at a higher power level than DTH signals, its reception can be accomplished with a relatively small (18 inch to three foot) dish mounted on a rooftop or in the yard. Four DBS services currently are available nationwide, and one more is expected to be launched in 1996. DBS currently has approximately 2.3 million subscribers nationwide. AT&T Corp. has announced plans to invest $137.5 million in DirecTV, Inc., a leading provider of DBS service, in exchange for a 2.5 percent equity interest and options to acquire up to a total of a 30% equity interest. MCI Communications Corp. has announced that it has entered into a DBS joint venture arrangement with News Corp., using a license that MCI recently won in an FCC auction for which MCI will pay $682.5 million. DBS cannot, for technical and legal reasons, provide local VHF/UHF broadcast channels as part of its service, although many customers receive such channels from standard over-the-air antennas. If a subscriber is unable to receive local network signals off-air, due to such subscriber's geographic location, the subscriber would be able to receive the network signals through DBS transmissions, but such transmissions would be limited to distant, rather than local, network signals. For example, a potential subscriber in the Jackson, Mississippi area who was unable to receive the off-air broadcasts of the local Jackson NBC affiliate would be able to subscribe to Primestar, a DBS provider, and receive NBC broadcasts, but such broadcasts would be limited to those of the Boston, Massachusetts NBC affiliate.

  Private Cable. Private cable, also known as SMATV, is a multichannel subscription television service where the programming is received by satellite receiver and then transmitted via coaxial cable throughout private property, often MDUs, without crossing public rights of way. Private cable operates under an agreement with a private landowner to service a specific MDU, commercial establishment or hotel. The FCC permits point-to-point delivery of video programming by private cable operators and other video delivery systems in the 18 GHz band. Private cable operators compete with the Company for rights of entry into MDUs, commercial establishments and hotels.

  Telephone Companies. The 1996 Act permits Local Exchange Carriers ("LECs") to provide video service in their telephone service areas. Under existing FCC rules LECs may provide "video dialtone" service, thereby allowing LECs to make available to multiple service providers, on a nondiscriminatory common carrier basis, a basic platform that will permit end users to access video program services provided by others. Several large telephone companies have announced plans to either (i) enhance their existing distribution plant to offer video dialtone service, (ii) construct new distribution plants in conjunction with a local cable operator to offer video dialtone service or (iii) acquire or merge with existing franchise cable systems outside of the telephone companies' respective

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telephone service areas. While the competitive effect of the offering by telephone companies of video dialtone and fiber optic based subscription television services is still uncertain, the Company believes that wireless cable technology will continue to offer a lower cost alternative to video dialtone and fiber optic distribution technologies.

  Two LECs, Bell Atlantic and NYNEX, have invested, in the aggregate, $100 million in CAI Wireless Systems, Inc., which operates wireless cable systems in large urban markets which are primarily located in Bell Atlantic's and NYNEX's areas of operations. Bell Atlantic and NYNEX announced that their investment will allow them to enter the market for consumer video services more quickly than by constructing a coaxial fiber optic network. In April 1995, Pacific Telesis ("PacTel"), an LEC based in California announced it would acquire Cross Country Wireless, Inc., which operates a wireless cable system and holds channel rights in southern California, for approximately $175 million. Similar to Bell Atlantic and NYNEX, PacTel announced that its acquisition of Cross Country will allow PacTel to enter the market for consumer video services on an expedited basis. In November 1995, PacTel announced it would acquire Wireless Holdings, Inc., which operates wireless cable systems and holds channel rights in California, Washington, Florida and South Carolina, for approximately $170 million. Bell Atlantic and NYNEX own a 10% equity interest in CS Wireless Systems, Inc., which operates and is developing wireless cable systems primarily in the midwestern United States. In May 1996, BellSouth Corp. announced it would acquire the New Orleans, Louisiana wireless cable system for approximately $12 million. The competitive effect of the entry of telephone companies into the subscription television business, including wireless cable, is uncertain.

  Local Off-Air VHF/UHF Broadcasts. Local off-air VHF/UHF broadcasts (from ABC, NBC, CBS and Fox affiliates) provide free programming to the public. In some areas, several low power television ("LPTV") stations authorized by the FCC are used to provide multichannel subscription television service to the public. LPTV transmits on conventional VHF/UHF broadcast channels, but is restricted to very low power levels, which limits the area where a high quality signal can be received.

  Local Multi-Point Distribution Service ("LMDS"). In 1993, the FCC initially proposed to redesignate a portion of the 28 GHz band to create a new video programming delivery service referred to as LMDS. In July 1995, the FCC proposed to award licenses in each of 493 BTAs pursuant to auctions. Sufficient spectrum for up to 49 analog channels has been designated for the LMDS service. The FCC has not determined how many licenses it will award in each BTA. Final rules for LMDS have not been established. Auctions are not expected to begin any earlier than the third quarter of 1996.

  Video Stores. Retail stores rent VCRs and/or video tapes and are major participants in the video distribution industry. According to Kagan, as of the end of 1994 there were over 75.5 million households with VCRs in the United States.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The following table sets forth certain information as of the date of this Prospectus with respect to each person who is an executive officer or director of the Company:

NAME                     AGE                       POSITION
- ----                     ---                       --------
Hans J. Sternberg(1)....  60 Chairman of the Board
Henry M. Burkhalter.....  48 President and Vice Chairman of the Board
Sean E. Reilly..........  35 Chief Executive Officer and Director
Alton C. Rye............  52 Executive Vice President--Operations
Bill R. Byer, Jr........  39 Executive Vice President--Operations
William C. Norris, Jr.,
 Ph.D. .................  61 Senior Vice President--System Launches and Secretary
Michael C. Ellis........  30 Vice President--Controller
Arnold L.
 Chavkin(1)(3)..........  44 Director
William K.
 Luby(1)(2)(3)..........  35 Director
J. R. Holland,
 Jr.(1)(2)(3)...........  52 Director
Daniel L. Shimer(2).....  51 Director
William J. Van
 Devender...............  47 Director
David E. Webb(1)........  49 Director

- --------
(1) Member of Operating Committee.
(2) Member of the Compensation Committee.
(3) Member of the Audit Committee.

  Hans J. Sternberg has served as Chairman of the Company since its founding in June 1995 and as Chairman of the Board of Old Wireless One since its founding in late 1993. He has also served as the Chairman and Chief Executive Officer of Starmount Life Insurance Company since 1983. He is a former owner and President and Chief Executive Officer of Maison Blanche Department Stores, a chain of 24 department stores which had annual revenues of approximately $480 million prior to its 1992 sale. He invested in cellular telephones in the early 1980s, began in cable television in 1972 as a founding partner and director of Cablesystems of Hammond, Inc., and later helped found Cablesystems of Alabama, Inc. He was an owner and a director of radio stations WQXY, KQXY, WLCS and WWUN.

  Henry M. Burkhalter became a Director of the Company in April 1996 and President and Vice Chairman upon the consummation of the TruVision Transaction on July 29, 1996. Mr. Burkhalter had been Chairman of the Board of Directors, President and Chief Executive Officer of TruVision since its incorporation in April 1994. He has been the Chairman of Pacific Coast Paging, Inc. since 1990. From 1974 through 1992, he was the President and founder of Burkhalter & Company, a certified public accounting firm.

  Sean Reilly has served as Chief Executive Officer, President and Director of the Company since its founding in June 1995 and as Chief Executive Officer and President of Old Wireless One since its founding in late 1993. Upon the consummation of the TruVision Transaction, Mr. Reilly stepped down as President of the Company. Prior to joining Old Wireless One, Mr. Reilly served as Vice-President of Real Estate/Mergers and Acquisitions for Lamar Advertising Company ("Lamar"), an outdoor advertising company, and continues to serve as a member of the Lamar board of directors. Mr. Reilly served in the Louisiana Legislature as a State Representative from March 1988 to January 1996.

  Alton C. Rye became Executive Vice President--Operations of the Company in August 1995. Prior to joining the Company, Mr. Rye served as Vice President-- Operations for Sammons Communications, Inc. ("Sammons"), of Dallas, Texas, which is the twelfth largest cable television company in the United States, from August 1993 to August 1995 and was responsible for Sammons' largest operating division, which serviced approximately 350,000 subscribers. From May 1988 to August 1993, Mr. Rye served as Vice President--Finance, Chief Financial Officer and Treasurer of Sammons.

  Bill R. Byer, Jr. became Executive Vice President--Operations of the Company upon the consummation of the TruVision Transaction on July 29, 1996. Mr. Byer had been Executive Vice President and Chief Operating Officer of TruVision since 1994. From 1989 to 1994, he served as General Manager for MultiMedia CableVision, Inc., which operated a wireless cable system serving Oklahoma City, Oklahoma. From 1984 to 1989, he served as General Manager of Argonox Communications/Technivision, a wireless cable company, and from 1979 to 1984, he served as General Manager of Movie Systems, Inc., a wireless cable company serving the Milwaukee, Wisconsin, Indianapolis, Indiana, Oklahoma City, Oklahoma and Ft. Lauderdale and West Palm Beach, Florida markets. In total, he has over 15 years of experience in the wireless cable industry, managing several systems with an aggregate number of subscribers in excess of 50,000.

  William C. Norris, Jr. Ph.D. has served as Senior Vice President--System Launches and Secretary of the Company since its founding in June 1995 and as Chief Operating Officer and Secretary of Old Wireless One since its founding in late 1993. Prior to working at Old Wireless One, he developed cable systems in Texas, Louisiana, Mississippi and Alabama over a 25-year period. He was an investor in, and functioned as the Chief Executive Officer of, those systems. He is a board member and stockholder in the Baton Rouge Cellular Telephone Company.

  Michael C. Ellis has served as Vice President--Controller of the Company since joining the Company in November of 1995. Prior to his joining the Company, he was an associate partner in the financial reporting and consulting division of Postlethwaite and Netterville, a regional accounting and consulting firm. He was employed with Postlethwaite and Netterville from August 1988 to November 1995.

  Arnold L. Chavkin became a Director of the Company in April 1996. He has been a General Partner of CCP since January 1992 and has served as the President of Chemical Investments, Inc. since March 1991. Prior to joining CCP, Mr. Chavkin was a member of Chemical Bank's merchant banking group and a generalist in its corporate finance group specializing in mergers and acquisitions and private placements for the energy industry. His experience prior to Chemical Bank included corporate development for Freeport McMoRan as well as positions with Gulf and Western Industries and Arthur Young & Company. Mr. Chavkin is also a director of Reading & Bates Corporation, American Radio Systems Corporation, Inc., Bell Sports, Inc., Envirotest Systems, Forcenergy Gas Exploration, Inc. and several privately held firms.

  William K. Luby became a Director of the Company in June 1995 and a director of Old Wireless One in April 1995. From June 1992 to March 1996, Mr. Luby was a managing director at CMCC. From 1985 to 1992, Mr. Luby held various positions in the Leveraged Lending and Restructuring groups at The Chase Manhattan Bank, N.A. He is currently a director of numerous private companies.

  J. R. Holland, Jr. became a Director of the Company in June 1995. He began advising Heartland as a consultant in October 1992 and became Chairman of the Board of Directors of Heartland in October 1993. Mr. Holland has been employed as President of Unity Hunt, Inc. since September 1991. Unity Hunt is a large international, private holding company with interests in entertainment, cable television, retail, investments, real estate, natural resources and energy businesses. Mr. Holland is also the President of Hunt Capital, a principal stockholder of Heartland. From November 1988 to September 1991, Mr. Holland was Chairman of the Board and Chief Executive Officer of Nedinco, Inc., a large diversified international holding company. Prior to that, Mr. Holland was President and a director of KSA Industries, Inc., a private, diversified company involved in entertainment, retail, transportation and energy businesses, and President and a director of Western Services International, Inc., a company involved in energy services, equipment and chemicals. Mr. Holland began his career with Booz-Allen & Hamilton, Inc., a major management consulting firm. In addition, Mr. Holland is currently a director of Placid Refining Company, Optical Securities Group, Inc., TNP Enterprises, Inc. and several private companies.

  Daniel L. Shimer became a Director of the Company in February 1996. Mr. Shimer has served as Executive Vice President and Chief Financial Officer of COREStaff, Inc. since April 1994. Formed in late 1993, COREStaff has rapidly grown, principally through acquisitions, to a $400 million top ten provider of staffing services in the United States. From March 1991 to March 1994, Mr. Shimer served as the Executive Vice-President, Chief Financial Officer, and President of National Accounts for Brice Foods, Inc. From February 1983 to March 1991, he was associated with Bard & Company, Inc. in various senior financial capacities among its publicly traded affiliates, including Foxmeyer Corporation, Coast America Corporation, and Computerland Corporation. Mr. Shimer, a certified public accountant, began his career at KPMG Peat Marwick LLP and has over 25 years of financial management experience.

  William J. Van Devender became a Director of the Company upon the consummation of the TruVision Transaction on July 29, 1996. Mr. Van Devender had been a Director of TruVision since August 1994. He controls VanCom, a limited partner of MWTV. In addition, Mr. Van Devender has founded or served in senior executive positions with Van Petroleum, Inc., Green Acres Farms, Inc., Gulf Coast Plywood, Inc. and Coastal Paper Company. Mr. Van Devender also serves on the Board of Directors of Alaska-3 Cellular LLC, CelluTissue Holdings, Inc. and Pacificom LLC, and various bank and community organizations.

  David E. Webb became a Director of the Company in June 1995. He is a co-founder of Heartland, and has been President and Chief Executive Officer and a director of Heartland since its founding in September 1990. During 1989 and 1990, Mr. Webb began acquiring rights to wireless cable channels. From 1979 to January 1989, Mr. Webb was a shareholder, director and manager of Durant Cablevision, Inc. and its predecessor, a traditional hard-wire cable system company. Mr. Webb has been a shareholder and director of several media/communications companies involved in network and independent television stations, AM and FM radio stations, paging and telephony.

  The Board of Directors of the Company is divided into three classes, as nearly equal in numbers as possible, having terms expiring at the annual meeting of the Company's stockholders in 1997 (comprised of Messrs. Luby, Holland and Van Devender), 1998 (comprised of Messrs. Reilly, Burkhalter and Shimer) and 1999 (comprised of Messrs. Sternberg, Chavkin and Webb). At each annual meeting of stockholders, successors of the class of Directors whose term expires at such meeting will be elected to serve for three-year terms and until their successors are elected and qualified. All current Directors were elected or appointed pursuant to the terms of a stockholders agreement. See "--Stockholders Agreement."

  Non-employee Directors of the Company receive an annual fee of $5,000 and a meeting fee of $500 per meeting attended, plus reimbursement of out-of-pocket expenses, for their services as Directors of the Company. In addition, each non-employee Director of the Company who does not serve on the Compensation Committee is eligible to receive stock options under the Company's 1995 Directors' Stock Option Plan (the "Directors' Plan"). See "--Stock Option Plans--1995 Directors' Stock Option Plan." Directors who are also employees do not receive any additional compensation for their services as directors. In addition, directors do not receive any additional compensation for committee participation.

STOCKHOLDERS AGREEMENT

  In connection with the Heartland Transaction, CMCC, Baseball Partners, PVCC, affiliates of ACC, Mr. Sternberg and Mr. Reilly, each of whom was a former stockholder of Old Wireless One, and Heartland and certain of its subsidiaries entered into a stockholders agreement (the "Initial Stockholders Agreement"). The Initial Stockholders Agreement was amended and restated in connection with the execution of the TruVision Merger Agreement, with CVCA, VanCom, MWTV and Messrs. Burkhalter, Byer, Eilers and Woolhiser (Messrs. Eilers and Woolhiser are members of TruVision's management team) (collectively "Former TruVision Stockholders") becoming parties thereto. In such amended and restated agreement (the "New Stockholders Agreement"), the parties thereto, among other things, agreed to vote their Common Stock so that the Board of Directors of the Company will have up to nine members, up to three of whom will be designated by Heartland (at least one of whom must be independent of the parties to the Initial Stockholders Agreement), up to three of whom will be designated by a majority of the Old Wireless One stockholders who are parties to the Stockholders Agreement other than CMCC and Baseball Partners (at least one of whom must be independent of the parties to the Initial Stockholders Agreement), up to two of whom will be designated by CMCC, Baseball Partners and CVCA, collectively, and one of whom may be designated by the Former TruVision Stockholders other than CVCA. The current Directors proposed by Heartland are Messrs. Holland, Shimer and Webb; the current Directors proposed by the Old Wireless One stockholders are Messrs. Sternberg, Reilly and Luby; the current Directors proposed by CMCC, Baseball Partners and CVCA are Messrs. Van Devender and Chavkin, and the current Director proposed by the Former TruVision Stockholders is Mr. Burkhalter.

  Based upon certain filings made by the parties to the New Stockholders Agreement with the Securities and Exchange Commission (the "Commission"), the Company believes that the parties to the New Stockholders Agreement collectively beneficially own an aggregate of 11,225,987 shares of Common Stock (including 249,089 shares of Common Stock issuable upon the exercise of presently exercisable stock options held by Messrs. Sternberg and Reilly and certain of the Former TruVision Stockholders), which represents approximately 65.6% of the outstanding Common Stock. As a result, such stockholders are able to control the election of the members of the Company's Board of Directors and to generally exercise control over the Company's affairs. The New Stockholders Agreement also provides that, without the prior approval of the Board and until October 24, 1998, the parties to the New Stockholders Agreement may not, without the approval of a majority of the Directors, (i) acquire equity securities of the Company (or rights or options to acquire equity securities of the Company other than equity securities issued or issuable with respect to such Common Stock, securities issued to them pursuant to Board-approved option plans and the acquisition of up to 250,000 shares of Common Stock by each of Heartland or ACC), (ii) solicit proxies or consents in opposition to solicitations made by or on behalf of the Board or (iii) other than in connection with the New Stockholders Agreement, act together with any other person to acquire, hold, vote or dispose of securities of the Company.

REGISTRATION AGREEMENT

  In connection with the Heartland Transaction, the Company, Heartland, the contributing Heartland subsidiaries and all of the former stockholders of Old Wireless One entered into a registration agreement (the "Initial Registration Agreement"). The Initial Registration Agreement was amended and restated in connection with the execution of the TruVision Merger Agreement, with the Former TruVision Stockholders becoming parties thereto. Under such amended and restated registration agreement (the "New Registration Agreement"), at any time after October 24, 1997, any of (a) the holders of a majority of the Common Stock issued to the former stockholders of Old Wireless One (other than CMCC and Baseball Partners) in the Heartland Transaction, (b) the holders of a majority of the Common Stock issued to Heartland or certain of Heartland's subsidiaries in the Heartland Transaction, (c) the holders of a majority of the Common Stock issued to the Former TruVision Stockholders (other than CVCA) in the TruVision Transaction, or (d) the holders of a majority of the Common Stock issued to CMCC and Baseball Partners in the Heartland Transaction or issued to CVCA in the TruVision Transaction, shall each have the right, subject to certain conditions, to require the Company to register any or all of such Common Stock under the Securities Act of 1933, as amended (the "Securities Act") on Form S-1 on three occasions at the Company's expense and on Form S-2 or S-3 on an additional three occasions at the Company's expense. The holders of any such shares of Common Stock are also entitled to request the inclusion of any Common Stock subject to the Registration Agreement in any registration statement at the Company's expense whenever the Company proposes to register any of its equity securities under the Securities Act, subject to certain conditions. After October 24, 1996, the holders of a majority of the shares of Common Stock granted to VCI in satisfaction of the Phase II Payment shall be entitled to request registration of such shares under the Securities Act.

SUMMARY COMPENSATION TABLE

  The table below provides information relating to compensation for the Company's last two fiscal years for the Chief Executive Officer. No other executive officers of the Company received compensation in excess of $100,000 in either of those years. The amounts shown include compensation for services in all capacities that were provided to the Company or Old Wireless One and their respective subsidiaries.

                                                            LONG-TERM
                                                          COMPENSATION
                                                      ---------------------
                                                             AWARDS
                                                      ---------------------
                              ANNUAL COMPENSATION     RESTRICTED SECURITIES
     NAME AND               -------------------------   STOCK    UNDERLYING    ALL OTHER
 PRNCIPAL POSITIONI         YEAR SALARY($)   BONUS($) AWARDS($)  OPTIONS(#)   COMPENSATION
- ------------------          ---- ---------   -------- ---------- ----------   ------------
   Sean E. Reilly.......... 1995  $87,692      --        --       201,395(1)      --
    Chief Executive Officer 1994  $35,000(2)   --        --       113,144(3)      --

- --------
(1) Such options were originally issued in April 1995 and were to purchase shares of common stock of Old Wireless One. Such options were assumed by the Company under its 1995 Long-Term Performance Incentive Plan (the "Incentive Plan") in October 1995 in connection with the Heartland Transaction.
(2) Mr. Reilly began receiving compensation from Old Wireless One on June 1,
    1994.
(3) Such options were originally issued in September 1994 and were to purchase shares of common stock of Old Wireless One. Such options were assumed by the Company under its Incentive Plan in October 1995 in connection with the Heartland Transaction.

STOCK OPTION GRANTS

  The following table provides information relating to the stock options awarded to the Chief Executive Officer during the Company's last fiscal year.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                             POTENTIAL REALIZABLE
                                                                               VALUE AT ASSUMED
                                                                            ANNUAL RATES OF STOCK
                                                                              PRICE APPRECIATION
                             INDIVIDUAL GRANTS                                FOR OPTION TERM(1)
- --------------------------------------------------------------------------- ----------------------
                           NUMBER OF
                          SECURITIES
                          UNDERLYING   PERCENT OF TOTAL
                            OPTIONS    OPTIONS GRANTED  EXERCISE EXPIRATION
  NAME                   GRANTED(#)(2)  IN FISCAL YEAR  PRICE($)  DATE(3)     5%($)      10%($)
  ----                   ------------- ---------------- -------- ---------- ---------- -----------
Sean E. Reilly..........    201,395(4)       36.3%         (5)    4/14/01      $57,196 $   199,784

- --------
(1) Amounts reflect certain assumed rates of appreciation set forth in the Commission's executive compensation disclosure rules. Actual gains, if any, on stock options exercises depend on future performance of the Company's Common Stock and overall market conditions. The fair market value of the common stock on the date of grant was estimated to be $4.16 per share. See Note (4) below. At an annual rate of appreciation of 5% per year for the option term, the stock price would be $5.57 per share. At an annual rate of appreciation of 10% per year for the option term, the stock price would be $7.37 per share.
(2) All options vest in five equal installments, with accelerated vesting in the event of a change in control of the Company.
(3) All options listed in the table also expire one year following the termination of employment with the Company of such holder for any reason.
(4) Such options were originally issued in April 1995 and were to purchase shares of common stock of Old Wireless One. Such options were assumed by the Company under its Incentive Plan in October 1995 in connection with the Heartland Transaction.
(5) The exercise price of such options varies depending upon the date such options become exercisable. The exercise price with respect to the first 20% installment of options is $4.16 per share, which is increased 35% per year for each of the remaining four installments.

STOCK OPTION HOLDINGS

  The following table sets forth information with respect to the Chief Executive Officer concerning the stock options held as of December 31, 1995. There were no stock options exercised during the last fiscal year of the Company.

                   AGGREGATED FISCAL YEAR-END OPTION VALUES

                   NUMBER OF SECURITIES UNDERLYING     VALUE OF UNEXERCISED
                       UNEXERCISED OPTIONS AT          IN-THE-MONEY OPTIONS
                         FISCAL YEAR-END(#)           AT FISCAL YEAR-END($)
                   ------------------------------- ----------------------------
       NAME           EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE(2)
       ----        ------------------------------- ----------------------------
Sean E.
 Reilly(1)........         62,908/251,631              $729,893/$2,088,212

- --------
(1) Of these shares underlying the options held by Mr. Reilly, options for 113,144 shares are exercisable at a price of $6.21 per share and options for 201,395 shares are exercisable at various prices depending upon the date such options became exercisable. The first 20% installment of options are exercisable at $4.16 per share, which is increased 35% per year for each of the remaining four installments.
(2) The closing sale price of the Common Stock on December 29, 1995 was $16.50 as reported by the Nasdaq National Market. The value of such options at the fiscal year end is calculated on the basis of the difference between the option exercise price and $16.50 multiplied by the number of shares of Common Stock underlying the option.

EMPLOYMENT AGREEMENTS

  In connection with the consummation of the Heartland Transaction, the Company entered into employment agreements with Messrs. Sternberg, Reilly and Norris. In connection with the consummation of the TruVision Transaction, the Company entered into employment agreements with Messrs. Burkhalter and Byer and made certain amendments to its employment agreements with Messrs. Sternberg, Reilly and Norris. The employment agreements provide for payment of a base salary indexed to inflation and bonuses awarded at the sole discretion of the Company's Compensation Committee based upon the executive's performance and the Company's operating results. The term of each agreement ends on April 14, 1998, subject to automatic annual renewal through April 14, 2005. Each employment agreement provides that each executive may be terminated with or without cause, and will provide that the executive will not compete with the Company or its subsidiaries within a specified area during the period of employment and for the two years thereafter. Each executive will be entitled to receive a severance payment in the event of a resignation caused by the relocation of the Company's office at which the executive is employed to a location more than 60 miles from its present location.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Company's Compensation Committee during 1995 were Messrs. Holland and Luby, and now include Mr. Shimer as of February 1996. No officers or employees of the Company serve on the Compensation Committee. The Compensation Committee was established in October 1995 in connection with the Company's initial public offering. Previous compensation levels for Messrs. Sternberg, Reilly and Norris, were established pursuant to the terms of their respective employment agreements. See "Employment Agreements." The compensation for Messrs. J. Robert Gary and Alton C. Rye, the other executive officers of the Company, was approved by the full Board of Directors upon the recommendation of the Compensation Committee. Executive officers who are also Directors of the Company did not participate in discussions relating to their individual compensation arrangements. No Director who served as a member of the Compensation Committee was a party to any reportable interlock during 1995.

STOCK OPTION PLANS

  1995 Long-Term Performance Incentive Plan. The Board of Directors has adopted and the stockholders of the Company have approved the 1995 Long-Term Performance Incentive Plan (the "Incentive Plan"), which provides for the grant to key employees of the Company of (i) both "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and stock options that are non-qualified for federal income tax purposes, (ii) stock appreciation rights, (iii) restricted stock,
(iv) performance grants and (v) any other type of award deemed by the Compensation Committee to be consistent with the purpose of the Incentive Plan. The total number of shares of Common Stock which may be granted pursuant to the Incentive Plan is 1,300,000, subject to certain adjustments reflecting changes in the Company's capitalization. The Incentive Plan will terminate upon the earlier of the adoption of a Board of Director's resolution terminating the Incentive Plan or on the tenth anniversary of the date of adoption, unless extended for an additional five-year period for grants of awards other than incentive stock options, and is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has broad powers under the Incentive Plan, including exclusive authority (except as otherwise provided in the Incentive Plan) to determine (i) which of the Company's employees will receive awards, (ii) the type, size and terms of awards, and (iii) the time when awards will be granted and to establish performance objectives. Members of the Compensation Committee will not be eligible to receive awards under the Incentive Plan. Directors who are also employees are eligible to receive awards under the Incentive Plan. Non-employee directors are not eligible to receive options under the Incentive Plan, but may be eligible to receive awards under the Directors' Plan.

  The exercise price of incentive stock options is determined by the Compensation Committee, but may not be less than 100% of the fair market value of the Common Stock on the date of grant and the term of any such option may not exceed 10 years from the date of grant. With respect to any employee who owns stock representing more than 10% of the voting power of the outstanding capital stock of the Company, the exercise price of any incentive stock option may not be less than 110% of the fair market value of such shares on the date of grant and the term of such option may not exceed five years from the date of grant. The exercise price of non-qualified stock options is determined by the Compensation Committee on the date the option is granted.

  Options and stock appreciation rights granted under the Incentive Plan are nontransferable, unless otherwise specified in the award instrument, and, with certain exceptions in the event of the death or disability of the participant, may be exercised by the participant only during employment, subject to vesting requirements established by the Compensation Committee. Restrictions on awards granted under the Incentive Plan will also generally vest upon a proposed sale of substantially all of the assets of the Company, or the merger of the Company with or into another corporation.

  The Company has assumed all non-qualified options issued by Old Wireless One. Such options are now covered by the Incentive Plan and cover 691,988 shares with a weighted average exercise price per share of $7.54. Such options vest over a five-year period which period commenced on February 1, 1995. The options expire on April 14, 2001. In October 1995 the Company issued non-qualified stock options for 50,000 shares of Common Stock, with an exercise price equal to the initial public offering price, to two employees of the Company. Such options are scheduled to vest in equal installments over a five-year period from the date of grant. In addition, upon the consummation of the TruVision Transaction, the Company assumed the non-qualified options issued by TruVision. Such options are now covered by the Incentive Plan and cover 176,983 shares at a weighted average exercise price of $6.82. All such options are fully-vested and expire on June 8, 2004.

  1996 Non-Employee Directors' Stock Option Plan. The Board of Directors has adopted and the stockholders of the Company have approved the 1996 Directors' Stock Option Plan (the "Directors' Plan"). The Directors' Plan is administered by the Board of Directors. Those directors of the Company who are not employees of the Company (a "Director Participant") are eligible to receive options under the Directors' Plan. The total number of shares of Common Stock for which options may be granted under the Directors' Plan is 100,000, subject to certain adjustments reflecting changes in the Company's capitalization.

  Options granted under the Directors' Plan will be non-qualified options for federal income tax purposes. The exercise price of options will be determined as specified in the Plan and will be at least 100% of the fair market value of the Common Stock on the date of grant.

  Options granted under the Directors' Plan may be subject to vesting and certain other restrictions at the Board of Directors' sole discretion. Subject to certain exceptions, the right to exercise an option generally terminates at the earlier of (i) the first date on which the initial grantee of such option is no longer a director of either the Company or any subsidiary for any reason other than death, permanent disability, or termination without "cause" (as defined in the Directors' Plan) or (ii) the expiration date of the option. Options granted under the Directors' Plan will also generally vest upon a "change in control" of the Company (as defined in the Directors' Plan). No options have been granted under the Directors' Plan to date.

  General. The Board of Directors generally has the power and authority to amend the Incentive Plan and the Directors' Plan (collectively, the "Stock Option Plans") at any time without approval of the Company's stockholders; provided, that the Board of Directors shall not amend the Stock Option Plans in such a manner as to materially increase the benefits or number of shares under the Stock Option Plans or modify the eligibility requirements without the affirmative approval of the Company's stockholders. In addition, the Board of Directors may not amend the Stock Option Plans to materially and adversely affect the rights of an option holder under such option without the consent of such option holder.

  Except as otherwise provided in an option agreement, if a director holding an option under the Directors' Plan dies or suffers a permanent disability while still employed by or a director of the Company or any subsidiary, then the right to exercise all unexpired installments of such option shall be accelerated and shall accrue as of the date of such death or the later of the date of such permanent disability or discovery of such permanent disability, and such option shall be exercisable, subject to certain exceptions, for 90 days after such date. In addition, except as otherwise provided in an option agreement, if a Director Participant in the Directors' Plan who holds an option granted under such Plan is terminated without "cause" (as defined in the Directors' Plan), then he will have the right to exercise any option which is currently exercisable at the time of such termination for 30 days after the date of such termination.

  Also, except as otherwise provided in an option agreement, if an employee holding an award granted under the Incentive Plan dies or suffers a permanent disability while still employed by the Company or any subsidiary, then such award may be exercised, to the extent the employee was entitled to do so at the termination of employment, by the employee, his legal guardian (unless such exercise would disqualify an option as an incentive stock option), or his legatee, legal representative or distributee (whichever is applicable), at any time within one year after the date of death or disability (but in no event later than the date on which such award terminates).

                             CERTAIN TRANSACTIONS

  In connection with the Heartland Transaction, Heartland and the Company entered into an agreement whereby (i) the Company agreed not to compete with Heartland or any of Heartland's subsidiaries in the wireless cable television business in specified markets in which Heartland and its subsidiaries operate or have significant channel rights, (ii) Heartland agreed not to compete with the Company in the wireless cable television business in specified markets, including substantially all of the Markets described herein and (iii) if at any time a wireless cable television system operated by the Company interferes with the signal transmission of a wireless cable television system operated by Heartland or one of Heartland's subsidiaries (or vice versa), then the Company, Heartland and their respective subsidiaries will use their best efforts to negotiate and enter into an appropriate non-interference agreement.

  In connection with the Heartland Transaction, the Company entered into the Initial Registration Agreement with Heartland, the contributing Heartland subsidiaries and all of the former stockholders of Old Wireless One which was amended and restated in connection with the TruVision Transaction with the Former TruVision Stockholders becoming parties thereto. See "Management-- Registration Agreement."

  In connection with the Heartland Transaction, the Company, Heartland and certain of the Old Wireless One stockholders entered into the Stockholders Agreement which was amended and restated in connection with the TruVision Transaction with the Former TruVision Stockholders becoming parties thereto. See "Management--Stockholders Agreement."

  In February 1996, CVCA provided TruVision the Interim Facility in the principal amount of up to $12.0 million.

  In connection with the execution of the TruVision Merger Agreement, the Company agreed to make certain loans to TruVision pending the consummation of the TruVision Transaction. On May 6, 1996, the Company made such a loan to TruVision in the amount of approximately $1.5 million, of which TruVision used $1.0 million of the proceeds of such loan to repay borrowings under a working capital facility which was guaranteed by Mr. Burkhalter, and that guarantee was terminated and released. On the date of, but prior to, the consummation of the TruVision Transaction, the Company made such a loan to TruVision in the amount of approximately $1.5 million, and TruVision used the proceeds of that borrowing to pay accrued dividends on its preferred stock to CVCA and VanCom in the amounts of approximately $1.4 million and $18,000, respectively. See
Note 11 to the Notes to the Financial Statements of TruVision included elsewhere in this Prospectus.

  Upon consummation of the TruVision Transaction, the Company issued to VCI 180,000 shares of Common Stock and paid to VCI $1.8 million in cash, in satisfaction of TruVision's obligation to make the Phase II Payment.

  The terms of the transactions described above were determined by the parties thereto, and the Company believes that such transactions involving affiliates were on terms no less favorable to the Company than could have been obtained from unaffiliated third parties in arms-length transactions. The Company expects that all future transactions between the Company and its officers, Directors, principal stockholders and affiliates will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                            PRINCIPAL STOCKHOLDERS

  Except as otherwise noted, the following table sets forth certain information as of May 30, 1996 (pro forma to account for the TruVision Transaction) as to the security ownership of those persons owning of record or known to the Company to be the beneficial owner of more than five percent of the voting securities of the Company and the security ownership of equity securities of the Company by (i) each of the Directors of the Company, (ii) each of the executive officers named in the Summary Compensation Table, and
(iii) all Directors and executive officers as a group. All information with respect to beneficial ownership has been furnished by the respective Director, executive officer or five percent beneficial owner, as the case may be. Unless otherwise indicated, the persons named below have sole voting and investment power with respect to the number of shares set forth opposite their names. Beneficial ownership of the Common Stock has been determined for this purpose in accordance with the applicable rules and regulations promulgated under the Exchange Act.

                                                             COMMON STOCK(1)
                                                           -------------------
                   DIRECTORS, OFFICERS                     NUMBER OF  PERCENT
                   AND 5% STOCKHOLDERS                       SHARES   OF CLASS
                   -------------------                     ---------- --------
Heartland Wireless Communications, Inc.(2)(3).............  3,361,538   19.9%
 903 North Bowser, Suite 140
 Richardson, Texas 75081
Chase Manhattan Capital Corporation(2)(4).................  3,954,249   23.4%
 380 Madison Avenue, 12th Floor
 New York, New York 10017
Chase Venture Capital Associates L.P. (2)(5)..............  3,954,249   23.4%
 380 Madison Avenue, 12th Floor
 New York, New York 10017
Baseball Partners(2)......................................    393,226    2.3%
 380 Madison Avenue, 12th Floor
 New York, New York 10017
Premier Venture Capital Corporation(2)(6).................    754,268    4.5%
 451 Florida Street
 Baton Rouge, Louisiana 70821
Advantage Capital Corporation(2)(7).......................    630,489    3.7%
 LL&E Tower
 909 Poydras Street, Suite 2230
 New Orleans, Louisiana 70112
Mississippi Wireless TV, L.P.(2)(8).......................  1,760,000   10.4%
VanCom, Inc.(2)(9)........................................     44,000      *
Henry M. Burkhalter(2)....................................  2,018,015   11.9%
Hans J. Sternberg(2)(10)..................................    374,193    2.2%
Sean E. Reilly(2)(11).....................................    101,755      *
Arnold L. Chavkin(5)......................................  3,954,249   23.4%
J. R. Holland, Jr.(12)....................................  3,361,538   19.9%
William K. Luby(13).......................................    393,226    2.3%
Daniel L. Shimer..........................................      4,800      *
William J. Van Devender...................................     44,000      *
David E. Webb(14).........................................  3,361,538   19.9%
All Directors and executive officers as a group (13
 persons)................................................. 10,496,874   59.1%

- --------
 *  Less than one percent.
 (1) Does not include an aggregate of 200,000 of such shares currently being held in escrow, pursuant to the Heartland Transaction. Such shares will be distributed to either the Old Wireless One stockholders or the Heartland subsidiaries. The distribution of shares held in escrow will depend upon certain working capital post-closing adjustments.

 (2) Heartland and certain of its subsidiaries, CMCC, CVCA, Baseball Partners, MWTV, VanCom, PVCC, Advantage Capital Partners Limited Partnership and Advantage Capital Partners II Limited Partnership, Mr. Sternberg, Mr. Reilly and Mr. Burkhalter, each of whose ownership of Common Stock is disclosed in the table, are parties to the New Stockholders Agreement. See "Management--Stockholders Agreement." Each of the parties to the Stockholders Agreement disclaims beneficial ownership of the shares of Common Stock owned by the other parties to such agreement.

 (3) Heartland reported on a Schedule 13G filed with the SEC, as of December 31, 1995, shared voting and dispositive power with respect to an aggregate of 3,361,538 shares of Common Stock owned by certain direct and indirect subsidiaries of Heartland. The address for Heartland is 903 North Bowser, Suite 140, Richardson, Texas 75081.

 (4) CMCC reported on a Schedule 13G filed with the SEC, as of December 31, 1995, shared voting and dispositive power with respect to 1,991,690 shares of Common Stock, together with The Chase Manhattan Bank, N.A., the direct parent of CMCC, and Chase, the ultimate parent of CMCC. The address for CMCC, CVCA and Baseball Partners is 380 Madison Avenue, 12th Floor, New York, New York 10017.

 (5) Reflects 3,954,249 shares owned by CVCA, CMCC and Baseball Partners. Mr. Chavkin is a general partner of CCP, the general partner of CVCA. CCP has investment and voting discretion with respect to the shares held by CMCC. Baseball Partners has agreed to grant a proxy with respect to the Shares held by it to CCP. Mr. Chavkin disclaims beneficial ownership of the Shares held by CVCA, CMCC and Baseball Partners.

 (6) As reported on a Schedule 13G filed with the SEC with respect to the shares of Common Stock held by PVCC as of December 31, 1995. PVCC is an indirect wholly owned subsidiary of Premier Bancorp, Inc., which is a publicly-traded corporation. The address for PVCC is 451 Florida Street, Baton Rouge, Louisiana 70821.

 (7) ACC, as the sole general partner of Advantage Capital Partners Limited Partnership and Advantage Capital Limited Partners II Limited Partnership, reported on a Schedule 13G filed with the SEC, as of December 31, 1995, sole voting and dispositive power with respect to the shares held by such partnerships. Mr. Steven T. Stull is the majority stockholder of ACC. The address for ACC is LL&E Tower, 909 Poydras Street, Suite 2230, New Orleans, Louisiana 70112.

 (8) MWTV owns 1,760,000 shares of Common Stock. The general partner of MWTV is WTV. Mr. Burkhalter is the President and controlling stockholder of WTV. WTV has the power to vote and dispose of the shares of Common Stock held by MWTV. Therefore, Mr. Burkhalter may be deemed to beneficially own all shares of Common Stock held by MWTV. Mr. Burkhalter disclaims beneficial ownership of any such shares of Common Stock. In addition, Mr. Burkhalter owns currently exercisable options to acquire 78,015 shares of Common Stock. See "Management."

 (9) VanCom is the limited partner of MWTV and has a right to 22.9167% of allocations and distributions of the Partnership. Mr. Van Devender is the President and controlling stockholder of VanCom. Mr. Van Devender's address is c/o VanCom, Inc., P.O. Box 5327, Jackson, Mississippi 39296.

 (10) Includes 12,520 shares owned by Mr. Sternberg's wife and 85,537 shares issuable upon the exercise of presently exercisable options.

 (11) Includes 85,537 shares issuable upon the exercise of presently exercisable options.


 (12) Includes 3,361,538 shares beneficially owned by Heartland. Mr. Holland is the Manager and President of Hunt Capital Group, L.L.C., a principal stockholder of Heartland. Mr. Holland is the Chairman of the Board of Heartland. Mr. Holland disclaims beneficial ownership of shares owned by Heartland.

 (13) Reflects shares of Common Stock beneficially owned by Baseball Partners. Mr. Luby is a general partner of Baseball Partners and therefore may be deemed to be a beneficial owner of such shares. Mr. Luby disclaims beneficial ownership of all of the shares of Common Stock owned by Baseball Partners in which Mr. Luby has no pecuniary interest. Certain affiliates of CMCC are general partners of Baseball Partners.

 (14) Includes 3,361,538 shares beneficially owned by Heartland. Mr. Webb is President and Chief Executive Officer and a director and principal stockholder of Heartland. Mr. Webb disclaims beneficial ownership of the shares of Common Stock owned by Heartland and in which Mr. Webb has no pecuniary interest.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS
INDEBTEDNESS TO U.S. GOVERNMENT


  The Company anticipates that it will incur certain indebtedness to the U.S. government in connection with its payment obligations for the rights to MDS licenses which it has acquired through the BTA Auction. The FCC has approved an installment financing plan for qualified "designated entities" to complete their payment obligations for such rights. The Company believes that it qualifies as a "designated entity" and thus is eligible for such installment financing.

  The terms of the installment payment plan authorized by the FCC provide that a qualifying bidder can pay the full amount of its winning bid in installments (less a down payment equal to 20% of the total purchase price). The total purchase price, in the case of a company which qualifies as a "designated entity," is calculated by multiplying the total amount of wining bids in the BTA Auction by 0.85. The plan provides for quarterly interest and principal payments and a term of ten years for repayment, running from the date the BTA authorization is issued. Only interest payments are required for the first two years, with principal being amortized over the remaining years of the ten-year period. The applicable interest rate is fixed at the time of issuance of the BTA authorization at the then prevailing rate on the ten-year U.S. Treasury obligation plus 2.5%.
EXISTING NOTES


  The Company currently has outstanding $150 million aggregate principal amount of Existing Notes. The Company recently executed the Supplemental Indenture to modify certain of the restrictive covenants to conform to the restrictive covenants governing the Notes and to make certain other technical changes of a non-substantive nature. See "Description of Notes--Certain Covenants."

                           DESCRIPTION OF UNITS

  Each Unit consists of $1,000 principal amount at maturity of the Notes and
one Warrant to purchase     shares of Common Stock. The Notes and the Warrants
will not trade separately until the earlier of (i) 90 days from the date of issuance and (ii) such date as the Underwriters may, in their discretion, deem appropriate (the "Separation Date").

                             DESCRIPTION OF NOTES

GENERAL

  The Notes will be issued under the Indenture to be dated as of August , 1996 between the Company and United States Trust Company of New York, as trustee (the "Trustee"), a copy of the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part and will be made available to prospective purchasers of the Notes upon request. The Indenture is subject to and governed by the Trust Indenture Act.

  The following summary of the material provisions of the Indenture does not purport to be complete, and where reference is made to particular provisions of the Indenture, such provisions, including the definitions of certain terms, are qualified in their entirety by reference to all of the provisions of the Indenture and those terms made a part of the Indenture by the Trust Indenture Act. For definitions of certain capitalized terms used in the following summary, see "--Certain Definitions." References to the Company in the "Description of Notes" are to Wireless One, Inc., excluding any Subsidiaries thereof.
PRINCIPAL, INTEREST AND MATURITY


  The Notes will be issued at a discount to their aggregate principal amount
to generate gross proceeds to the Company of approximately $   million and
will be senior obligations of the Company. The Notes will accrete in value until August 1, 2001 at a rate of % per annum, compounded semi-annually, to
an aggregate principal amount of $   million. Cash interest will not accrue on
the Notes prior to August 1, 2001. Thereafter, interest will accrue at a rate
of  % per annum and will be payable semi-annually in cash on each      and
    , commencing       , 2002, to holders of record on the immediately
preceding      and     . Interest will accrue
from the most recent date to which interest has been paid or, if no interest has been paid, from August 1, 2001. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Notes will mature on
      , 2006. All references to the principal amount of the Notes herein are references to the principal amount at final maturity.

  Principal of, premium, if any, and interest on the Notes will be payable, and the Notes will be exchangeable and transferable, at the office or agency of the Company in the City of New York maintained for such purposes (which initially will be the corporate trust office of the Trustee at 114 West 47th Street, New York, New York 10036, Attention: Corporate Trust Administration); provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto as shown on the security register. Notwithstanding the foregoing, payments of principal of, and interest on, Notes represented by one or more permanent global Notes registered in the name of or held by The Depository Trust Company or its nominee will be made in immediately available funds to such entity as the registered owner and holder of such permanent global Note or Notes. The Notes will be issued only in fully registered form without coupons, in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer, exchange or redemption of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

RANKING

  The Notes will be senior obligations of the Company ranking pari passu in right of payment to all existing and future Indebtedness of the Company, other than Indebtedness that is expressly subordinated to the Notes. However, subject to certain limitations set forth in the Indenture, the Company and its Subsidiaries may incur other senior Indebtedness, including Indebtedness that is secured by the assets of the Company and its Subsidiaries. Such limitations may not limit the Company's ability to engage in certain highly leveraged transactions. In addition, the Company is a holding company that conducts substantially all of its business operations through its Subsidiaries and, therefore, the Notes will be effectively subordinated to all existing and future Indebtedness and other liabilities and commitments of such Subsidiaries, including trade payables. As of March 31, 1996, after giving effect to the TruVision Transaction and the Offering, the Company would have had $296.6 million of Indebtedness. The outstanding Indebtedness and trade payables of the Company's Subsidiaries as of March 31, 1996 (on a pro forma basis giving effect to the TruVision Transaction and the other Pro Forma Events) would have been approximately $17.4 million.

OPTIONAL REDEMPTION

  The Notes will be subject to redemption at any time on or after       ,
2001, at the option of the Company, in whole or in part, on not less than 30 nor more than 60 days' prior notice in amounts of $1,000 or an integral multiple thereof at the following redemption prices (expressed as percentages of the principal amount), if redeemed during the 12-month period beginning on of the years indicated below:

                                                                      REDEMPTION
     YEAR                                                               PRICE
     ----                                                             ----------
     2001............................................................       %
     2002............................................................
     2003............................................................
     2004............................................................    100%

and thereafter at 100% of the principal amount, in each case, together with accrued and unpaid interest, if any, to the redemption date (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date).

  In addition, at any time or from time to time prior to       , 1999, up to
30% of the aggregate principal amount originally issued of the Notes will be redeemable at the option of the Company with the Net Cash Proceeds from a sale to a Strategic Investor of the Company's Capital Stock (other than Redeemable Capital Stock) or Qualified Subordinated Indebtedness in a single transaction or series of related transactions for an aggregate purchase price equal to or exceeding
$   million, at a redemption price equal to  % of the Accreted Value of the
Notes; provided that after giving effect to any such redemption, at least 70% of the aggregate principal amount originally issued of the Notes remains outstanding thereafter. The Company shall make such redemption not more than 180 days after the consummation of any such sale of the Company's Capital Stock or Qualified Subordinated Indebtedness and upon not less than 30 nor more than 60 days' notice given within 30 days after (and not before) the consummation of any such sale, in amounts of $1,000 or an integral multiple thereof.

  If less than all of the Notes are to be redeemed, the Trustee shall select the Notes or portions thereof to be redeemed pro rata, by lot or by any other method the Trustee shall deem fair and reasonable.

MANDATORY REDEMPTION

  Except as set forth below under "--Certain Covenants--Limitation on Sale of Assets" and "--Purchase of Notes upon a Change of Control," the Company will not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

SELECTION AND NOTICE

  If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate, provided that no Notes with a principal amount of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount to be redeemed. A new Note in principal amount equal to the unredeemed portion will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on the Notes or portions of the Notes called for redemption.

CERTAIN COVENANTS

  The Indenture will contain, among others, the covenants described below.

  Limitation on Indebtedness. The Company will not, and will not permit any Restricted Subsidiary to, create, issue, incur, assume, guarantee or otherwise in any manner become directly or indirectly liable for the payment of or otherwise incur (collectively, "incur") any Indebtedness (including any Acquired Indebtedness), except that the Company may incur Indebtedness (including any Acquired Indebtedness) and any Restricted Subsidiary may incur Acquired Indebtedness, if, in each case, the Debt to Operating Cash Flow Ratio of the Company and its Restricted Subsidiaries at the time of incurrence of such Indebtedness, after giving pro forma effect thereto, is 5.0:1.0 or less.

  The foregoing limitation will not apply to the incurrence of any of the following (collectively, "Permitted Indebtedness"), but any such Permitted Indebtedness will be included in any calculation of Debt:

    (i) Indebtedness of the Company or any of its Restricted Subsidiaries under a Bank Credit Facility in an aggregate principal amount at any one time outstanding not to exceed $25,000,000;

    (ii) Indebtedness of the Company pursuant to the Notes;

    (iii) Indebtedness of any Restricted Subsidiary consisting of a guarantee of Indebtedness under a Bank Credit Facility;

    (iv) Indebtedness of the Company or any Restricted Subsidiary outstanding on the date of the Indenture and listed on a schedule thereto (exclusive of any debt of the kind referred to in clause (x));

    (v) Indebtedness of the Company owing to a Restricted Subsidiary; provided that any Indebtedness of the Company owing to a Restricted Subsidiary is made pursuant to an intercompany note in the form attached to the Indenture and is subordinated in right of payment from and after such time as the Notes shall become due and payable (whether at Stated Maturity, acceleration or otherwise) to the payment of the Company's obligations under the Notes; provided, further, that any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to a Wholly Owned Restricted Subsidiary) shall be deemed to be an incurrence of such Indebtedness by the obligor not permitted by this clause (v);

    (vi) Indebtedness of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary; provided that, with respect to Indebtedness owing to a Restricted Subsidiary, any such Indebtedness is made pursuant to an intercompany note in the form attached to the Indenture; provided, further, that (a) any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to the Company or a Restricted Subsidiary) shall be deemed to be an incurrence of such Indebtedness by the obligor not permitted by this clause (vi) and
  (b) any transaction pursuant to which any Restricted Subsidiary, which has Indebtedness owing to the Company or any other Restricted Subsidiary, ceases to be a Restricted Subsidiary shall be deemed to be the incurrence of Indebtedness by such Restricted Subsidiary that is not permitted by this clause (vi);

    (vii) guarantees of any Restricted Subsidiary made in accordance with the provisions of the "--Limitation on Issuances of Guarantees of Indebtedness" covenant;

    (viii) obligations of the Company or any Restricted Subsidiary entered into in the ordinary course of business pursuant to Interest Rate Agreements designed to protect the Company or any Restricted Subsidiary against fluctuations in interest rates in respect of Indebtedness of the Company or any Restricted Subsidiary as long as such obligations at the time incurred do not exceed the aggregate principal amount of such Indebtedness then outstanding or in good faith anticipated to be outstanding within 90 days of such occurrence;

    (ix) Indebtedness having a yield to maturity not in excess of the yield to maturity on the Notes lent by a Strategic Investor (or any subsidiary thereof and including any refinancing of such outstanding amount) resulting in up to $50,000,000 in aggregate Net Cash Proceeds; provided that (i) such Indebtedness (and any refinancing thereof) is subordinated in right of payment to the prior payment in full in cash of all obligations (including principal, interest and premium, if any) of the Company under the Notes and the Indenture (including as a consequence of any repurchase, redemption or other repayment of the Notes, including, without limitation, by way of optional redemption, Asset Sale Offers, and Change of Control Offers to the extent such rights to repayment are exercised by the Noteholders) such that
  (A) the Company shall make no payment or distribution in respect of such Indebtedness and may not acquire such Indebtedness until the prior payment in full in cash of all obligations in respect of the Notes if any Default on the Notes shall occur and be continuing, and (B) the holders of such Indebtedness may not take any action to enforce or accelerate such Indebtedness until the holders of the Notes have taken such action in respect of the Notes, (ii) such Indebtedness (and any refinancing thereof) is not guaranteed by any of the Company's Subsidiaries and is not secured by any Lien on any property or asset of the Company or any Restricted Subsidiary, (iii) such Indebtedness (and any refinancing thereof) has no scheduled maturity of principal earlier than a date at least one year after the final Stated Maturity of the Notes, (iv) accreted interest on such Indebtedness shall only be payable on the Maturity thereof and cash interest on such Indebtedness shall only be payable to the extent that immediately prior to and after such payment of interest the Company is permitted to incur $1.00 of Indebtedness under the ratio described in the first paragraph of this covenant and (v) the holders of such Indebtedness shall assign any rights to vote, including by way of proxy, in a bankruptcy, insolvency or similar proceeding to the Trustee and the trustee for the Existing Notes; and, provided further, the aggregate Net Cash Proceeds of such Indebtedness under this clause (ix) together with the Net Cash Proceeds of Indebtedness incurred under clause (xi) below shall not exceed $100,000,000 at any time outstanding;

    (x) Indebtedness of the Company or any Restricted Subsidiary owing to a federal governmental authority relating to the purchase of wireless cable channels in an auction in an amount not to exceed in the aggregate $40,000,000 (including any such Indebtedness refinanced under clause (xiii) below);

    (xi) in the event the Company receives $40,000,000 or more of aggregate Net Cash Proceeds from the sale of Qualified Capital Stock (other than Qualified Capital Stock sold to a Subsidiary or to any employee stock ownership plan or similar trust and other than Redeemable Capital Stock) issued subsequent to the date of the Indenture, Indebtedness of the Company in an aggregate principal amount not to exceed $100,000,000 (including any refinancing thereof); provided that (i) the incurrence of such Indebtedness would not result in their being outstanding more than $1.50 of Indebtedness under this clause (xi), clause (ix) and clause (xii) for each $1.00 of aggregate Net Cash Proceeds of Qualified Capital Stock issued subsequent to the date of the Indenture, (ii) such Indebtedness (and any refinancing thereof) is not guaranteed by any of the Company's Subsidiaries and is not secured by any lien on any property or asset of the Company or any Restricted Subsidiary and (iii) the Indebtedness permitted by this clause
  (xi) shall be reduced by the sum of (A) the aggregate Net Cash Proceeds of Indebtedness issued under clause (ix) and clause (xii) of this covenant plus (B) the product of $1.50 and the aggregate amount of Investments made by the Company pursuant to clause (viii) of the definition of Permitted Investments (other than Investments acquired in consideration for the issuance of Common Stock);

    (xii) in the event the Company incurs Indebtedness lent by a Strategic Investor under clause (ix) that results in $50,000,000 of Net Cash Proceeds and the Company receives $40,000,000 or more of aggregate Net Cash Proceeds from the sale of Qualified Capital Stock issued subsequent to the date of the Indenture, the Company or any Restricted Subsidiary shall be permitted to incur up to $25,000,000 of Indebtedness (including any refinancing thereof); provided that the Net Cash Proceeds of such Indebtedness, together with the Net Cash Proceeds of Indebtedness incurred under clause
  (xi) of this covenant, shall not exceed $50,000,000;

    (xiii) any renewals, extensions, substitutions, refundings, refinancings or replacements (collectively, a "refinancing") of any Indebtedness described in clauses (ii), (iv) and (x) above, including any successive refinancings so long as the aggregate principal amount of Indebtedness represented thereby is not increased by such refinancing (or, if said Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, not greater than such lesser amount) plus the lesser of (I) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or (II) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing and, in the case of Pari Passu or Subordinated Indebtedness, such refinancing does not reduce the Average Life to Stated Maturity or the Stated Maturity of such Indebtedness;

    (xiv) Indebtedness of the Company or any Restricted Subsidiary, in addition to that described in clauses (i) through (xiii) above, so long as the aggregate principal amount of all such Indebtedness shall not exceed $10,000,000 at any one time outstanding.

  Limitation on Restricted Payments. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

    (i) declare or pay any dividend on, or make any distribution to holders of, any shares of the Company's Capital Stock (other than dividends or distributions payable solely in its shares of Qualified Capital Stock or in options, warrants or other rights to acquire shares of such Qualified Capital Stock);

    (ii) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, the Company's Capital Stock or any Capital Stock of any Affiliate of the Company (other than Capital Stock of any Wholly Owned Restricted Subsidiary) or options, warrants or other rights to acquire such Capital Stock;

    (iii) make any principal payment on, or repurchase, redeem, defease, retire or otherwise acquire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Indebtedness;

    (iv) declare or pay any dividend or distribution on any Capital Stock of any Restricted Subsidiary to any Person (other than to the Company or any of its Restricted Subsidiaries so long as, in the event the Restricted Subsidiary paying such dividend or distribution is not a Wholly Owned Restricted Subsidiary, the Company or a Restricted Subsidiary of the Company receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such Capital Stock);

    (v) incur, create or assume any guarantee of Indebtedness of any Affiliate of the Company (other than guarantees of Indebtedness of the Company given by any Restricted Subsidiary in accordance with the terms of the Indenture); or

    (vi) until the date on which the ratio of Annualized EBITDA to Consolidated Interest Expense equals or exceeds 1.5 to 1.0, make any Investment in any Person (other than any Permitted Investments) in a cumulative amount for the Company and all of its Restricted Subsidiaries in excess of (A)(1) 100% of the Net Cash Proceeds received by the Company from the issuance and sale of Capital Stock of the Company (other than Capital Stock sold to a Subsidiary or to any employee stock ownership plan or similar trust and other than Redeemable Capital Stock) subsequent to the date of the Indenture and (2) $15,000,000 less (B) the cumulative amount of Net Cash Proceeds received by the Company from the issuance or sale of Capital Stock of the Company that has been applied to make Restricted Payments provided in clauses (i) through (v) above subsequent to the date of the Indenture; provided that any Guarantee that is an Investment in an Unrestricted Subsidiary shall cease to be deemed an Investment (and shall be deemed to have not been made) to the extent that the Guarantee is released without payment on the obligations so guaranteed by the Company or any Restricted Subsidiary of the Company;

(any of the foregoing actions described in clauses (i) through (vi), other than any such action that is a Permitted Payment (as defined below), collectively, "Restricted Payments") unless after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, as determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a board resolution), (1) no Default or Event of Default shall have occurred and be continuing and such Restricted Payment shall not be an event which is, or after notice or lapse of time or both, would be, an "event of default" under the terms of any Indebtedness of the Company or its Restricted Subsidiaries; (2) the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the "--Limitation on Indebtedness" covenant; and (3) the aggregate amount of all such Restricted Payments declared or made after the date of the Indenture, does not exceed the sum of:

    (A) an amount equal to the Company's Cumulative Operating Cash Flow less
  2.0 times the Company's Cumulative Consolidated Interest Expense; and

    (B) the aggregate Net Cash Proceeds received after the date of the Indenture by the Company from capital contributions (other than from a Subsidiary) or from the issuance or sale (other than to a Subsidiary) of Qualified Capital Stock of the Company or any options, warrants or rights to purchase such Qualified Capital Stock of the Company (except, in each case, to the extent such proceeds are used to purchase, redeem or otherwise retire Capital Stock or Subordinated Indebtedness as set forth below in clause (ii), (iii) or (vii) of paragraph (b) below and except the Net Cash Proceeds from the issuance of Common Stock that are applied to acquire Permitted Investments pursuant to clause (viii) of the definition of Permitted Investments).

  (b) Notwithstanding the foregoing, and in the case of clauses (ii) through
(vi) below, so long as there is no Default or Event of Default continuing, the foregoing provisions shall not prohibit the following actions (each of clauses
(i) through (vii) being referred to as a "Permitted Payment"):

    (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment was permitted by the provisions of paragraph (a) of this covenant and such payment shall have been deemed to have been paid on such date of declaration and shall not have been deemed a "Permitted Payment" for purposes of the calculation required by paragraph (a) of this covenant;

    (ii) the repurchase, redemption or other acquisition or retirement of any shares of any class of Capital Stock of the Company in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares or scrip), or out of the Net Cash Proceeds of a substantially concurrent issue and sale for cash (other than to a Subsidiary) of, other shares of Qualified Capital Stock of the Company; provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clause (3)(B) of paragraph (a) of this covenant;

    (iii) the repurchase, redemption, defeasance, retirement or acquisition for value or payment of principal of any Subordinated Indebtedness in exchange for, or in an amount not in excess of the net proceeds of, a substantially concurrent issuance and sale for cash (other than to any Subsidiary of the Company) of any Qualified Capital Stock of the Company, provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clause (3)(B) of paragraph (a) of this covenant;

    (iv) the repurchase, redemption, defeasance, retirement, refinancing, acquisition for value or payment of principal of any Subordinated Indebtedness (other than Redeemable Capital Stock) (a "refinancing") through the issuance of new Subordinated Indebtedness of the Company, provided that any such new Subordinated Indebtedness (1) shall be in a principal amount that does not exceed the principal amount so refinanced (or, if such Subordinated Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, then such lesser amount as of the date of determination), plus the lesser of (I) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or (II) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing; (2) has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the Notes; (3) has a Stated Maturity for its final scheduled principal payment later than the Stated Maturity for the final scheduled principal payment of the Notes; and (4) is expressly subordinated in right of payment to the Notes at least to the same extent as the Indebtedness to be refinanced;

    (v) the repurchase of Capital Stock of the Company (including options, warrants or other rights to acquire such Capital Stock) from employees or former employees of the Company or any Restricted Subsidiary thereof for consideration which, when added to all loans made pursuant to clause (vi) below during the same fiscal year and then outstanding, does not exceed $1,000,000 in the aggregate in any fiscal year and $4,000,000 in the aggregate since the date of the Indenture;

    (vi) the making of loans and advances to employees of the Company or any Restricted Subsidiary thereof in an aggregate amount at any time outstanding (including as outstanding any such loan or advance written off or forgiven) which, when added to the aggregate consideration paid pursuant to clause (v) above during the same fiscal year, does not exceed $1,000,000 in any fiscal year and $4,000,000 in the aggregate since the date of the Indenture; and

    (vii) the repurchase, redemption or other acquisition or retirement of Capital Stock of any Subsidiary of the Company for Capital Stock (other than Redeemable Capital Stock).

  The amounts referred to in clauses (i), (v) and (vi) shall be included as Restricted Payments in any computation made pursuant to clause (a)(3) above. Restricted Payments shall be deemed not to include Permitted Payments and Permitted Investments.

  Limitation on Transactions with Affiliates. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Company (other than the Company or a Wholly Owned Restricted Subsidiary) unless (a) such transaction or series of related transactions is in writing and on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that would be available in a comparable transaction in arm's-length dealings with an unrelated third party, (b) with respect to any transaction or series of related transactions involving aggregate value in excess of $1,000,000, the Company delivers an Officers' Certificate to the Trustee certifying that such transaction or series of related transactions complies with clause (a) above and such transaction or series of transactions has been approved by a majority of the board of directors of the Company, (c) with respect to any transaction or series of related transactions involving aggregate payments in excess of $2,000,000, such transaction or series of related transactions has been approved by the Disinterested Directors of the Company (or in the event there is only one Disinterested Director, by such Disinterested Director) and (d) with respect to any transaction or series of related transactions involving aggregate payments in excess of $10,000,000, such transaction or series of related transactions has been approved by the Disinterested Directors of the Company (or in the event there is only one Disinterested Director, by such Disinterested Director) and the Company delivers to the Trustee a written opinion of an investment banking firm of national standing or other recognized independent expert with experience appraising the terms and conditions of the type of transaction or series of related transactions for which an opinion is required stating that the transaction or series of related transactions is fair to the Company or such Restricted Subsidiary from a financial point of view; provided, however, (I) that the provision with respect to clause (d) above shall not apply to the coordination of programming and equipment purchases with Heartland and (II) that this provision shall not apply to (A) any transaction with an officer or director of the Company entered into in the ordinary course of business (including compensation or employee benefit arrangements with any officer or director of the Company and any transactions permitted by subclauses (v) and (vi) of clause (b) under the "--Limitation on Restricted Payments" covenant), (B) the cash portion of the Phase II Payment,
(C) repayment of the Interim Facility or (D) any agreements, transactions or series of related transactions in existence on the date of the Indenture and any renewal or extension thereof under substantially the same terms as the original terms.

  Limitation on Sale and Leaseback Transactions. The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any property or assets (whether now owned or hereafter acquired) unless (i) the sale or transfer of such property or assets to be leased is treated as an Asset Sale and the Company complies with the "--Limitation on Sale of Assets" covenant and (ii) the Company or such Subsidiary would be entitled under the "--Limitation on Indebtedness" covenant to incur any Capital Lease Obligations in respect of such Sale and Leaseback Transaction.

  Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, affirm or suffer to exist any Lien of any kind upon any of its property or assets (including any intercompany notes), now owned or acquired after the date of the Indenture, or any income or profits therefrom, except if the Notes are directly secured equally and ratably with (or prior to in the case of Liens with respect to Subordinated Indebtedness) the obligation or liability secured by such Lien, excluding, however, from the operation of the foregoing any of the following (collectively, "Permitted Liens"):

    (a) any Lien on assets of the Company or any Subsidiary thereof securing only the Notes equally and ratably;

    (b) any Lien existing as of the date of the Indenture and listed on a schedule thereto;

    (c) any Lien arising by reason of (1) any judgment, decree or order of any court, so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired; (2) taxes not yet delinquent or which are being contested in good faith; (3) security for payment of workers' compensation or other insurance; (4) good faith deposits in connection with tenders, leases and contracts (other than contracts for the payment of money) in the ordinary course of business;
  (5) zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee), none of which materially impairs the use of any parcel of property material to the operation of the business of the Company or any Restricted Subsidiary or the value of such property for the purpose of such business;
  (6) deposits to secure public or statutory obligations, or in lieu of surety or appeal bonds; (7) certain surveys, exceptions, title defects, encumbrances, easements, reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph or telephone lines and other similar purposes or zoning or other restrictions as to the use of real property not interfering with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries; or (8) operation of law in favor of mechanics, materialmen, laborers, employees or suppliers, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof;

    (d) any Lien securing Indebtedness under a Bank Credit Facility incurred by the Company or any Restricted Subsidiary in compliance with the "-- Limitation on Indebtedness" covenant or Liens securing Indebtedness incurred in compliance with clause (xii) of the definition of Permitted Indebtedness of the "--Limitation on Indebtedness" covenant;

    (e) Liens securing purchase money Indebtedness, including pursuant to clause (x) under the second paragraph of the "--Limitation on Indebtedness" covenant, incurred in compliance with the Indenture; provided that such Liens do not extend to any assets other than the assets so acquired and the principal amount of such Indebtedness shall at no time exceed the original purchase price of the property or assets purchased;

    (f) any Lien securing Acquired Indebtedness created prior to (and not created in connection with, or in contemplation of) the incurrence of such Indebtedness by the Company or any Restricted Subsidiary, in each case which Indebtedness is permitted under the provisions of the "--Limitation on Indebtedness" covenant; provided that any such Lien extends only to the assets that were subject to such Lien securing Acquired Indebtedness prior to the related transaction by the Company or its Restricted Subsidiaries; and

    (g) any extension, renewal, refinancing or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (f) so long as the amount of security is not increased thereby.

  Limitation on Sale of Assets. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale unless (i) at least 80% of the proceeds from such Asset Sale are received in cash or Temporary Cash Investments; and (ii) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets subject to such Asset Sale (as determined by the Board of Directors of the Company and evidenced in a board resolution; provided, however, that if the Fair Market Value of such assets exceeds $20,000,000, the Fair Market Value shall be determined by an investment banking firm of national standing selected by the Company). For purposes of this paragraph (a), an amount equal to the Fair Market Value (as determined by the Board of Directors of the Company and evidenced in a board resolution) of (1) Wireless Cable Related Assets received by the Company or any such Restricted Subsidiary from the transferee that will be used by the Company or any such Restricted Subsidiary in the operation of a Wireless Cable Business in North America and (2) the Voting Stock of a Strategic Investor engaged in the Telecommunications Business in North America received by the Company or any such Restricted Subsidiary shall be deemed to be cash, provided that the aggregate Fair Market Value (as determined at the date of receipt of such Wireless Cable Related Assets or Voting Stock, as the case may
be) of all such Wireless Cable Related Assets and Voting Stock received since the date of the Indenture shall not exceed $12,500,000.

  (b) If all or a portion of the Net Cash Proceeds of any Asset Sale are not required to be applied to repay permanently any Indebtedness then outstanding under a Bank Credit Facility as required by the terms thereof, or the Company determines not to apply such Net Cash Proceeds to the permanent prepayment of such Indebtedness under a Bank Credit Facility, or if no such Indebtedness under a Bank Credit Facility is then outstanding, then the Company or a Restricted Subsidiary may, within 270 days of the Asset Sale, invest the Net Cash Proceeds from such Asset Sale in properties and other assets that (as determined by the Board of Directors of the Company) replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in the Wireless Cable Business. The amount of such Net Cash Proceeds neither used to permanently repay or prepay Indebtedness under a Bank Credit Facility nor used or invested as set forth in this paragraph constitutes "Excess Proceeds."

  (c) The Indenture will provide that, when the aggregate amount of Excess Proceeds exceeds $5,000,000 the Company will apply the Excess Proceeds to the repayment of the Notes and any other Pari Passu Indebtedness outstanding with similar provisions requiring the Company to make an offer to purchase such Indebtedness with the proceeds from any Asset Sale as follows: (A) the Company will make an offer to purchase (an "Offer") from all holders of the Notes in accordance with the procedures set forth in the Indenture in the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased out of an amount (the "Note Amount") equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the
outstanding principal amount of the Notes (or, if prior to       , 2001, the
Accreted Value of the Notes), and the denominator of which is the sum of the
outstanding principal amount of the Notes (or, if prior to       , 2001, the
Accreted Value of the Notes) and such Pari Passu Indebtedness (subject to proration in the event such amount is less than the aggregate Offered Price of all Notes tendered) and (B) to the extent required by such Pari Passu Indebtedness to permanently reduce the principal amount of such Pari Passu Indebtedness, the Company will make an offer to purchase or otherwise repurchase or redeem Pari Passu Indebtedness (a "Pari Passu Offer") in an amount (the "Pari Passu Debt Amount") equal to the excess of the Excess Proceeds over the Note Amount; provided that in no event will the Company be required to make a Pari Passu Offer in a Pari Passu Debt Amount exceeding the principal amount of such Pari Passu Indebtedness plus the amount of any premium required to be paid to repurchase such Pari Passu Indebtedness. The offer price for the Notes will be an amount payable in cash equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, if any,
(or, if prior to       , 2001, the Accreted Value of the Notes) to the date
(the "Offer Date") such Offer is consummated (the "Offered Price") in accordance with the procedures set forth in the Indenture. To the extent that the aggregate Offered Price of the Notes tendered pursuant to the Offer is less than the Note Amount relating thereto or the aggregate amount of Pari Passu Indebtedness that is purchased in a Pari Passu Offer is less than the Pari Passu Debt Amount, the Company may use any remaining Excess Proceeds for general corporate purposes. Upon the completion of the purchase of all the Notes tendered pursuant to an Offer and the completion of a Pari Passu Offer, the amount of Excess Proceeds, if any, shall be reset at zero.

  (d) If the Company becomes obligated to make an Offer pursuant to clause (c) above, the Notes and the Pari Passu Indebtedness shall be purchased by the Company, at the option of the holder thereof, in whole or in part in integral multiples of $1,000, on a date that is not earlier than 45 days and not later than 60 days from the date the notice of the Offer is given to holders, or such later date as may be necessary for the Company to comply with the requirements under the Exchange Act.

  (e) The Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with an Offer.

  Limitation on Issuances of Guarantees of Indebtedness. (a) The Company will not permit any Restricted Subsidiary, directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any Indebtedness of the Company (other than Indebtedness under a Bank Credit Facility pursuant to clauses (i) and (iii) of the second paragraph under the "--Limitation on Indebtedness" covenant) unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a guarantee of the Notes on the same terms as the guarantee of such Indebtedness except that (A) such guarantee need not be secured unless required pursuant to the provisions of the "--Limitations on Liens" covenant, and (B) if such Indebtedness is by its terms expressly subordinated to the Notes, any such assumption, guarantee or other liability of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated to such Restricted Subsidiary's assumption, guarantee or other liability with respect to the Notes to the same extent as such Indebtedness is subordinated to the Notes and (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its guarantee.

  (b) Notwithstanding the foregoing, any Guarantee by a Restricted Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's Capital Stock in such Restricted Subsidiary, which is in compliance with the terms of the Indenture.

  Purchase of Notes Upon a Change of Control. If a Change of Control shall occur at any time, then each holder of Notes shall have the right to require that the Company purchase (subject to compliance with the requirements of Rules 13e-4 and 14e-1 under the Exchange Act and any other applicable statute, rule or regulation) such holder's Notes in whole or in part in integral multiples of $1,000, at a purchase price (the "Change of Control Purchase Price") in cash in an amount equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any (or, in the case of
repurchases of Notes prior to       , 2001 at a purchase price equal to 101%
of the Accreted Value thereof), to the repurchase date (the "Change of Control Purchase Date") pursuant to the offer described below (the "Change of Control Offer") and in accordance with the other procedures set forth in the Indenture.

  Within 30 days following any Change of Control, the Company shall notify the Trustee thereof and give written notice of such Change of Control to each holder of Notes, by first-class mail, postage prepaid, at his address appearing in the security register, stating, among other things: the purchase price and the purchase date which shall be a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act; that any Note not tendered will continue to accrue or accrete interest; that, unless the Company defaults in the payment of the purchase price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date; and certain other procedures that a holder of Notes must follow to accept a Change of Control Offer or to withdraw such acceptance.

  "Change of Control" means the occurrence of any of the following events: (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total outstanding Voting Stock of the Company; (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election to such board or whose nomination for election by the stockholders of the Company was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved),

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

cease for any reason to constitute a majority of such Board of Directors then in office; (iii) the Company consolidates with, or merges with or into, any Person or sells, assigns, conveys, transfers or leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transaction where the outstanding Voting Stock of the Company is not changed or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of the Company) or where (A) the outstanding Voting Stock of the Company is changed into or exchanged for (x) Voting Stock of the surviving corporation which is not Redeemable Capital Stock or (y) cash, securities and other property (other than Capital Stock of the surviving corporation) in an amount which could be paid by the Company as a Restricted Payment under the "--Limitation on Restricted Payments" covenant (and such amount shall be treated as a Restricted Payment subject to the provisions of the "--Limitation on Restricted Payments" covenant) and (B) no "person" or "group" other than Permitted Holders owns immediately after such transaction, directly or indirectly, more than 40% of the total outstanding Voting Stock of the surviving corporation; or (iv) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under the "-- Consolidation, Merger, Sale of Assets" covenant.

  "Permitted Holders" means, as of the date of determination, Chase Capital Partners, The Chase Manhattan Corporation, Heartland Wireless Communications, Inc., Henry J. Burkhalter, William J. Van Devender and their respective Affiliates (other than the Company and its Subsidiaries).

  If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control Purchase Price for all of the Notes that might be delivered by holders of the Notes seeking to accept the Change of Control Offer. The failure of the Company to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due will give the Trustee and the holders of the Notes the rights described under "--Events of Default."

  The term "all or substantially all" as used in the definition of "Change of Control" has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event the holders of the Notes elected to exercise their rights under the Indenture and the Company elected to contest such election, there could be no assurance as to how a court interpreting New York law would interpret the phrase.

  The Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with a Change of Control Offer.

  The Company will not, and will not permit any Restricted Subsidiary to, create or permit to exist or become effective any restriction (other than restrictions under Indebtedness as in effect on the date of the Indenture and any extensions, refinancings, renewals or replacements of any of the foregoing) that would materially impair the ability of the Company to make a Change of Control Offer to purchase the Notes or, if such Change of Control Offer is made, to pay for the Notes tendered for purchase; provided that the restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the holders of the Notes than those under the Indebtedness being extended, refinanced, renewed or replaced. As of the date of this Prospectus, the Company is not subject to any agreement containing a material restriction on its ability to make a Change of Control Offer.

  Limitation on Subsidiary Capital Stock. The Company will not permit (a) any Restricted Subsidiary of the Company to issue, sell or transfer any Capital Stock, except for (i) Capital Stock issued or sold to, held by or transferred to the Company or a Wholly Owned Restricted Subsidiary of the Company, and
(ii) Capital Stock issued by a Person prior to the time (A) such Person becomes a Restricted Subsidiary, (B) such Person merges with or into a Restricted Subsidiary or (C) a Restricted

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

Subsidiary merges with or into such Person; provided that such Capital Stock was not issued or incurred by such Person in anticipation of the type of transaction contemplated by subclause (A), (B) or (C) or (b) any Person (other than the Company or a Wholly Owned Restricted Subsidiary) to acquire Capital Stock of any Subsidiary from the Company or any Wholly Owned Restricted Subsidiary except upon the acquisition of all the outstanding Capital Stock of such Restricted Subsidiary in accordance with the terms of the Indenture.

  Limitation on Preferred Stock of Subsidiaries. The Company will not permit any of its Restricted Subsidiaries to issue, directly or indirectly, any Preferred Stock, except (i) Preferred Stock of Restricted Subsidiaries outstanding on the Issue Date; (ii) Preferred Stock issued to and held by the Company or a Wholly Owned Restricted Subsidiary, except that any subsequent issuance or transfer of any Capital Stock which results in any Wholly Owned Restricted Subsidiary ceasing to be a Wholly Owned Restricted Subsidiary or any transfer of such Preferred Stock to a Person not a Wholly Owned Restricted Subsidiary will be deemed an issuance of Preferred Stock; (iii) Preferred Stock issued by a Person prior to the time (a) such Person became a Restricted Subsidiary, (b) such Person merges with or into a Restricted Subsidiary or (c) another Person merges with or into such Person (in a transaction in which such Person becomes a Restricted Subsidiary), in each case if such Preferred Stock was not issued in anticipation of such transaction; and (iv) Preferred Stock issued in exchange for, or the proceeds of which are used to refund Indebtedness or refinance Preferred Stock referred to in clause (i) or issued pursuant to clause (ii) or (iii) (other than Preferred Stock which by its terms or by the terms of any security into which it is convertible or for which it is exchangeable is redeemable at the option of the holder thereof or is otherwise redeemable, pursuant to sinking fund obligations or otherwise, prior to the date of redemption or maturity of the Preferred Stock or Indebtedness being so refunded or refinanced); provided that (a) the liquidation value of such Preferred Stock so issued shall not exceed the principal amount or the liquidation value of the Indebtedness or Preferred Stock, as the case may be, so refunded or refinanced and (b) the Preferred Stock so issued (1) shall have a Stated Maturity not earlier than the Stated Maturity of the Indebtedness or Preferred Stock being refunded or refinanced and (2) shall have an Average Life to Stated Maturity equal to or greater than the remaining Average Life to Stated Maturity of the Indebtedness or Preferred Stock being refunded or refinanced.

  Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distribution on its Capital Stock, (ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (iii) make any Investment in the Company or any other Restricted Subsidiary or (iv) transfer any of its properties or assets to the Company or any other Restricted Subsidiary, except for: (a) any encumbrance or restriction pursuant to any agreement in effect on the date of the Indenture and listed on a schedule thereto; (b) any customary encumbrance or restriction pursuant to the terms of any instrument governing any Indebtedness incurred by a Restricted Subsidiary pursuant to a Bank Credit Facility in conformance with the "--Limitation on Indebtedness" covenant; provided that any such encumbrance or restriction shall specifically not prohibit payments of principal, premium, if any, and interest on the Notes;
(c) any encumbrance or restriction, with respect to a Restricted Subsidiary that is not a Restricted Subsidiary of the Company on the date of the Indenture, in existence at the time such Person becomes a Restricted Subsidiary of the Company and not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary; (d) any encumbrance or restriction existing under any agreement that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (a), (b) and (c), or in this clause (d); provided that the terms and conditions of any such encumbrances or restrictions are no more restrictive in any material respect than those under or pursuant to the agreement evidencing the Indebtedness so extended, renewed, refinanced or replaced; (e) any instrument governing Acquired Indebtedness as in effect at the time of acquisition (except to the extent such Indebtedness was incurred in connection with, or in contemplation of, such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; (f) with respect to clause (iv) above, by reason of customary non-assignment provisions in leases entered into in the ordinary course of business; or (g) with respect to clause
(iv) above, purchase money obligations for property acquired in the ordinary course of business, which obligations do not cover any asset other than the asset acquired.

  Limitations on Unrestricted Subsidiaries. The Company will not make, and will not permit its Restricted Subsidiaries to make, any Investment in Unrestricted Subsidiaries if, at the time thereof, the aggregate amount of such Investments would exceed the amount of Restricted Payments then permitted to be made pursuant to the "--Limitation on Restricted Payments" covenant. Any Investments in Unrestricted Subsidiaries permitted to be made pursuant to this covenant (i) will be treated as a Restricted Payment in calculating the amount of Restricted Payments made by the Company and (ii) may be made in cash or property.

  Provision of Financial Statements. The Indenture provides that, whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, the Company will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Sections 13(a) or 15(d) if the Company were so subject, such documents to be filed with the Commission on or prior to the date (the "Required Filing Date") by which the Company would have been required so to file such documents if the Company were so subject. The Company will also in any event (x) within 15 days of each Required Filing Date (i) transmit by mail to all holders, as their names and addresses appear in the security register, without cost to such holders and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act if the Company were subject to such Sections and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request, supply copies of such documents to any prospective holder at the Company's cost.

  Activities of the Company. The Indenture will provide that the Company and its Restricted Subsidiaries may not, directly or indirectly, engage in any business other than the Wireless Cable Business; provided that in the event a Change of Control occurs in which a Strategic Investor becomes the holder of a majority of the Voting Stock of the Company, this covenant shall no longer be of force or effect.

CONSOLIDATION, MERGER, SALE OF ASSETS

  The Company will not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of affiliated Persons, or permit any of its Restricted Subsidiaries to enter into any such transaction or series of related transactions if such transaction or series of related transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a Consolidated basis to any other Person or group of affiliated Persons, unless at the time and after giving effect thereto (i) either (a) the Company will be the continuing corporation or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a Consolidated basis (the "Surviving Entity") will be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such Person expressly assumes, by a supplemental indenture, in a form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture, as the case may be, and the Notes and the Indenture will remain in full force and effect as so supplemented; (ii) immediately before, and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default will have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness not previously an obligation of the Company or any of its Restricted Subsidiaries which becomes the obligation of the Company or any of its Restricted Subsidiaries as a result of such transaction as having been incurred at the time of such transaction), the Consolidated Net Worth of the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) is equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction; (iv) immediately before and immediately after giving effect to such transaction on a pro forma basis (on the assumption that the transaction occurred on the first day of the most recently ended full fiscal quarter for which financial statements are available immediately prior to the consummation of such transaction with the appropriate adjustments with respect to the transaction being included in such pro forma calculation), the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the "--Limitation on Indebtedness" covenant; (v) at the time of the transaction each Guarantor, if any, unless it is the other party to the transactions described above, will have by supplemental indenture confirmed that its Guarantees shall apply to such Person's obligations under the Indenture and the Notes; (vi) at the time of the transaction if any of the property or assets of the Company or any of its Restricted Subsidiaries would thereupon become subject to any Lien, the provisions of the "--Limitation on Liens" covenant are complied with; and (vii) at the time of the transaction the Company or the Surviving Entity will have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, conveyance, transfer, lease or other transaction and the supplemental indenture in respect thereof comply with the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

  In the event of any transaction (other than a lease) described in and complying with the conditions listed in the immediately preceding paragraph in which the Company is not the continuing corporation, the successor Person formed or remaining shall succeed to, and be substituted for, and may exercise every right and power of, the Company, and the Company would be discharged from all obligations and covenants under the Indenture and the Notes.

EVENTS OF DEFAULT

  An Event of Default will occur under the Indenture if:

    (i) there shall be a default in the payment of any interest on any Note when it becomes due and payable, and such default shall continue for a period of 30 days;

    (ii) there shall be a default in the payment of the principal of (or premium, if any, on) any Note at its Maturity (upon acceleration, optional or mandatory redemption, required repurchase or otherwise);

    (iii) (a) there shall be a default in the performance, or breach, of any covenant or agreement of the Company under the Indenture or the Notes (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in clause (i) or (ii) or in clause (b), (c) or (d) of this clause (iii)) and such default or breach shall continue for a period of 30 days after written notice has been given, by certified mail, (x) to the Company by the Trustee or (y) to the Company and the Trustee by the holders of at least 25% in Accreted Value or aggregate principal amount, as the case may be, of the outstanding Notes;
  (b) there shall be a default in the performance or breach of the provisions described in the "--Consolidation, Merger, Sale of Assets" covenant; (c) the Company shall have failed to make or consummate an Offer in accordance with the provisions of the "--Limitation on Sale of Assets" covenant; or
  (d) the

  Company shall have failed to make or consummate a Change of Control Offer in accordance with the provisions of the "--Purchase of Notes Upon a Change of Control" covenant;

    (iv) (A) any default in the payment of the principal, premium, if any, or interest on any Indebtedness shall have occurred under any agreements, indentures or instruments under which the Company or any Restricted Subsidiary then has outstanding Indebtedness in excess of $5,000,000 when the same shall become due and payable and continuation of such default after any applicable grace period and, if such Indebtedness has not already matured at its final maturity in accordance with its terms, the holder of such Indebtedness shall have the right to accelerate such Indebtedness or
  (B) an event of default as defined in any of the agreements, indentures or instruments described in clause (A) of this paragraph (iv) shall have occurred and the Indebtedness thereunder, if not already matured at its final maturity in accordance with its terms, shall have been accelerated; provided that a default in the payment of principal, premium, if any, or interest in respect of Indebtedness issued by the Company or any Restricted Subsidiary of the Company to any seller of Wireless Cable Related Assets pursuant to an acquisition of Wireless Cable Related Assets by the Company or any Restricted Subsidiary of the Company in an aggregate amount not to exceed $10,000,000 shall not be considered an Event of Default so long as
  (a) such nonpayment shall be the result of nonperformance by the seller under the terms of the definitive documentation applicable to such acquisition, (b) the Company is applying its best efforts to the pursuit of legal remedies under such definitive documentation at law or in equity,
  (c) other outstanding Indebtedness of the Company or its Restricted Subsidiaries in an aggregate principal amount in excess of $5,000,000 shall not have become due and payable as a consequence of such nonpayment and (d) in the event such nonpayment continues for a period of time equal to or in excess of 30 days, the Company shall have an Eligible Institution make available to the Trustee a letter of credit that may be immediately drawn upon in an amount sufficient to satisfy all amounts due and payable with respect to such seller indebtedness.

    (v) any Guarantee shall for any reason cease to be, or shall for any reason be asserted in writing by any Guarantor or the Company not to be, in full force and effect and enforceable in accordance with its terms except to the extent contemplated by the Indenture and any such Guarantee;

    (vi) one or more judgments, orders or decrees for the payment of money in excess of $5,000,000, either individually or in the aggregate, shall be rendered against the Company, or any Restricted Subsidiary or any of their respective properties and shall not be discharged and either (a) any creditor shall have commenced an enforcement proceeding upon such judgment, order or decree or (b) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect;

    (vii) any holder or holders of at least $5,000,000 in aggregate principal amount of Indebtedness of the Company or any Restricted Subsidiary after a default under such Indebtedness shall notify the Trustee of the intended sale or disposition of any assets of the Company or any Restricted Subsidiary that have been pledged to or for the benefit of such holder or holders to secure such Indebtedness or shall commence proceedings, or take any action (including by way of set-off), to retain in satisfaction of such Indebtedness or to collect on, seize, dispose of or apply in satisfaction of Indebtedness, assets of the Company or any Restricted Subsidiary (including funds on deposit or held pursuant to lock-box and other similar arrangements);

    (viii) there shall have been the entry by a court of competent jurisdiction of (a) a decree or order for relief in respect of the Company or any Material Restricted Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or (b) a decree or order adjudging the Company or any Material Restricted Subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Material Restricted Subsidiary under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or any Material Restricted Subsidiary or of any substantial part of their respective properties, or ordering the winding up or liquidation of their respective affairs, and any such decree or order for relief shall continue to be in effect, or any such other decree or order shall be unstayed and in effect, for a period of 60 consecutive days; or

    (ix) (a) the Company or any Material Restricted Subsidiary commences a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent, (b) the Company or any Material Restricted Subsidiary consents to the entry of a decree or order for relief in respect of the Company or such Material Restricted Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it, (c) the Company, any Guarantor or any Material Restricted Subsidiary files a petition or answer or consent seeking reorganization or relief under any applicable federal or state law,
  (d) the Company or any Material Restricted Subsidiary (I) consents to the filing of such petition or the appointment of, or taking possession by, a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or such Material Restricted Subsidiary or of any substantial part of their respective properties, (II) makes an assignment for the benefit of creditors or (III) admits in writing its inability to pay its debts generally as they become due or (e) the Company or any Material Restricted Subsidiary takes any corporate action in furtherance of any such actions in this paragraph (ix).

  If an Event of Default (other than as specified in clauses (viii) and (ix) of the prior paragraph) shall occur and be continuing with respect to the Indenture, the Trustee or the holders of not less than 25% in aggregate principal amount or the Accreted Value, as the case may be, of the Notes then outstanding may, and the Trustee at the request of such holders shall, declare
all unpaid principal of (or, if prior to       , 2001, Accreted Value of),
premium, if any, and accrued interest on all Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the holders of the Notes) and upon any such declaration, such principal (or Accreted Value), premium, if any, and interest shall become due and payable. If an Event of Default specified in clause (viii) or (ix) of the prior paragraph occurs and is continuing, then all the Notes shall ipso facto become and be due and payable immediately in an amount equal to the Accreted Value of the Notes, together with accrued and unpaid interest, if any, to the date the Notes become due and payable, without any declaration or other act on the part of the Trustee or any holder.

  After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of Notes outstanding by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if (a) the Company has paid or deposited with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (ii) all overdue interest on all Notes then outstanding, (iii) the principal of and premium, if any, on any Notes then outstanding which have become due otherwise than by such declaration of acceleration and interest thereon at a rate borne by the Notes and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Notes; and (b) all Events of Default, other than the non-payment of principal of the Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture.

  The holders of not less than a majority in aggregate principal amount of the Notes outstanding may on behalf of the holders of all outstanding Notes waive any past default under the Indenture and its consequences, except a continuing default in the payment of the principal of, premium, if any, or interest on any Note or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note affected by such modification or amendment.

  The Company is also required to notify the Trustee within five business days of the Company's knowledge of the occurrence of any Default. The Company is required to deliver to the Trustee, on or before a date not more than 60 days after the end of each fiscal quarter and not more than 120 days after the end of each fiscal year, a written statement as to compliance with the Indenture, including whether or not any Default has occurred. The Trustee is under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the holders of the Notes unless such holders offer to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred thereby.

  The Trust Indenture Act contains limitations on the rights of the Trustee, should it become a creditor of the Company or any Guarantor, if any, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided that if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

  The Company may, at its option and at any time, elect to have the obligations of the Company, any Guarantor and any other obligor upon the Notes discharged with respect to the outstanding Notes ("defeasance"). Such defeasance means that the Company, any such Guarantor and any other obligor under the Indenture shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for (i) the rights of holders of such outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee and (iv) the defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and any Guarantor released with respect to certain covenants that are described in the Indenture ("covenant defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

  In order to exercise either defeasance or covenant defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes cash in United States dollars, U.S. Government Securities (as defined in the Indenture) or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally-recognized firm of independent public accountants or a nationally recognized investment banking firm, to pay and discharge the principal of, premium, if any, and interest on the outstanding Notes on the Stated Maturity or on the applicable optional redemption date (such date being referred to as the "Defeasance Redemption Date"), if at or prior to electing either defeasance or covenant defeasance, the Company has delivered to the Trustee an irrevocable notice to redeem all of the outstanding Notes on the Defeasance Redemption Date; (ii) in the case of defeasance, the Company shall have delivered to the Trustee an opinion of independent counsel in the United States stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of independent counsel in the United States shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (iii) in the case of covenant defeasance, the Company shall have delivered to the Trustee an opinion of independent counsel in the United States to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as clauses (viii) or (ix) under the first paragraph under "Events of Default" are concerned, at any time during the period ending on the 91st day after the date of deposit; (v) such defeasance or covenant defeasance shall not cause the Trustee for the Notes to have a conflicting interest as defined in the Indenture and for purposes of the Trust Indenture Act with respect to any securities of the Company or any Guarantor; (vi) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a Default under, the Indenture or any other material agreement or instrument to which the Company, any Guarantor or any Subsidiary is a party or by which it is bound; (vii) such defeasance or covenant defeasance shall not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless such trust shall be registered under such Act or exempt from registration thereunder; (viii) the Company will have delivered to the Trustee an opinion of independent counsel in the United States to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (ix) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the Notes or any Guarantee over the other creditors of the Company or any Guarantor or with the intent of defeating, hindering, delaying or defrauding creditors of the Company, any Guarantor or others; (x) no event or condition shall exist that would prevent the Company from making payments of the principal of, premium, if any, and interest on the Notes on the date of such deposit or at any time ending on the 91st day after the date of such deposit; and (xi) the Company will have delivered to the Trustee an officers' certificate and an opinion of independent counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with.

SATISFACTION AND DISCHARGE

  The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes as expressly provided for in the Indenture) as to all outstanding Notes under the Indenture when (a) either (i) all such Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid or Notes whose payment has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust as provided for in the Indenture) have been delivered to the Trustee for cancellation or (ii) all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable at their Stated Maturity within one year or (z) are to be called for redemption within one year under arrangements satisfactory to the applicable Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company; and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust an amount in United States dollars sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, including principal of, premium, if any, and accrued interest at such Maturity, Stated Maturity or redemption date; (b) the Company has paid or caused to be paid all other sums payable under the Indenture by the Company; and (c) the Company has delivered to the Trustee an officers' certificate and an opinion of independent counsel, each stating that
(i) all conditions precedent under the Indenture relating to the satisfaction and discharge of such Indenture have been complied with and (ii) such satisfaction and discharge will not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company, or any Subsidiary is a party or by which the or any Subsidiary is bound.

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

MODIFICATIONS AND AMENDMENTS

  Modifications and amendments of the Indenture may be made by the Company, each Guarantor, if any, and the Trustee with the consent of the holders of at least a majority of aggregate principal amount of the Notes then outstanding; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby: (i) change the Stated Maturity of the principal of, or any installment of interest on, any such Note or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which the principal of any such Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date); (ii) amend, change or modify the obligation of the Company to make and consummate an Offer with respect to any Asset Sale or Asset Sales in accordance with the "--Limitation on Sale of Assets" covenant or the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the "--Purchase of Notes Upon a Change of Control" covenant, including, in each case, amending, changing or modifying any definitions relating thereto; (iii) reduce the percentage in principal amount of such outstanding Notes, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver or compliance with certain provisions of the Indenture; (iv) modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of such outstanding Notes required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each such Note affected thereby; (v) except as otherwise permitted under the "--Consolidation, Merger, Sale of Assets" covenant, consent to the assignment or transfer by the Company or any Guarantor of any of its rights and obligations under the Indenture; or (vi) amend or modify any of the provisions of the Indenture relating to the ranking of the Notes or any Guarantee thereof in any manner adverse to the holders of the Notes or any such Guarantee.

  Notwithstanding the foregoing, without the consent of any holders of the Notes, the Company, any Guarantor and the Trustee may modify or amend the Indenture (a) to evidence the succession of another Person to the Company or a Guarantor, and the assumption by any such successor of the covenants of the Company or such Guarantor in the Indenture and in the Notes and in any Guarantee in accordance with the "--Consolidation, Merger, Sale of Assets" covenant; (b) to add to the covenants of the Company, any Guarantor or any other obligor upon the Notes for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company or any Guarantor or any other obligor upon the Notes, as applicable, in the Indenture, in the Notes or in any Guarantee; (c) to cure any ambiguity, or to correct or supplement any provision in the Indenture, the Notes or any Guarantee which may be defective or inconsistent with any other provision in the Indenture, the Notes or any Guarantee or make any other provisions with respect to matters or questions arising under the Indenture, the Notes or any Guarantee; provided that, in each case, such provisions shall not adversely affect the interest of the holders of the Notes; (d) to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; (e) to add a Guarantor under the Indenture; (f) to evidence and provide the acceptance of the appointment of successor Trustee under the Indenture; or (g) to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the holders of the Notes as additional security for the payment and performance of the Company's and any Guarantor's obligations under the Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee pursuant to the Indenture or otherwise.

  The holders of a majority in aggregate principal amount of the Notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture.

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

GOVERNING LAW

  The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

CERTAIN DEFINITIONS

  Set forth below are certain defined terms used herein and in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  "Accreted Value" means as of a date of determination prior to       , 2001,
with respect to any Note, the sum of (a) the initial offering price of such Note and (b) the portion of the excess of the principal amount of such Note over such initial offering price which shall have been accreted thereon through such date, such amount to be so accreted on a daily basis at the rate of % per annum of the initial offering price of such Note, compounded semi-
annually on each      and      from the Issue Date through the date of
determination, computed on the basis of a 360-day year of twelve 30-day
months. The Accreted Value of any Note on or after       , 2001 shall be 100%
of the principal amount thereof.

  "Acquired Indebtedness" means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition, as the case may be. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary, as the case may be.

  "Affiliate" means, with respect to any specified Person, (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; (ii) any other Person that owns, directly or indirectly, 5% or more of such specified Person's Capital Stock or any officer or director of any such specified Person or other Person or, with respect to any natural Person, any person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin or (iii) any other Person 5% or more of the Voting Stock of which is beneficially owned or held directly or indirectly by such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

  "Annualized EBITDA to Consolidated Interest Expense" as of any date of determination means the ratio of (x) the aggregate amount of EBITDA for the most recent fiscal quarter for which financial information has been filed with the Commission multiplied by four to (y) Consolidated Interest Expense for the preceding four quarter period; provided, however, that (i) if the Company or any Restricted Subsidiary of the Company has incurred any Indebtedness (including Acquired Indebtedness) that remains outstanding on the date of such determination, the ratio of Annualized EBITDA to Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to
(a) such Indebtedness, as if such Indebtedness had been incurred on the first day of the relevant period (fiscal quarter in the case of annualized EBITDA and four quarter period in the case of Consolidated Interest Expense) and (b) the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of the relevant period , (ii) if since the beginning of such fiscal quarter the Company or any Restricted Subsidiary of the Company has made any Asset Sale, EBITDA for such fiscal quarter will be
(a) reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Sale for such fiscal quarter or (b) increased by an

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

amount equal to EBITDA (if negative) directly attributable thereto for such fiscal quarter and (iii) if since the beginning of such period the Company or any Restricted Subsidiary of the Company (by merger or otherwise) has made an Investment in any Person which becomes a Restricted Subsidiary of the Company as a result of such Investment or an Investment in an existing Restricted Subsidiary with the result that such Investment will result in the consolidation of a greater percentage of such Restricted Subsidiary's Consolidated Net Income (Loss) (other than a transfer of operating assets from the Company or one Restricted Subsidiary to another Restricted Subsidiary) or has made an acquisition of assets (other than from the Company or another Restricted Subsidiary of the Company), including any acquisition of assets occurring in connection with a transaction causing a calculation of Annualized EBITDA to Consolidated Interest Expense to be made hereunder, which constitutes all or substantially all of an operating unit of a business, Annualized EBITDA to Consolidated Interest Expense will be calculated after giving pro forma effect thereto (including the incurrence of any Indebtedness (including Acquired Indebtedness)) as if such Investment or acquisition occurred on the first day of the relevant period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, an Investment, a divestiture or an incurrence of Indebtedness, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company; provided, however, that such officer shall apply in his calculations the historical EBITDA and Consolidated Interest Expense associated with such assets for the most recent relevant period for which financial information is available. If any Indebtedness (including Acquired Indebtedness) bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period.

  "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or Sale and Leaseback Transaction) (collectively, a "transfer"), directly or indirectly, in one or a series of related transactions, of: (i) any Capital Stock of any Restricted Subsidiary; (ii) all or substantially all of the properties and assets of any division or line of business of the Company or its Restricted Subsidiaries; or (iii) any other properties or assets of the Company or any Restricted Subsidiary other than in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include any transfer of properties and assets that (A) is governed by the "-- Consolidation, Merger, Sale of Assets" covenant, (B) is by the Company to any Restricted Subsidiary, or by any Restricted Subsidiary to the Company or any Wholly Owned Restricted Subsidiary, (C) is in the form of a contribution to an Unrestricted Subsidiary which complies with the "--Limitations on Unrestricted Subsidiaries" covenant, (D) is of obsolete equipment in the ordinary course of business, (E) aggregates not more than $250,000 in gross proceeds or (F) aggregates, when together with all other transfers in any 12-month period, not more than $2,000,000 in gross proceeds and, when together with all other transfers since the date of the Indenture, not more than $5,000,000 in gross proceeds.

  "Average Life to Stated Maturity" means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such Indebtedness multiplied by (b) the amount of each such principal payment by
(ii) the sum of all such principal payments.

  "Bankruptcy Law" means Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States federal or state law relating to bankruptcy, insolvency, receivership, winding up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

  "Bank Credit Facility" means one or more credit facilities (whether a term or a revolving facility) of the type customarily entered into with commercial banks, between the Company or any of its

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

Restricted Subsidiaries, on the one hand, and any commercial banks, financial institutions or other lenders, on the other hand (and any renewals, refundings, extensions or replacements of any such credit facilities; provided that such renewals, refundings, extensions or replacements comply with this definition of "Bank Credit Facility"), which Bank Credit Facilities are by their terms designated as a "Bank Credit Facility" for purposes of the Indenture.

  "Capital Lease Obligation" means any obligation of the Company and its Restricted Subsidiaries on a Consolidated basis under any capital lease of real or personal property which, in accordance with GAAP, has been recorded as a capitalized lease obligation.

  "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock or other equity interests whether now outstanding or issued after the date of the Indenture.

  "Closing Price" on any Trading Day with respect to the per share price of any shares of Capital Stock means the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange or, if such shares of Capital Stock are not listed or admitted to trading on such exchange, on the principal national securities exchange on which such shares are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the Nasdaq National Market or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on such automated quotation system but the issuer is a Foreign Issuer (as defined in Rule 3b-4(b) under the Exchange Act) and the principal securities exchange on which such shares are listed or admitted to trading is a Designated Offshore Securities Market (as defined in Rule 902(a) under the Securities Act), the average of the reported closing bid and asked prices regular way on such principal exchange, or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on such automated quotation system and the issuer and principal securities exchange do not meet such requirements, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm that is selected from time to time by the Company for that purpose and is reasonably acceptable to the Trustee.

  "Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of the Indenture such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act then the body performing such duties at such time.

  "Common Stock" means the common stock, $.01 par value per share, of the Company.

  "Company" means Wireless One, Inc., a corporation incorporated under the laws of the State of Delaware, until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter "Company" shall mean such successor Person.

  "Consolidated Income Tax Expense" for any Person for any period means, without duplication, the aggregate amount of net taxes based on income or profits for such period of the operations of such Person and its Consolidated Restricted Subsidiaries with respect to such period in accordance with GAAP.

  "Consolidated Indebtedness" means, with respect to any Person, as of any date of determination, the aggregate amount of Indebtedness of such Person and its subsidiaries (other than, in the case of the Company, Unrestricted Subsidiaries) as of such date determined on a consolidated basis in accordance with GAAP and which would appear on the balance sheet of any such Person.


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

  "Consolidated Interest Expense" means, without duplication, for any period, the sum of (a) the interest expense of the Company and its Consolidated Restricted Subsidiaries for such period, on a Consolidated basis, including, without limitation, (i) amortization of debt discount, (ii) the net costs associated with Interest Rate Agreements (including amortization of discounts), (iii) the interest portion of any deferred payment obligation and
(iv) accrued interest, plus (b) the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period, in each case as determined in accordance with GAAP.

  "Consolidated Net Income (Loss)" means, for any period, the Consolidated net income (or loss) of the Company and its Consolidated Restricted Subsidiaries for such period on a Consolidated basis as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (or loss), by excluding, without duplication, (i) all extraordinary gains but not losses (less all fees and expenses relating thereto), (ii) the portion of net income (or loss) of the Company and its Consolidated Restricted Subsidiaries on a Consolidated basis allocable to minority interests in unconsolidated Persons and Unrestricted Subsidiaries except to the extent of the amount of dividends or distributions actually paid to the Company and its Consolidated Restricted Subsidiaries, (iii) net income (or loss) of any Person combined with the Company and its Consolidated Restricted Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination,
(iv) any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan, (v) net gains (but not losses) (less all fees and expenses relating thereto) in respect of dispositions of assets other than in the ordinary course of business and (vi) the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders.

  "Consolidated Net Worth," as of a date, means the Consolidated stockholders' equity (excluding Redeemable Capital Stock) of the Company and its Consolidated Restricted Subsidiaries, as of such date, as determined in accordance with GAAP.

  "Consolidation" means, with respect to any Person, the consolidation of the accounts of such Person and each of its subsidiaries (other than, in the case of the Company, Unrestricted Subsidiaries) if and to the extent the accounts of such Person and each of its subsidiaries (other than, in the case of the Company, Unrestricted Subsidiaries) would normally be consolidated with those of such Person, all in accordance with GAAP. The term "Consolidated" shall have a similar meaning.

  "Cumulative Consolidated Interest Expense" means, as of any date of
determination, Consolidated Interest Expense from         to the end of the
Company's most recently ended full fiscal quarter date for which financial statements are available prior to such, taken as a single accounting period.

  "Cumulative Operating Cash Flow" means, as of any date of determination,
Operating Cash Flow from         to the end of the Company's most recently
ended full fiscal quarter for which financial statements are available prior to such date, taken as a single accounting period.

  "Debt" or "Indebtedness" means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities arising in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit issued under letter of credit facilities, acceptance facilities or other similar facilities and in connection with any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock of such Person, or any warrants, rights or options to acquire such Capital Stock, now or hereafter outstanding, (ii) all obligations of such

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

Person evidenced by bonds, notes, debentures or other similar instruments,
(iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business, (iv) all obligations under Interest Rate Agreements of such Person, (v) all Capital Lease Obligations of such Person, (vi) all Indebtedness referred to in clauses
(i) through (v) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien, upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (vii) all Guaranteed Debt of such Person, (viii) all Redeemable Capital Stock issued by such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends, and (ix) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any liability of the types referred to in clauses (i) through (viii) above. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Redeemable Capital Stock, such Fair Market Value to be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock.

  "Debt to Operating Cash Flow Ratio" means, as of any date of determination, the ratio of (a) the aggregate principal amount of all outstanding Consolidated Indebtedness of the Company and its Restricted Subsidiaries as of such date plus, without duplication, the aggregate liquidation preference or redemption amount of all Redeemable Capital Stock of the Company (excluding any such Redeemable Capital Stock held by the Company or a Wholly Owned Restricted Subsidiary of the Company), to (b) Operating Cash Flow of the Company and its Restricted Subsidiaries on a Consolidated basis for the most recently ended fiscal quarter for which financial statements are available prior to such date multiplied by four, determined on a pro forma basis (and after giving pro forma effect to (i) the incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, at the beginning of such period; (ii) the incurrence, repayment or retirement of any other Indebtedness by the Company and its Restricted Subsidiaries since the first day of such period as if such Indebtedness was incurred, repaid or retired at the beginning of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average balance of such Indebtedness at the end of each month during such period);
(iii) in the case of Acquired Indebtedness, the related acquisition as if such acquisition had occurred at the beginning of such period; and (iv) any acquisition or disposition by the Company and its Restricted Subsidiaries of any company or any business or any assets out of the ordinary course of business, or any related repayment of Indebtedness, in each case since the first day of such period, assuming such acquisition or disposition had been consummated on the first day of such four-quarter period).

  "Default" means any event which is, or after notice or passage of any time or both would be, an Event of Default.

  "Disinterested Director" means, with respect to any transaction or series of related transactions, a member of the Board of Directors of the Company who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions.

  "EBITDA" for any period means the Consolidated Net Income (Loss) for such period plus the following to the extent deducted in calculating such Consolidated Net Income (Loss): (i) Consolidated

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

Income Tax Expense, (ii) Consolidated Interest Expense, (iii) depreciation and amortization expense determined on a consolidated basis for such Person and its Consolidated Restricted Subsidiaries in accordance with GAAP for such period and (iv) all other non-cash charges (other than non-cash charges which require an accrual of or reserve for cash charges in future periods), and less any non-cash items which have the effect of increasing (decreasing in the case of a loss) Consolidated Net Income (Loss) for such period.

  "Eligible Institution" means a commercial banking institution that has combined capital and surplus of not less than $500 million or its equivalent in foreign currency, whose debt is rated "A" (or higher) according to S&P or Moody's at the time as of which any investment or rollover therein is made.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute.

  "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

  "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in the United States, consistently applied, which are in effect on the date of the Indenture.

  "Guarantee" means the guarantee by any Guarantor of the Company's Indenture Obligations.

  "Guaranteed Debt" of any Person means, without duplication, all Indebtedness of any other Person referred to in the definition of Indebtedness guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered), (iv) to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor or (v) otherwise to assure a creditor against loss; provided that the term "guarantee" shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

  "Guarantor" means any Restricted Subsidiary that is required after the date of the Indenture to execute a guarantee of the Notes pursuant to the "-- Limitation on Issuance of Guarantees of Indebtedness" covenant until a successor replaces such Restricted Subsidiary pursuant to the applicable provisions of the Indenture and, thereafter, shall mean such successor.

  "Indenture Obligations" means the obligations of the Company and any other obligor under the Indenture or under the Notes, including any Guarantor, to pay principal of, premium, if any, and interest when due and payable, and all other amounts due or to become due under or in connection with the Indenture, the Notes and the performance of all other obligations to the Trustee and the holders under the Indenture and the Notes, according to the respective terms thereof.

  "Interest Rate Agreements" means one or more of the following agreements which shall be entered into with one or more financial institutions: interest rate protection agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) and/or other types of interest rate hedging agreements from time to time.

  "Investment" means, with respect to any Person, directly or indirectly, (a) any advance, loan (including guarantees) or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities issued or owned by any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP and (b) any acquisition of property and assets by such Person.

  "Issue Date" means the date on which Notes are first authenticated and issued.

  "Lien" means any mortgage or deed of trust, charge, pledge, lien (statutory or otherwise), privilege, security interest, assignment, deposit, arrangement, easement, hypothecation, claim, preference, priority or other encumbrance upon or with respect to any property of any kind (including any conditional sale, capital lease or other title retention agreement, any leases in the nature thereof and any agreement to give any security interest), real or personal, movable or immovable, now owned or hereafter acquired.

  "Marketable Securities" means (i) U.S. Government Securities maturing not more than three years after the date of acquisition; (ii) any certificate of deposit maturing not more than 270 days after the date of acquisition issued by, or time deposit of, an Eligible Institution; (iii) commercial paper maturing not more than 270 days after the date of acquisition issued by a corporation (other than an Affiliate of the Company) with a rating, at the time as of which any investment therein is made, of "A-1" (or higher) according to S&P or "P-1" (or higher) according to Moody's; (iv) any banker's acceptances or money market deposit accounts issued or offered by an Eligible Institution; and (v) any fund investing exclusively in investments of the types described in clauses (i) through (iv) above.

  "Material Restricted Subsidiary" means any Restricted Subsidiary which would be a "significant subsidiary" of the Company as defined in Rule 1-02 of Regulation S-X under the Securities Act.

  "Maturity" means, when used with respect to the Notes, the date on which the principal of the Notes becomes due and payable as therein provided or as provided in the Indenture, whether at Stated Maturity, the Offer Date or the redemption date and whether by declaration of acceleration, Offer in respect of Excess Proceeds, Change of Control Offer in respect of a Change of Control, call for redemption or otherwise.

  "Moody's" means Moody's Investors Service, Inc. and its successors.

  "Net Cash Proceeds" means (a) with respect to any Asset Sale by any Person, the proceeds thereof in the form of cash or Temporary Cash Investments including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Temporary Cash Investments (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) net of (i) brokerage commissions and other reasonable fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale,
(ii) provisions for all taxes payable as a result of such Asset Sale,
(iii) payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties the subject of such Asset Sale, (iv) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and (v) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers' Certificate delivered to the Trustee and (b) with respect to any issuance or sale of Indebtedness or Capital Stock, as applicable, as referred to in the "--Limitation on Restricted Payments" covenant, the "--Limitation on Indebtedness" covenant and under "--Optional Redemption," the proceeds of such issuance or sale in the form of cash or Temporary Cash Investments, net of attorney's fees, accountant's fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

  "Operating Cash Flow" means, for any period, the Consolidated Net Income
(Loss) of the Company and its Consolidated Restricted Subsidiaries for such period, plus, without duplication, (a) extraordinary net losses and net losses on sales of assets outside the ordinary course of business during such period, to the extent such losses were deducted in computing Consolidated Net Income
(Loss), plus (b) Consolidated Income Tax Expense, and any provision for taxes utilized in computing the net losses under clause (a) hereof, plus (c) Consolidated Interest Expense of the Company and its Restricted Subsidiaries for such period, plus (d) depreciation, amortization and all other non-cash charges, to the extent such depreciation, amortization and other non-cash charges were deducted in computing such Consolidated Net Income (Loss) (including amortization of goodwill and other intangibles).

  "Opinion of Counsel" means any opinion in writing signed by legal counsel, who may be an employee of or of counsel to the Company, or who may be other counsel reasonably satisfactory to the Trustee.

  "Pari Passu Indebtedness" means any Indebtedness of the Company that is pari passu in right of payment to the Notes.

  "Permitted Investment" means (i) Investments in any existing Restricted Subsidiary; (ii) Indebtedness of the Company or a Restricted Subsidiary described under clauses (v), (vi) and (vii) of the definition of "Permitted Indebtedness"; (iii) Temporary Cash Investments; (iv) Investments acquired by the Company or any Restricted Subsidiary in connection with an Asset Sale permitted under the "--Limitation on Sale of Assets" covenant to the extent such Investments are non-cash proceeds as permitted under such covenant; (v) Investments in existence on the date of the Indenture; (vi) any acquisition of equipment in the ordinary course of business; (vii) any acquisition of property and assets (other than channel rights) for a purchase price of not more than $50,000; (viii) any Investment in the Wireless Cable Business acquired in consideration for the issuance of Common Stock, or provided that no Default or Event of Default shall have occurred and be continuing and such Permitted Investment shall not be an event which is, or after notice or lapse of time or both, would be "an event of default" under the terms of any Indebtedness of the Company or its Restricted Subsidiaries, the proceeds of the issuance of Common Stock to the extent such amounts have not been previously applied to a Restricted Payment; provided further that the amount available for Investment out of such proceeds shall be reduced (but not below zero) by the quotient of (A) the Net Cash Proceeds of Indebtedness incurred by the Company or any of its Restricted Subsidiaries under clauses (xi) and (xii) of the "--Limitation on Indebtedness" covenant divided by (B) $1.50; (ix) any acquisition or lease of additional channel rights in markets listed in an annex to the Indenture or in which the Company and its Restricted Subsidiaries
(A) as of the date of the Indenture, have channel rights, whether by way of license, lease with a channel license holder, lease with a channel license applicant, lease with a qualified, non-profit educational organization that plans to apply for a channel license or option to acquire any of the foregoing or (B) as of the date of such acquisition or lease (without giving effect to such acquisition), have rights with respect to at least eight wireless cable channels, whether by way of license, lease with a channel license holder, lease with a channel license applicant, lease with a qualified, non-profit educational organization that plans to apply for a channel license or option to acquire any of the foregoing; (x) Investments consisting of any acquisition or lease of additional channel rights in one or more Wireless One Service States or any Investment by the Company or any Restricted Subsidiary of the Company in a Person engaged in the Wireless Cable Business if as a result of such Investment (A) such Person becomes a Restricted Subsidiary of the Company or (B) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary; provided that (1) there are a maximum of 250,000 households within a 35-mile radius of the licensed transmission site associated with such channel rights or such Person, as the case may be, of which at least 15% are unpassed by traditional hard-wire cable (as supported by an Officer's Certificate); (2) if such Person conducts operations

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

outside the Wireless One Service States, the Company shall deliver to the Trustee an Officer's Certificate that allocates a portion of the dollar amount of such Investment to the operations outside the Wireless One Service States and such amount shall not qualify as a Permitted Investment and (3) the aggregate amount of such cash Investments in respect of all such channel rights and all such Persons shall not exceed $20,000,000, and (xi) Investments by the Company or any Restricted Subsidiary in a joint venture which is formed to provide wireless cable television service in North Carolina in part via ITFS channels leased from community colleges in North Carolina, provided that such Investments do not in the aggregate exceed $15,000,000.

  "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

  "Preferred Stock" means, with respect to any Person, any Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Capital Stock of any other class in such Person.

  "Qualified Capital Stock" of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

  "Qualified Subordinated Indebtedness" means Subordinated Indebtedness issued to a Strategic Investor the terms of which include (i) the terms set forth in clause (x) of the definition of Permitted Indebtedness in the covenant "-- Limitation on Indebtedness", (ii) asset sale provisions and change of control provisions no more restrictive in any respect than those contained in the Indenture, (iii) optional redemption or repurchase provisions that are not effective until the day succeeding the final Maturity date of the Notes, (iv) provisions that no part of such Subordinated Indebtedness shall have any claim to the assets of the Company on a parity with or prior to the claim of the Notes, (v) provisions that unless and until the Notes have been paid in full, without the express prior written consent of the Trustee, no holder of such Subordinated Indebtedness will take, demand or receive from the Company, and the Company will not make, give or permit, directly or indirectly, by set-off, redemption, purchase or in any other manner, any payment of or security for the whole or any part of the Subordinated Indebtedness, including, without limitation, any letter of credit or similar credit support facility to support payment of such Subordinated Indebtedness and (vi) covenants from the holder of such Subordinated Indebtedness that such holder will not, without the written consent of the Trustee, (A) sell, assign or otherwise transfer its rights in respect of such Subordinated Indebtedness to any Person who does not agree to be bound by clauses (B) and (C), (B) permit any of the documentation relating to the subordination of such Subordinated Indebtedness to be amended and (C) commence, or join with any creditors other than the Trustee or the Noteholders, in commencing any bankruptcy, insolvency or similar proceeding with respect to the Company or any of its Restricted Subsidiaries.

  "Redeemable Capital Stock" means any Capital Stock that, either by its terms or by the terms of any security into which it is convertible or exchangeable or otherwise, is or upon the happening of an event or passage of time would be, required to be redeemed prior to any Stated Maturity of the principal of the Notes or is redeemable at the option of the holder thereof at any time prior to any Stated Maturity of the Notes, or is convertible into or exchangeable for debt securities at any time prior to any Stated Maturity of the Notes at the option of the holder thereof.

  "Restricted Subsidiary" means any Subsidiary other than an Unrestricted Subsidiary.

  "S&P" means Standard & Poor's Ratings Services and its successors.

  "Sale and Leaseback Transaction" means any transaction or series of related transactions pursuant to which the Company or a Restricted Subsidiary sells or transfers any property or asset in connection with the leasing, or the resale against installment payments, of such property or asset to the seller or transferor.

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

  "Securities Act" means the Securities Act of 1933, as amended, or any successor statute.

  "Stated Maturity" when used with respect to any Indebtedness or any installment of interest thereon, means the dates specified in such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest, as the case may be, is due and payable.

  "Strategic Investor" means any Person (i) engaged in the Telecommunications Business that as of the date of determination has a Total Equity Market Capitalization of at least $500,000,000 or (ii) any corporation, partnership, joint venture, limited liability company or similar entity of which a shareholder, general partner, joint venturer or member with more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by a Person that satisfies clause (i) of this definition; provided that clause (ii) of this definition may be satisfied by any group of shareholders, general partners, joint venturers or members so long as (a) each Person included in such group satisfies clause (i), (b) at least one member in such group owns or controls, directly or indirectly, 35% or more of the capital accounts, distribution rights, total equity and voting rights or general or limited partnership interests of such Strategic Investor,
(c) no more than five Persons may be included in such group and (d) the shareholders, general partners, joint ventures members to be included in such group shall act as a group and in concert.

  "Subordinated Indebtedness" means Indebtedness of the Company or any Guarantor subordinated in right of payment to the Notes or the Guarantee of such Guarantor, as the case may be.

  "Subsidiary" means any Person, a majority of the equity ownership or the Voting Stock of which is at the time owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries.

  "Telecommunications Business" means, when used in reference to any Person, that such Person, directly or indirectly, is engaged primarily in the business of (i) transmitting video, voice or data, (ii) creating, developing or packaging entertainment or communication programming, (iii) offering of private telephony services or (iv) evaluating, participating or pursuing any other activity or opportunity that is related to those identified in (i), (ii) or (iii) above.

  "Temporary Cash Investments" means (i) any evidence of Indebtedness, maturing not more than one year after the date of acquisition, issued by the United States of America, or an instrumentality or agency thereof and guaranteed fully as to principal, premium, if any, and interest by the United States of America, (ii) any certificate of deposit, maturing not more than one year after the date of acquisition, issued by, or time deposit of, a commercial banking institution that is a member of the Federal Reserve System and that has combined capital and surplus and undivided profits of not less than $500,000,000, whose debt has a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P, (iii) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of the Company) organized and existing under the laws of the United States of America with a rating, at the time as of which any investment therein is made, of "P-1" according to Moody's or "A-1" according to S&P and (iv) any money market deposit accounts issued or offered by a domestic commercial bank having capital and surplus in excess of $500,000,000; provided that the short term debt of such commercial bank has a rating at the time of Investment, of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P.

  "Total Equity Market Capitalization" of any Person means, as of any date of determination, the product of (i) the aggregate number of outstanding shares of Common Stock of such Person on such date (which shall not include any options or warrants on, or securities convertible or exchangeable into,

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

shares of Common Stock of such Person) and (ii) the average Closing Price of such Common Stock over the 20 consecutive Trading Days immediately preceding such date. If no such Closing Price exists with respect to shares of any such class, the value of such shares shall be determined by the Company's Board of Directors in good faith and evidenced by a resolution of the Board of Directors of the Company filed with the Trustee.

  "Trading Day" with respect to a securities exchange or automated quotation system means a day on which such exchange or system is open for a full day of trading.

  "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended, or any successor statute.

  "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly-acquired or newly-formed Subsidiary) to be an Unrestricted Subsidiary if all of the following conditions apply: (a) such Subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Unrestricted Subsidiary Indebtedness and (b) any Investment in such Subsidiary made as a result of designating such Subsidiary an Unrestricted Subsidiary shall not violate the provisions of the "--Limitation on Unrestricted Subsidiaries" covenant. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a board resolution giving effect to such designation and an officers' certificate certifying that such designation complies with the foregoing conditions. The Board of Directors of the Company may designate any Unrestricted Subsidiary as a Restricted Subsidiary; provided that immediately after giving effect to such designation, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the restrictions under the "-- Limitation on Indebtedness" covenant.

  "Unrestricted Subsidiary Indebtedness" of any Unrestricted Subsidiary means Indebtedness of such Unrestricted Subsidiary (i) as to which neither the Company nor any Restricted Subsidiary is directly or indirectly liable (by virtue of the Company or any such Restricted Subsidiary being the primary obligor on, guarantor of, or otherwise liable in any respect for, such Indebtedness), except Guaranteed Debt of the Company or any Restricted Subsidiary to any Affiliate, in which case (unless the incurrence of such Guaranteed Debt resulted in a Restricted Payment at the time of incurrence) the Company shall be deemed to have made a Restricted Payment equal to the principal amount of any such Indebtedness to the extent guaranteed at the time such Affiliate is designated an Unrestricted Subsidiary and (ii) which, upon the occurrence of a default with respect thereto, does not result in, or permit any holder of any Indebtedness of the Company or any Restricted Subsidiary (other than a Bank Credit Facility incurred pursuant to clause (i) of the second paragraph of the "--Limitation on Indebtedness" covenant) to declare, a default on such Indebtedness of the Company or any Restricted Subsidiary or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

  "U.S. Government Securities" means securities that are (x) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (y) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. government obligation or a specific payment of principal of or interest on any such U.S. government obligation held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. government obligation or the specific payment of principal of or interest on the U.S. government obligation evidenced by such depository receipt.

  "Voting Stock" means Capital Stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

  "Wholly Owned Restricted Subsidiary" means a Restricted Subsidiary all the Capital Stock of which is owned by the Company or another Wholly Owned Restricted Subsidiary.

  "Wireless Cable Business" means, when used in reference to any Person, that such Person, directly or indirectly, is engaged primarily in the business of
(i) transmitting video, voice or data primarily through wireless transmission facilities, (ii) utilizing wireless cable channels for any commercial purpose permitted by the FCC, (iii) creating, developing and packaging programming that may be used to satisfy educational programming requirements for ITFS channels and advertising, that, in either case, is transmitted over one or more of the Company's wireless cable channels or (iv) evaluating, participating or pursuing any other activity or opportunity that is related to those identified in (i), (ii) or (iii) above.

  "Wireless Cable Related Assets" means all assets, rights (contractual or otherwise) and properties, whether tangible or intangible, used in connection with a Wireless Cable Business, and the Voting Stock of any entity which is to become a Wholly Owned Restricted Subsidiary and is engaged exclusively in the Wireless Cable Business.

  "Wireless One Service States" means the states of Texas, Louisiana, Mississippi, Tennessee, Alabama, Georgia, Arkansas, North Carolina, Florida, South Carolina and Kentucky.

BOOK-ENTRY, DELIVERY AND FORM

  Upon issuance the Notes will be represented by a permanent global Note or Notes. Each permanent global Note will be deposited with, or on behalf of, The Depositary Trust Company (the "Depositary") and registered in the name of a nominee of the Depositary. Except under the limited circumstances described below, permanent global Notes will not be exchangeable for definitive certificated Notes.

  Ownership of beneficial interests in a permanent global Note will be limited to institutions that have accounts with the Depositary or its nominee ("participants") or persons that may hold interests through participants. In addition, ownership of beneficial interests by participants in such permanent global Note will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for such permanent global Note. Ownership of beneficial interests in such permanent global Note by persons that hold through participants will be evidenced only by, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The Depositary has no knowledge of the actual beneficial owners of the Notes. Beneficial owners will not receive written confirmation from the Depositary of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such permanent global Note.

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

  The Company has been advised by the Depositary that upon the issuance of a permanent global Note and the deposit of such permanent global Note with the Depositary, the Depositary will immediately credit, on its book-entry registration and transfer system, the respective principal amounts represented by such permanent global Note to the accounts of such participants.

  Payment of principal of, and interest on, Notes represented by a permanent global Note registered in the name of or held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner and holder of the permanent global Note representing such Notes. The Company has been advised by the Depositary that upon receipt of any payment of principal of, or interest on, a permanent global Note, the Depositary will immediately credit, on its book-entry registration and transfer system, accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such permanent global Note as shown in the records of the Depositary. Payments by participants to owners of beneficial interests in a permanent global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the sole responsibility of such participants, subject to any statutory or regulatory requirements as may be in effect from time to time.

  None of the Company, the Trustee or any other agent of the Company or the Trustee will have any responsibility or liability for any aspect of the records of the Depositary, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent global Note or for maintaining, supervising or reviewing any of the records of the Depositary, any nominee or any participant relating to such beneficial interests.

  A permanent global Note is exchangeable for definitive Notes registered in the name of, and a transfer of a permanent global Note may be registered to, any person other than the Depositary or its nominee, only if:

    (a) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such permanent global Note or if any time the Depositary ceases to be a clearing agency registered under the Exchange Act;

    (b) the Company in its sole discretion determines that such permanent global Note shall be exchangeable for definitive Notes in registered form; or

    (c) there shall have occurred and be continuing an Event of Default under the Notes.

  Any permanent global Note that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive Notes in registered form, of like tenor and of an equal aggregate principal amount as the permanent global Note, in denominations of $1,000 and integral multiples thereof. Such definitive Notes will be registered in the name or names of such persons as the Depositary shall instruct the Trustee. It is expected that such instructions may be based upon directions received by the Depositary from its participants with respect to ownership of beneficial interests in such permanent global Note. With respect to definitive Notes, any principal and interest will be payable, the transfer of the definitive Notes will be registerable and the definitive Notes will be exchangeable at the office of the Trustee in New York, New York, provided that payment of interest may be made at the option of the Company by check mailed to the address of the person entitled thereto and as shown on the register for the Notes.

  Except as provided above, owners of beneficial interests in such permanent global Note will not be entitled to receive physical delivery of Notes in definitive form and will not be considered the holders thereof for any purpose under the Indenture, and no permanent global Note shall be exchangeable except for another permanent global Note of like denomination and tenor to be registered in the name of the Depositary or its nominee. Accordingly, each person owning a beneficial interest in such permanent global Note must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder of the Notes (a "Holder") under the permanent global Note.

  The Company understands that, under existing industry practices, in the event that the Company requests any action of Holders, or an owner of a beneficial interest in such permanent global Note desires to give or take any action that a Holder is entitled to give or take under the Notes, the Depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

  The Depositary has advised the Company that the Depositary is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to the Depositary and its participants are on file with the Commission.

SAME-DAY SETTLEMENT AND PAYMENT

  Settlement for the Notes will be made in immediately available funds. So long as the Notes are represented by a permanent global Note or Notes, all payments of principal, premium, if any, and interest will be made by the Company in immediately available funds.

  Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. So long as the Notes are represented by a permanent global Note or Notes registered in the name of the Depositary or its nominee, the Notes will trade in the Depositary's Same-Day Funds Settlement System, and secondary market trading activity in the Notes will therefore be required by the Depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on the trading activity in the Notes.

                            DESCRIPTION OF WARRANTS

  The Warrants will be issued pursuant to a warrant agreement (the "Warrant Agreement") between the Company and United States Trust Company of New York, as warrant agent (the "Warrant Agent"). The following summary of certain provisions of the Warrant Agreement and the Warrants does not purport to be complete and is qualified in its entirety by reference to the Warrant Agreement and the Warrants, including the definitions therein of certain terms. As used in this Section, the term "Company" refers only to Wireless One, Inc. and not to its subsidiaries.

GENERAL

  Each Warrant, when exercised, will entitle the holder thereof to receive
     shares of Common Stock of the Company at an exercise price of $      per
share (the "Exercise Price"). The Exercise Price and the number of Warrant Shares issuable on exercise of a Warrant are both subject to adjustment in certain cases. See "--Adjustments" below. The Warrants are exercisable at any time on or after one year from the date of issuance. Unless exercised, the
Warrants will automatically expire on      , 2001 (the "Expiration Date"),
which is not subject to extension by the Company. The Company will give notice of expiration not less than 90 nor more than 120 days prior to the Expiration Date to the registered holders of the then outstanding Warrants. If the Company does not give such notice, the Warrants will still terminate and become void on the Expiration Date. The Warrants will entitle the holders thereof to purchase in the aggregate 361,540 shares of Common Stock of the Company, or approximately 2% of the outstanding Common Stock of the Company on a fully-diluted basis as of the date hereof (assuming the exercise or conversion of all outstanding securities exercisable for or convertible into Common Stock other than the exercise of employee and non-employee director options). The Company has agreed that for a period of four years commencing on the first anniversary of the date of issuance of the Warrants it will maintain the effectiveness of a registration statement with respect to the issuance of the Company's Common Stock from time to time upon exercise of the Warrants.

  The Warrants may be exercised by surrendering to the Company the Warrant certificates evidencing such Warrants, if any, with the accompanying form of election to purchase, properly completed and executed, together with payment of the Exercise Price. The Exercise Price of the Warrants will be 110% of the last reported sales price on the date a price is established for the Units. On August 1, 1996, the last reported sales price of the Common Stock on the Nasdaq National Market was $15.50 per share. Payment of the Exercise Price may be made in the form of cash or a certified or official bank check payable to the order of the Company. Upon surrender of the Warrant certificate and payment of the Exercise Price, the Warrant Agent will deliver or cause to be delivered, to or upon the written order of such holder, stock certificates representing the number of whole Warrant Shares or other securities or property to which such holder is entitled under the Warrants and Warrant Agreement, including, without limitation, any cash payable to adjust for fractional interests in Warrant Shares issuable upon such exercise. If less than all of the Warrants evidenced by a Warrant certificate are to be exercised, a new Warrant certificate will be issued for the remaining number of Warrants.

  No fractional Warrant Share will be issued upon exercise of the Warrants. If any fraction of a Warrant Share would, except for the foregoing provision, be issuable upon the exercise of any Warrants (or specified portion thereof), the Company will pay an amount in cash equal to the current market price per Warrant Share, as determined on the day immediately preceding the date the Warrant is presented for exercise, multiplied by such fraction, computed to the nearest whole cent.

  Certificates for Warrants will be issued in global form or registered form as definitive warrant certificates and no service charge will be made for registration of transfer or exchange upon surrender of any Warrant certificate at the office of the Warrant Agent maintained for that purpose. The Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration or transfer or exchange of Warrant certificates.

  The holders of the Warrants have no right to vote on matters submitted to the stockholders of the Company and have no right to receive cash dividends. The holders of the Warrants are not entitled to share in the assets of the Company in the event of the liquidation, dissolution or winding up of the Company's affairs.

ADJUSTMENTS

  The number of Warrant Shares purchasable upon the exercise of the Warrants and the Exercise Price will both be subject to adjustment in certain events including: (i) the payment by the Company of dividends (or other distributions) on the Common Stock of the Company payable in shares of such Common Stock or other shares of the Company's capital stock, (ii) subdivisions, combinations and reclassifications of the Common Stock, (iii) the issuance to all holders of the Common Stock of rights, options or warrants entitling them to subscribe for shares of the Common Stock, or of securities convertible into or exchangeable for shares of the Common Stock or additional shares of Common Stock, for a consideration per share which is less than the current market price per share (as defined in the Warrant Agreement) of the Common Stock and (iv) the distribution to all holders of the Common Stock of any of the Company's assets, debt securities or any rights or warrants to purchase securities (excluding those rights and warrants referred to in clause
(iii) above and excluding cash dividends or other cash distributions from current or retained earnings). In addition, the Exercise Price may be reduced in the event of purchase of shares of the Common Stock pursuant to a tender or exchange offer made by the Company or any subsidiary thereof at a price greater than the sale price of the Common Stock at the time such tender or exchange offer expires.

  No adjustment in the Exercise Price will be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the Exercise Price; provided, however, that any adjustment which is not made will be carried forward and taken into account in any subsequent adjustment.

  In case of certain reclassifications, redesignations, reorganizations or changes in the number of outstanding shares of Common Stock or consolidations or mergers of the Company or the sale of all or substantially all of the assets of the Company, each Warrant shall thereafter be exercisable for the right to receive the kind and amount of shares of stock or other securities or property to which such holder would have been entitled as a result of such consolidation, merger or sale had the Warrants been exercised immediately prior thereto.

RESERVATION OF SHARES

  The Company has authorized and reserved for issuance such number of shares of Common Stock as shall be issuable upon the exercise of all outstanding Warrants. Such shares of Common Stock, when paid for and issued, will be duly and validly issued, fully paid and non-assessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issue thereof.

AMENDMENT

  From time to time, the Company and the Warrant Agent, without the consent of the holders of the Warrants, may amend or supplement the Warrant Agreement for certain purposes, including, without limitation, curing defects or inconsistencies or making any change that does not adversely affect the rights of any holder. Any amendment or supplement to the Warrant Agreement that has an adverse effect on the interests of the holders of the Warrants shall require the written consent of the holders of a majority of the then outstanding Warrants. The consent of each holder of the Warrants affected shall be required for any amendment pursuant to which the Exercise Price would be increased or the number of Warrant Shares purchasable upon exercise of Warrants would be decreased (other than pursuant to adjustments provided in the Warrant Agreement).

REPORTS

  Whether or not required by the rules and regulations of the Commission, so long as any of the Warrants remain outstanding, but only to the extent it is required to send such documents to the holders of its outstanding Common Stock, the Company shall cause copies of the reports and other documents described under "Description of Notes--Certain Covenants--Provision of Financial Statements" to be filed with the Warrant Agent and mailed to the holder at their addresses appearing in the register of Warrants maintained by the Warrant Agent.

BOOK-ENTRY PROCEDURES

  The Depositary will act also as securities depository for the Warrants. On the Separation Date, one global certificate representing the entire issue of Warrants will be issued and registered in the name of Cede & Co. and such global certificate will be deposited with the Depositary or its custodian.

  Purchases of, and transfers of beneficial ownership interests in, Warrants will be effected through the Depositary system in the same manner as for the Notes, except that prior to the Separation Date, any transfer of beneficial ownership interests in a Note will also constitute transfer of the beneficial ownership interests in the related Warrants. See "Description of Notes--Book-Entry, Delivery and Form." Beneficial owners will not receive certificates representing their ownership interests in Warrants except in the event that use of the book-entry system for the Warrants is discontinued. The Depositary has no knowledge of the actual beneficial owners of the Warrants; the Depositary's records reflect only the identity of the participants to whose accounts such Warrants are credited, which may or may not be the beneficial owners. Participants in the Depositary's system will remain responsible for keeping account of their holdings on behalf of their customers.

  Because the Depositary can act only on behalf of direct participants, who in turn act on behalf of indirect participants, the ability of a holder of Warrants to pledge Warrants to persons or entities that do not participate in the Depositary's system, or otherwise to act with respect to such Warrants may be limited due to the lack of a physical certificate for such Warrants.

  Conveyance of notices and other communications by the Depositary to participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Neither the Depositary nor Cede & Co. will consent or vote with respect to any Warrants. Under its usual procedures, the Depositary mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those participants to whose accounts the Warrants are credited on the record date (identified in a listing attached to the Omnibus Proxy).

  In order to exercise a Warrant, the beneficial owner of the Warrant shall give notice to elect to exercise such Warrant, through its direct or indirect participant, to the Warrant Agent, and shall effect delivery of the Warrant certificate evidencing such Warrant by causing the direct participant to transfer its interest in such Warrant on the Depositary's records, to the Warrant Agent. The requirement for physical delivery of Warrant certificates in connection with an exercise request will be deemed satisfied when the ownership rights in the Warrants are transferred by direct participants on the Depositary's records.

  The Depositary may discontinue providing its services as securities depository with respect to the Warrants at any time by giving reasonable notice to the Company. The Company may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor securities depository). Under such circumstances, in the event that a successor securities depository is not obtained, or if the Depository (or its successor) ceases to be a clearing agency registered under the Exchange Act, Warrant certificates will be printed and delivered.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of (i) 50,000,000 shares of Common Stock and (ii) 10,000,000 shares of Preferred Stock, $.01 par value (the "Preferred Stock").

  The statements under this caption are brief summaries, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the more complete descriptions contained in the Certificate of Incorporation and By-laws which are filed as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

  Holders of Common Stock are entitled to one vote per share on all matters on which the holders of Common Stock are entitled to vote and do not have any cumulative voting rights. Subject to the prior rights of the holders of any Preferred Stock, holders of Common Stock are entitled to receive such dividends as may from time to time be declared by the Board of Directors of the Company out of funds legally available therefor. Holders of Common Stock have no preemptive, conversion, redemption or sinking fund rights. In the event of a liquidation, dissolution or winding-up of the Company, holders of Common Stock are entitled to share ratably in the assets of the Company which are legally available for distribution, if any, remaining after the payment of all debts and liabilities of the Company and the liquidation preference of any outstanding series of Preferred Stock. The outstanding shares of Common Stock are validly issued, fully-paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to any class or series of Preferred Stock which the Company may issue in the future.

  The Common Stock is quoted and traded on the Nasdaq National Market under the symbol "WIRL." The transfer agent and registrar for the Common Stock is First Chicago Trust Company of New York.

PREFERRED STOCK

  The Board of Directors is authorized to issue Preferred Stock in classes or series and to fix the designations, preferences, qualifications, limitations, or restrictions of any class or series with respect to the rate and nature of dividends, the price and terms and conditions on which shares may be redeemed, the amount payable in the event of voluntary or involuntary liquidation, the terms and conditions for conversion or exchange into any other class or series of stock, voting rights and other terms.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

  Under the Certificate of Incorporation, there are approximately 33 million shares of Common Stock and 10 million shares of Preferred Stock available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions.

  One of the effects of the existence of unissued and unreserved Common Stock and Preferred Stock may be to enable the Board of Directors to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of the Company's management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of the Company.

  The Board of Directors is authorized without any further action by the stockholders to determine the rights, preferences, privileges and restrictions of the unissued Preferred Stock. The purpose of authorizing the Board of Directors to determine such rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The Board of Directors may issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock, and which could, among other things, have the effect of delaying, deterring or preventing a change in control of the Company.

  The Company does not currently have any plans to issue additional shares of Common Stock or Preferred Stock other than shares of Common Stock which may be issued in connection with the TruVision Transaction or upon the exercise of the GKM Warrants, the Warrants or options which have been granted or which may be granted in the future to the Company's employees or directors. See "Underwriting."

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS

  The Certificate of Incorporation provides that the Company shall indemnify each officer and director of the Company to the fullest extent permitted by applicable law, except as may be otherwise provided in the By-laws. In furtherance thereof, the Board of Directors is expressly authorized to amend the By-laws to give full effect to any changes in applicable law, notwithstanding possible self-interest of the directors in the action being taken. The Certificate of Incorporation also provides that, to the fullest extent permitted by the DGCL, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the Company or its stockholders. Such limitation does not affect the liability of a director (i) for any transaction from which the director derives an improper personal benefit, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for improper payment of dividends or redemption of shares or (iv) for any breach of a director's duty of loyalty to the Company or its stockholders.

  As described below, the Certificate of Incorporation and By-laws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Company's Board of Directors and which may have the effect of delaying, deterring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the Company's Board of Directors. Such provisions may also render the removal of the directors and management more difficult.

  Pursuant to the Certificate of Incorporation, the Board of Directors of the Company is divided into three classes serving staggered three-year terms. Directors can be removed from office only for cause and only by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class. Vacancies on the Board of Directors may only be filled by the affirmative vote of the majority of the remaining directors or by a sole remaining director and not by the stockholders, except that in the case of newly created directorships, if the remaining directors fail to fill any such vacancy, the stockholders may do so at the next annual or special meeting called for the purpose of election of directors.

  The By-laws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors and with regard to certain matters to be brought before an annual meeting of stockholders of the Company. In general, notice must be received by the Company not less than 130 days prior to the meeting and must contain certain specified information concerning the person to be nominated or the matter to be brought before the meeting and concerning the stockholder submitting the proposal.

  Special meetings of stockholders may be called only by the Chairman of the Board, the President of the Company or the Board of Directors. The Certificate of Incorporation provides that stockholders may act only at an annual or special meeting and stockholders may not act by written consent. The

Certificate of Incorporation provides that the affirmative vote of the holders of at least 80% of the total votes eligible to be cast in the election of directors is required to amend, alter, change or repeal certain provisions of the Certificate of Incorporation. This requirement of a super-majority vote to approve amendments to the Certificate of Incorporation could enable a minority of the Company's stockholders to exercise veto powers over such amendments.

REGISTRATION RIGHTS

  In connection with the Unit Offering, the Company has agreed that for a period of four years from the first anniversary of the date of the Unit Offering, it will maintain the effectiveness of a registration statement with respect to the issuance of the Common Stock from time to time upon exercise of the Warrants. See "Description of Warrants."

  In connection with the Heartland Transaction, the Company, Heartland, the contributing Heartland subsidiaries and the former stockholder of Old Wireless One entered into the Initial Registration Agreement. The Initial Registration Agreement was amended and restated in connection with the execution of the TruVision Merger Agreement, with the Former TruVision Stockholders becoming parties thereto. Under the New Registration Agreement, at any time after October 24, 1997, any of (a) the holders of a majority of the Common Stock issued to the former stockholders of Old Wireless One (other than CMCC and Baseball Partners) in the Heartland Transaction, (b) the holders of a majority of the Common Stock issued to Heartland and/or certain of Heartland's subsidiaries in the Heartland Transaction, (c) the holders of a majority of the Common Stock issued to the Former TruVision Stockholders (other than CVCA) in the TruVision Transaction, and/or (d) the holders of a majority of the Common Stock issued to CMCC and Baseball Partners in the Heartland Transaction or issued to CVCA in the TruVision Transaction, shall each have the right, subject to certain conditions, to require the Company to register any or all of such Common Stock under the Securities Act on Form S-1 on three occasions at the Company's expense and on Form S-2 or S-3 on an additional three occasions at the Company's expense. The holders of any such shares of Common Stock are also entitled to request the inclusion of any Common Stock subject to the Registration Agreement in any registration statement at the Company's expense whenever the Company proposes to register any of its securities under the Securities Act, subject to certain conditions. After October 24, 1996, the holders of a majority of the shares of Common Stock granted to VCI in satisfaction of the Phase II Payment shall be entitled to request registration of such shares under the Securities Act.

DELAWARE ANTI-TAKEOVER LAW

  The Company is subject to the "business combination" statute of the DGCL. In general, such statute prohibits a publicly held Delaware corporation from engaging in various "business combination" transactions with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless (i) the transaction is approved by the board of directors of the corporation prior to the date the interested stockholder obtained such status, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to a stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or, within three years, did own) 15% or more of the corporation's voting stock. The statute could prohibit or delay the accomplishment of a merger or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company. Because CMCC, CVCA, Baseball Partners and Heartland acquired their shares in a transaction approved by the Board for purposes of the "business combination" statute, CMCC, CVCA, Baseball Partners and Heartland are not subject to the restrictions of such statute.

                      SHARES ELIGIBLE FOR FUTURE SALE

  The Company has a total of 17,052,085 shares of Common Stock outstanding (assuming the exercise of the Old Warrants, GKM Warrants, the Warrants, and certain management and employee options). Of these shares, 3,498,752 shares are freely transferable by persons other than affiliates of the Company without restriction or registration under the Securities Act. All of the remaining 13,553,333 shares are "restricted securities" as that term is defined by Rule 144 promulgated under the Securities Act and may not be sold other than pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from such registration requirement. None of the remaining 13,553,333 shares of Common Stock will be eligible for sale under Rule 144 until October 1997. However, all of the 13,553,333 shares will be subject to demand and piggyback registration rights. See "Description of Capital Stock--Registration Rights." Sales of restricted securities under Rule 144 following such two-year period will be subject to the conditions of Rule
144. The Company has agreed not to issue any securities or file a registration statement under the Securities Act, subject to certain exceptions, for a period of 180 days following the date of the prospectus relating to this Offering without the prior written consent of the Underwriters.

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including any person who may be deemed to be an "affiliate" of the Company, is entitled to sell within any three month period "restricted" shares beneficially owned by him or her in an amount that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock or
(ii) the average weekly trading volume in shares of Common Stock during the four calendar weeks preceding such sale, provided that at least two years have elapsed since such shares were acquired from the Company or an affiliate of the Company. Sales are also subject to certain requirements as to the manner of sale, notice and the availability of current public information regarding the Company. However, a person who has not been an affiliate of the Company at any time within three months prior to the sale is entitled to sell his or her shares without regard to the volume limitations or other requirements of Rule 144, provided that at least three years have elapsed since such shares were acquired from the Company or an affiliate of the Company.

                    UNITED STATES FEDERAL INCOME TAX MATTERS

  Kirkland & Ellis, special tax counsel to the Company, is of the opinion that the following summary describes the principal United States Federal income tax consequences of the purchase, ownership and disposition of Notes and Warrants as of the date hereof. Except where noted, it deals only with Notes and Warrants held as capital assets by holders that are United States Persons (as defined below) and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, life insurance companies, persons holding Notes and Warrants as a part of a hedging or conversion transaction or a straddle or holders whose functional currency is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended to the date hereof (the "Code") and regulations, administrative pronouncements, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in U.S. Federal income tax consequences different from those discussed below. In particular, the discussion below is based upon Treasury regulations issued under section 1273 and related sections of the Code relating to "original issue discount" ("OID") (the "OID Regulations").

  The opinion described above is based in reliance on various representations of the Company including the following:

  1. Based on all facts and circumstances as of the issue date, it is significantly more likely that payments will be made according to the Notes' stated payment schedule than that the Notes will be redeemed before their scheduled maturity.

  2. The interest that accrues and is payable semi-annually on the Notes beginning on February 1, 2002 will be computed at a rate that is approximately equal to, but does not exceed, the overall yield on the Notes (determined by assuming that the Notes remain outstanding until their final maturity date).

  3. The redemption price of the Notes on each optional redemption date will be equal to or greater than the sum of (i) the adjusted issue price (as defined in Section 1272(a)(4) of the Code) of the Notes at the start of the accrual period in which such optional redemption date occurs plus (ii) the original issue discount (as defined in Section 1273 of the Code) that has accrued on the Notes from the beginning of such accrual period through such optional redemption date.

  4. During the term of the Notes, the Company will not pay or incur interest in any taxable year in excess of $5,000,000 that is attributable to an obligation evidenced by a bond, debenture, note, certificate or other evidence of indebtedness ("Debt") issued to provide direct or indirect consideration for the acquisition (an "Acquisition") of (A) stock in another corporation (an "acquired corporation") or (B) assets of another corporation (an "acquired corporation") pursuant to a plan under which at least two-thirds (in value) of all the assets (excluding money) used in trades and business carried on by such corporation are acquired. For this purpose, Debt issued to provide consideration for an Acquisition includes (without limitation):

    (i) Debt issued directly in exchange for the acquired corporation's stock or assets;

    (ii) Debt issued to raise the money necessary to purchase the acquired corporation's stock or assets, including, without limitation, where the Company, when it issued the Debt, anticipated the Acquisition and the Debt would not have been issued if the Company had not so anticipated such Acquisition; and

    (iii) Debt issued to replace the Company working capital spent to acquire the acquired corporation where the Company, when it used working capital to purchase the acquired corporation, foresaw or reasonably should have foreseen that it would be required to issue the Debt, which it would not otherwise have been required to issue if the Acquisition had not occurred, in order to meet its future economic needs.

  PERSONS CONSIDERING THE PURCHASE, OWNERSHIP OR DISPOSITION OF NOTES AND WARRANTS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

  As used herein, a "United States Person" means an individual that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

THE UNITS

  Each Unit is comprised of $1,000 principal amount at maturity of Note and
     Warrants to purchase an equal number of shares of Common Stock. Consequently, the issue price of a Unit must be allocated between the Notes and the Warrants. Under the OID Regulations, the "issue price" of the Notes is the first price at which a substantial amount of the Units is sold for money, excluding sales to underwriters, placement agents or wholesalers, less the amount allocable to the Warrants (based on the relationship of the fair market value of each of the Notes and the Warrants to the fair market value of the Notes and the Warrants taken together as a Unit).
The Company will allocate $    to each $1,000 principal amount at maturity of
Notes and $    to each Warrant. The Company's allocations reflect its judgment as to the relative values of those instruments at the time of issuance, but is not binding on the Internal Revenue Service (the "IRS").

  The Company's allocation of the issue price of the Units will be binding on holders of the instruments, unless a holder discloses the use of a different allocation on its U.S. Federal income tax return for the year including the acquisition date of such Unit. If a holder acquires a Unit at a price different from that on which the Company's allocation is based, such holder may be treated as having acquired its Notes for an amount greater or less than the amount allocated to such Notes by the Company as set forth above, thereby resulting in "acquisition premium" or "market discount," as defined below. Holders considering the use of an issue price allocation different from that used by the Company should consult their tax advisors as to the consequences thereof.

THE NOTES

 Payments of Interest--Original Issue Discount

  The Notes will be issued with original issue discount ("OID") equal to the difference between their issue price and their stated redemption price at maturity. The "stated redemption price at maturity" of the Notes will equal the sum of all payments required under the Notes other than payments of qualified stated interest. To have "qualified stated interest," a debt instrument must, among other requirements, have interest that is unconditionally payable at least annually during the entire term of the debt instrument. Because the Notes will not pay interest until February 1, 2002, none of the interest on the Notes will be qualified stated interest. As a result, all payments made under the Notes will be treated as part of the stated redemption price at maturity. Accordingly, the interest on the Notes will be taxable to holders in advance of receipt regardless of a holder's method of accounting, in accordance with the OID rules described below. The aggregate OID on a Note will equal the difference between the sum of all payments required under the Note and the issue price of the Note.

  A holder of Notes will be required to include OID in income for U.S. Federal income tax purposes as it accrues. OID will accrue daily in accordance with a constant yield method based on a compounding of interest. Under this method, holders of the Notes will be required to include in income increasingly greater amounts of OID in successive accrual periods. The accrual period for Notes may be of any length and may vary in length over the term of the Notes, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. OID allocable to any accrual period will equal the product of the adjusted issue price of the Notes as of the beginning of such period and the Notes' yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period). OID allocable to a final accrual period is the difference between the amount payable at maturity and the adjusted issue price at the beginning of the final accrual period. The "adjusted issue price" of the Notes as of the beginning of any accrual period will equal the issue price of the Notes increased by OID previously includable in income and decreased by any payments under the Notes (other than qualified stated interest). The "yield to maturity" is the discount rate that, when used in computing the present value of all principal and interest payments to be made under a Note, produces an amount equal to its issue price. The initial accrual period of a Note is the short period beginning on the issue date and ending on the day before the first day of the first full accrual period. The amount of OID attributable to such initial accrual period may be computed under any reasonable method.

  The Company is required to furnish certain information to the IRS, and will furnish annually to record holders of Notes, information with respect to interest and OID accruing during the calendar year. The OID information will be based upon the adjusted issue price of the debt instrument as if the holder were the original holder of the debt instrument. Subsequent holders who purchase Notes for an amount other than the adjusted issue price and/or on a date other than the last day of an accrual period will be required to determine for themselves the amount of OID, if any, they are required to include in gross income for U.S. Federal income tax purposes.

 Applicable High Yield Discount Rules

  If the yield to maturity on the Notes equals or exceeds the sum of (x) the "applicable federal rate" (as determined under Section 1274(d) of the Code) in effect for the month in which the Notes are issued (the "AFR") and (y) 5%, the Notes will be considered "applicable high yield discount obligations" under
Section 163(i) of the Code. Consequently, the Company will not be allowed to take a deduction for interest (including OID) accrued on the Notes for U.S. Federal income tax purposes until such time as the Company actually pays such interest (including OID) in cash or in other property (other than stock or debt of the Company or a person deemed to be related to the Company under Section 453(f)(1) of the Code).

  Moreover, if the yield to maturity on the Notes exceeds the sum of (x) the AFR and (y) 6% (such excess shall be referred to hereinafter as the "Disqualified Yield"), the deduction for interest (including OID) accrued on the Notes will be permanently disallowed (regardless of whether the Company actually pays such interest or OID in cash or in other property) for U.S. Federal income tax purposes to the extent such interest or OID is attributable to the Disqualified Yield on the Notes ("Dividend-Equivalent Interest"). For purposes of the dividends-received deduction, such Dividend-Equivalent Interest will be treated as a dividend to the extent it is deemed to have been paid out of the Company's current or accumulated earnings and profits. Accordingly, a corporate holder of a Note may be entitled to take a dividends-received deduction with respect to any Dividend-Equivalent Interest received by such corporate holder on such Note.

 Market Discount; Acquisition Premium

  If a holder purchases Notes for an amount that is less than the revised issue price (which generally approximates adjusted issue price) of such Notes, the amount of the difference will be treated as "market discount" for U.S. Federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, a holder will be required to treat any principal payment on, or any amount received on the sale, exchange, retirement or other disposition of, Notes as ordinary income to the extent of any market discount which has not previously been included in income and is treated as having accrued on such Notes by the time of such payment or disposition. If a holder makes a gift of a Note, accrued market discount, if any, will be recognized as if such holder had sold such Note for a price equal to its fair market value. In addition, the holder may be required to defer, until the maturity of the Notes or their earlier disposition in a taxable transaction, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Notes.

  Any market discount will be considered to accrue on a straight-line basis during the period from the date of acquisition to the maturity date of the Notes, unless the holder elects to accrue market discount under a constant interest method. A holder of Notes may elect to include market discount in income currently as it accrues (under either a straight-line or constant interest method), in which case the rules described above regarding the deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

  A holder that purchases Notes for an amount that is greater than the adjusted issue price of such Notes but equal to or less than the sum of all amounts payable on such Notes after the purchase date will be considered to have purchased such Notes at an "acquisition premium." Under the acquisition premium rules, the amount of OID which such holder must include in its gross income with respect to such Notes for any taxable year will be reduced by the portion of such acquisition premium properly allocable to such year.

 Sale, Exchange, Retirement or other Disposition of Notes

  Upon the sale, exchange, retirement or other disposition of Notes, a holder will generally recognize gain or loss equal to the difference between the amount realized upon such sale, exchange, retirement or other disposition and such holder's adjusted tax basis in the Note.

  A holder's adjusted tax basis in a Note will equal such holder's initial tax basis in the Note, increased by the amounts of any OID or market discount previously included in income by the holder with respect to such Note and reduced by the amounts of any payments on the Note received by such holder.

  Except with respect to market discount and payments for accrued interest not previously included in income, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the Notes have been held for more than one year as of the date of such sale, exchange, retirement or other disposition. Under current law, the excess of net long-term capital gains over net short-term capital losses is taxed at a lower rate than ordinary income for certain non-corporate taxpayers. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitation on the deductibility of capital losses.

THE WARRANTS

  Upon the exercise of a Warrant, a holder will not recognize gain or loss (except to the extent of cash, if any, received in lieu of the issuance of fractional shares of Common Stock) and will have a tax basis in the Common Stock equal to such holder's tax basis in the Warrant (which, in the case of an initial holder, will equal the portion of the issue price of the Unit allocable to the Warrant, as described above) plus the exercise price of the Warrant. The holding period of such Common Stock will commence on the day after the date of exercise of the Warrant. If any cash is received in lieu of the issuance of fractional shares of Common Stock, the holder will recognize gain or loss, the amount and character of which generally will be determined as if the holder had received such fractional shares and then immediately sold them for cash. Similarly, upon the sale of Common Stock received upon exercise of a Warrant, a holder will recognize capital gain or loss equal to the difference between the amount realized upon the sale and the holder's tax basis in the Common Stock. Such capital gain or loss will be long-term if, at the time of sale or exchange, the Common Stock was held for more than one year. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP OF THE COMMON STOCK.

  If a Warrant expires unexercised, a holder will have a capital loss equal to its tax basis in the Warrant. Such capital loss will be long-term capital loss if, at the time of expiration, the Warrant was held for more than one year. Upon the sale or exchange of a Warrant, a holder will recognize capital gain or loss equal to the difference between the amount realized upon the sale or exchange and the holder's tax basis in the Warrant. Such capital gain or loss will be long-term if, at the time of sale or exchange, the Warrant was held for more than one year. It is unclear whether the repurchase of a Warrant by the Company would be treated as a sale or exchange. If it were not so treated, any gain or loss to a holder on such repurchase could be ordinary income or loss. Adjustments to the exercise price or conversion ratio of the Warrant, or the failure to make adjustments, may result in the receipt of taxable constructive dividends by the holder.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  In general, information reporting requirements will apply to accruals of interest and OID on the Notes and to the proceeds of a disposition of a Note, other than a disposition by certain exempt recipients (including, among others, corporations). Certain noncorporate holders may be subject to backup withholding at a rate of 31% on payments of principal and interest (including
OID) and premium on, and the proceeds of disposition of, a Note. Backup withholding will apply only if the holder: (i) fails to furnish its Taxpayer Identification Number ("TIN") which, for an individual, would be his or her Social Security number; (ii) furnishes an incorrect TIN; (iii) is notified by the IRS that he or she has failed to properly report payments of interest and dividends; or (iv) under certain circumstances, fails to certify, under penalty of perjury, that he or she has furnished a correct TIN and has not been notified by the IRS that he or she is subject to backup withholding for failure to report interest and dividend payments. Holders of the Notes should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

  The amount of any backup withholding from a payment for a holder of a Note will be allowed as a credit against the holder's U.S. Federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

OTHER TAX CONSEQUENCES

  In addition to the U.S. Federal income tax considerations described above, prospective purchasers of the Notes and Warrants should consider potential state and local income, franchise, personal property and other taxation in any state or locality and the tax effect of ownership, sale, exchange, retirement or disposition of Notes and Warrants in any state or locality. Prospective purchasers of Notes and Warrants are advised to consult their own tax advisors with respect to any state and local income, franchise, personal property and other tax consequences arising out of their ownership of Notes and Warrants.

  THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE PURCHASER OF NOTES AND WARRANTS SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE NOTES AND WARRANTS, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME TAX LAWS AND ANY RECENT OR PROSPECTIVE CHANGES IN APPLICABLE TAX LAWS.

                                  UNDERWRITING

  Subject to the terms and conditions set forth in the Underwriting Agreement (the "Underwriting Agreement") among the Company and the Underwriters, the Company has agreed to sell to the Underwriters, and the Underwriters have severally agreed to purchase from the Company, the following respective amounts of the Units:

                                                                      NUMBER OF
        UNDERWRITERS                                                    UNITS
        ------------                                                  ---------
Chase Securities Inc.................................................
BT Securities Corporation............................................
Gerard Klauer Mattison & Co., LLC....................................
Prudential Securities Incorporated...................................
                                                                        ----
  Total..............................................................
                                                                        ====

  In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Units offered hereby if any of the Units are purchased. The Company has been advised by the Underwriters that the Underwriters propose to offer the Units to the public initially at the public offering price set forth on the cover page of this Prospectus, and to certain dealers initially at such price less a discount not
in excess of   per Unit. The Underwriters may allow, and such dealers may
reallow, a concession to certain other dealers not in excess of   per Unit.
After the initial public offering, the Underwriters may change the public offering price, the discount and the concession.

  The Units comprise new issues of securities with no established trading market. The Company had been advised by the Underwriters that the Underwriters intend to make a market in the Units, as permitted by applicable laws and regulations. No assurance can be given, however, that the Underwriters will make a market in the Units, or as to the liquidity of, or the trading market for, the Units.

  There is no public market for the Units, the Notes or the Warrants and the Company does not intend to apply for listing of the Units, the Notes or the Warrants on any national securities exchange or for quotation through the Nasdaq National Market. The Company has been advised by the Underwriters that, following the completion of the offering of the Units, the Underwriters presently intend to make a market in the Units, the Notes and the Warrants. However, they are under no obligation to do so and may discontinue any market making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the Units, the Notes or the Warrants or that an active public market will develop or, if developed, will continue. If an active public market does not develop or is not maintained, the market price and liquidity of the Units, the Notes and the Warrants may be adversely affected.

  The Company has agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act, and to contribute to payments which the Underwriters might be required to make in respect thereof.

  CMCC and CVCA, each affiliates of CSI and each other, own on a fully diluted basis approximately 10.7% and 8.5%, respectively, of the Company's outstanding Common Stock upon completion of the TruVision Transaction. In addition, Baseball Partners, which is also affiliated with each of CMCC, CVCA and CSI, owns, on a fully diluted basis, approximately 2.1% of the Company's Common Stock outstanding upon completion of the Offerings, which will be voted by CVCA pursuant to a proxy. See "Principal Stockholders." In addition, CVCA provided the Interim Facility to TruVision and will be repaid by the Company from the proceeds of the Offering. See "Use of Proceeds." Mr. Arnold L. Chavkin is a Director of the Company and a General Partner of CCP. Pursuant to the New Stockholders Agreement, CMCC, CVCA and Baseball Partners have the right to designate up to two of the nine directors of the Company. See "Management."

  In connection with the Heartland Transaction, the Company sold to GKM for nominal consideration warrants to purchase from the Company 300,000 shares of Common Stock ("GKM Warrants"). The GKM Warrants are initially exercisable at a price per share of $12.60 (120% of the initial public offering price in the initial public offering of the Common Stock) for a period of four years commencing on October 18, 1996. The GKM Warrants grant to the holders thereof certain anti-dilution rights and rights with respect to the registration of the securities issuable upon exercise of the GKM Warrants. "Description of Capital Stock--Registration Rights." GKM has also provided certain financial advisory services to Heartland and the Company in connection with the Heartland Transaction for which GKM received a fee.

  BTSC, GKM and Prudential have, from time to time, provided investment banking services to the Company, such as in connection with the Old Offerings (in the case of each of BTSC, GKM, and Prudential) and the Heartland Transaction (in the case of GKM) and have received customary fees in connection therewith. GKM also has a right of first refusal to be a managing underwriter in future equity and debt transactions of the Company. In connection with the TruVision Transaction, GKM delivered a fairness opinion and received customary compensation in connection therewith. BTSC acted as solicitation agent in connection with the receipt of consent from the holders of Existing Notes to amend the Old Indenture and received customary compensation in connection therewith.

  Under Conduct Rule 2720 ("Rule 2720") of the National Association of Securities Dealers, Inc. (the "NASD"), when an NASD member, such as CSI, participates in the distribution of a public offering of the securities of an affiliate of such member, such offering must be conducted in accordance with the applicable provisions of Rule 2720. Accordingly, by virtue of CSI's participation in the offering of the Notes and Chase's ownership interest in the Company, the offering of the Notes will be conducted in accordance with the applicable provisions of Rule 2720. Accordingly, Prudential has agreed to act as a qualified independent underwriter for the Offering. In the Offering, the Underwriters will not confirm sales to any account over which they exercise discretionary authority without the prior specific written approval of the customer.

  This Prospectus has been prepared for use by the Underwriters and may be used by CSI in connection with offers and sales related to secondary market transactions in the Units, the Notes and the Warrants. CSI may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale. No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or CSI. This Prospectus does not constitute an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

                                 LEGAL MATTERS

  The legality of the Units, the Notes and the Warrants offered hereby will be passed upon for the Company by Kirkland & Ellis (a partnership which includes professional corporations), New York, New York. Certain FCC regulatory matters relating to this offering will be passed upon for the Company by Gardner, Carton & Douglas, Washington, D.C., as special telecommunications counsel. Certain legal matters relating to the Offering will be passed upon for the Underwriters by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York and by Rini, Coran & Lancellotta, P.C., Washington, D.C., as special telecommunications counsel.

                                    EXPERTS

  The consolidated financial statements of Wireless One, Inc. and subsidiaries as of December 31, 1994 and 1995 and for the period from February 4, 1993 (inception) through December 31, 1993 and the years ended December 31, 1994 and 1995 and the financial statements of Heartland Division as of December 31, 1993 and 1994 and for the years ended December 31, 1992 and 1993, the period from January 1, 1994 to August 18, 1994 and the period from August 19, 1994 to December 31, 1994 have been included herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing herein and in the Registration Statement and upon the authority of said firm as experts in accounting and auditing.

  The report of KPMG Peat Marwick LLP covering the financial statements of Heartland Division contains an explanatory paragraph that refers to a business combination in 1994 accounted for as a purchase involving assets comprising a portion of Heartland Division. As a result of the acquisition, financial information of Heartland Division for periods after August 18, 1994 is presented on a different cost basis than that for periods before August 18, 1994 and, therefore, such information is not comparable.

  The audited financial statements of TruVision Wireless, Inc., Madison Communications, Inc. and Beasley Communications, Inc., and BarTel, Inc. included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are included herein in reliance upon the authority of such firm in giving such reports.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected by anyone without charge at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. A Registration Statement on Form S-1 under the Securities Act, including amendments thereto, relating to the Units, the Notes and the Warrants offered hereby has been filed by the Company with the Commission. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Units, the Notes and the Warrants offered hereby, reference is made to such Registration Statement and exhibits and schedules filed as a part thereof. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Additionally, the Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. The Company's Common Stock is quoted on the Nasdaq National Market, and such reports, proxy statements and other information regarding the Company can be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

  Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, but such statements are complete in all material respects for the purposes herein made. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

  The Company will be required by the Indenture to furnish holders of the Notes and the Warrants with annual reports containing audited consolidated financial statements certified by independent public accountants and quarterly reports containing unaudited consolidated financial data for the first three quarters of each fiscal year following the end of each such quarter.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
WIRELESS ONE, INC.
  Independent Auditors' Report............................................  F-3
  Consolidated Balance Sheets as of December 31, 1994 and 1995 and March
   31, 1996 (unaudited)...................................................  F-4
  Consolidated Statements of Operations for the period from February 4,
   1993 (inception)
   to December 31, 1993, the years ended December 31, 1994 and 1995 and the three months ended March 31, 1995 and 1996 (unaudited).............  F-5
  Consolidated Statements of Stockholders' Equity for the period from
   February 4, 1993 (inception) to December 31, 1993, the years ended
   December 31, 1994 and 1995 and the three months ended March 31, 1996
   (unaudited)............................................................  F-6
  Consolidated Statements of Cash Flows for the period from February 4,
   1993 (inception) to December 31, 1993, the years ended December 31,
   1994, and 1995 and the three months ended March 31, 1995 and 1996
   (unaudited)............................................................  F-7
  Notes to Consolidated Financial Statements..............................  F-8
HEARTLAND DIVISION
  Independent Auditors' Report............................................ F-19
  Balance Sheets as of December 31, 1993 and 1994 and September 30, 1995
   (unaudited)............................................................ F-20
  Statements of Operations and Division Equity for the years ended
   December 31, 1992 and 1993, the period from January 1, 1994 to August
   18, 1994, the period August 19, 1994 to September 30, 1994 (unaudited), and the period from August 19, 1994 to December 31, 1994 and the nine months ended September 30, 1995 (unaudited)............................ F-21
  Statements of Cash Flows for the years ended December 31, 1992 and 1993, the period from January 1, 1994 to August 18, 1994, the period August
   19, 1994 to September 30, 1994 (unaudited), and the period from August
   19, 1994 to December 31, 1994 and the nine months ended September 30,
   1995 (unaudited)....................................................... F-22
  Notes to Financial Statements........................................... F-23
TRUVISION WIRELESS, INC.
  Report of Independent Public Accountants................................ F-27
  Balance Sheets as of December 31, 1994 and 1995 and unaudited March 31,
   1996................................................................... F-28
  Statements of Operations for the periods from Inception (November 2,
   1993) to
   December 31, 1993, January 1, 1994 through August 24, 1994 and August
   25, 1994 through December 31, 1994 and for the year ended December 31,
   1995 and unaudited for the three months ended March 31, 1995 and 1996.. F-29
  Statements of Partners' Capital for the periods from Inception (November
   2, 1993)
   to December 31, 1993 and January 1, 1994 through August 24, 1994....... F-30
  Statements of Changes in Stockholders' Equity for the period from August
   25, 1994 through December 31, 1994 and for the year ended December 31,
   1995 and unaudited for the three months ended March 31, 1996........... F-31
  Statements of Cash Flows for the periods from Inception (November 2,
   1993) to December 31, 1993, January 1, 1994 through August 24, 1994, and August 25, 1994 through December 31, 1994 and for the year ended
   December 31, 1995 and unaudited for the three months ended March 31,
   1995 and 1996.......................................................... F-32
  Notes to Financial Statements........................................... F-33

                                                                           PAGE
                                                                           ----
MADISON COMMUNICATIONS, INC. AND BEASLEY COMMUNICATIONS, INC.
  Report of Independent Public Accountants................................ F-43
  Combined Balance Sheets as of December 31, 1994 and 1995 and unaudited
   March 31, 1996......................................................... F-44
  Combined Statements of Operations and Accumulated Deficit for the years ended
   December 31, 1993, 1994 and 1995 and unaudited for the three months ended March 31, 1995 and 1996.......................................... F-45
  Combined Statements of Cash Flows for the years ended December 31, 1993,
   1994
   and 1995 and unaudited for the three months ended March 31, 1995 and
   1996................................................................... F-46
  Notes to Combined Financial Statements.................................. F-47
BARTEL, INC.
  Report of Independent Public Accountants................................ F-51
  Balance Sheet as of December 31, 1995................................... F-52
  Statement of Income and Retained Earnings for the year ended December
   31, 1995............................................................... F-53
  Statement of Cash Flows for the year ended December 31, 1995............ F-54
  Notes to Financial Statements........................................... F-55

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Wireless One, Inc.:

  We have audited the accompanying consolidated balance sheets of Wireless One, Inc. and subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from February 4, 1993 (inception) through December 31, 1993 and the years ended December 31, 1994 and 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wireless One, Inc. and subsidiaries as of December 31, 1994 and 1995, and the results of their operations and their cash flows for the period from February 4, 1993 (inception) through December 31, 1993 and the years ended December 31, 1994 and 1995, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

New Orleans, Louisiana
March 22, 1996

                               WIRELESS ONE, INC.

                          CONSOLIDATED BALANCE SHEETS

                                              DECEMBER 31,
                                         ------------------------   MARCH 31,
                                            1994         1995          1996
                                         ----------  ------------  ------------
                                                                   (UNAUDITED)
                ASSETS
Current assets:
  Cash and cash equivalents............  $   24,481  $110,380,329  $ 98,964,157
  Marketable investment securities--
   restricted
   (note 3)............................         --     17,637,839    17,735,150
  Subscriber receivables, less
   allowance for doubtful accounts of
   $4,000, $73,641 and $39,834 at
   December 31, 1994 and 1995 and March
   31, 1996, respectively..............     110,219       143,633       159,819
  Accrued interest and other
   receivables.........................       3,450       405,241       793,176
  Prepaid expenses.....................      55,515       796,389       587,732
                                         ----------  ------------  ------------
    Total current assets...............     193,665   129,363,431   118,240,034
Property and equipment, net (note 4)...   3,078,523    14,266,755    22,912,095
Leased license investment, net of
 accumulated amortization of $230,902,
 $548,283 and $767,291 at December 31,
 1994 and 1995 and March 31, 1996,
 respectively..........................   5,540,036    26,724,238    28,491,658
Marketable investment securities--
 restricted (note 3)...................         --     35,755,505    35,946,439
Other assets (note 5)..................     102,000     7,689,945     7,703,873
                                         ----------  ------------  ------------
                                         $8,914,224  $213,799,874  $213,294,099
                                         ==========  ============  ============
 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.....................  $  228,835  $  2,356,707  $  2,627,827
  Accrued expenses.....................      44,779       862,100     1,160,459
  Accrued interest.....................         --      3,683,333     8,558,333
  Current maturities of long-term debt
   (note 6)............................   1,457,295       376,780       384,366
                                         ----------  ------------  ------------
    Total current liabilities..........   1,730,909     7,278,920    12,730,985
Long-term debt (note 6)................   2,839,602   150,871,267   150,993,259
                                         ----------  ------------  ------------
                                          4,570,511   158,150,187   163,724,244
                                         ----------  ------------  ------------
Redeemable convertible preferred stock,
 $.01 par value; 15,000 shares
 amortized, no shares issued or
 outstanding (note 8)..................         --            --            --
Stockholders' equity:
  Preferred stock, $.01 par value,
   10,000,000 shares authorized, no
   shares issued or outstanding........         --            --            --
  Common stock, $0.01 par value,
   50,000,000 shares authorized,
   2,013,950, 13,498,752, and
   13,498,752 shares issued and
   outstanding at December 31, 1994 and
   1995 and March 31, 1996,
   respectively........................      20,139       134,988       134,988
  Additional paid-in capital...........   9,979,861    65,631,596    65,631,596
  Subscriptions receivable.............  (3,231,864)          --            --
  Accumulated deficit..................  (2,424,423)  (10,116,897)  (16,196,729)
                                         ----------  ------------  ------------
    Total stockholders' equity.........   4,343,713    55,649,687    49,569,855
Commitments and contingencies (note
 11)...................................
                                         ----------  ------------  ------------
                                         $8,914,224  $213,799,874  $213,294,099
                                         ==========  ============  ============

          See accompanying notes to consolidated financial statements.

                               WIRELESS ONE, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                         FEBRUARY 4,
                             1993
                          (INCEPTION        YEARS ENDED           THREE MONTHS ENDED
                           THROUGH         DECEMBER 31,                MARCH 31,
                         DECEMBER 31, ------------------------  -----------------------
                             1993        1994         1995         1995        1996
                         ------------ -----------  -----------  ----------- -----------
                                                                (UNAUDITED) (UNAUDITED)
Revenues................  $     --    $   380,077  $ 1,343,969   $ 238,825  $   940,777
                          ---------   -----------  -----------   ---------  -----------
Operating expenses:
  Systems operations....     24,429       274,886      841,819     169,981      555,942
  Selling, general and
   administrative.......    110,281     1,800,720    4,431,839     461,129    2,637,553
  Depreciation and
   amortization.........     27,489       413,824    1,783,066     199,519      964,005
                          ---------   -----------  -----------   ---------  -----------
                            162,199     2,489,430    7,056,724     830,629    4,157,500
                          ---------   -----------  -----------   ---------  -----------
Operating loss..........   (162,199)   (2,109,353)  (5,712,755)   (591,804)  (3,216,723)
                          ---------   -----------  -----------   ---------  -----------
Other income (expense):
  Interest expense......       (411)     (171,702)  (4,070,184)   (114,090)  (5,009,893)
  Interest income.......        --            --     2,024,116       3,122    2,126,360
  Other.................        --         19,242       66,349        (520)      20,424
                          ---------   -----------  -----------   ---------  -----------
    Total other income
     (expense)..........       (411)     (152,460)  (1,979,719)   (111,488)  (2,863,109)
                          ---------   -----------  -----------   ---------  -----------
    Net loss............   (162,610)   (2,261,813)  (7,692,474)   (703,292)  (6,079,832)
Preferred stock
 dividends and discount
 accretion (note 8).....        --            --      (786,389)        --           --
                          ---------   -----------  -----------   ---------  -----------
Net loss applicable to
 common stock...........  $(162,610)  $(2,261,813) $(8,478,863)  $(703,292) $(6,079,832)
                          =========   ===========  ===========   =========  ===========
Net loss per common
 share..................  $    (.30)  $     (1.21) $     (2.02)  $    (.35) $      (.45)
                          =========   ===========  ===========   =========  ===========
Weighted average common
 shares outstanding.....    538,127     1,863,512    4,187,736   2,013,950   13,498,752
                          =========   ===========  ===========   =========  ===========


          See accompanying notes to consolidated financial statements.

                               WIRELESS ONE, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                   ADDITIONAL
                           COMMON    PAID-IN    SUBSCRIPTIONS ACCUMULATED
                           STOCK     CAPITAL     RECEIVABLE     DEFICIT        TOTAL
                          -------- -----------  ------------- ------------  -----------
Issuance of 538,127
 shares of common stock
 and recapitalization
 upon merger with
 Wireless One, L.L.C.
 (note 1(a))............  $  5,381 $   834,619   $ (219,020)  $        --   $   620,980
Net loss................       --          --           --        (162,610)    (162,610)
                          -------- -----------   ----------   ------------  -----------
Balance at December 31,
 1993...................     5,381     834,619     (219,020)      (162,610)     458,370
Issuance of 1,475,823
 shares of common
 stock..................    14,758   9,145,242   (8,660,000)           --       500,000
Collections of
 subscriptions
 receivable.............       --          --     5,647,156            --     5,647,156
Net loss................       --          --           --      (2,261,813)  (2,261,813)
                          -------- -----------   ----------   ------------  -----------
Balance at December 31,
 1994...................    20,139   9,979,861   (3,231,864)    (2,424,423)   4,343,713
Collections of
 subscriptions
 receivable.............       --          --     3,231,864            --     3,231,864
Conversion of redeemable
 preferred stock and
 warrants into 4,524,512
 shares of common
 stock..................    45,246  14,453,442          --             --    14,498,688
Issuance of 3,450,000
 shares of common stock
 pursuant to initial
 public offering........    34,500  32,340,708          --             --    32,375,208
Issuance of 750,000
 warrants...............       --    3,015,000          --             --     3,015,000
Issuance of 3,510,290
 shares of common stock
 in purchase
 transactions...........    35,103   6,628,974          --             --     6,664,077
Preferred stock
 dividends and accretion
 of discount............       --     (786,389)         --             --      (786,389)
Net loss................       --          --           --      (7,692,474)  (7,692,474)
                          -------- -----------   ----------   ------------  -----------
Balance at December 31,
 1995...................   134,988  65,631,596          --     (10,116,897)  55,649,687
Net loss (unaudited)....       --          --           --      (6,079,832)  (6,079,832)
                          -------- -----------   ----------   ------------  -----------
Balance at March 31,
 1996 (unaudited).......  $134,988 $65,631,596   $      --    $(16,196,729) $49,569,855
                          ======== ===========   ==========   ============  ===========

          See accompanying notes to consolidated financial statements.

                               WIRELESS ONE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                             THREE MONTHS
                          FEBRUARY 4, 1993   YEARS ENDED DECEMBER 31,       ENDED MARCH 31,
                         (INCEPTION) THROUGH -------------------------  -----------------------
                          DECEMBER 31, 1993     1994          1995         1995        1996
                         ------------------- -----------  ------------  ----------- -----------
                                                                        (UNAUDITED) (UNAUDITED)
Cash flows from
 operating activities:
  Net loss..............      $(162,610)     $(2,261,813) $ (7,692,474)  $(703,292) $(6,079,832)
  Adjustments to
   reconcile net loss to
   net cash used in
   operating activities:
    Bad debt expense....            --            54,608       196,281         --        23,694
    Depreciation and
     amortization.......         27,489          413,824     1,783,066     199,519      964,005
    Amortization of debt
     discount...........            --           104,767       328,301      73,671      130,897
    Non-cash interest
     income.............            --               --       (213,230)        --      (288,245)
    Changes in assets
     and liabilities:
      Receivables.......            --          (167,277)     (571,957)        884     (427,815)
      Prepaid expenses..         (9,000)         (46,515)     (468,707)     11,631      208,657
      Accounts payable
       and accrued
       expenses.........         36,236          237,378     6,004,541     279,448    5,444,480
                              ---------      -----------  ------------   ---------  -----------
        Net cash used in
         operating
         activities.....       (107,885)      (1,665,028)     (634,179)   (138,139)     (24,159)
                              ---------      -----------  ------------   ---------  -----------
Cash flows from
 investing activities:
  Purchase of
   investments and other
   assets...............            --          (102,000)   (1,533,446)    (25,943)    (209,021)
  Capital expenditures..       (288,123)      (2,960,842)   (9,805,057)   (654,945)  (9,195,283)
  Acquisition of
   intangible assets....       (154,854)      (5,156,054)   (6,762,415)    (19,902)  (1,986,390)
  Purchase of marketable
   investment
   securities...........            --               --    (53,180,114)        --           --
                              ---------      -----------  ------------   ---------  -----------
        Net cash used in
         investing
         activities.....       (442,977)      (8,218,896)  (71,281,032)   (700,790) (11,390,694)
                              ---------      -----------  ------------   ---------  -----------
Cash flows from
 financing activities:
  Proceeds from issuance
   of long-term debt and
   warrants.............         20,722        4,275,819   150,014,902      37,472          --
  Principal payments on
   long-term debt.......         (1,104)        (103,306)  (11,502,054)        --        (1,319)
  Debt issuance costs...            --               --     (5,593,839)        --           --
  Issuance of common
   stock................        619,980        5,647,156    35,008,396   1,077,622          --
  Issuance of redeemable
   preferred stock......            --               --     14,343,654         --           --
                              ---------      -----------  ------------   ---------  -----------
        Net cash
         provided by
         financing
         activities.....        639,598        9,819,669   182,271,059   1,115,094       (1,319)
                              ---------      -----------  ------------   ---------  -----------
        Net increase
         (decrease) in
         cash...........         88,736          (64,255)  110,355,848     276,165  (11,416,172)
Cash and cash
 equivalents at
 beginning of period....            --            88,736        24,481      24,481  110,380,329
                              ---------      -----------  ------------   ---------  -----------
Cash and cash
 equivalents at end of
 period.................      $  88,736      $    24,481  $110,380,329   $ 300,646  $98,964,157
                              =========      ===========  ============   =========  ===========

          See accompanying notes to consolidated financial statements.

                              WIRELESS ONE, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          DECEMBER 31, 1994 AND 1995

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Description of Organization

  Wireless One Inc. was formed in June 1995 by the shareholders of a predecessor company (Old Wireless One) and Heartland Wireless Communications, Inc. (Heartland) for the purpose of further developing, owning, and operating wireless cable television systems primarily in select southern and southeastern markets. Old Wireless One had been formed on December 23, 1993, in conjunction with the merger of its predecessor, Wireless One, L.L.C., a Limited Liability Company (LLC). LLC had been formed on February 4, 1993 with six members and on December 23, 1993, Old Wireless One acquired all of the net assets and outstanding interests of LLC in a tax free reorganization. Accordingly, the accompanying consolidated financial statements include results of operations of Wireless One, Inc. and its predecessor companies since February 4, 1993. Unless otherwise indicated, references to the Company include Wireless One, Inc. and its predecessors.

 (b) Consolidation Policy

  The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All significant intercompany balances and transactions are eliminated in consolidation.

 (c) Property and Equipment

  Property and equipment are stated at cost and include the cost of transmission equipment as well as subscriber installations. The Company capitalizes the excess of direct costs of subscriber installations over installation fees. These direct costs include reception materials and equipment on subscriber premises, installation labor and overhead charges and direct commissions. Prior to 1995, installation fees were recognized in revenues and commissions were expensed. The effect of the above change had no material effect on the 1994 and 1995 results of operations.

  Depreciation and amortization are recorded on a straight-line basis for financial reporting purposes over the estimated useful lives of the assets. Any unamortized balance of the nonrecoverable portion of the cost of a subscriber installation is fully depreciated upon subscriber disconnect and the related cost and accumulated depreciation are removed from the balance sheet. Repair and maintenance costs are charged to expense when incurred; renewals and betterments are capitalized.

  Equipment awaiting installation consists primarily of accessories, parts and supplies for subscriber installations, and is stated at the lower of average cost or market.

 (d) Leased License Investment

  Leased license investment consists primarily of costs incurred in connection with the Company's acquisition of channel rights. Channel rights represent the right to utilize all of the capacity on channels operated under a license received from the Federal Communications Commission ("FCC"). These assets are recorded at cost and amortized using the straight-line method over the assets' estimated useful lives, usually 10-20 years, beginning with inception of service in each market. As of December 31, 1994 and 1995, approximately $4,686,000 and $17,809,000 of channel rights were not subject to amortization.

  The Company periodically evaluates the propriety of the carrying amounts of the leased license investment in each market, as well as the amortization period based on estimated undiscounted future

                              WIRELESS ONE, INC.

cash flows to determine whether current events or circumstances warrant adjustments to the carrying amounts or a revised estimate of the useful life. If warranted, an impairment loss would be recognized to reduce the carrying amount of the related assets to management's estimate of the fair value of the individual market.

 (e) Revenue Recognition

  Revenues from subscribers are recognized in the month that the service is provided.

 (f) Income Taxes

  The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  A valuation allowance is provided to reduce the carrying value of deferred tax assets to an amount which more likely than not will be realized. Changes in the valuation allowance represent changes in an estimate and are reflected as an adjustment to income tax expense in the period of the change.

  The Company files a consolidated federal income tax return which includes all of its subsidiaries. Losses incurred from inception through December 22, 1993 were attributed directly to the members of the L.L.C., and, accordingly, are not available to offset the Company's future taxable income.

 (g) Net Loss Per Common Share

  Net loss per common share is based on the net loss applicable to common stock divided by the weighted average number of common shares outstanding during the period presented. All share and per share data, including the weighted average number of common shares outstanding, for all periods prior to the Heartland Transaction (see note 2) give retroactive effect to the exchange of approximately one share of Old Wireless One common stock for 4 shares of Wireless One, Inc. Shares issuable upon exercise of stock options and warrants are antidilutive and have been excluded from the calculation.

 (h) Debt Issuance Costs

  Costs incurred in connection with issuance of the Company's 13% Senior Notes are included in other assets and are being amortized using the interest method over the term of the notes.

 (i) Cash and Cash Equivalents

  Cash and cash equivalents includes cash and temporary cash investments that are highly liquid and have original maturities of three months or less.

 (j) Use of Estimates

  The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                              WIRELESS ONE, INC.

 (k) Marketable Investment Securities

  Investments in marketable securities at December 31, 1995 consist of U.S. Treasury securities which mature periodically through October 1998. The Company has the ability and intent to hold these investments until maturity and, accordingly, has classified these investments as held-to-maturity investments. Held-to-maturity investments are recorded at amortized cost, adjusted for amortization of premiums or discounts. Premiums and discounts are amortized over the life of the related held-to-maturity investment as an adjustment to yield using the effective interest method. A decline in market value of the Company's investments below cost that is deemed other than temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the investment is established.

 (l) Interim Financial Information

  In the opinion of management, the accompanying unaudited consolidated financial information of the Company contains all adjustments, consisting only of those of a normal recurring nature, necessary to present fairly the Company's financial position as of March 31, 1996 and the results of its operations and cash flows for the three month periods ended March 31, 1995 and 1996, and changes in stockholders' equity for the three months ended March 31, 1996. These results are not necessarily indicative of the results to be expected for the full fiscal year.

(2) INITIAL PUBLIC OFFERING AND HEARTLAND TRANSACTION

  During October, 1995, the Company completed a series of transactions which included (i) the issuance of 3,450,000 shares of common stock at $10.50 per share in an initial public offering; (ii) the issuance of $150,000,000 of 13% Senior Notes due in 2003 and warrants to purchase 450,000 shares of the Company's common stock, and (iii) the acquisition of certain wireless cable television assets and related liabilities of certain subsidiaries of Heartland for common stock of the Company and notes (the Heartland Transaction).

  The consummation of the Heartland transaction included the Company's acquisition of all of the outstanding capital stock of Old Wireless One and certain wireless cable television assets and related liabilities in Heartland's markets in Texas, Louisiana, Alabama, Georgia and Florida. In connection with the Heartland transaction, the shareholders of Old Wireless One received approximately 6.5 million shares of the Company's common stock and Heartland received approximately 3.5 million shares of the Company's common stock. In addition, Heartland received notes in the amount of $10,000,000, which were subsequently repaid by the Company from the proceeds of the offerings of the Company's common stock and Senior Notes.

  The Heartland transaction has been accounted for as a business combination using the purchase method of accounting. In accordance with Staff Accounting Bulletin No. 48, the Heartland assets and liabilities acquired have been recorded using the historical cost basis previously reported by Heartland, reduced by the amount of notes issued to Heartland in connection with the transaction. The assets acquired consist primarily of systems and equipment and various wireless cable channel rights. The following is a summary of the net assets acquired:

      Current assets.............................................. $    318,892
      Current liabilities.........................................      (35,956)
      Systems and equipment, net..................................    2,392,711
      Leased license investment and other intangibles.............   13,476,534
                                                                   ------------
        Net assets acquired.......................................   16,152,181
        Notes issued to Heartland.................................  (10,000,000)
                                                                   ------------
                                                                   $  6,152,181
                                                                   ============

                              WIRELESS ONE, INC.

  The 1995 financial statements of Wireless One, Inc. include the results of operations of the business interests acquired in the Heartland Transaction since October 18, 1995. Pro forma unaudited consolidated operating results of the Company and the Heartland business acquired for the years ended December 31, 1994 and 1995, assuming the transaction had been completed as of January 1, 1994 and 1995, are summarized below:

                                                         1994         1995
                                                      -----------  -----------
   Total revenues.................................... $ 1,287,312  $ 1,976,142
   Operating expenses:
     Systems operations..............................   1,052,799    1,433,934
     Selling, general and administrative.............   2,306,280    4,780,286
     Depreciation and amortization...................     658,177    1,977,028
                                                      -----------  -----------
       Total operating expenses......................   4,017,256    8,191,248
                                                      -----------  -----------
   Operating loss....................................  (2,729,944)  (6,215,106)
   Interest expense..................................  (1,065,967)  (4,738,611)
   Interest income and other.........................      19,242    2,090,465
                                                      -----------  -----------
       Net loss...................................... $(3,776,669) $(8,863,252)
                                                      ===========  ===========
       Net loss per share............................ $     (0.29) $     (0.68)
                                                      ===========  ===========

  These pro forma results have been prepared for comparative purposes only and include an adjustment for additional interest expense associated with the portion of the proceeds of the notes utilized to repay $7 million of notes to Heartland. They do not purport to be indicative of the results of operations which actually would have resulted had the combination been in effect on January 1, 1994 and 1995 or of future results of operations of the consolidated entities.

(3) MARKETABLE INVESTMENT SECURITIES--RESTRICTED

  Marketable investment securities--restricted at December 31, 1995 consists of U.S. Treasury securities placed in escrow pursuant to the bond indenture relating to the 13% Senior Notes due 2003. The investments have been deposited into an escrow account and, pending disbursement, the collateral agent has a first priority lien on the escrow account for the benefit of the holders of the notes. Such funds may be disbursed from the escrow account only to pay interest on the Notes and, upon certain repurchases or redemptions of the Notes, to pay principal of and premium, if any, thereon. The maturities of the securities purchased have been matched to the interest payment dates of the notes.

  A summary of the Company's restricted marketable securities as of December 31, 1995 follows:

                                    AMORTIZED  UNREALIZED UNREALIZED    FAIR
                                      COST        LOSS       GAIN       VALUE
                                   ----------- ---------- ---------- -----------
   U.S. Treasury Notes............ $22,343,879  $(1,110)   $113,163  $22,455,932
   Other Debt Securities..........  31,049,415      --      199,185   31,248,600
                                   -----------  -------    --------  -----------
                                   $53,393,294  $(1,110)   $312,348  $53,704,532
                                   ===========  =======    ========  ===========

  Scheduled maturities for the marketable securities held at December 31, 1995, are as follows:

                                                         AMORTIZED     FAIR
                                                           COST        VALUE
                                                        ----------- -----------
   Maturing in less than 1 year........................ $11,471,559 $17,665,069
   Maturing from 1-5 years.............................  41,921,735  36,039,463
                                                        ----------- -----------
                                                        $53,393,294 $53,704,532
                                                        =========== ===========

                               WIRELESS ONE, INC.

(4) PROPERTY AND EQUIPMENT

  Major categories of property and equipment at December 31, 1994 and 1995 are as follows :

                                           ESTIMATED
                                             LIFE       1994          1995
                                           --------- -----------  ------------
      Equipment awaiting installation.....      5    $   422,109  $  2,230,144
      Subscriber premises equipment and
       installation costs.................      5      1,021,382     3,561,714
      Transmission equipment and system
       construction costs.................     10      1,534,028     8,092,890
      Office furniture and equipment......      7        219,629     1,270,131
      Buildings and leasehold
       improvements.......................   31.5         91,723       523,203
                                                     -----------  ------------
                                                       3,288,871    15,678,082
      Less accumulated depreciation.......              (210,348)   (1,411,327)
                                                     -----------  ------------
                                                     $ 3,078,523  $ 14,266,755
                                                     ===========  ============

(5) OTHER ASSETS

  Other assets at December 31, 1994 and 1995 consist of the following:

                                                        1994          1995
                                                     -----------  ------------
      Debt issuance costs, net of accumulated
       amortization of $163,927..................... $       --   $  6,053,898
      Deposits......................................         --      1,410,543
      Other.........................................     102,000       225,504
                                                     -----------  ------------
                                                     $   102,000  $  7,689,945
                                                     ===========  ============

(6) LONG-TERM DEBT

  Long-term debt consists of the following:

                                                        1994          1995
                                                     -----------  ------------
      13% Senior Notes due 2003; face value of
       $150,000,000, net of unamortized discount.... $       --   $148,149,131
      Subordinated non-interest bearing notes (face
       value of $3,700,000), discounted to an 8%
       effective rate, principal and interest due in
       installments through July 1997...............   2,949,986     2,939,156
      $3,000,000 revolving line of credit, due
       September 30, 1995, with interest due
       quarterly at the prime rate, (7.25% at
       December 31, 1994) secured by assignment of
       stock subscriptions receivable...............   1,106,243           --
      Other.........................................     240,668       159,760
                                                     -----------  ------------
                                                       4,296,897   151,248,047
      Less current maturities.......................  (1,457,295)     (376,780)
                                                     -----------  ------------
        Long-term debt, excluding current
         maturities................................. $ 2,839,602  $150,871,267
                                                     ===========  ============

                              WIRELESS ONE, INC.

  Long term debt matures as follows:

            1996............................. $   376,780
            1997.............................   2,572,136
            1998.............................         --
            1999.............................     150,000
            2000.............................         --
            Thereafter....................... 148,149,131

  Interest on the Senior Notes (the "Notes") is payable semi-annually on April 15 and October 15 of each year, commencing April 15, 1996. The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after October 15, 1999, at variable redemption prices in excess of par. On or prior to October 15, 1998, the Company may redeem up to 30% of the aggregate principal amount of the Notes with the proceeds from a sale to a strategic investor, as defined. In addition, upon the occurrence of a change of control, as defined, each holder of Notes may require the Company to repurchase all or a portion of such holder's Notes at 101% of the principal amount thereof, plus accrued and unpaid interest.

  The notes are issued and outstanding under an indenture which contains certain covenants, including limitations on the incurrence of indebtedness, the making of restricted payments, transactions with affiliates, sale and leaseback transactions, the existence of liens, disposition of proceeds of asset sales, the making of guarantees and pledges by restricted subsidiaries, transfers and issuance of stock of subsidiaries, investments in unrestricted subsidiaries, the conduct of the Company's business and certain mergers and sales of assets.

(7) INCOME TAXES

  The Company has not recognized any income tax benefit for any of the periods presented due to management's conclusion that a 100% valuation allowance for the net deferred tax asset is warranted. Statement of Financial Accounting Standards ("SFAS") 109 provides that the tax benefit of net operating loss carryforwards is recorded as an asset only to the extent that management assesses the realization of such carryforwards to be "more likely than not."

                              WIRELESS ONE, INC.

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities are presented below:

                                                          1994        1995
                                                        ---------  ----------
   Deferred tax assets:
     Net operating loss carryforwards.................. $ 808,064   2,955,166
     Allowance for bad debts...........................       --       25,038
     Reserve for obsolescence in equipment.............       --       68,000
     Accrued liabilities deductible when paid..........       --      152,320
                                                        ---------  ----------
                                                          808,064   3,200,524
   Less valuation allowance............................  (224,410) (2,136,029)
                                                        ---------  ----------
   Deferred tax asset..................................   583,654   1,064,495
                                                        ---------  ----------
   Deferred tax liabilities:
     Fixed assets, principally due to differences in
      depreciation and underlying basis................    10,737      11,700
     Intangibles, due to differences in basis and
      amortizable lives................................   572,917     440,795
     Purchase accounting adjustments resulting in
      differences in bases of underlying assets........       --      612,000
                                                        ---------  ----------
   Deferred tax liabilities............................   583,654   1,064,495
                                                        ---------  ----------
   Net deferred tax asset.............................. $     --          --
                                                        =========  ==========

  The net changes in total valuation allowance for the years ended December 31, 1994 and 1995 were increases of $224,410 and $1,911,619, respectively. In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon these considerations, the Company has recognized deferred tax assets to the extent such assets can be realized through future reversals of existing taxable temporary differences.

  The Company had net operating loss carryforwards for Federal income tax purposes of approximately $8,700,000 as of December 31, 1995. The carryforwards expire in years 2008-2010.

(8) REDEEMABLE CONVERTIBLE PREFERRED STOCK

  On April 14, 1995, the Company completed a private placement of 14,781.75 shares of redeemable convertible preferred stock and 591,270 warrants to purchase common stock (collectively the "Units") at a price of $1,000 per Unit. The proceeds from the issue were $13,866,000, net of issuance costs. The excess of the liquidation value over the carrying value was accreted by periodic charges to additional paid-in capital during the period the stock was outstanding. Contemporaneously with the closing of the initial public offering of common stock in October 1995, the preferred stock and warrants were converted into approximately 4,524,512 shares of common stock.

(9) STOCKHOLDERS' EQUITY

  In connection with the sale of the 13% Senior Notes due 2003, the company issued warrants to acquire 450,000 shares of its common stock. Each warrant entitles the holder to purchase one share

                              WIRELESS ONE, INC.

of common stock at $11.55 per share. The warrants are exercisable at any time on or after October 24, 1996 and will expire on October 24, 2000. For financial reporting purposes, these warrants were valued at $1,890,000.

  In connection with the Heartland transaction, the Company issued warrants (the "GKM Warrants") to purchase 300,000 shares of common stock to an underwriter for nominal consideration. The GKM Warrants are initially exercisable at $12.60 per share through October 18, 2000. For financial reporting purposes, these warrants were valued at $1,125,000.

  In connection with the Heartland Transaction, certain of the shareholders of the Company with beneficial ownership of approximately 56% of the Company's outstanding common stock at December 31, 1995 have entered into an agreement whereby, among other things, they have agreed to vote their common stock to elect a specified slate of directors, which will be designated by the parties to the stockholders agreement.

(10) STOCK OPTION PLAN

  The Company has adopted the 1995 Long-Term Performance Incentive Plan (the "Incentive Plan"), which provides for the grant to key employees of the Company of stock options, appreciation rights, restricted stock, performance grants and any other type of award deemed to be consistent with the purpose of the Incentive Plan.

  The total number of shares of Common Stock which may be granted pursuant to the Incentive Plan is 1,300,000. The Incentive Plan will terminate upon the earlier of the adoption of a Board of Directors' resolution terminating the Incentive Plan or on the tenth anniversary of the date of adoption, unless extended for an additional five-year period for grants of awards other than incentive stock options.

  The exercise price of stock options is determined by the Compensation Committee of the Board of Directors, but may not be less than 100% of the fair market value of the Common Stock on the date of the grant and the term of any such option may not exceed 10 years from the date of grant. With respect to any employee who owns stock representing more than 10% of the voting power of the outstanding capital stock of the Company, the exercise price of any incentive stock option may not be less than 110% of the fair market value of such shares on the date of grant and the term of such option may not exceed five years from the date of grant.

  Awards granted under the Incentive Plan will generally vest upon a proposed sale of substantially all of the assets of the Company, or the merger of the Company with or into another corporation. Options generally vest over a five-year period commencing on the date of grant and expire ten years from the date of grant.

  Directors of the Company who are not employees of the Company are eligible to receive options under the Directors' Plan. The total number of shares of Common Stock for which options may be granted under the Directors' Plan is 100,000.

  Options granted under the Directors' Plan may be subject to vesting and certain other restrictions. Subject to certain exceptions, the right to exercise an option generally terminates at the earlier of (i) the first date on which the initial grantee of such option is no longer a director of either the Company or any subsidiary for any reason other than death or permanent disability or (ii) the expiration date of the option. Options granted under the Directors' Plan will also generally vest upon a "change in control" of the Company. No options have been granted under the Directors' Plan as of December 31, 1995.

                              WIRELESS ONE, INC.

  Information regarding the Company's stock option plans is summarized as follows:

                                                NUMBER OF SHARES
                                              --------------------
                                                                    EXERCISE
                                              INCENTIVE DIRECTORS'    PRICE
                                                PLAN       PLAN       RANGE
                                              --------- ---------- -----------
   Outstanding at December 31, 1993..........      --        --    $       --
   1994 activity:
     Granted.................................  248,917       --           6.21
                                               -------   -------   -----------
     December 31, 1994 outstanding...........  248,917       --           6.21
   1995 activity:
     Granted.................................  555,270       --     4.16-13.83
                                               -------   -------   -----------
     December 31, 1995 outstanding...........  804,187       --    $4.16-13.83
                                               =======   =======   ===========
     Exercisable at December 31, 1995........  138,395       --    $4.16-13.83
                                               =======   =======   ===========
     Available for future grants at December
      31, 1995...............................  495,813   100,000
                                               =======   =======

(11) COMMITMENTS AND CONTINGENCIES

  The Company leases, from third parties, channel rights licensed by the FCC. Under FCC policy, the base term of these leases cannot exceed the term of the underlying FCC license. FCC licenses for wireless cable channels generally must be renewed every five to ten years, and there is no automatic renewal of such licenses. The use of such channels by third parties is subject to regulation by the FCC and, therefore, the Company's ability to enjoy the benefit of these leases is dependent upon the third party lessor's continuing compliance with applicable regulations. The remaining terms of the Company's leases range from approximately five to twenty years. Most of the Company's leases provide for rights of first refusal for their renewal. The termination of or failure to renew a channel lease or termination of the channel license would result in the Company being unable to deliver television programming on such channel. Although the Company does not believe that the termination of or failure to renew a single channel lease could adversely affect the Company, several of such terminations or failures in one or more markets that the Company actively serves could have a material adverse effect on the Company. Channel rights lease agreements generally require payments based on the greater of specified minimums or amounts based upon various factors, such as subscriber levels or subscriber revenues.

  Payments under the channel rights lease agreements generally begin upon the completion of construction of the transmission equipment and facilities and approval for operation pursuant to the rules and regulations of the FCC. However, for certain leases, the Company is obligated to begin payments upon grant of the channel rights. Channel rights lease expense was $9,000, $179,172, and $380,346 for the period from February 4, 1993 (inception) to December 31, 1993, and for the years ended December 31, 1994 and 1995, respectively.

  The Company also has certain operating leases for office space, equipment and transmission tower space. Rent expense incurred in connection with other operating leases was $6,996, $79,791 and $183,003 for the period from February 4, 1993 (inception) to December 31, 1993 and for the years ended December, 1994 and 1995, respectively.

                              WIRELESS ONE, INC.

  Future minimum lease payments due under channel rights leases and other noncancelable operating leases at December 31, 1995 are as follows:

                                                            CHANNEL     OTHER
      YEAR ENDING                                            RIGHTS   OPERATING
      DECEMBER 31,                                           LEASES     LEASES
      ------------                                         ---------- ----------
       1996............................................... $1,097,075 $  487,666
       1997...............................................  1,146,307    515,916
       1998...............................................  1,167,319    515,955
       1999...............................................  1,175,415    523,625
       2000...............................................  1,165,755    520,344
                                                           ---------- ----------
                                                           $5,751,871 $2,563,506
                                                           ========== ==========

  The Company has entered into various service agreements to obtain programming for delivery to customers of the Company. Such agreements require a per subscriber fee to be paid by the Company on a monthly basis. These agreements range in life from two to ten years.

  The Company is involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

  The Company is actively competing in the FCC auction program designed to award initial licenses for MDS channels. Successful bidders will receive a blanket authorization to serve entire "Basic Trading Areas" or "BTA's" on all MDS channels. The Company estimates its commitment related to this auction of BTA's to be approximately $16,000,000 to $18,000,000. At the conclusion of the auction, the Company will be required to remit 20% of the total committed amount (less its deposit of $900,000 remitted prior to December 31, 1995) with the remaining 80% being paid out over a 10 year period. Over this ten year period commencing on the date the BTA is authorized by the FCC, the Company will be required to make quarterly interest only payments for the first two years and then quarterly payments of principal and interest over the remaining years of the agreement. The interest rate related to this installment plan is equal to the ten year U.S. Treasury rate at the time of the issuance of the BTA authorization plus 2-1/2%.

(12) CONCENTRATIONS OF CREDIT RISK

  Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of cash, temporary cash investments, and accounts receivable. The Company places its cash and temporary cash investments with high credit quality financial services companies. Collectibility of subscriber accounts receivable is impacted by economic trends in each of the Company's markets. Such receivables are typically collected within thirty days, and the Company has provided an allowance which it believes is adequate to absorb losses from uncollectible accounts.

(13) SUPPLEMENTAL CASH FLOW INFORMATION

  Cash interest payments made in 1993, 1994, and 1995 totaled $143, $168,512 and $351,178, respectively.

During 1995, the Company paid $288,104 in cash and issued 48,752 shares of its common stock in connection with the acquisition of channel rights in Tennessee. The cost of the channel rights and other intangible assets acquired was $800,000 based on the initial public offering price per share of $10.50.

                              WIRELESS ONE, INC.

(14) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at December 31, 1995. The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties.

                                                         AT DECEMBER 31, 1995
                                                       -------------------------
                                                         CARRYING    ESTIMATED
                                                          AMOUNT     FAIR VALUE
                                                       ------------ ------------
      Marketable investment securities................ $ 53,393,344 $ 53,704,532
      Long-term debt..................................  151,248,047  160,598,916

  The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies as follows:

  . The carrying amounts of cash and cash equivalents, subscriber receivable, accrued interest and other receivables, accounts payable and accrued expenses approximate fair value because of the short maturity of these items.

  . The fair values of the Company's marketable investment securities are based on quoted market prices.

  . The fair value of long-term debt is based upon market quotes obtained from dealers.

  Fair value estimates are subject to inherent limitations. Estimates of fair value are made at a specific point in time, based on relevant market information and information about the financial instrument. The estimated fair values of financial instruments presented above are not necessarily indicative of amounts the Company might realize in actual market transactions. Estimates of fair value are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Heartland Wireless Communications, Inc.:

  We have audited the accompanying balance sheets of Heartland Division as of December 31, 1993 and 1994, and the related statements of operations and division equity and cash flows for the years ended December 31, 1992 and 1993, the period from January 1, 1994 to August 18, 1994 and the period from August 19, 1994 to December 31, 1994. These financial statements are the responsibility of Heartland Division's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Heartland Division as of December 31, 1993 and 1994, and the results of its operations and its cash flows for the years ended December 31, 1992 and 1993, the period from January 1, 1994 to August 18, 1994 and the period from August 19, 1994 to December 31, 1994, in conformity with generally accepted accounting principles.

  As discussed in note 1 to the financial statements, on August 19, 1994, RuralVision Joint Venture, a general partnership in which Heartland Wireless Communications, Inc. had a 50% interest, purchased certain wireless cable television assets, including assets comprising a portion of Heartland Division, in a business combination accounted for as a purchase. As a result of the acquisition, financial information for periods after August 18, 1994 is presented on a different cost basis than that for the periods before August 18, 1994 and, therefore, such information is not comparable.

                                          KPMG Peat Marwick LLP

Dallas, Texas
June 20, 1995

                               HEARTLAND DIVISION

                                 BALANCE SHEETS

                                                                                                                     SEPTEMBER
                                                                                          DECEMBER 31, DECEMBER 31,     30,
                                         ASSETS                                               1993         1994        1995
                                         ------                                           ------------ ------------ -----------
                                                                                                                    (UNAUDITED)
Current assets:
  Subscriber receivables, net of allowance for doubtful accounts of $16,596 in 1993,
   $28,504 in 1994 and $53,641 in 1995..................................................   $   52,642   $   22,984  $    42,909
  Prepaid expenses and other............................................................       66,534      149,553      311,280
                                                                                           ----------   ----------  -----------
    Total current assets................................................................      119,176      172,537      354,189
                                                                                           ----------   ----------  -----------
Systems and equipment, net (note 2).....................................................    1,774,427    1,590,303    2,658,065
Leased license investment, net of accumulated amortization of $4,909 in 1993, $22,476 in
 1994 and $63,210 in 1995 (note 1(d))...................................................      469,105    7,394,107   11,244,107
Other assets, net.......................................................................       37,865       22,859            6
                                                                                           ----------   ----------  -----------
    Total assets........................................................................   $2,400,573   $9,179,806  $14,256,367
                                                                                           ==========   ==========  ===========
                            LIABILITIES AND DIVISION EQUITY
                            -------------------------------
Current liabilities--accounts payable and accrued expenses..............................   $   98,346   $  109,727  $   113,732
Deferred income tax liability to Heartland (note 4).....................................          --       212,370       98,480
Division equity (note 1(a)).............................................................    2,302,227    8,857,709   14,044,155
Commitments (notes 3 and 6)
                                                                                           ----------   ----------  -----------
    Total liabilities and division equity...............................................   $2,400,573   $9,179,806  $14,256,367

                                                                                           ==========   ==========  ===========



                See accompanying notes to financial statements.

                               HEARTLAND DIVISION

                  STATEMENTS OF OPERATIONS AND DIVISION EQUITY

                                                         YEAR ENDED         JANUARY 1,   AUGUST 19,
                                                        DECEMBER 31,         1994 TO      1994 TO        AUGUST 19,
                                                    ----------------------  AUGUST 18,  DECEMBER 31,      1994 TO
                                                       1992        1993        1994         1994     SEPTEMBER 30, 1994
                                                    ----------  ----------  ----------  ------------ ------------------
                                                                                                        (UNAUDITED)
Revenues....................................        $  349,244  $  850,167  $  616,223   $  291,012      $   80,095
                                                    ----------  ----------  ----------   ----------      ----------
Operating expenses:
 Systems operations.........................           290,898     397,503     340,539      197,429          54,601
 Selling, general and administrative........           352,226     557,466     320,701      184,859          50,065
 Depreciation and amortization..............           105,860     211,464     166,358       77,995          22,659
                                                    ----------  ----------  ----------   ----------      ----------
   Total operating expenses.................           748,984   1,166,433     827,598      460,283         127,325
                                                    ----------  ----------  ----------   ----------      ----------
   Loss before income taxes.................          (399,740)   (316,266)   (211,375)    (169,271)        (47,230)
Income tax benefit (note 4).................               --          --          --        62,630          17,475
                                                    ----------  ----------  ----------   ----------      ----------
   Net loss.................................          (399,740)   (316,266)   (211,375)    (106,641)        (29,755)
Division equity at beginning of period......               --    1,673,924   2,302,227    2,202,789       2,202,789
Elimination of RuralVision equity
 (note 1(a))................................               --          --          --    (1,551,486)     (1,551,486)
Net investment in and advances from
 parents....................................         2,073,664     944,569     111,937    8,313,047       8,279,220
                                                    ----------  ----------  ----------   ----------      ----------
Division equity at end of period............        $1,673,924  $2,302,227  $2,202,789   $8,857,709      $8,900,768
                                                    ==========  ==========  ==========   ==========      ==========

                                                     NINE MONTHS
                                                        ENDED
                                                    SEPTEMBER 30,
                                                        1995
                                                    -------------
                                                     (UNAUDITED)
Revenues....................................         $   632,173
                                                    -------------
Operating expenses:
 Systems operations.........................             397,574
 Selling, general and administrative........             348,447
 Depreciation and amortization..............             193,962
                                                    -------------
   Total operating expenses.................             939,983
                                                    -------------
   Loss before income taxes.................            (307,810)
Income tax benefit (note 4).................             113,890
                                                    -------------
   Net loss.................................            (193,920)
Division equity at beginning of period......           8,857,709
Elimination of RuralVision equity
 (note 1(a))................................                 --
Net investment in and advances from
 parents....................................           5,380,366
                                                    -------------
Division equity at end of period............         $14,044,155
                                                    =============




                See accompanying notes to financial statements.

                               HEARTLAND DIVISION

                            STATEMENTS OF CASH FLOWS

                                                         YEAR ENDED         JANUARY 1,   AUGUST 19,   AUGUST 19,   NINE MONTHS
                                                        DECEMBER 31,         1994 TO      1994 TO       1994 TO       ENDED
                                                    ----------------------  AUGUST 18,  DECEMBER 31,   SEPT. 30,    SEPT. 30,
                                                       1992        1993        1994         1994         1994         1995
                                                    -----------  ---------  ----------  ------------  -----------  -----------
                                                                                                      (UNAUDITED)  (UNAUDITED)
Cash flows from operating activities:
 Net loss.........................................  $  (399,740) $(316,266) $(211,375)  $  (106,641)  $  (29,755)  $  (193,920)
 Adjustments to reconcile net loss to net cash
  used in operating activities:
 Depreciation and amortization....................      105,860    211,464    166,358        77,995       22,659       193,962
 Deferred tax benefit.............................          --         --         --        (62,630)     (17,475)     (113,890)
 Changes in assets and liabilities:
  Subscriber receivables..........................       (7,657)   (44,985)   (16,731)       46,389        8,779       (19,925)
  Prepaid expenses and other......................      (25,871)   (40,663)   (35,161)      (47,858)        (248)     (161,727)
  Accounts payable and accrued expenses...........       65,000     33,346      1,283        10,098       (1,543)        4,005
                                                    -----------  ---------  ---------   -----------   ----------   -----------
   Net cash used in operating activities..........     (262,408)  (157,104)   (95,626)      (82,647)     (17,583)     (291,495)
Cash flows from investing activities--capital
 expenditures.....................................   (1,811,256)  (787,465)   (16,311)   (8,505,400)  (8,261,637)   (4,988,871)
Cash flows from financing activities--net
 investment in and advances from parents..........    2,073,664    944,569    111,937     8,588,047    8,279,220     5,280,366
                                                    -----------  ---------  ---------   -----------   ----------   -----------
Cash at beginning and end of period...............  $       --   $     --   $     --    $       --    $      --    $       --
                                                    ===========  =========  =========   ===========   ==========   ===========



                See accompanying notes to financial statements.

                              HEARTLAND DIVISION

                      NOTES TO FINANCIAL STATEMENTS

 (INFORMATION AS OF SEPTEMBER 30, 1995 AND FOR THE PERIOD FROM AUGUST 19, 1994
                         TO SEPTEMBER 30, 1994 AND THE
           NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1995 IS UNAUDITED)
(1) GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) General and Basis of Presentation

  Heartland Wireless Communications, Inc. ("Heartland") develops, owns and operates wireless cable television systems. Heartland and Wireless One Operating Company ("Old Wireless One") have proposed entering into an agreement to form a new corporation ("Wireless One") for the purpose of developing, owning and operating wireless cable television systems. Prior to the closing of Wireless One's initial public offering, Old Wireless One and Heartland would consummate a transaction whereby Wireless One would acquire
(i) all of the outstanding capital stock of Old Wireless One (which would retain all of its assets and liabilities except its wireless cable television assets and certain related liabilities with respect to the Springfield, Missouri market which Heartland will acquire), and (ii) wireless cable television assets and all related liabilities with respect to certain of Heartland's markets located in Alabama, Florida, Georgia, Louisiana and Texas ("Heartland Division").

  The accompanying financial statements reflect the historical financial position, results of operations and cash flows of the assets and liabilities comprising Heartland Division. Until August 19, 1994, the assets and liabilities comprising Heartland Division were owned by either Heartland or RuralVision South, Inc. Accordingly, the financial information as of December 31, 1993 and for the years ended December 31, 1992 and 1993 and the period from January 1, 1994 to August 18, 1994 includes historical financial information from both Heartland and RuralVision South, Inc. with respect to the assets and liabilities comprising Heartland Division.

  On August 19, 1994, RuralVision Joint Venture, a general partnership in which each of Heartland and an unrelated third party had a 50% interest, purchased certain wireless cable television assets, including assets comprising a portion of Heartland Division, from RuralVision Central, Inc. and RuralVision South, Inc. ("RuralVision"). RuralVision Joint Venture accounted for the acquisition as a purchase and, accordingly, established a new cost basis with respect to the assets purchased from RuralVision. Subsequent to August 19, 1994, the assets and liabilities comprising Heartland Division were owned by either Heartland or RuralVision Joint Venture. Accordingly, the financial information as of December 31, 1994 and for the period from August 19, 1994 to December 31, 1994, the period from August 19, 1994 to September 30, 1994 and the nine months ended September 30, 1995 includes historical financial information from both Heartland and RuralVision Joint Venture with respect to the assets and liabilities comprising Heartland Division. As a result of the acquisition and the different cost basis with respect to the assets and liabilities comprising Heartland Division, financial information for periods before and after August 19, 1994 is not comparable.

  Subsequent to December 31, 1994, all Heartland Division assets and liabilities previously owned by RuralVision Joint Venture had either been purchased by or transferred to Heartland. Such purchases and transfers were recorded by Heartland at RuralVision Joint Venture's historical carrying amounts for such assets and liabilities. Accordingly, subsequent to December 31, 1994, all Heartland Division assets and liabilities are owned by Heartland.

  The accompanying financial statements include the assets, liabilities, revenues and expenses that are directly related to Heartland Division. The financial statements do not include general unallocated corporate assets, liabilities, revenues and expenses of the various parent entities which are not directly related to Heartland Division or debt financing and associated interest expense and, therefore, may

                              HEARTLAND DIVISION

 (INFORMATION AS OF SEPTEMBER 30, 1995 AND FOR THE PERIOD FROM AUGUST 19, 1994
                         TO SEPTEMBER 30, 1994 AND THE
           NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1995 IS UNAUDITED) not necessarily reflect what the financial position, results of operations and cash flows of Heartland Division would have been had it been a separate, stand-alone entity during the periods covered by the financial statements.

 (b) Cash Management

  Heartland Division utilized central cash management systems of its parent entities to finance its operations. Cash requirements were satisfied by transactions between Heartland Division and its parent entities. The transactions are included in the division equity account in the balance sheets and as net investment in and advances from parents in the statements of cash flows.

 (c) Systems and Equipment

  Systems and equipment are stated at cost and include the cost of transmission equipment as well as subscriber installations. Receive-site equipment on subscriber premises and costs associated with initial subscriber installations are capitalized. Upon subscriber disconnect, Heartland Division continues to depreciate the full capitalized installation cost subsequent to the disconnection. Depreciation and amortization are recorded on a straight-line basis for financial reporting purposes over useful lives ranging from 6 to 10 years. Repair and maintenance costs are charged to expense when incurred; renewals and betterments are capitalized.

 (d) Leased License Investment

  Leased license investment includes costs incurred to acquire wireless cable channel rights. Such costs were incurred by the parent entities on behalf of Heartland Division and have been allocated to Heartland Division on a proportional basis under a method that Heartland's management believes is systematic and rational. Cost incurred to acquire channel rights issued by the Federal Communications Commission ("FCC") are deferred and amortized ratably over estimated useful lives of 20 years beginning with inception of service. As of December 31, 1993 and 1994, approximately $405,000 and $6,500,000 of leased license investment was not subject to amortization. Heartland Division continually reevaluates the propriety of the carrying amounts of the leased license investment based on estimated undiscounted future cash flows as well as the amortization period to determine whether current events or circumstances warrant adjustments to the carrying amounts or a revised estimate of the useful life.

 (e) Revenue Recognition

  Revenues from subscribers are recognized in the period service is provided.

 (f) Channel Leases

  Prepayments on granted channel leases are expensed ratably in the year to which they relate.

 (g) Systems Operations

  Systems operations expenses consist principally of programming fees, channel lease costs, tower rental and other costs of providing services. Such amounts are charged to expense in the period incurred.

 (h) Income Taxes

  Deferred income taxes are recognized for the tax consequences in future years of differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

                              HEARTLAND DIVISION

 (INFORMATION AS OF SEPTEMBER 30, 1995 AND FOR THE PERIOD FROM AUGUST 19, 1994
                         TO SEPTEMBER 30, 1994 AND THE
           NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1995 IS UNAUDITED)
  The results of operations of Heartland Division have been included in the federal income tax returns of Heartland, RuralVision South, Inc. or RuralVision Joint Venture. Total current and deferred income taxes have been allocated to Heartland Division as if such taxes were calculated on a separate return basis using the accounting principles in Statement of Financial Accounting Standards No. 109.

 (i) Interim Financial Information

  In the opinion of management, the accompanying unaudited condensed financial information of Heartland Division contains all adjustments, consisting only of those of a recurring nature, necessary to present fairly Heartland Division's financial position as of September 30, 1995, and the results of operations and cash flows for the period from August 19, 1994 to September 30, 1994 and the nine-month period ended September 30, 1995. These results are not necessarily indicative of the results to be expected for the full fiscal year.

(2) SYSTEMS AND EQUIPMENT

  Systems and equipment consists of the following at December 31, 1993 and 1994:

                                                          1993        1994
                                                       ----------  ----------
      Equipment awaiting installation................. $   70,112  $  124,025
      Subscriber premises equipment and installation
       costs..........................................    921,644     637,778
      Transmission equipment and system construction
       costs..........................................  1,051,488     859,673
      Other, principally office furniture and
       equipment......................................     30,698      51,417
                                                       ----------  ----------
                                                        2,073,942   1,672,893
      Accumulated depreciation........................   (299,515)    (82,590)
                                                       ----------  ----------
                                                       $1,774,427  $1,590,303
                                                       ==========  ==========

(3) LEASES

  Heartland Division leases from third parties channel rights licensed by the FCC. Heartland Division, through affiliates, has entered into leases with channel license holders and leases with applicants for channel licenses. Under FCC policy, the base term of most leases cannot exceed 10 years from the time the lessee begins using the leased channel rights. FCC licenses for wireless cable channels generally must be renewed every ten years, and there is no automatic renewal of such licenses. The use of such channels by the lessors is subject to regulation by the FCC and, therefore, Heartland Division's ability to continue to enjoy the benefits of these leases is dependent upon the lessors' continuing compliance with applicable regulations. The remaining initial terms of Heartland Division's leases range from 6 to 10 years. Most of Heartland Division's leases grant Heartland Division a right of first refusal to match another lease offer after expiration of the lease and/or require the parties to negotiate renewal in good faith. The termination of or failure to renew a channel lease or termination of the channel license would result in Heartland Division being unable to deliver television programming on such channel. Although Heartland Division does not believe that the termination of or failure to renew a single channel lease could adversely affect Heartland Division, several of such terminations or failures in one or more markets that Heartland Division actively serves could have a material adverse effect on Heartland Division. Channel rights lease agreements generally require payments based on the greater of specified minimums or amounts based on various subscriber levels.

                              HEARTLAND DIVISION

                   NOTES TO FINANCIAL STATEMENTS, CONCLUDED

 (INFORMATION AS OF SEPTEMBER 30, 1995 AND FOR THE PERIOD FROM AUGUST 19, 1994
                         TO SEPTEMBER 30, 1994 AND THE
           NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1995 IS UNAUDITED)

  Payments under the channel rights lease agreements generally begin upon either the completion of construction of the transmission equipment and facilities and approval for operation pursuant to the rules and regulations of the FCC or the grant of the channel rights. Channel rights lease expense was $34,461, $101,338, $108,611 and $94,500 for the years ended December 31, 1992 and 1993, the period from January 1, 1994 to August 18, 1994 and the period from August 19, 1994 to December 31, 1994, respectively.

  Future minimum lease payments due under channel rights leases in effect at December 31, 1994 are as follows:

             YEAR ENDING
             DECEMBER 31,
             ------------
              1995........................... $402,000
              1996...........................  485,000
              1997...........................  485,000
              1998...........................  478,000
              1999...........................  472,000

  Heartland Division also has certain operating leases for office space and transmission tower space which are generally cancellable or with terms less than one year. Rent expense incurred in connection with these leases was $71,969, $43,795, $27,058 and $14,673 for the years ended December 31, 1992 and 1993, the period from January 1, 1994 to August 18, 1994 and the period from August 19, 1994 to December 31, 1994, respectively.

(4) INCOME TAXES

  Income tax benefit of $62,630 for the period from August 19, 1994 to December 31, 1994 consists of a deferred tax benefit.

  Heartland Division has recognized deferred tax assets to the extent such assets can be realized through future reversals of existing taxable temporary differences.

(5) LIQUIDITY

  The growth of Heartland Division's business requires substantial investment on a continuing basis to finance capital expenditures and related expenses for subscriber growth and system development. These activities may be financed in whole or in part by Heartland Division through cash flows from operations or other sources of financing. The amount and timing of Heartland Division's future capital requirements will depend upon a number of factors, many of which are not within Heartland Division's control, including programming costs, equipment costs, marketing expenses, staffing levels, subscriber growth and competitive conditions. Failure to obtain any required additional financing could have a material adverse affect on the growth of Heartland Division and the development of its markets.

(6) COMMITMENTS

  Heartland Division has entered into a series of noncancellable agreements to purchase entertainment programming for retransmission which expire in 1995 through 1998. The agreements generally require monthly payments based upon the number of subscribers to Heartland Division's systems, subject to certain minimums.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of TruVision Wireless, Inc.:

  We have audited the accompanying balance sheets of TruVision Wireless, Inc. (a Delaware corporation formerly named TruVision Cable, Inc.) as of December 31, 1994 and 1995, and the related statements of operations, changes in stockholders' equity and cash flows for the period from inception (August 25, 1994) through December 31, 1994 and for the year ended December 31, 1995. We have also audited the statements of operations, partners' capital and cash flows of Mississippi Wireless TV L. P. (the predecessor entity to TruVision Wireless, Inc.) for the period from inception (November 2, 1993) to December 31, 1993 and the period from January 1, 1994 through August 24, 1994. TruVision Wireless, Inc. and Mississippi Wireless TV L. P. are hereinafter together referred to as "the Company." These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TruVision Wireless, Inc. as of December 31, 1994 and 1995, and the results of its operations and its cash flows for the period from inception (August 25, 1994) through December 31, 1994 and for the year ended December 31, 1995, and the results of operations and cash flows of Mississippi Wireless TV L. P. for the period from inception (November 2, 1993) through December 31, 1993 and the period from January 1, 1994 through August 24, 1994, all in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Jackson, Mississippi,
March 26, 1996 (except with respect
 to the matter discussed in Note 11,
 as to which the date is April 25,
 1996).

                            TRUVISION WIRELESS, INC.

                                 BALANCE SHEETS
              (DATA WITH RESPECT TO MARCH 31, 1996 ARE UNAUDITED)

                                             DECEMBER 31,
                                        -----------------------     MARCH 31,
                                           1994        1995         1996
                                        ----------  -----------  -----------
                ASSETS                                           (UNAUDITED)
 Current assets:
   Cash and cash equivalents..........  $2,712,851  $    88,882    $ 500,111
   Short-term investments.............      75,000       36,300       36,300
   Accounts receivable (less allowance
    for doubtful accounts of $34,000,
    $150,426 and $187,060,
    respectively).....................      41,178      283,656      237,644
   Other current assets...............      11,005      108,376      142,933
                                        ----------  -----------  -----------
     Total current assets.............   2,840,034      517,214      916,988
                                        ----------  -----------  -----------
 Property, plant and equipment:
   Transmission equipment.............   1,197,425    3,029,214    3,419,840
   Subscriber premises equipment and
    installation costs................   1,841,868    6,866,806    8,476,038
   Office furniture and equipment.....     263,743      437,169      610,224
   Vehicles...........................     223,996      215,344      216,144
   Buildings and improvements.........     204,340      326,090      348,654
                                        ----------  -----------  -----------
                                         3,731,372   10,874,623   13,070,900
   Less: accumulated depreciation.....    (217,676)  (1,375,402)  (1,905,355)
                                        ----------  -----------  -----------
                                         3,513,696    9,499,221   11,165,545
   Uninstalled subscriber premises
    equipment.........................   1,006,854      546,316      696,493
                                        ----------  -----------  -----------
                                         4,520,550   10,045,537   11,862,038
                                        ----------  -----------  -----------
 License costs, net--Notes 2 and 3....     157,480      179,592    2,447,387
 Organizational costs, net............     374,654      285,318      253,370
 Deferred costs, net and other
  assets--Note 7......................      90,341    1,849,556    4,271,870
                                        ----------  -----------  -----------
     Total assets.....................  $7,983,059  $12,877,217  $19,751,653
                                        ==========  ===========  ===========
 LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
   Trade accounts payable.............  $  813,471  $   713,218   $3,302,800
   Accrued expenses...................      77,671       43,000       33,675
   Short-term debt....................         --     4,531,464   10,084,894
                                        ----------  -----------  -----------
     Total current liabilities........     891,142    5,287,682   13,421,369
                                        ----------  -----------  -----------
 Commitments and contingencies
 Stockholders' equity--Notes 5 and 6:*
   Series A, Convertible Preferred
    Stock, $.01 par value; 800,000
    authorized, issued and
    outstanding; (liquidation
    preference of $8,000,000).........       8,000        8,000        8,000
   Series B, Convertible Preferred
    Stock, $.01 par value; 300,000
    authorized, issued and outstanding
    in 1995 and 1996 (liquidation
    preference of $3,000,000).........         --         3,000        3,000
   Common Stock, $.01 par value;
    6,000,000 shares authorized,
    2,400,000 shares issued and
    outstanding.......................      24,000       24,000       24,000
   Additional paid-in capital.........   7,701,679   10,698,679   10,698,679
   Accumulated deficit................    (641,762)  (3,144,144)  (4,403,395)
                                        ----------  -----------  -----------
     Total stockholders' equity.......   7,091,917    7,589,535    6,330,284
                                        ----------  -----------  -----------
     Total liabilities and
      stockholders' equity............  $7,983,059  $12,877,217  $19,751,653
                                        ==========  ===========  ===========

- --------
*  Restated to reflect the 2-for-1 common stock split. See Note 2.

   The accompanying notes are an integral part of these financial statements.

                            TRUVISION WIRELESS, INC.

                       STATEMENTS OF OPERATIONS (NOTE 1)
          (DATA WITH RESPECT TO MARCH 31, 1995 AND 1996 ARE UNAUDITED)

                          MISSISSIPPI WIRELESS TV L.P.                        TRUVISION WIRELESS, INC.
                     --------------------------------------- -----------------------------------------------------------
                         PERIOD FROM
                          INCEPTION
                      (NOVEMBER 2, 1993)  JANUARY 1, 1994 TO AUGUST 25, 1994 TO    YEAR ENDED      THREE MONTHS ENDED
                     TO DECEMBER 31, 1993  AUGUST 24, 1994   DECEMBER 31, 1994  DECEMBER 31, 1995       MARCH 31,
                     -------------------- ------------------ ------------------ ----------------- ----------------------
                                                                                                    1995        1996
                                                                                                  ---------  -----------
                                                                                                       (UNAUDITED)
Revenues:
 Service revenues...      $     --            $   16,233         $  264,491        $ 2,595,514    $ 379,561  $ 1,107,275
 Installation
  revenues..........            --                57,137            166,043            486,100      122,308      178,751
                          ---------           ----------         ----------        -----------    ---------  -----------
    Total revenues..            --                73,370            430,534          3,081,614      501,869    1,286,026
                          ---------           ----------         ----------        -----------    ---------  -----------
Expenses:
 System operating
  expenses..........        116,733              278,000            425,603          2,103,053      380,551      885,712
 Selling, general
  and
  administrative
  expenses..........        111,186              668,009            534,431          2,086,200      233,275      911,024
 Depreciation and
  amortization......            --                82,196            167,990          1,266,301      193,796      584,544
                          ---------           ----------         ----------        -----------    ---------  -----------
   Total operating
    expenses........        227,919            1,028,205          1,128,024          5,455,554      807,622    2,381,280
                          ---------           ----------         ----------        -----------    ---------  -----------
Loss from
 operations.........       (227,919)            (954,835)          (697,490)        (2,373,940)    (305,753)  (1,095,254)
Interest income.....            --                 6,632             55,728             15,063          --           --
Interest expense....            --                   --                 --            (143,505)         --      (163,997)
                          ---------           ----------         ----------        -----------    ---------  -----------
Net loss............       (227,919)            (948,203)          (641,762)        (2,502,382)    (305,753)  (1,259,251)
Preferred dividend
 requirement........            --                   --            (227,000)          (687,000)    (160,000)    (220,000)
                          ---------           ----------         ----------        -----------    ---------  -----------
Net loss
 attributable to
 common
 stockholders.......      $(227,919)          $ (948,203)        $ (868,762)       $(3,189,382)   $(465,753) $(1,479,251)
                          =========           ==========         ==========        ===========    =========  ===========
Loss per common
 share*.............            N/A                  N/A         $    (0.36)       $     (1.33)   $   (0.19) $     (0.62)
                          =========           ==========         ==========        ===========    =========  ===========
Weighted average
 shares
 outstanding*.......            N/A                  N/A          2,400,000          2,400,000    2,400,000    2,400,000
                          =========           ==========         ==========        ===========    =========  ===========

- --------
* Restated to reflect the 2-for-1 common stock split. See Note 2.


   The accompanying notes are an integral part of these financial statements.

                          MISSISSIPPI WIRELESS TV L.P.

                    STATEMENTS OF PARTNERS' CAPITAL (NOTE 1)
 FOR THE PERIOD FROM INCEPTION (NOVEMBER 2, 1993) THROUGH DECEMBER 31, 1993 AND
            THE PERIOD FROM JANUARY 1, 1994 THROUGH AUGUST 24, 1994

                                                                       TOTAL
                                               GENERAL    LIMITED    PARTNERS'
                                               PARTNER    PARTNER     CAPITAL
                                              ---------  ----------  ----------
Initial investment........................... $     --   $1,081,000  $1,081,000
Net loss.....................................    (2,279)   (225,640)   (227,919)
                                              ---------  ----------  ----------
Balance, December 31, 1993...................    (2,279)    855,360     853,081
Net loss.....................................  (170,677)   (777,526)   (948,203)
Partners' contributions......................   229,162     361,000     590,162
                                              ---------  ----------  ----------
Balance, August 24, 1994..................... $  56,206  $  438,834  $  495,040
                                              =========  ==========  ==========




   The accompanying notes are an integral part of these financial statements.

                            TRUVISION WIRELESS, INC.

             STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (NOTE 1)
              (DATA WITH RESPECT TO MARCH 31, 1996 ARE UNAUDITED)

                             SERIES A        SERIES B
                            CONVERTIBLE     CONVERTIBLE
                          PREFERRED STOCK PREFERRED STOCK   COMMON STOCK*    ADDITIONAL
                          --------------- --------------- ------------------   PAID-IN   ACCUMULATED
                           SHARES  AMOUNT  SHARES  AMOUNT   SHARES   AMOUNT   CAPITAL*     DEFICIT
                          -------- ------ -------- ------ ---------- ------- ----------- -----------
Exchange of the net
 assets of Mississippi
 Wireless TV L.P. for
 common stock of the
 Company................       --  $  --       --  $  --   2,400,000 $24,000 $   471,040 $       --
Sale of preferred stock,
 net of issuance costs
 of $761,361 ...........   800,000  8,000      --     --         --      --    7,230,639         --
Net loss for the period
 from inception through
 December 31, 1994......       --     --       --     --         --      --          --     (641,762)
                          -------- ------ -------- ------ ---------- ------- ----------- -----------
*BALANCE, DECEMBER 31,
 1994...................   800,000  8,000      --     --   2,400,000  24,000   7,701,679    (641,762)
Net loss................       --     --       --     --         --      --          --   (2,502,382)
Sale of preferred
 stock..................       --     --   300,000  3,000        --      --    2,997,000         --
                          -------- ------ -------- ------ ---------- ------- ----------- -----------
BALANCE, DECEMBER 31,
 1995...................   800,000  8,000  300,000  3,000  2,400,000  24,000  10,698,679  (3,144,144)
Net loss................       --     --       --     --         --      --          --   (1,259,251)
                          -------- ------ -------- ------ ---------- ------- ----------- -----------
BALANCE, MARCH 31,
 1996...................   800,000 $8,000  300,000 $3,000  2,400,000 $24,000 $10,698,679 $(4,403,395)
                          ======== ====== ======== ====== ========== ======= =========== ===========

- --------
* Restated to reflect the 2-for-1 common stock split. See Note 2.



   The accompanying notes are an integral part of these financial statements.

                            TRUVISION WIRELESS, INC.

                       STATEMENTS OF CASH FLOWS (NOTE 1)
          (DATA WITH RESPECT TO MARCH 31, 1995 AND 1996 ARE UNAUDITED)

                           MISSISSIPPI WIRELESS TV L.P.                     TRUVISION WIRELESS, INC.
                        ---------------------------------- -----------------------------------------------------------
                           PERIOD FROM
                            INCEPTION
                        (NOVEMBER 2, 1993) JANUARY 1, 1994  AUGUST 25, 1994                      THREE MONTHS ENDED
                             THROUGH             TO               TO            YEAR ENDED           MARCH 31,
                        DECEMBER 31, 1993  AUGUST 24, 1994 DECEMBER 31, 1994 DECEMBER 31, 1995    1995        1996
                        ------------------ --------------- ----------------- ----------------- ----------  -----------
                                                                                                    (UNAUDITED)
Cash flows from operating activities:
 Net loss.............      $ (227,919)      $  (948,203)     $  (641,762)      $(2,502,382)   $ (305,753) $(1,259,252)
 Adjustments to
  reconcile net loss
  to net cash provided
  by operating
  activities:
 Depreciation and
  amortization........             --             82,196          167,990         1,266,301       193,796      584,544
 Provision for losses
  on accounts
  receivable..........             --                --            34,000           126,370         8,563       36,634
 Changes in operating
  assets and
  liabilities:
  Decrease (increase)
   in accounts
   receivable.........             --           (105,395)         (23,783)         (368,848)      (20,375)       9,378
  Decrease (increase)
   in other current
   assets.............             --            (76,969)          63,014           (97,371)      (10,161)     (34,557)
  Increase (decrease)
   in accounts
   payable............          17,785           431,319          364,367          (100,254)       79,784    2,589,582
  Increase (decrease)
   in accrued
   liabilities........             --                --            77,671           (34,671)      (77,671)      (9,325)
                            ----------       -----------      -----------       -----------    ----------  -----------
Cash provided by (used
 in) operating
 activities: .........        (210,134)         (617,052)          41,497        (1,710,855)     (131,817)   1,917,004
                            ----------       -----------      -----------       -----------    ----------  -----------
Cash flows from
 investing activities:
 Capital
  expenditures........        (177,000)       (2,555,318)      (1,896,615)       (6,682,712)   (1,337,884)  (2,346,453)
 Payments for license
  and organizational
  costs...............             --           (541,823)        (165,505)              --        (17,707)  (2,290,438)
 Increase in deferred
  costs and other
  assets..............             --                --               --         (1,250,566)     (287,263)  (2,422,314)
 Deposits for
  acquisitions........             --                --               --           (100,000)          --           --
 Deposit for FCC
  auction.............             --                --               --           (450,000)          --           --
 Proceeds from short-
  term investments....             --                --               --             38,700           --           --
 Purchase of short-
  term investments....             --                --           (75,000)              --            --           --
                            ----------       -----------      -----------       -----------    ----------  -----------
 Net cash used in
  investing
  activities..........        (177,000)       (3,097,141)      (2,137,120)       (8,444,578)   (1,642,854)  (7,059,205)
                            ----------       -----------      -----------       -----------    ----------  -----------
Cash flows from
 financing activities:
 Proceeds from
  issuance of
  preferred stock.....             --                --         8,000,000         3,000,000           --           --
 Preferred stock
  issuance costs......             --                --          (761,361)              --            --           --
 Principal payments on
  notes payable.......             --                --        (3,308,000)              --            --           --
 Proceeds from
  issuance of short-
  term debt...........             --          3,308,000              --          4,531,464           --     5,553,430
 Proceeds from
  partners'
  contributions.......       1,081,000           590,162              --                --            --           --
                            ----------       -----------      -----------       -----------    ----------  -----------
Net cash provided by
 financing
 activities...........       1,081,000         3,898,162        3,930,639         7,531,464           --     5,553,430
                            ----------       -----------      -----------       -----------    ----------  -----------
Net increase
 (decrease) in cash
 and cash
 equivalents..........         693,866           183,969        1,835,016        (2,623,969)   (1,774,671)     411,229
Cash and cash
 equivalents at
 beginning of period..             --            693,866          877,835         2,712,851     2,712,851       88,882
                            ----------       -----------      -----------       -----------    ----------  -----------
Cash and cash
 equivalents at end of
 period...............      $  693,866       $   877,835       $2,712,851       $    88,882    $  938,180  $   500,111
                            ==========       ===========      ===========       ===========    ==========  ===========

   The accompanying notes are an integral part of these financial statements.

                           TRUVISION WIRELESS, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1: THE COMPANY

HISTORY AND ORGANIZATION

  TruVision Cable, Inc. ("TruVision" or the "Company"), a Delaware corporation, was incorporated in April 1994, and began business activities on August 25, 1994. The Company's name was changed to TruVision Wireless, Inc. on February 6, 1996. The Company is engaged in building, managing and owning wireless cable systems which retransmit television and programming received at a head-end via encryptic microwave signals from multichannel broadcast towers to subscribers within an approximate 40 mile radius of each tower. The Company has exclusive lease rights to substantially all of the ITFS wireless cable channels in the State of Mississippi licensed by the Federal Communications Commission ("FCC").

  Mississippi Wireless TV L. P. ("MWTV"), a Mississippi limited partnership, was formed on November 2, 1993. For the period from inception through August 24, 1994, MWTV's business activities consisted primarily of development and initial operational activities related to certain of its wireless cable rights which had been assigned to it by an affiliate.

  TruVision began business activities upon the contribution of all of the net assets of MWTV in exchange for 1,200,000 shares (2,400,000 after the 2-for-1 common stock split--see Note 2) of common stock in the Company. At the same time, an unrelated party, Chase Venture Capital Associates ("CVCA") (formerly Chemical Venture Capital Associates), a California limited partnership, contributed $8,000,000 cash in exchange for 800,000 shares of Series A Convertible Preferred Stock. This transfer of the net assets of MWTV to TruVision has been accounted for as a transfer of net assets between related parties, and accordingly, the Company has recorded the net assets received in the exchange at MWTV's historical carrying values.

  The Company is developing its Mississippi wireless cable operations in two phases. Phase I will consist of five markets which cover West, Central and South Mississippi. In May 1994, the Company placed its first market in operation in the Jackson, Mississippi area. In July 1995, the Company placed its second market in operation in the Delta area. A third market, serving portions of the Gulf Coast, is expected to begin operations in the first quarter of 1996. Construction plans call for the development of the additional markets within the Phase I area.

  Plans for the development of Phase II, which consists of four markets primarily in North Mississippi, have not been finalized. Pursuant to a stockholders' agreement between CVCA and MWTV, the Company has the option to complete development of Phase II within a five-year period. Under the terms of the option, each of the parties to the agreement will contribute their respective portions of the development costs in cash. In the event the Company participates in an initial public offering or sale prior to commencing development of each cell of Phase II, Vision Communications, Inc. ("VCI"), an entity owned primarily by the general partner of MWTV, will be eligible to receive a payment (the "Phase II Payment") for its contribution of frequency rights equal to $1,125,000 per market (total of $4.5 million), payable in cash or in shares of Common Stock of the Company based on the fair value of such shares at the time of the Phase II Payment. See Note 10.

RISKS AND OTHER FACTORS

  The Company has recorded net losses in each period of its operations. At December 31, 1995, the Company's accumulated deficit was approximately $3,144,000 ($4,403,000 at March 31, 1996). Losses incurred since inception are attributable primarily to start-up costs, marketing and sales costs

                           TRUVISION WIRELESS, INC.

and depreciation of assets used in the Company's wireless cable systems in various markets. The Company expects to continue to experience net losses while it develops and expands its wireless cable systems, although mature individual systems of the Company may reach profitability sooner than the Company on a consolidated basis. In the opinion of management, the Company will ultimately achieve positive cash flow and net income sufficient to realize its investment in its assets; however, there can be no assurance that the Company will generate sufficient operating revenues to achieve positive cash flow or net income.

  The growth of the Company's business requires substantial investment on a continuing basis to finance capital expenditures and related expenses for expansion of the Company's customer base and system development. Management expects that the Company will require significant additional financings, through debt or equity financings, joint ventures or other arrangements, to achieve its targeted subscriber levels in its current business plans in its operating systems and target markets and to cover ongoing operating losses. Additional debt or equity also may be required to finance future acquisitions of wireless cable companies, wireless cable systems or channel rights. While management believes the Company will be able to obtain additional debt or equity capital on satisfactory terms to meet its future financing needs, there can be no assurance that either additional debt or equity capital will be available.

  The Company is dependent on leases with unaffiliated third parties for substantially all of its wireless cable channel rights. ITFS licenses generally are granted for a term of 10 years and are subject to renewal by the FCC. MDS licenses generally will expire on May 1, 2001 unless renewed. FCC licenses also specify construction deadlines which, if not met by the Company or extended by the FCC, could result in the loss of the license. There can be no assurance that the FCC will grant any particular extension request or license renewal request. The remaining initial terms of most of the Company's ITFS channel leases are approximately five to 10 years. The Company's MDS leases generally are for substantially longer terms and the Company has acquired options to purchase a majority of the underlying MDS licenses. The use of wireless cable channels by the license holders is subject to regulation by the FCC and the Company is dependent upon the continuing compliance by channel license holders with applicable regulations. The termination or non-renewal of a channel lease or of a channel license, or the failure to grant an application for an extension of the time to construct an authorized station, would result in the Company being unable to deliver programming on the channels authorized pursuant thereto. Although the Company does not believe that the termination of or failures to renew a single channel lease other than that with EdNet would materially adversely affect the Company, several of such terminations or failure to renew in one or more markets that the Company actively serves or intends to serve could have a material adverse effect on the Company. In addition, the termination, forfeiture, revocation or failure to renew or extend an authorization or license held by the Company's lessors could have a material adverse effect on the Company.

  The Company contracts for the commercial use of 20 ITFS channels in various markets throughout the state of Mississippi with EdNet. The commercial use of these channels represents the majority of the Company's channels in Mississippi and the loss of, or inability to renew, the EdNet Agreement would have a material adverse effect on the Company's operations. See Note 3.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                           TRUVISION WIRELESS, INC.

REVENUE RECOGNITION

  Revenues from monthly service charges are recognized as the service is provided to the customer. Customers are billed in the month services are rendered. Installation fees are recognized as income to the extent the Company has incurred direct selling costs.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

  The Company recognizes an allowance for doubtful accounts to the extent it believes receivables are not collectible. The provision for doubtful accounts was approximately $34,000 and $126,000 for 1994 and 1995, respectively. No writeoffs were made in 1994. Writeoffs of accounts receivable were approximately $45,000 in 1995.

CASH AND CASH EQUIVALENTS


  The Company considers all highly liquid investments with original maturities of 90 days or less to be cash equivalents.

SHORT-TERM INVESTMENTS

  Short-term investments represent certificates of deposit of approximately $75,000 in 1994 and $36,000 in 1995 and 1996 restricted for use under a programming contract.

SYSTEM OPERATING EXPENSES

  System operating expenses consist principally of programming fees, license fees, tower rental, maintenance, engineering and other costs incidental to providing service to customers. Administrative and marketing expenses incurred by systems during their launch period are expensed as incurred.

SYSTEM LAUNCH COSTS

  The costs incurred to prepare a market for launch (marketing, pre-opening administration, training, etc.) are expensed in the period incurred.

PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment are stated at cost. Depreciation is recorded on the straight-line basis for financial reporting purposes. Costs incurred for repair and maintenance of property, plant and equipment are charged to expense when incurred. Costs incurred for renewals and improvements are capitalized. Costs of subscriber equipment, including installation labor and other direct installation costs, are capitalized. Subscriber premises equipment and installation costs are depreciated using a composite method over five years which factors in the Company's estimates of useful lives of recoverable equipment and average subscriber lives of nonrecoverable installation costs. Materials and supplies used to provide service to customers are included in office furniture and equipment and are valued at the lower of cost or market.

  Depreciation is recorded over the estimated useful lives as follows:

      Transmission equipment......................................... 5-10 years
      Subscriber premises equipment and installation costs...........    5 years
      Office furniture and equipment.................................   10 years
      Vehicles.......................................................    5 years
      Buildings and improvements.....................................   31 years

                           TRUVISION WIRELESS, INC.

LICENSE AND ORGANIZATIONAL COSTS

  License costs include the costs of acquiring the rights to use certain FCC frequencies to broadcast programming to the Company's customers. These costs, net of amortization of $6,000 and $25,000 at December 31, 1994, and 1995, respectively, and $48,000 at March 31, 1996, are being amortized over a ten-year period beginning with inception of service in a market. The Company from time to time reevaluates the carrying amounts of the licenses based on estimated undiscounted future cash flows as well as the amortization period to determine whether current events or circumstances warrant adjustments to the carrying amounts or a revised estimate of the useful life.

  Organizational costs include legal fees and other professional fees and expenses incident to organizing the Company. These costs, net of amortization of $28,000 and $118,000 at December 31, 1994 and 1995, respectively, and $150,000 at March 31, 1996, are being amortized over a five-year period.

INCOME TAXES

  Income taxes are provided using an asset and liability approach. The current provision for income taxes represents actual or estimated amounts payable or refundable on tax returns filed or to be filed for each year. Deferred tax assets and liabilities are recorded for the estimated future tax effects of
(a) temporary differences between the tax basis of assets and liabilities and amounts reported in balance sheets, and (b) operating loss and tax credit carry forwards. The overall change in deferred tax assets and liabilities for the period measures the deferred tax expense for the period. Effects of changes in enacted tax laws on deferred tax assets and liabilities are reflected as adjustments to tax expense in the period of enactment. The measurement of deferred tax assets may be reduced by a valuation allowance based on judgmental assessment of available evidence if deemed more likely than not that some or all of the deferred tax assets will not be realized.

  The following summarizes the Company's deferred tax assets and liabilities as of December 31, 1994 and 1995:

                                                               DECEMBER 31,
                                                            -------------------
                                                              1994      1995
                                                            -------- ----------
Deferred tax assets:
  Net operating loss carryforwards......................... $287,820 $1,827,540
  Allowance for bad debt...................................   13,260     62,400
                                                            -------- ----------
    Total tax assets.......................................  301,080  1,889,940
    Valuation allowance....................................  249,990  1,224,210
                                                            -------- ----------
                                                              51,090    665,730
                                                            -------- ----------
Deferred tax liabilities:
  Depreciation.............................................   25,350    540,150
  Deferred cost............................................   25,740    125,580
                                                            -------- ----------
    Total deferred tax liabilities.........................   51,090    665,730
                                                            -------- ----------
Net deferred tax asset..................................... $    --  $      --
                                                            ======== ==========

  The Company recognizes a deferred tax asset to the extent such amounts offset deferred tax liabilities. The $974,000 change in the valuation allowance from December 31, 1994 to December 31,

                           TRUVISION WIRELESS, INC.

1995 is due primarily to the increase in the net operating loss carryforwards, which gives rise to deferred tax assets, over the increase in the temporary differences related to depreciation, which gives rise to deferred tax liabilities.

  The Company has net operating loss carryforwards for Federal income tax purposes of approximately $4,686,000 as of December 31, 1995. The carryforwards expire in years 2009 and 2010.

STOCK SPLIT

  On March 26, 1996, the Board of Directors authorized a 2-for-1 stock split in the form of a 100% stock dividend which will be distributed on April 15, 1996 to shareholders of record on March 15, 1996. Unless otherwise indicated, all per share data, number of common shares and the statements of stockholders' equity have been retroactively adjusted to reflect this stock split.

NET LOSS PER COMMON SHARE

  Net loss per common share is based on the net loss attributable to the weighted average number of common shares outstanding during the period presented (2,400,000 as of December 31, 1994 and 1995 and March 31, 1995 and 1996.) Conversion of the Series A and B Convertible Preferred Stock into Common Stock is not assumed because the impact is antidilutive. Shares issuable upon exercise of stock options are antidilutive and have been excluded from the calculation. For all periods presented, fully diluted loss per common share and primary loss per common share are the same.

STATEMENT OF CASH FLOWS

  In 1994, the Company issued 2,400,000 shares of Class B Common Stock to MWTV in exchange for assets with a carrying amount of $4,252,144 and liabilities of $3,757,104. This exchange has been treated as a non-cash transaction except for the cash balances of $877,835 acquired from MWTV. No interest or income taxes were paid in 1994. Interest of $137,385 was paid during the year ended December 31, 1995 of which approximately $65,000 was capitalized. For the three months ended March 31, 1996 interest of $85,072 was paid. No interest was paid for the three months ended March 31, 1995 and no interest was capitalized for the three month periods ended March 31, 1995 and 1996. No income taxes were paid for any period presented.

DISCLOSURE ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

  The fair value of the Company's financial instruments (which consist of cash, accounts receivable and payable, and short-term debt) approximate their carrying amounts.

RECENTLY ISSUED ACCOUNTING STANDARDS

  In 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. The Statement does not apply to deferred acquisition costs or deferred tax assets. The Company plans to adopt this statement effective January 1, 1996; however, management believes that its adoption will not have a material effect on the Company's financial statements.

                           TRUVISION WIRELESS, INC.

  In October 1995, the FASB issued SFAS No. 123, Accounting for Stock Based Compensation, which generally requires disclosure of additional information concerning stock based employee compensation arrangements. The Company plans to adopt SFAS No. 123 effective January 1, 1996.

UNAUDITED INTERIM FINANCIAL STATEMENTS

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and Rule 10.01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 1996 are not necessarily indicative of the results that will be expected for the year ending December 31, 1996.

NOTE 3: LICENSE CONTRACTS

  In August 1993, VCI signed a renewable long-term agreement with the Mississippi EdNet Institute, Inc. ("EdNet"), a non-profit, quasi-governmental body which manages the licenses designated to various state educational entities. Subsequently, VCI assigned its rights under the EdNet agreement to the Company. See Note 1. This lease gives the Company exclusive rights to utilize excess air time (that portion of a channel's airtime available for commercial broadcasting according to FCC regulations) on the 20 ITFS channels in Mississippi. The terms of the channel leases are 10 years, commencing in 1992. The contract provides for the monthly payment of $0.05 per subscriber per channel or, beginning one year after operating the first market, a minimum of $7,500 per month. Expense for 1994 and 1995 related to this agreement was $9,300 and $69,000, respectively.

  The contract also requires TruVision to make advances to EdNet during the first 24 months of operations in the amount of $6,000 per month. These advances are being recovered as a credit against license fees owed to EdNet.

  The agreement with EdNet contains the following major provisions and requirements to be met by TruVision:

    . The system is to ultimately cover at least 95% of the population of the licensed Mississippi geographic coverage area (including the areas designated as Phase II by the Company).

    . The system must be interconnected by a two-way audio/video link between TruVision/EdNet transmission sites and Mississippi Authority for Educational Television headquarters in Jackson, Mississippi. The cost of this interconnection must be borne by TruVision within certain limits.

    . TruVision will provide standard installations at locations as EdNet may designate.

    . TruVision will install and equip an electronic classroom in each of its Mississippi Markets.

    . TruVision will complete the network by July 1, 1998.

  The Company capitalizes the cost incurred to comply with the facility installation and interconnection requirements of the EdNet Agreement and depreciates such cost over the estimated life of the related equipment.

                           TRUVISION WIRELESS, INC.

NOTE 4: SHORT-TERM DEBT

  Short-term debt consists of the following:

                                                     DECEMBER 31,
                                                   ---------------- MARCH 31,
                                                   1994     1995       1996
                                                   ----- ---------- ----------
   Borrowings under $6,000,000 revolving line of
    credit with a bank, due June 30, 1996, with
    interest due monthly at 1% above the bank's
    prime rate (9.50% at December 31, 1995)......  $ --  $4,531,464 $3,400,156
   Borrowings under the Interim Credit Facility
    with CVCA, due on demand after June 30, 1996,
    with interest of 10% due at maturity. See
    Note 10. ....................................    --         --   6,000,000
   Other.........................................    --         --     684,738

  The borrowings under the revolving line of credit are secured by substantially all of the assets of the Company, including licenses, accounts receivable, inventory, property and equipment, and contract rights. Additionally, the borrowings are guaranteed by the Company's president and a stockholder. The Company may prepay its obligations without penalty at any time.

NOTE 5: STOCK OPTION PLANS AND EMPLOYMENT CONTRACTS

  The Company has established a stock option plan for executives and other key employees. The plan provides for a maximum of 250,000 shares of Common Stock to be reserved for such options. Terms and conditions of the Company's options generally are at the discretion of the board of directors; however, no options are exercisable after June 8, 2004.

  In August 1994, the Company granted options totaling 191,490 shares to two key employees at an exercise price of $5.00 per share. In June 1995 and August 1995, options to purchase shares of 30,000 and 20,000, respectively, were granted to two additional key employees at a price of $5.00 per share. The options granted in 1995 vest over a five-year period. As of December 31, 1995, options for 140,426 shares are exercisable. No compensation expense has been recorded on these options granted since the option price was equal to the estimated fair market value of the option shares on the date the options were granted.

NOTE 6: PREFERRED AND COMMON STOCK RIGHTS

  In October 1995, the Company issued 300,000 shares of Series B Convertible Preferred Stock for gross proceeds of $3,000,000. Pursuant to a prior commitment, CVCA acquired 270,000 shares and 30,000 shares were issued to a common stockholder. MWTV has pledged its shares of the Company's Common Stock to CVCA.

  Series A and Series B Convertible Preferred Stock is senior to all other shares of stock. Convertible Preferred Stock dividend rights are cumulative at 8% per annum based on a stated value of $10 per share. As of December 31, 1994 and 1995, the aggregate amount of Convertible Preferred Stock dividends in arrears was approximately $227,000 and $914,000, respectively ($387,000 and $1,134,000, respectively, at March 31, 1995 and 1996). No preferred dividends have been declared. See Note 11.

                           TRUVISION WIRELESS, INC.

  In the event of any liquidation, holders of Series A and Series B Convertible Preferred Stock would first be entitled to receive the greater of
(i) the total $11,000,000 liquidation preference ($8,000,000 for Series A and $3,000,000 for Series B) plus all accrued but unpaid dividends, or (ii) the amount that would have been paid, or the value of property that would have been distributed if, prior to liquidation, the shares had been converted to Common Stock plus all accrued but unpaid dividends.

  Each share of Convertible Preferred Stock carries voting rights as if converted into shares of Common Stock and, at the option of the holder, is convertible at any point in time into one fully paid, nonassessable share (two shares after the 2-for-1 common stock split--see Note 2) of Common Stock plus cash equal to accrued but unpaid dividends. If the conversion is not made pursuant to an initial public offering, TruVision may, at its option, issue a promissory note in lieu of paying the dividends.

  The holders of Convertible Preferred Stock are also entitled to elect two of the five member Board of Directors of the Company. Pursuant to the terms of a stockholder's agreement certain restrictions have been placed on the stockholders' ability to vote on specified matters.

  In October 1995, the corporate charter was amended to combine Class A and Class B Common Stock into a single class of $0.01 par value, Common Stock.

  Holders of Common Stock are not eligible to receive dividends as long as any shares of Convertible Preferred Stock are outstanding.

  In the event of liquidation, after distribution in full of preferential amounts to be distributed to holders of Convertible Preferred Stock, the holders of Common Stock would receive distributions in proportion to the number of shares held.

NOTE 7: DEFERRED COSTS AND OTHER ASSETS

                                                     DECEMBER 31,
                                                  ------------------
                                                                     MARCH 31,
                                                   1994      1995       1996
                                                  ------- ---------- ----------
   Deferred costs and other assets consist of:
     Deferred financing and acquisition costs
      --Note 11.................................. $   --  $1,027,216 $2,586,178
     Advances to EdNet--Note 3...................  84,000    132,000    120,924
     Deposits for future acquisitions--Note 10...     --     100,000    562,650
     FCC auction deposit.........................     --     450,000    450,000
     Other.......................................   6,341    140,340    552,118
                                                  ------- ---------- ----------
                                                  $90,341 $1,849,556 $4,271,870
                                                  ======= ========== ==========

  Deferred acquisition costs consist primarily of professional fees, engineering costs, travel costs and other related costs associated with the acquisition of channel rights, licenses and related cable systems which are currently subject to letters of intent or definitive agreements (see Note 10). Such costs will be amortized over periods ranging from five to 10 years, beginning when each acquisition is consummated, or, if the acquisition is not consummated, written off.

                           TRUVISION WIRELESS, INC.

NOTE 8: COMMITMENTS AND CONTINGENCIES

  The Company leases office space, antenna space and certain channel broadcast rights under noncancelable operating leases with remaining terms ranging from four to eight and one-half years. The following is a schedule by years of future minimum rentals due under the leases at December 31, 1995:

      1996............................................................. $369,920
      1997.............................................................  397,744
      1998.............................................................  309,657
      1999.............................................................  190,228
      2000.............................................................  132,502
      Thereafter.......................................................  225,711

  Rent under these leases was $55,004 for the period August 25, 1994 to December 31, 1994 and $254,512 for the year ended December 31, 1995.

  The Company is participating in an auction conducted by the FCC for rights to obtain use of available MDS commercial channels in certain basic trading areas. The Company's outstanding bids for these rights aggregate approximately $16 million. If the Company is the highest bidder in any, or all, of the areas, the Company will be required to pay up to $14 million (net of a small business bidding credit), a portion of which will be financed by the U.S. government.

  The Company is involved in certain legal proceedings generally incidental to its business. While the results of any litigation contain an element of uncertainty, management believes that the outcome of any known or threatened legal proceeding will not have a material effect on the Company's financial position or results of operations.

NOTE 9: CONCENTRATIONS OF CREDIT RISK

  Financial instruments which potentially expose the Company to concentrations of credit risk, consist primarily of cash and accounts receivable. The Company has not experienced any losses on its deposits. Subscriber accounts receivable collectibility is impacted by economic trends in each of the Company's markets. Such receivables are typically collected within 30 days, and the Company has provided an allowance which it believes is adequate to absorb losses from uncollectible accounts.

NOTE 10: BUSINESS COMBINATIONS AND PROPOSED FINANCING TRANSACTIONS

  In February 1996, TruVision acquired all the outstanding common stock of BarTel, Inc., a company holding wireless cable license rights in the Demopolis and Tuscaloosa, Alabama Markets for cash of approximately $1.7 million and, if certain conditions are met, notes payable of $652,000. Accordingly, BarTel, Inc.'s financial position at March 31, 1996 and the results of its operations for the period from the date of the consummation of the acquisition to March 31, 1996, are reflected in the Company's results for the three months ended March 31, 1996. Additionally, TruVision has entered into a definitive agreement to purchase substantially all of the assets of Madison Communications, Inc. and Beasley Communications, Inc. ("Madison"), a wired and wireless cable provider located near Huntsville, Alabama, for approximately $6.0 million.

  In March 1996, the Company entered into a letter of intent to acquire substantially all of the assets of Shoals Wireless, Inc., a wireless cable provider located in Lawrenceburg, Tennessee, for $1,180,000 in cash.

                           TRUVISION WIRELESS, INC.

  TruVision has also entered into agreements to purchase licenses, channel rights and equipment in several other markets for cash of approximately $11.9 million. None of these markets is currently operating and no significant liabilities are expected to be assumed in connection with these asset acquisitions.

  The Company expects to finance the acquisitions described above with the short-term line of credit discussed in Note 4 and with an Interim Facility of up to $12.0 million provided by CVCA in the form of a 10% note payable (due on demand after June 30, 1996). See Note 4.

NOTE 11: SUBSEQUENT EVENTS

  On April 25, 1996, the Company entered into an agreement and plan of merger (the "Agreement") with Wireless One, Inc. ("Wireless One"), in which Wireless One will exchange approximately 3.4 million shares of its common stock for all of the Company's outstanding shares in a transaction valued at $45 million. The transaction is expected to close by late July 1996. In connection with the consummation of the Agreement it is expected that all of the Shares of Series A and B Convertible Preferred Stock will be converted into shares of Common Stock and all accrued and unpaid preferred dividends ($1,134,000 at March 31, 1996) will be paid.

  On May 6, 1996, Wireless One issued the Company two short-term lines of credit, a $1.5 million line of credit which is to be used to fund working capital purposes and pay off the borrowings under the bank revolving line of credit ("Working Capital Line of Credit") and a $9 million line of credit to be used to fund acquisition needs ("Acquisition Line of Credit"), together the "Lines of Credit". The Acquisition Line of Credit will increase to $15 million upon repayment of the Working Capital Line of Credit. The Lines of Credit are secured by substantially all of the assets of the Company and accrue interest at Wireless One's borrowing rate of 13%. Principal and interest are due on the tenth business day following the earliest of (1) the date of the consummation of the Agreement, (2) December 31, 1996, or (3) the date the Agreement is rescinded.

  Prior to the Agreement, the Company was pursuing a public offering of Common Stock and Senior Discount Notes (the "Offerings"). Concurrent with the Agreement, the Company withdrew the Offerings. Certain costs related to the Offerings of approximately $643,000 were deferred at March 31, 1996. The Company intends to write off a portion of those costs in the period ended June 30, 1996, after management evaluates the applicability of the specific costs to the proposed merger and the related public offering by Wireless One.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Madison Communications, Inc. and
Beasley Communications, Inc.:

  We have audited the accompanying combined balance sheets of Madison Communications, Inc. and Beasley Communications, Inc. (Alabama corporations) as of December 31, 1994 and 1995 and the related combined statements of operations and accumulated deficit and cash flows for the years ended December 31, 1993, 1994 and 1995. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Madison Communications, Inc. and Beasley Communications, Inc. as of December 31, 1994 and 1995 and the combined results of their operations and their combined cash flows for the years ended December 31, 1993, 1994 and 1995, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Jackson, Mississippi,
January 19, 1996 (except with
 respect to the matter discussed in
 note 6, as to which the date is
 February 6, 1996).

         MADISON COMMUNICATIONS, INC. AND BEASLEY COMMUNICATIONS, INC.

                        COMBINED BALANCE SHEETS (NOTE 1)
              (DATA WITH RESPECT TO MARCH 31, 1996 ARE UNAUDITED)

                                              DECEMBER 31,          MARCH 31,
                                         ------------------------  -----------
                                            1994         1995         1996
                                         -----------  -----------  -----------
                                                                   (UNAUDITED)
                 ASSETS
Current assets:
  Cash.................................. $     5,705  $    39,711  $    63,946
  Accounts receivable (less allowance
   for doubtful accounts of $16,302,
   $13,888 and $19,673, respectively)...       1,068        3,513          300
  Other current assets..................       7,804       13,401        6,518
                                         -----------  -----------  -----------
    Total current assets................      14,577       56,625       70,764
                                         -----------  -----------  -----------
Property, plant and equipment:
  Cable system--wireless................   2,337,362    2,462,318    2,475,403
  Cable system--wired...................   1,042,923    1,062,824    1,065,176
  Machinery and equipment...............     155,753      130,494      130,494
  Buildings, leasehold improvements,
   office furniture and equipment.......      34,605       40,071       40,071
  Land..................................      50,000       50,000       50,000
                                         -----------  -----------  -----------
                                           3,620,643    3,745,707    3,761,144
  Less: accumulated depreciation........  (1,944,781)  (2,499,752)  (2,627,219)
                                         -----------  -----------  -----------
                                           1,675,862    1,245,955    1,133,925
Uninstalled subscriber premises
 equipment..............................      18,195       10,431       13,902
                                         -----------  -----------  -----------
                                           1,694,057    1,256,386    1,147,827
                                         -----------  -----------  -----------
License costs, net--(note 2)............      73,333       66,666       65,000
Other assets............................       1,835        1,835        1,835
                                         -----------  -----------  -----------
    Total assets........................ $ 1,783,802  $ 1,381,512  $ 1,285,426
                                         ===========  ===========  ===========
  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...................... $    84,042  $    64,874  $    55,691
  Accrued expenses, primarily
   programming costs....................     275,294      319,424      321,462
  Deferred income.......................      28,055       20,576       20,576
  Borrowings under line of credit (note
   3)...................................     275,000      125,000      100,000
                                         -----------  -----------  -----------
    Total current liabilities...........     662,391      529,874      497,729
                                         -----------  -----------  -----------
Commitments and contingencies (note 4)
Stockholders' equity
  Common Stock; $1 par value; 1,000
   shares authorized issued and
   outstanding..........................       1,000        1,000        1,000
  Additional paid-in capital............   2,475,192    2,475,192    2,475,192
  Accumulated deficit...................  (1,354,781)  (1,624,554)  (1,688,495)
                                         -----------  -----------  -----------
    Total stockholders' equity..........   1,121,411      851,638      787,697
                                         -----------  -----------  -----------
    Total liabilities and stockholders'
     equity............................. $ 1,783,802  $ 1,381,512  $ 1,285,426
                                         ===========  ===========  ===========

   The accompanying notes are an integral part of these financial statements.

         MADISON COMMUNICATIONS, INC. AND BEASLEY COMMUNICATIONS, INC.

           COMBINED STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT (DATA WITH RESPECT TO MARCH 31, 1995 AND 1996 ARE UNAUDITED)

                                                                   THREE MONTHS ENDED
                                YEAR ENDED DECEMBER 31,                 MARCH 31,
                          -------------------------------------  ------------------------
                             1993         1994         1995         1995         1996
                          -----------  -----------  -----------  -----------  -----------
                                                                       (UNAUDITED)
Revenues:
  Service revenues......  $ 1,426,971  $ 1,493,337  $ 1,543,470  $   388,811  $   384,706
  Installation reve-
   nues.................       68,026       63,400       38,677       11,325        7,923
                          -----------  -----------  -----------  -----------  -----------
    Total revenues......    1,494,997    1,556,737    1,582,147      400,136      392,629
                          -----------  -----------  -----------  -----------  -----------
Expenses:
  System operating
   expenses.............      727,124      814,715      888,707      146,783      152,554
  General and
   administrative
   expenses.............      386,911      402,897      404,804      152,046      191,675
  Depreciation and
   amortization.........      578,739      626,531      577,240      148,678      129,134
                          -----------  -----------  -----------  -----------  -----------
    Total operating
     expenses...........    1,692,774    1,844,143    1,870,751      447,507      473,363
                          -----------  -----------  -----------  -----------  -----------
Loss from operations....     (197,777)    (287,406)    (288,604)     (47,371)     (80,734)
Other income (expense):
  Other income..........       40,793       43,180       43,414          --        19,703
  Gain (loss) on sale of
   assets...............      103,583          --        (7,143)         --           --
  Interest (expense)....      (55,465)     (31,090)     (17,440)      (6,009)      (2,910)
                          -----------  -----------  -----------  -----------  -----------
Net loss................     (108,866)    (275,316)    (269,773)     (53,380)     (63,941)
Accumulated deficit--
 beginning of period....     (970,599)  (1,079,465)  (1,354,781)  (1,354,781)  (1,624,554)
                          -----------  -----------  -----------  -----------  -----------
Accumulated deficit--end
 of period..............  $(1,079,465) $(1,354,781) $(1,624,554) $(1,408,161) $(1,688,495)
                          ===========  ===========  ===========  ===========  ===========

   The accompanying notes are an integral part of these financial statements.

         MADISON COMMUNICATIONS, INC. AND BEASLEY COMMUNICATIONS, INC.

                       COMBINED STATEMENTS OF CASH FLOWS
          (DATA WITH RESPECT TO MARCH 31, 1995 AND 1996 ARE UNAUDITED)

                                                               THREE MONTHS
                               YEAR ENDED DECEMBER 31,        ENDED MARCH 31,
                            -------------------------------  ------------------
                              1993       1994       1995       1995      1996
                            ---------  ---------  ---------  --------  --------
                                                                (UNAUDITED)
Cash flows provided by
 operating activities:
 Net loss.................  $(108,866) $(275,316) $(269,773) $(53,380) $(63,941)
 Adjustments to reconcile
  net loss to net cash
  provided by operating
  activities:
   Depreciation and
    amortization..........    578,739    626,531    577,240   148,678   129,134
   (Gain) loss on sale of
    assets................   (103,583)       --       7,143       --        --
   Provision for losses on
    accounts receivable...     22,500     18,000     15,505     4,500     4,500
   (Increase) in other
    assets................       (125)       (65)       --        --        --
   Changes in operating
    assets and
    liabilities:
     (Increase) decrease
      in accounts
      receivable..........    (17,720)   (10,184)   (17,950)    8,700    (1,287)
     (Increase) decrease
      in other current
      assets..............     (8,110)    16,418     (5,597)       77     6,883
     Increase (decrease)
      in accounts
      payable.............      3,170     39,575    (19,168)  (21,995)   (9,183)
     Increase in accrued
      expenses............    127,134     91,610     44,130    45,680     2,038
     Increase (decrease)
      in deferred income..         65      5,165     (7,479)   (7,921)      --
                            ---------  ---------  ---------  --------  --------
Cash flows provided by
 operating activities.....    493,204    511,734    324,051   124,339    68,144
                            ---------  ---------  ---------  --------  --------
Cash flows used in
 investing activities:
 Capital expenditures.....   (329,640)  (220,778)  (143,545)  (39,797)  (18,909)
 Proceeds from sale of
  assets..................    180,000        --       3,500       --        --
                            ---------  ---------  ---------  --------  --------
 Net cash used in
  investing activities....   (149,640)  (220,778)  (140,045)  (39,797)  (18,909)
                            ---------  ---------  ---------  --------  --------
Cash flows used in
 financing activities:
 Payment on bank
  overdraft...............    (21,815)       --         --        --        --
 Payments on line of
  credit..................   (300,000)  (307,000)  (150,000)  (50,000)  (25,000)
                            ---------  ---------  ---------  --------  --------
Net cash used by financing
 activities...............   (321,815)  (307,000)  (150,000)  (50,000)  (25,000)
                            ---------  ---------  ---------  --------  --------
Net increase (decrease) in
 cash and cash
 equivalents..............     21,749    (16,044)    34,006    34,542    24,235
Cash and cash equivalents
 at beginning of period...        --      21,749      5,705     5,705    39,711
                            ---------  ---------  ---------  --------  --------
Cash and cash equivalents
 at end of period.........  $  21,749  $   5,705  $  39,711  $ 40,247  $ 63,946
                            =========  =========  =========  ========  ========


   The accompanying notes are an integral part of these financial statements.

         MADISON COMMUNICATIONS, INC. AND BEASLEY COMMUNICATIONS, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

(1) THE COMPANIES

(a) History and Organization

  Madison Communications, Inc. ("Madison"), an Alabama corporation, was formed and began operations on July 26, 1989. Beasley Communications, Inc. ("Beasley"), an Alabama corporation, was formed on June 16, 1994. The shareholders of Madison and Beasley are the same and the business operations are generally conducted as if Madison and Beasley were a single entity. Accordingly, the financial statements of Madison and Beasley are presented on a combined basis. Madison and Beasley are hereafter referred to as "the Company."

  The Company is engaged in building, managing and owning wired and wireless cable systems. Wired cable systems retransmit television signals to subscribers over coaxial cable networks from a head-end facility where the signals are received and processed. Wireless cable systems retransmit television programming received at the head-end via encrypted microwave signals from multi-channel broadcast towers to subscribers within an approximate 40 mile radius of each tower. The Company has licenses for contractual control over 27 wireless cable channels in Madison and Limestone Counties of North Alabama licensed by the Federal Communications Commission ("FCC").

(b) FCC Licenses

  The Company is dependent on leases with unaffiliated third parties for substantially all of its wireless cable channel rights. ITFS licenses generally are granted for a term of 10 years and are subject to renewal by the FCC. MDS licenses generally will expire on May 1, 2001 unless renewed. FCC licenses also specify construction deadlines which, if not met by the Company or extended by the FCC, could result in the loss of the license. There can be no assurance that the FCC will grant any particular extension request or license renewal request. The use of wireless cable channels by the license holders is subject to regulation by the FCC and the Company is dependent upon the continuing compliance by channel license holders with applicable regulations. The termination or non-renewal of a channel lease or of a channel license, or the failure to grant an application for an extension of the time to construct an authorized station, would result in the Company being unable to deliver programming on the channels authorized pursuant thereto. Although the Company does not believe that the termination of or failure to renew a single channel lease would materially adversely affect the Company, several of such terminations or failures to renew in one or more Markets that the Company actively serves or intends to serve could have a material adverse effect on the Company. In addition, the termination, forfeiture, revocation or failure to renew or extend an authorization or license held by the Company's lessors could have a material adverse effect on the Company.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Use of Estimates in the Preparation of Financial Statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(b) Property, Plant and Equipment

  Property, plant and equipment are stated at cost. Depreciation is recorded on the straight-line basis for financial reporting purposes. Costs incurred for repair and maintenance of property, plant and

         MADISON COMMUNICATIONS, INC. AND BEASLEY COMMUNICATIONS, INC.

equipment are charged to expense when incurred. Costs incurred for renewals and improvements are capitalized. The costs of subscriber equipment, including installation labor and other direct installation costs, is capitalized. Subscriber premises equipment and installation costs are depreciated using a composite method over five years which factors in the Company's estimates of useful lives of recoverable equipment and average subscriber lives of nonrecoverable installation costs.

  Depreciation is recorded over the estimated useful lives as follows:

   Cable systems--wireless........................................... 3-10 years
   Cable systems--wired.............................................. 5-10 years
   Machinery and equipment........................................... 5-10 years
   Office furniture and equipment....................................    7 years
   Buildings and improvements........................................   31 years

(c) License Costs

  License costs include the costs of acquiring the rights to use certain FCC frequencies to broadcast programming to the Company's customers. These costs, net of amortization of $20,001, $26,668 and $33,334 at December 31, 1993, 1994
and 1995 and $35,001 at March 31, 1996, are being amortized over a 15 year period beginning with inception of service in a market. The Company from time to time reevaluates the carrying value of the licenses based on estimated undiscounted cash flows as well as the amortization period to determine whether current events or circumstances warrant adjustments to the carrying amounts or a revised estimate of the useful life. In 1993, broadcast licenses to certain Markets outside of the Company's area of interests were sold to a third party, resulting in a gain of approximately $100,000.

(d) Revenue Recognition

  Revenues from monthly service charges are recognized as the service is provided to the customer. Customers are billed in the month services are rendered.

Operating Expenses

  Operating expenses consist principally of programming fees, license fees, tower rental, maintenance, engineering and other costs incident to providing service to customers.

(e) Income Taxes

  Effective March 15, 1990, the Company elected to be taxed as an S Corporation under provisions of the Internal Revenue Code. As a result, the Company does not pay federal corporate income taxes or Alabama corporate income taxes on its taxable income. Instead, the stockholders are liable for individual federal income taxes and Alabama income taxes on the Company's taxable income. No distributions of earnings to stockholders have been made or are planned to be made for payment of income taxes as the Company had a loss for income tax purposes in 1995.

(f) Statement of Cash Flows

  The Company considers all highly liquid investments with remaining maturities of 90 days or less to be cash equivalents. The Company paid interest of $55,465, $31,090 and $17,440, for the years ended December 31, 1993, 1994 and 1995, respectively and $5,953 for the three months ended March 31, 1996. No interest was paid in the three months ended March 31, 1995. No income taxes were paid in any of the periods presented.

         MADISON COMMUNICATIONS, INC. AND BEASLEY COMMUNICATIONS, INC.

(g) Disclosures about the Fair Value of Financial Instruments

  The fair values of the Company's financial instruments (which consist of cash, accounts receivable, accounts payable and borrowings under the line of credit) approximate their carrying value.

(h) Recently Issued Accounting Standards

  In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 ("SFAS 121"), Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. The Statement does not apply to deferred acquisition costs, or deferred tax assets. The Company has adopted this statement effective January 1, 1995, and its adoption did not have a material effect on the Company's financial statements.

(i) Unaudited Interim Financial Statements

  The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and Rule10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 1996 are not necessarily indicative of the results that will be expected for the year ending December 31, 1996.

(3) LINE OF CREDIT AGREEMENT

  On April 8, 1992 the Company obtained a $1,000,000 revolving credit facility (the "Revolver") for working capital and other general corporate purposes. Borrowings under the Revolver bear interest at the prime rate plus 1.0% (9.5% at December 31, 1995). Interest is payable quarterly and the Revolver is renewable on an annual basis. Substantially all of the assets of the Company are pledged as collateral under the Revolver and the stock of the Company is pledged as collateral under the guarantee of the Revolver. Total borrowings outstanding under the Revolver were $125,000 at December 31, 1995.

(4) COMMITMENTS AND CONTINGENCIES

  The Company leases office space, antenna space and certain equipment under noncancelable operating leases with remaining terms ranging from one to five years. The following is a schedule by years of future minimum rentals due under the leases at December 31, 1995:

   1996................................................................. $26,407
   1997.................................................................  10,560
   1998.................................................................   6,600
   1999.................................................................   2,640
   2000.................................................................   1,540

  Rent expense for the years ended December 31, 1993, 1994 and 1995 was approximately $13,200, $24,800 and $37,200, respectively.

         MADISON COMMUNICATIONS, INC. AND BEASLEY COMMUNICATIONS, INC.

  In addition to the noncancelable leases above, the Company has entered into agreements with certain area schools and colleges to use the ITFS licenses awarded them. These contracts give the Company exclusive rights to utilize 16 channels awarded as educational frequencies to broadcast commercial programming. The Company is obligated to reserve a certain number of hours per week for broadcasting of educational programming for these institutions and to provide the equipment necessary in the institutions to receive the Company's transmission. The Company fulfills its educational programming obligation through assignment of four channels for full-time educational programming. The contracts provide monthly payments of $0.05 to $0.10 per subscriber per channel. License expense for the years ended December 31, 1993, 1994 and 1995 was $44,300, $46,900 and $54,300, respectively.

  The Company is involved in certain legal proceedings generally incidental to its business. While the results of any litigation contain an element of uncertainty, management believes that the outcome of any known or threatened legal proceeding will not have a material effect on the Company's financial position or results of operations.

(5): CONCENTRATIONS OF CREDIT RISK

  Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The Company has not experienced any losses on its deposits. Subscriber accounts receivable collectibility is impacted by economic trends in each of the Company's Markets. Such receivables are typically collected within thirty days, and the Company has provided an allowance which it believes is adequate to absorb losses from uncollectible accounts.

(6): SALE OF THE COMPANY

  On February 6, 1996, the Company signed a definitive agreement to sell substantially all of the assets of Madison and Beasley to TruVision Wireless, Inc., for $6.0 million in a combination of cash and notes receivable. The sale, which is contingent upon FCC approval, is expected to be consummated in the second quarter of 1996.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholder of BarTel, Inc.:

  We have audited the accompanying balance sheet of BarTel, Inc. (an Alabama corporation) as of December 31, 1995, and the related statements of income and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BarTel, Inc. as of December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Jackson, Mississippi,
March 26, 1996.

                                  BARTEL, INC.

                                 BALANCE SHEET

                                                                   DECEMBER 31,
                                                                       1995
                                                                   ------------
                              ASSETS
Current assets:
  Accounts receivable.............................................   $27,816
  Other current assets............................................       500
                                                                     -------
    Total current assets..........................................    28,316
                                                                     -------
Property and equipment, net--(note 2).............................       655
Other assets--(note 2)............................................    38,299
                                                                     -------
  Total assets....................................................   $67,270
                                                                     =======
               LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable................................................   $ 1,722
  Accrued expenses................................................     3,145
                                                                     -------
    Total current liabilities.....................................     4,867
                                                                     -------
Other liabilities--(note 2).......................................    37,828
Deferred tax liability............................................     4,583
                                                                     -------
  Total liabilities...............................................    47,278
                                                                     -------
Stockholder's equity
  Common Stock, $1.00 par value; 1,500 shares authorized, 1,000
   shares issued and outstanding..................................     1,000
  Retained earnings...............................................    18,992
                                                                     -------
  Total stockholder's equity......................................    19,992
                                                                     -------
  Total liabilities and stockholder's equity......................   $67,270
                                                                     =======


    The accompanying notes are an integral part of this financial statement.

                                  BARTEL, INC.

                   STATEMENT OF INCOME AND RETAINED EARNINGS

                                                              FOR THE YEAR ENDED
                                                              DECEMBER 31, 1995
                                                              ------------------
Revenues:
  Consulting fees............................................      $150,000
                                                                   --------
    Total revenues...........................................       150,000
                                                                   --------
Expenses:
  Operating expenses.........................................        67,720
  General and administrative expenses........................        59,485
  Depreciation...............................................            42
                                                                   --------
    Total operating expenses.................................       127,247
                                                                   --------
Income from operations.......................................        22,753
Provision for income taxes--(note 2).........................         5,039
                                                                   --------
Net income...................................................        17,714
Retained earnings, beginning of year.........................         1,278
                                                                   --------
Retained earnings, end of year...............................      $ 18,992
                                                                   ========


    The accompanying notes are an integral part of this financial statement.

                                  BARTEL, INC.

                            STATEMENT OF CASH FLOWS

                                                             FOR THE YEAR ENDED
                                                             DECEMBER 31, 1995
                                                             ------------------
Cash flows from operating activities:
  Net income................................................      $17,714
  Adjustments to reconcile net income to net cash provided
   by operating activities:
    Depreciation............................................           42
    Provision for deferred income tax.......................        4,583
    Changes in operating assets and liabilities:
      Increase in accounts receivable.......................      (25,100)
      Increase in other assets..............................         (500)
      Increase in accounts payable and accrued expenses.....          629
      Increase in other liabilities.........................       37,828
                                                                  -------
Cash provided by operating activities.......................       35,196
                                                                  -------
Cash flows from investing activities:
  Capital expenditures......................................         (697)
  Deposit for FCC auction...................................      (38,169)
                                                                  -------
Cash used in investing activities...........................      (38,866)
                                                                  -------
Net decrease in cash and cash equivalents...................       (3,670)
                                                                  -------
Cash and cash equivalents, beginning of year................        3,670
                                                                  -------
Cash and cash equivalents, end of year......................      $   --
                                                                  =======


    The accompanying notes are an integral part of this financial statement.

                                 BARTEL, INC.

                         NOTES TO FINANCIAL STATEMENTS

(1) THE COMPANY--HISTORY AND ORGANIZATION

  BarTel, Inc. ("BarTel" or the "Company"), an Alabama corporation, was incorporated on April 14, 1993, to, among other things, develop, construct, operate and maintain wireless cable systems. A wireless cable system retransmits programming received at a head-end receiver via encryptic microwave signals from multichannel broadcast towers to subscribers within an approximate 40 mile radius of each tower. In February 1996, the Company's sole stockholder signed a definitive agreement to sell the stock of BarTel to TruVision Wireless, Inc. See note 4.

(a) Demopolis Market Area

  The Company has entered into lease agreements with various educational institutions (the "Educational Institutions") whereby it has the exclusive rights to the excess airtime capacity of 20 Instructional Television Fixed Service ("ITFS") wireless cable channels in the Demopolis, Alabama, market and through agreements with various individuals, the rights to 8 Multipoint Distribution Service ("MDS") channels in the same area. Through the lease agreements with the Educational Institutions, BarTel agreed to assist in obtaining government grants to fund equipment and construction costs, and to operate and maintain, at its own cost, a wireless cable system which would broadcast commercial and educational programming to the Educational Institutions free of charge.

  In October 1993, the Educational Institutions pooled certain ITFS licenses awarded by the FCC into a single entity, Black Warrior Telecommunications Consortium (the "Consortium") and agreed to provide the funding for constructing and equipping the wireless cable system with BarTel operating and maintaining the system. The Consortium permitted BarTel the right to use the equipment to operate a commercial wireless system, but the equipment remains the property of the educational institutions. The Consortium has also allowed BarTel to combine the ITFS and MDS channels to enhance the wireless cable system in order to attract potential subscribers. See note 3.

  The Company has successfully tested its broadcasting system to limited test sites in the Demopolis area but has not solicited or installed any customers.

(b) Eutaw/Tuscaloosa Market Area

  The Company also has agreements with various educational and health-care service institutions (the "Institutions") in the Eutaw/Tuscaloosa, Alabama, broadcast market area. Under these agreements, BarTel has exclusive rights to the excess airtime capacity of 20 ITFS wireless cable channels of which the individual Institutions hold licenses. The Company is required to assist in obtaining government grants to fund the equipment and construction of an ITFS system, as well as operate and maintain the system, at its own cost. The equipment will then become the property of the individual Institutions with BarTel maintaining the right to its use for broadcasting programming to the general public. See note 3.

(c) Gadsden/Anniston Market Area

  The Company has entered into an agreement with Gadsden Wireless Cable Corporation, Inc. ("Gadsden") whereby it will act as a consultant and contractor, from development through operation, for purposes of establishing a wireless cable system in the Gadsden/Anniston, Alabama, broadcast market area. Under this agreement, Gadsden will fully fund all expenses related to this endeavor including consulting fees to be paid to BarTel. Upon successful completion of this wireless cable system in accordance with the agreement, BarTel will be granted an amount of stock in Gadsden equivalent to that of its two owners/shareholders. See notes 3 and 4.

                                 BARTEL, INC.

  The Company acts as an agent for Gadsden for purposes of bidding at an FCC auction on the rights to acquire several MDS channel licenses. Gadsden has advanced the Company the deposit necessary to bid on these licenses.

(d) Risks and Other Factors

  The Company has not marketed its product to potential customers in the Demopolis area and the construction of the wireless cable system transmission facilities has not commenced in the Eutaw/Tuscaloosa market area. The Company expects to incur significant costs in advertising to the Demopolis market area and in increased manpower to handle a customer base. Additionally, the cost of developing a system in the Eutaw/Tuscaloosa market area will require outside financing sources. The growth of the Company's business also requires substantial investment on a continuing basis to finance subscriber premises equipment. There can be no assurance that the Company will generate revenues or obtain other sources of financing sufficient to cover these costs and achieve positive cash flow. See note 4.

  The Company is dependent on leases with third parties for all of its wireless cable channel rights. Most of these licenses are granted for a term of 10 years and are subject to renewal by the lessor. There can be no assurance that the lessors will grant a license renewal request. The use of wireless cable channels by the license holders is subject to regulation by the FCC and the Company is dependent upon the continuing compliance of channel license holders with applicable regulations. The termination or non-renewal of a channel lease or of a channel license would result in the Company being unable to deliver programming on the channels authorized pursuant thereto. In addition, the termination, forfeiture, revocation or failure to renew or extend an authorization or license held by the Company's lessors could have a material adverse effect on the Company.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Revenue Recognition

  Revenue recognized to date is for consulting work performed by the Company's employees for the benefit of the holders of the channel licenses described in
Note 3 and related to the design and construction of the broadcast equipment to be leased by the Company. This revenue is recognized as the service is provided and the holders are billed in the month the service is performed.

(b) Statement of Cash Flows

  The Company considers all demand and interest-bearing accounts to be cash equivalents. In 1995, income taxes of $240 were paid. No interest was paid in 1995.

(c) Property and Equipment

  Property and equipment are stated at cost. Depreciation is recorded on the straight-line basis for financial reporting purposes. Costs incurred for repair and maintenance of property and equipment are charged to expense when incurred. All equipment is depreciated over an estimated useful life of 7 years.

(d) Other Assets and Liabilities

  Other assets and other liabilities consist of a deposit to the FCC for the wireless cable auction and a liability for the same amount as this deposit was advanced to the Company by Gadsden.

                                 BARTEL, INC.

(e) Income Taxes

  Income taxes are provided using an asset and liability approach. The current provision for income taxes represents actual or estimated amounts payable on tax returns to be filed for each year. Deferred tax assets and liabilities are recorded for the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts reported in the balance sheet. The Company pays taxes on the cash basis. Accordingly, deferred tax assets and liabilities have been recorded for the difference between the cash basis and accrual basis for the Company's yearly activity. As of December 31, 1995, the Company had a deferred income tax liability of $4,583.

(f) Disclosure about the Fair Value of Financial Instruments

  The fair value of the Company's financial instruments (which consists of accounts receivable and payable) approximate their carrying amounts.

(3) LICENSE CONTRACTS

(a) Demopolis Market Area:

 BLACK WARRIOR TELECOMMUNICATIONS CONSORTIUM

  In September 1994, the Company was awarded a contract with the Consortium to act as a "facilitator" in the construction, operation and maintenance of a wireless cable transmission facility. Under the agreement, the Company will be paid a monthly fee for services as well as reimbursements for expenses related to construction of the facility. The Educational Institutions have leased the Company exclusive rights to the excess airtime under the 20 ITFS licenses awarded them. The Company is allowed to use the Consortium system, equipment and leased tower to operate a commercial wireless cable operation. In return for the use of the excess airtime (that portion of channel's airtime available for commercial broadcasting according to FCC regulations) under each of these channel licenses, the Company agrees to pay the Consortium 20% of the Company's annual gross subscription revenues received from residential and commercial customers. The Consortium also granted BarTel the right to link other MDS channels to the system in order to enhance the offering of programs and to attract potential subscribers. The Company will pay all costs associated with the operation and maintenance of the transmission facility as well as all reception equipment required for the general public or any Consortium members to view the programs to be transmitted. For the ITFS channels, the Company agrees to reserve for each channel licensed a minimum of 20 hours of airtime each week for broadcasting educational programming. The terms of the ITFS channel leases are 10 years, running concurrent with the licenses, commencing June 29, 1994. All leases are renewable at the Company's option and with approval from the FCC.

POWELL, HYATT & CAROLINE WIRELESS CABLE, INC.

  On May 22, 1994, the Company entered into an agreement with Louis F. Powell, Arvol M. Hyatt, and Caroline Wireless Cable, Inc. ("Caroline"). Powell and Hyatt are the holders of separate MDS channel licenses granted by the FCC and authorizing the licensees to construct a transmission facility in Demopolis, Alabama. Caroline had entered into a service agreement with both Powell and Hyatt for use of these licenses in exchange for constructing the facility and providing royalties upon commencement of commercial operations. Caroline also entered into an agreement with the Wilcox County Board of Education ("Wilcox"), a holder of an ITFS license, for the use of excess channel capacity. Under that contract, Caroline was to construct, maintain and operate a transmission facility and pay royalties to Wilcox once subscribers to a commercial wireless cable system were installed.

                                 BARTEL, INC.

  Caroline assigned BarTel all of its rights to the contracts with Powell, Hyatt and Wilcox. The Company agreed to complete the Powell license to construct the facility and use reasonable efforts to assume and carry out the obligations to Wilcox County. In the event that the Powell and Hyatt licenses are implemented and that the Wilcox application to construct and operate a transmission facility is successful, the Company agrees to assume the same obligations in respect to the various agreements listed above. The term of the Wilcox agreement is for two years, running concurrent with the license date, with four automatically renewable terms of two years unless either party gives notice of cancellation for cause.

  In addition, Powell and Hyatt agreed to transfer their licenses to the Company for $.10 per channel per month per commercial subscriber with payment to begin after BarTel has reached 4,000 subscribers. Payment will continue for 40 months or until the cumulative payments reach $100,000. If, at the end of this term, the aggregate payments do not exceed $100,000, the monthly payments are to continue until the aggregate is $100,000. If the Company has less than 4,000 subscribers, it may withhold payment. However, if after three years BarTel does not have 4,000 subscribers it must begin monthly payments of $.10 per customer until the aggregate of payments exceeds $100,000.

  At no time will the Company be obligated to pay after reaching payments of $100,000.

EUTAW/TUSCALOOSA MARKET AREA:

  On October 12, 1992, Stuart Barron, sole stockholder of BarTel, contracted with five institutions in separate agreements. The Institutions had applied for licenses from the FCC to build and operate ITFS channels in the Eutaw, Alabama area. The Company reached agreements with each institution to have exclusive rights to the excess channel capacity on these ITFS channels. The initial term of the agreements is 10 years from the date of the FCC grant of licenses to the Institutions.

  Under these agreements, the Company is to prepare applications for a federal grant on behalf of the Institutions which will be used to "procure, arrange for, and pay all costs associated with engineering, purchasing, constructing and installing ITFS equipment which shall become the property of the institution." BarTel must pay all costs to provide suitable space and to operate and maintain the ITFS equipment so that it meets FCC standards. The Company may, at its own expense, install reception equipment necessary for the general public to view the programs transmitted.

  The Institutions have leased excess capacity time to BarTel and have reserved 20 hours per channel per week for educational programming. The contract also allows the institution to reserve an additional 20 hours each week. Airtime is to be available free of charge to the Institutions.

(b) Gadsden/Anniston Market Area:

 GADSDEN WIRELESS CABLE CORPORATION, INC.

  On June 17, 1995, the Company entered into a service agreement with Gadsden. Under this agreement, the Company will assist in assessing the needs of Gadsden to establish a 20-channel wireless cable system in the Gadsden/Anniston, Alabama market area and act as a consultant for completing the project, including applying for FCC licenses.

  The Company will acquire and purchase on behalf of Gadsden all materials and equipment needed to construct the system and arrange for necessary labor to perform the construction work. It is

                                 BARTEL, INC.

also required to determine the work to be done and supervise all activities to meet FCC requirements for placing the system in operation.

  Gadsden agrees to fully fund the project, including the prompt payment of all labor and materials upon requisition by the Company and approval by Gadsden. Gadsden will pay the Company $8,000 per month and out of pocket expenses, up to $1,000 per month, from the execution of this agreement until the project broadcasts a test signal, or 12 months, whichever occurs first. If the project is not operational after 12 months, the project may be continued if it is determined that it is still viable. However, monthly fees paid to the Company will decline by $1,000 for each month after the twelfth month.

  If the Company is successful in placing a 20-channel wireless cable system into operation, the two shareholders of Gadsden will transfer to BarTel an amount of stock in Gadsden equal to that which they themselves hold. See Note 4.

(4) SUBSEQUENT EVENT

  On February 20, 1996, the Company's sole stockholder sold his stock in the Company to TruVision Wireless, Inc. ("TruVision") for $1.7 million cash and a promissory note for $652,000 subject to the terms of the purchase agreement. TruVision expects to renegotiate the obligations under the leases discussed in
Note 3 to (1) reduce the payments to the Consortium and (2) remove the provisions for the Company obtaining government grants on behalf of the Consortium. TruVision also anticipates to renegotiate the lease agreements with the four Eutaw ITFS groups and to transfer ownership of transmission equipment from the Consortium to TruVision.

  Also in February 1996, TruVision entered into a purchase and sale agreement with Gadsden pursuant to which TruVision will acquire assets that include the rights to the 20-channel wireless cable system that Gadsden had planned to establish with the Company's assistance.

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTI-TUTE AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION.

- --------------------------------------------------------------------------------
TABLE OF CONTENTS

Prospectus Summary........................................................    1
Risk Factors..............................................................   11
Formation of the Company..................................................   21
Formation of TruVision....................................................   22
The TruVision Transaction.................................................   22
Acquisitions..............................................................   23
Use of Proceeds...........................................................   24
Dividends and Price Range of Common Stock.................................
Dilution..................................................................
Capitalization............................................................   25
Unaudited Pro Forma Condensed Combined Financial Information..............   26
Selected Historical Financial Data........................................   32
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   35
Business..................................................................   45
Wireless Cable Industry...................................................   65
Management................................................................   74
Certain Transactions......................................................   83
Principal Stockholders....................................................   84
Description of Certain Indebtedness.......................................   86
Description of Units......................................................
Description of Notes......................................................   86
Description of Warrants...................................................
Description of Capital Stock..............................................  120
Shares Eligible for Future Sale...........................................
United States Federal Income Tax Matters..................................  123
Underwriting..............................................................  127
Legal Matters.............................................................  128
Experts...................................................................  128
Available Information.....................................................  129
Index to Financial Statements.............................................  F-1

PROSPECTUS

WIRELESS ONE, INC.

UNITS CONSISTING OF

$

  % SENIOR DISCOUNT NOTES DUE 2006 AND WARRANTS TO PURCHASE SHARES OF COMMON
STOCK


WIRELESS ONE(SM)




CHASE SECURITIES INC.

BT SECURITIES CORPORATION

GERARD KLAUER MATTISON & CO., LLC

PRUDENTIAL SECURITIES INCORPORATED


     ,1996

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee and the NASD filing fee.

   SEC registration fee............................................. $   60,345
   NASD filing fee..................................................     18,000
   Rating agency fee................................................     20,000
   Blue sky fees and expenses.......................................     15,000
   Printing and engraving expenses..................................    600,000
   Legal fees and expenses..........................................    350,000
   Accounting fees and expenses.....................................    150,000
   Trustee fees.....................................................     10,000
   Miscellaneous....................................................    776,655
                                                                     ----------
     Total.......................................................... $2,000,000
                                                                     ==========

  The Registrant will bear all of the foregoing fees and expenses.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, or proceedings, whether civil, criminal, administrative, or investigative (other than action by or in the right of the corporation--a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise. Article IX of the Registrant's By-laws requires indemnification to the fullest extent permitted by Delaware law. In addition, the Registrant will enter into indemnity agreements with its directors (a form of which is filed as Exhibit 10.6 to this Registration Statement), which obligate the Registrant to indemnify such directors to the fullest extent permitted by the DGCL. The Registrant also intends to obtain, prior to the effective date of this Registration Statement, officers' and directors' liability insurance which insures against liabilities that officers and directors of the Registrant may incur in such capacities.

  Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any transaction from which the director derives an improper personal benefit, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for improper payment of dividends or redemptions of shares or (iv) for any breach of a director's duty of loyalty to the company or its stockholders. Article VI of the Registrant's Certificate of Incorporation includes such a provision.

  Reference is made to the form of Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement which provides for indemnification of the directors and officers of the Registrant signing this Registration Statement and certain controlling persons of the Registrant against certain liabilities, including those arising under the Securities Act of 1933, as amended (the "Securities Act"), in certain instances by the Underwriters.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  (a) In the Heartland Transaction, the Registrant issued shares of Common Stock to the following persons in exchange for shares of common stock of Old Wireless One:

   INVESTORS                                                            SHARES
   ---------                                                           ---------
   The Lamar Corporation..............................................   341,517
   Hans Sternberg.....................................................   281,802
   Hendrix Family Trust...............................................   245,692
   KBBS, Inc..........................................................   163,795
   Wireless Investment Co.............................................   163,795
   Gulf Coast Services, Inc...........................................   163,795
   Otelco Investments, LLC............................................   163,795
   EATEL, Inc.........................................................   149,053
   William C. Norris, Jr..............................................   102,372
   Robert A. Hart.....................................................   102,372
   Fort Bend Telephone Co.............................................    81,897
   Columbia Cellular, Inc.............................................    81,897
   Hart Wireless LTD Partnership......................................    51,595
   G.T. Investments, Inc..............................................    45,044
   Sean Reilly........................................................    15,636
   Chase Manhattan Capital Corporation................................ 2,413,656
   Premier Venture Capital Corporation................................   754,268
   Advantage Capital Partners Limited Partnership.....................   452,561
   Advantage Capital Partners II Limited Partnership..................   150,853
   First Commerce Capital, Inc........................................   150,854
   Wireless Investment Company........................................   150,854
   Concord Telephone..................................................    75,427
   Ronald L. Daniels..................................................    75,427
   OPCO Senior Executive Investment Partnership, L.P..................    45,256
   R.C. Corr & Doris Corr, Joint Survivors............................    30,171
   Deborah Sternberg..................................................    12,672
   Donna Sternberg....................................................    12,672
   Erich Sternberg....................................................    12,672
   Julie Sternberg....................................................    12,672
   Mark Sternberg.....................................................    12,672
   Insa Abraham.......................................................    12,672
   Allyn Madere.......................................................     3,017
   Arthur G. Scanlan II...............................................     3,017
   Paul Boudreaux.....................................................     3,017
                                                                       ---------
     Total............................................................ 6,538,467
                                                                       =========

  The Registrant also issued 3,461,538 shares of Common Stock and the Heartland Notes to certain subsidiaries of Heartland Wireless Communications, Inc. in connection with the Heartland Transaction.

  The Registrant also issued warrants to GKM to purchase 300,000 shares of Common Stock in connection with the Heartland Transaction.

  (b) In the TruVision Transaction, the Registrant issued shares of Common Stock to the following persons in exchange for shares of common stock of TruVision

   INVESTORS                                                            SHARES
   ---------                                                           ---------
   Mississippi Wireless TV, L.P. ..................................... 1,760,000
   Chase Venture Capital Associates, L.P. ............................ 1,569,333
   Vision Communications, Inc. .......................................   180,000
   VanCom, Inc. ......................................................    44,000
                                                                       ---------
   Total.............................................................. 3,553,333
                                                                       =========

  (c) The Company issued 48,752 shares of Common Stock to Volunteer Wireless, Inc. within the past 12 months.

  Except as set forth above, the Registrant has not sold any securities.

  All transactions described above were effected in reliance upon the exemption from the registration requirements of the Securities Act contained in Section 4(2) of the Securities Act and Regulation D promulgated thereunder on the basis that such transactions did not involve any public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits

 EXHIBIT
   NO.                           DESCRIPTION OF EXHIBIT
 -------                         ----------------------
  1.1    Form of Underwriting Agreement between the Registrant and the
         Underwriters**
  2.1    TruVision Merger Agreement among the Registrant, TruVision and
         Wireless One MergerSub, Inc., dated April 25, 1996**
  3.1    Amended and Restated Certificate of Incorporation of the Registrant+++
  3.2    Bylaws of the Registrant+++
  4.1    Indenture between the Registrant and United States Trust Company of
         New York, as Trustee dated October 24, 1995+++
  4.2    Warrant Agreement between the Registrant and United States Trust
         Company of New York, as Warrant Agent dated October 24, 1995+++
  4.3    Escrow and Disbursement Agreement between the Registrant and Bankers
         Trust Corporation, as Escrow Agent dated October 24, 1995+++
  4.4    Unit Agreement between the Registrant and United States Trust Company of New York, as Unit Agent dated October 24, 1995+++
  4.5    Form of Supplemental Indenture between the Registrant and United
         States Trust Company of New York as Trustee**
  4.6    Form of Indenture between the Registrant and United States Trust
         Company of New York as Trustee**
  4.7    Form of Warrant Agreement between the Registrant and United States
         Trust Company of New York, as Warrant Agent**
  4.8    Form of Unit Agreement between the Registrant and United States Trust
         Company of New York, as Unit Agent**
  5.1    Opinion of Kirkland & Ellis (including the consent of such firm) as to the validity of the notes being offered**
  8.1    Opinion of Kirkland & Ellis as to certain tax matters**
 10.1    Contribution Agreement and Plan of Merger among, inter alia, the
         Registrant, Old Wireless One and its stockholders and Heartland dated
         October 18, 1995+++
 10.2    Escrow Agreement among the parties to Exhibit 10.1 dated October 24,
         1995+++
 10.3    1995 Long-Term Performance Incentive Plan of the Registrant++
 10.4    1995 Director's Stock Option Plan of the Registrant++
 10.5    Warrant Agreement between the Registrant and GKM (including form of warrant certificate) dated October 18, 1995+++
 10.6    Form of Amended and Restated Registration Rights Agreement among the
         Registrant, Heartland and certain stockholders+**
 10.7    Form of Amended and Restated Stockholders Agreement among the
         Registrant, and certain stockholders+**
 10.8    Standard forms of MDS License Agreement of the Registrant+++
 10.9    Standard forms of ITFS License Agreement of the Registrant+++
 10.10   Form of Employment Agreement between the Registrant and certain executive officers+**
 10.11   Acquisition and Market Escrow Agreement among the parties to Exhibit
         2.1 dated July 29, 1996.

 EXHIBIT
   NO.                           DESCRIPTION OF EXHIBIT
 -------                         ----------------------
 11.1    Statement re: Computation of Ratio of Per Share Earnings
 12.1    Statement re: Computation of Ratio of Earnings to Fixed Charges of the
         Company***
 21.1    Subsidiaries of the Registrant**
 23.1    Consent of Kirkland & Ellis (included in Exhibit 5.1)**
 23.2    Consent of KPMG Peat Marwick LLP (Dallas, Texas)**
 23.3    Consent of KPMG Peat Marwick LLP (New Orleans, Louisiana)**
 23.4    Consent of Arthur Andersen & Co. SC (Jackson, Mississippi)**
 24.1    Powers of Attorney***
 25.1    Statement of Eligibility of Trustee**

- --------
* To be filed by amendment.
** Filed herewith.
*** Previously filed.
 + Management contract or compensatory plan or arrangement.
 ++Incorporated herein by reference to the exhibit to the Registrant's
   Registration Statement on Form S-1 (Registration Number 33-94942) as declared effective by the Commission on October 18, 1995.

  (b) Financial Statement Schedules

  Independent Auditors' Report on Financial Statement Schedule and Consent

  Schedule II--Valuation and Qualifying Accounts

  All other schedules are omitted because they are inapplicable or the requested information is shown in the consolidated financial statements or related notes.

ITEM 17. UNDERTAKINGS.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Securities Act and will be governed by the final adjudication of such issue.

  The Registrant hereby undertakes:

    (1) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon

  Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baton Rouge, State of Louisiana, on the 2nd day of August, 1996.

                                         Wireless One, Inc.

                                         By:               *
                                            ___________________________________
                                                    HENRY M. BURKHALTER
                                            PRESIDENT AND VICE CHAIRMAN OF THE
                                                           BOARD

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the 2nd day of August, 1996, by the following persons in the capacities indicated:

             SIGNATURE                                 TITLE


                                         Chairman of the Board
                 *
____________________________________
         HANS J. STERNBERG

                 *                       Director
____________________________________
        HENRY M. BURKHALTER

                 *                       Chief Executive Officer and Director
____________________________________      (Principal Executive Officer)
           SEAN E. REILLY

                 *                       Executive Vice President--Operations
____________________________________      (Principal Financial and Accounting
            ALTON C. RYE                  Officer)

                                         Director
____________________________________
          WILLIAM K. LUBY

                 *                       Director
____________________________________
         ARNOLD L. CHAVKIN

                 *                       Director
____________________________________
          DANIEL L. SHIMER

                 *                       Director
____________________________________
         J.R. HOLLAND, JR.

_____________________________________     Director
            DAVID E. WEBB

        /s/ Michael C. Ellis
*By:
  _________________________________
          MICHAEL C. ELLIS,
         AS ATTORNEY-IN-FACT

                                                                    SCHEDULE II

                              WIRELESS ONE, INC.
                       VALUATION AND QUALIFYING ACCOUNTS
                 THE PERIOD FROM FEBRUARY 4, 1993 (INCEPTION)
                       THROUGH DECEMBER 31, 1993 AND THE
                    YEARS ENDED DECEMBER 31, 1994 AND 1995

             COLUMN A                COLUMN B   COLUMN C   COLUMN D  COLUMN E
             --------               ---------- ---------- ---------- ---------
                                    BALANCE AT CHANGED TO             BALANCE
                                    BEGINNING  COSTS AND              AT END
            DESCRIPTION             OF PERIOD   EXPENSES  DEDUCTIONS OF PERIOD
            -----------             ---------- ---------- ---------- ---------
               1995
Deducted in balance sheet from
 subscription receivables:
  Allowance for doubtful accounts..  $ 4,000    $196,281   $126,640   $73,641
                                     -------    --------   --------   -------
Deducted in balance sheet from
 leased license investment:
  Amortization of leased license
   investment:                       230,902     317,381        --    548,283
                                     -------    --------   --------   -------
Deducted in balance sheet from
 other assets:
  Amortization of debt issuance
   costs...........................      --      163,926        --    163,926
                                     -------    --------   --------   -------
               1994
Deducted in balance sheet from
 subscription receivables:
  Allowance for doubtful accounts..  $   --     $ 54,605   $ 50,608   $ 4,000
                                     -------    --------   --------   -------
Deducted in balance sheet from
 leased license investment:
  Amortization of leased license
   investment......................    4,116     226,786        --    230,902
                                     -------    --------   --------   -------
Deducted in balance sheet from
 other assets:
  Amortization of debt issuance
   costs...........................      --          --         --
                                     -------    --------   --------   -------
               1993
Deducted in balance sheet from
 subscription receivables:
  Allowance for doubtful accounts..  $   --     $    --    $    --    $   --
                                     -------    --------   --------   -------
Deducted in balance sheet from
 leased license investment:
  Amortization of leased license
   investment......................      --        4,116        --      4,116
                                     -------    --------   --------   -------
Deducted in balance sheet from
 other assets:
  Amortization of debt issuance
   costs...........................      --          --         --        --
                                     -------    --------   --------   -------

                                 EXHIBIT INDEX

 EXHIBIT                                                                   PAGE
   NO.                        DESCRIPTION OF EXHIBIT                       NO.
 -------                      ----------------------                       ----
  1.1    Form of Underwriting Agreement between the Registrant and the
         Underwriters**
  2.1    TruVision Merger Agreement among the Registrant, TruVision and
         Wireless One MergerSub, Inc., dated April 25, 1996**
  3.1    Amended and Restated Certificate of Incorporation of the
         Registrant+++
  3.2    Bylaws of the Registrant+++
  4.1    Indenture between the Registrant and United States Trust
         Company of New York, as Trustee dated October 24, 1995+++
  4.2    Warrant Agreement between the Registrant and United States
         Trust Company of New York, as Warrant Agent dated October 24,
         1995+++
  4.3    Escrow and Disbursement Agreement between the Registrant and
         Bankers Trust Corporation, as Escrow Agent dated October 24,
         1995+++
  4.4    Unit Agreement between the Registrant and United States Trust
         Company of New York, as Unit Agent dated October 24, 1995+++
  4.5    Form of Supplemental Indenture between the Registrant and
         United States Trust Company of New York as Trustee**
  4.6    Form of Indenture between the Registrant and United States
         Trust Company of New York as Trustee**
  4.7    Form of Warrant Agreement between the Registrant and United
         States Trust Company of New York, as Warrant Agent**
  4.8    Form of Unit Agreement between the Registrant and United States
         Trust Company of New York, as Unit Agent**
  5.1    Opinion of Kirkland & Ellis (including the consent of such firm) as to the validity of the notes being offered**
  8.1    Opinion of Kirkland & Ellis as to certain tax matters**
 10.1    Contribution Agreement and Plan of Merger among, inter alia, the Registrant, Old Wireless One and its stockholders and
         Heartland dated October 18, 1995+++
 10.2    Escrow Agreement among the parties to Exhibit 10.1 dated
         October 24, 1995+++
 10.3    1995 Long-Term Performance Incentive Plan of the Registrant++
 10.4    1995 Director's Stock Option Plan of the Registrant++
 10.5    Warrant Agreement between the Registrant and GKM (including form of warrant certificate) dated October 18, 1995+++
 10.6    Form of Amended and Restated Registration Rights Agreement
         among the Registrant, Heartland and certain stockholders+**
 10.7    Form of Amended and Restated Stockholders Agreement among the
         Registrant, and certain stockholders+**
 10.8    Standard forms of MDS License Agreement of the Registrant+++
 10.9    Standard forms of ITFS License Agreement of the Registrant+++
 10.10   Form of Employment Agreement between the Registrant and certain executive officers
 10.11   Acquisition and Market Escrow Agreement among the parties to
         Exhibit 2.1 dated July 29, 1996.

 EXHIBIT                                                                   PAGE
   NO.                        DESCRIPTION OF EXHIBIT                       NO.
 -------                      ----------------------                       ----
 11.1    Statement re: Computation of Earnings per Share**
 12.1    Statement re: Computation of Ratio of Earnings to Fixed Charges
         of the Company***
 21.1    Subsidiaries of the Registrant**
 23.1    Consent of Kirkland & Ellis (included in Exhibit 5.1)**
 23.2    Consent of KPMG Peat Marwick LLP (Dallas, Texas)**
 23.3    Consent of KPMG Peat Marwick LLP (New Orleans, Louisiana)**
 23.4    Consent of Arthur Andersen & Co. SC (Jackson, Mississippi)**
 24.1    Powers of Attorney***
 25.1    Statement of Eligibility of Trustee**

- -------

** Filed herewith.
*** Previously filed.
 + Management contract or compensatory plan or arrangement.
 ++Incorporated herein by reference to the exhibit to the Registrant's
   Registration Statement on Form S-1 (Registration Number 33-94942) as declared effective by the Commission on October 18, 1995.